As filed with the Securities and Exchange Commission on August 3, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Midwest Banc Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6022	36-3252484
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 West North Avenue
Melrose Park, Illinois 60160
(708) 805-1053
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer
501 West North Avenue
Melrose Park, Illinois 60160
(708) 865-1053
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Daniel C. McKay, II, Esq.	Timothy M. Sullivan, Esq.
John T. Blatchford, Esq.	Hinshaw & Culbertson, LLP
Jennifer Durham King, Esq.	222 N. LaSalle Street, Suite 300
Vedder Price P.C.	Chicago, Illinois 60601
222 N. LaSalle Street, Suite 2600	(312) 704-3000
Chicago, Illinois 60601
(312) 609-7500

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered(1)	Offering Price Per Share	Aggregate Offering Price(2)	Registration Fee(3)
Common Stock, $0.01 par value	15,000,000	N/A	4,933,500	$276

(1)	This Registration Statement registers the maximum number of shares of the Registrant’s common stock, $0.01 par value, that may be issued in connection with the Exchange Offer (“Exchange Offer”) by the Registrant for outstanding Depositary Shares (“Depositary Shares”), each representing a 1/100th fractional interest in a share of the Registrant’s Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock.
(2)	Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, and based on the market value of the Depositary Shares. The proposed maximum aggregate offering price was calculated in accordance with Rule 457(c) under the Securities Act as the product of (a) $2.86, the average of the high and low prices of the Depositary Shares on July 27, 2009 and (b) 1,725,000, the maximum number of Depositary Shares of $25.00 liquidation amount each that could be accepted for exchange in the Exchange Offer.
(3)	Computed in accordance with Section 6(b) of the Securities Act of 1933, as amended, by multiplying .00005580 by the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2009

PROSPECTUS

MIDWEST BANC HOLDINGS, INC.

OFFER TO EXCHANGE

Up to 15,000,000 Shares of Common Stock of Midwest Banc Holdings, Inc.

for

Outstanding Depositary Shares, Each Representing a 1/100th Fractional Interest
in a Share of Our Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock
(CUSIP 598251205)

We are offering to exchange up to 15,000,000 newly issued shares of our common stock, $0.01 par value (the “Common Stock”), for outstanding Depositary Shares, $25.00 liquidation amount per share (the “Depositary Shares”), each representing a 1/100th fractional interest in a share of our Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), on the terms and subject to the conditions set forth in this document and in the related letter of transmittal (the “Letter of Transmittal”). We call this offer the “Exchange Offer.”

For each Depositary Share we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock (based on the Relevant Price) having a value equal to $          . This value represents a premium of     % over the closing sale price of our Depositary Shares on the Nasdaq Global Market (the “Nasdaq”) on          , 2009. The “Relevant Price” is the greater of (i) the average volume weighted average price, or “Average VWAP” (as defined in “The Exchange Offer — Terms of the Exchange Offer — Offer Consideration”) of our Common Stock during the last five trading days of the currently scheduled Exchange Offer period, determined as described later in this document, and (ii) the Minimum Share Price of $           per share. Depending on the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue in exchange for each Depositary Share we accept for exchange may be less than, equal to or greater than the $           value referred to above. We refer to the number of shares of Common Stock we will issue for each Depositary Share we accept in the Exchange Offer as the “exchange ratio,” and we will round the exchange ratio to four decimal places. As a result of the Minimum Share Price limitation, the maximum number of shares of Common Stock we may issue under the Exchange Offer per Depositary Share is          . We are not offering any consideration with respect to undeclared dividends on Depositary Shares tendered and accepted for exchange in the Exchange Offer.

The Exchange Offer will expire at 5:00 p.m., New York City time, on          , 2009 (unless we extend it or terminate it early). You may withdraw any Depositary Shares that you previously tendered in the Exchange Offer at any time prior to the time it expires. If the calculation of the exchange ratio is based on the Minimum Share Price, we will, if the conditions to the Exchange Offer are otherwise satisfied or waived by us, extend the Exchange Offer until 5:00 p.m., New York City time, on the second trading day following the original expiration date to permit holders to tender or withdraw their Depositary Shares during those days.

Our obligation to exchange Common Stock for Depositary Shares in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. Our obligation to exchange is not subject to any minimum tender condition.

Our Common Stock and the Depositary Shares trade on Nasdaq under the symbols “MBHI” and “MBHIP”, respectively. On July 31, 2009, the closing sale price of our Common Stock on Nasdaq was $0.56 per share and the closing sale price of the Depositary Shares was $2.29 per Depositary Share.

None of us, the Depositary, the Exchange Agent, the Information Agent (each as defined herein) nor any other person makes any recommendation as to whether you should tender your Depositary Shares. You must make your own decision after reading this document and consulting with your advisors.

The Exchange Offer involves a high degree of risk.  We encourage you to read and carefully consider this document in its entirety, in particular the risk factors beginning on page 12 of this document and the “Consequences of Failure to Exchange the Depositary Shares” on page 178 of this document.

Shares of our Common Stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Exchange Offer or of the securities to be issued in the Exchange Offer or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this document is          , 2009

IMPORTANT

All of the Depositary Shares were issued in book-entry form, and are currently represented by one or more global certificates held for the account of The Depository Trust Company (“DTC”). You may tender your Depositary Shares by transferring the Depositary Shares through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offer — Procedures for Tendering Depositary Shares.”

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration date. If you hold your Depositary Shares through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Exchange Offer a number of days before the expiration date in order for such entity to tender Depositary Shares on your behalf on or prior to the expiration date. Tenders not received by Illinois Stock Transfer Company (the “Exchange Agent”) on or prior to the expiration date will be disregarded and of no effect.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. You should assume that the information contained in this document is accurate only as of the date of this document. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains statements that are considered “forward looking statements” within the meaning of United States securities laws. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms.

Forward-looking statements are subject to various risks and uncertainties, which change over time, and are based on management’s expectations and assumptions at the time the statements are made. Forward-looking statements are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to Midwest Banc Holdings, Inc. (“Midwest”) and its subsidiaries, including Midwest Bank and Trust Company (referred to herein as “Midwest Bank” or the “Bank”). These risks, uncertainties and other factors include, without limitation:

•	risks and uncertainties related to the Exchange Offer, including

•	our ability to successfully execute the Exchange Offer, including securing the exchange of a significant number of Depositary Shares;

•	our ability to successfully implement and achieve the other goals of our multi-component capital plan (our “Capital Plan”) that is designed to increase our common equity capital, the success of which is dependent on a successful Exchange Offer; and

•	whether we will need to materially modify our Capital Plan in the future;

•	the effect of the recently enacted Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, the implementation by the Department of the U.S. Treasury (the “U.S. Treasury”) and federal banking regulators of a number of programs to address capital and liquidity issues in the banking system and additional programs that will apply to us in the future, all of which may have significant effects on us and the financial services industry;

•	the effect on our profitability if interest rates fluctuate as well as the effect of our customers’ changing use of our deposit products;

•	the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support potential growth;

•	inaccessibility of funding sources on the same terms on which we have historically relied if we are unable to maintain our current capital ratings;

•	the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio;

•	possible volatility in loan charge-offs and recoveries between periods;

•	the decline in commercial and residential real estate sales volume and the likely potential for continuing illiquidity in the real estate market, including within the Chicago metropolitan area;

•	the risks associated with the high concentration of commercial real estate loans in our portfolio;

•	the uncertainties in estimating the fair value of developed real estate and undeveloped land in light of declining demand for such assets and continuing illiquidity in the real estate market;

•	the risks associated with management changes and employee turnover;

•	the uncertainties with respect to the future utilization of our deferred tax assets;

•	negative developments and disruptions in the credit and lending markets, including the impact of the ongoing credit crisis on our business and on the businesses of our customers as well as other banks and lending institutions with which we have commercial relationships;

•	a continuation of the recent unprecedented volatility in the capital markets;

•	the risks associated with implementing our business strategy, including our ability to preserve and access sufficient capital to execute on our strategy;

•	rising unemployment and its impact on our customers’ savings rates and their ability to service debt obligations;

•	changes in general economic and capital market conditions, interest rates, our debt credit ratings, deposit flows, loan demand, including loan syndication opportunities and competition;

•	changes in legislation or regulatory and accounting principles, policies or guidelines affecting our business; and

•	other economic, competitive, governmental, regulatory and technological factors impacting our operations.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. Midwest undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the basis upon which you determine whether to participate in the Exchange Offer. Any investor in Midwest should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC” or the “Commission”). You may read and copy any reports, proxy statements or other information filed by Midwest at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission at this address. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. Our SEC filings are also available free of charge at the Commission’s Internet website (http://www.sec.gov). Our filings with the Commission are also available free of charge at our website at www.midwestbank.com.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are certain questions regarding the Exchange Offer that you may have as a holder of the Depositary Shares and the answers to those questions. These questions and answers may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included in this Prospectus. Before deciding to exchange your Depositary Shares for shares of our Common Stock, you should carefully consider the information contained in this Prospectus, including the information set forth under the heading “Risk Factors.” For further information about us, see the section of this document entitled “Where You Can Find More Information.”

What is the purpose of the Exchange Offer?

As described in greater detail below, we are conducting the Exchange Offer as part of our larger capital plan, which we refer to as our “Capital Plan,” that is designed to increase our common equity capital so that we may withstand continued and potentially more adverse economic conditions and credit scenarios that financial institutions, including larger community banking institutions such as Midwest, currently face and may continue to face in the foreseeable future. Our decision to engage in the Exchange Offer, as well as the other components of our Capital Plan, reflects the adverse effect that the severe downturn in the real estate and housing markets has had on our financial condition and capital base, as well as our assessment of current regulatory expectations of adequate levels of common equity capital. As described further under “How important is the Exchange Offer to the success of the rest of the Capital Plan?”, the Exchange Offer is a critical first step toward achieving the goals of our Capital Plan.

Economic Disruption and Effect on the Company.  Presently, the disruptions in the mortgage, real estate, credit, and housing markets, both locally and nationally, that began in the latter half of 2007 continue to have a major negative impact on real estate and related industries, including residential and commercial real estate development and lending, which has led to a decrease in residential home sales and residential home values, and a decrease in commercial real estate values and declines in the financial condition of borrowers and their cash flows. These disruptions continue to have a significant negative impact on our loan portfolio, resulting in a significant deterioration in credit quality and an increase in loan losses and our allowance for loan losses. For the six months ended June 30, 2009, we expect to report net loan charge-offs of approximately $13.5 million and as of June 30, 2009 expect to report nonaccrual loans equal to 3.7% of total loans. We believe it is likely that the credit quality of our loan portfolio will further deteriorate through the end of 2009. In addition, we have experienced significant impairment charges and have realized losses on investments in government sponsored enterprises as the housing market declined. These events, coupled with taking on increased debt and preferred stock obligations in order to finance our acquisition of Northwest Suburban in October 2007, have negatively impacted our capital base and have left us vulnerable to continuing asset quality deterioration. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition” for a further discussion of our recent financial results.

Regulatory Expectations After the Results of SCAP.  Our decision to engage in the Exchange Offer was also motivated by the results of the Supervisory Capital Assessment Program, or the “SCAP,” which consisted of a review of the capital of the 19 largest U.S. banking institutions by Federal banking regulators. The SCAP was instituted by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC and the Office of the Comptroller of the Currency as part of the implementation of the U.S. Treasury’s Capital Assistance Program, or the “CAP.” Based on the SCAP review, Federal banking regulators determined that 10 of the 19 banking institutions needed to raise additional capital and to submit a capital plan to their Federal banking regulators by June 8, 2009 for their review.

Even though we were not included in the group of 19 banking institutions reviewed under the SCAP, we have closely assessed the announced SCAP results, particularly noting that (1) the SCAP credit loss assumptions applied to regional banking institutions included in the SCAP are based on a more adverse economic and credit scenario and (2) Federal banking regulators are focused on the composition of regulatory capital. Specifically, the regulators have indicated that voting common equity should be the dominant element of Tier 1 capital and have established a 4% Tier 1 common ratio as a threshold for determining capital needs.

Although the SCAP results are not applicable to us, we believe they do express general regulatory expectations. As of March 31, 2009, Midwest remained adequately capitalized based on a ratio of Tier 1 capital to risk-weighted assets of 7.42%, a ratio of total capital to risk-weighted assets of 9.18% and a ratio of Tier 1 capital to average tangible assets of 6.24%. Additionally, the Bank remained well-capitalized as of March 31, 2009. Notwithstanding these capital ratios, we believe an improvement in the composition of our regulatory capital is necessary in order to adequately position us in a continued and potentially more adverse economic and credit scenario. Accordingly, through the Exchange Offer and the other capital enhancement proposals of our Capital Plan, we seek to substantially increase our Tier 1 common equity to risk-weighted assets (“Tier 1 Common Ratio”) and tangible common equity to tangible assets ratio (“TCE”). Our Tier 1 Common Ratio and TCE were 1.25% and 2.35%, respectively, as of March 31, 2009, and we expect to report Tier 1 Common Ratio and TCE of 0.33% and 0.12%, respectively, as of June 30, 2009. See “Regulatory Capital Ratios — Non-GAAP Reconciliation of Certain Ratios to Stockholder’s Equity” for a reconciliation of TCE and other ratios and a discussion of our use of non-GAAP financial measures in this document. Our Capital Plan is structured to increase our Tier 1 common equity by up to approximately $214.9 million, to 8.26%, and our TCE by up to approximately $214.9 million, or 8.08%, on a pro forma basis as of March 31, 2009 assuming the High Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” below) is achieved. See “Unaudited Pro Forma Financial Information” for a discussion of our pro forma capital ratios and the significant assumptions that should be taken into consideration in assessing these pro forma ratios.

What else is Midwest doing to improve its capital position?

This Exchange Offer is a critical component of our Capital Plan that we have adopted in order to, among other things, improve our common equity capital and raise additional capital to enable us to better withstand and respond to adverse market conditions. The principal capital improvement components of the Capital Plan include:

•	effecting this Exchange Offer;

•	seeking an investment by the U.S. Treasury of approximately $137.9 million (based on our June 30, 2009 risk-weighted assets) pursuant to the CAP that would principally be used to exchange our existing Fixed Rate Cumulative Perpetual Preferred Stock, Series T, with an aggregate liquidation preference of $84,784,000 (the “Series T Preferred Stock”), which is currently held by the U.S. Treasury, for another class of mandatorily convertible preferred stock to be issued to the U.S. Treasury under the CAP, and to thereafter convert this new class of preferred stock into shares of Common Stock, subject to regulatory approval;

•	negotiating with our primary lender to restructure $55.0 million of senior debt and $15.0 million of subordinated debt; and

•	engaging in one or more private and/or public offerings of common and/or convertible preferred stock.

We believe the successful completion of our Capital Plan would substantially improve our capital position. However, we can offer no assurances that we will be able to successfully complete all or any of the proposals contemplated under our Capital Plan, or that our Capital Plan will not need to be materially modified in the future. Accordingly, you should not assume that the Capital Plan will be completed in whole or in part when deciding whether to participate in the Exchange Offer. See “Summary — Our Capital Plan.”

In addition, we may act opportunistically to raise further Tier 1 common equity or increase our Tier 1 common ratio through sales of non-core assets and businesses and, if necessary, the further issuance of common equity for cash.

The capital issuances as a result of the Exchange Offer, together with any additional transactions in our Capital Plan involving the issuance of equity securities, will be highly dilutive to our common stockholders and may affect the market price of our Common Stock. See “Risks Related to the Implementation of Our Capital Plan — We contemplate issuing a significant amount of Common Stock to accomplish the goals of our Capital Plan. The issuance of even a portion of the additional Common Stock contemplated under our Capital Plan will be dilutive, potentially significantly, to holders of our Common Stock, including participants in the Exchange Offer.”

v

How important is the Exchange Offer to the success of the rest of the Capital Plan?

The success of our overall Capital Plan is dependent on the success of our Exchange Offer. We view this Exchange Offer as a critical first step toward achieving the Capital Plan’s principal objective of increasing our common equity capital so that we may withstand continued and potentially more adverse economic conditions, as currently being experienced and as assumed under the SCAP as applied to regional banking institutions. A significant number of Depositary Shares must be exchanged in our Exchange Offer in order to improve our opportunities to successfully realize the other components of our Capital Plan. If we are not able to successfully complete the Exchange Offer, it may be difficult, or impossible, to complete the other components of our Capital Plan. If we are not able to successfully complete a substantial portion of our Capital Plan, our business, and the value of our securities, may be materially and adversely affected, and it will be more difficult for us to meet the capital requirements expected of us by our primary banking regulators. See “Risk Factors — Our results of operations, financial condition and business may be materially, adversely affected if we fail to successfully implement our Capital Plan” and “— Failure to maintain compliance with regulatory standards and mandates could result in adverse regulatory action against us and restrict certain activities.”

What are the key terms of the Exchange Offer?

•	We are offering to exchange newly issued shares of Common Stock for any and all issued and outstanding Depositary Shares, without any prorationing.

•	With respect to each Depositary Share we accept for exchange, in accordance with the Exchange Offer, we will issue a number of shares of our Common Stock (based on the Relevant Price) having a value equal to $ . This value represents a premium of % over the closing price of the Depositary Shares on Nasdaq on , 2009. The “Relevant Price” is the greater of (i) the Average VWAP of our Common Stock during the last five trading days of the currently scheduled Exchange Offer period, determined as described later in this document, and (ii) the “Minimum Share Price” of $ per share. Expressing this as a formula, for each Depositary Share we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock equal to $ divided by the Relevant Price. Depending on the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue in exchange for each Depositary Share we accept for exchange may be less than, equal to or greater than the $ value referred to above. We refer to the number of shares of Common Stock we will issue for each Depositary Share we accept in the Exchange Offer as the “exchange ratio,” and we will round the exchange ratio to four decimal places. As a result of the Minimum Share Price limitation, the maximum number of shares of Common Stock we may issue under the Exchange Offer per Depositary Share is .

•	We are not offering any consideration with respect to undeclared dividends on Depositary Shares tendered and accepted for exchange in the Exchange Offer.

•	As provided for in the accompanying Letter of Transmittal, in order to validly tender your Depositary Shares, you must also provide a voting instruction in which you direct the Depositary to vote in favor of the Preferred Stock Amendments and the Senior Preferred Issuance (as described further under “Summary — The Amendments”). Additionally, with respect to your shares of Common Stock to be received in exchange for your Depositary Shares, these shares initially will be subject to a voting trust and you will be required to provide a proxy directing the Voting Trustee to direct a vote in favor of the Common Stock Amendments and the Other Common Stock Proposals (as described further under “Summary — The Amendments”).

How will the Average VWAP be determined?

Average VWAP during a period means the arithmetic average of VWAP for each trading day during that period. VWAP for any day means the per share volume weighted average price of our Common Stock on that day as displayed under the heading                       (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our Common Stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).

How may I obtain information regarding the Relevant Price?

Throughout the Exchange Offer, indicative exchange ratios will be available at http://www.           and from the Information Agent, Morrow & Co., LLC, at its telephone number listed on the back cover page of this document. We will announce the final exchange ratio by 4:30 p.m., New York City time, on the date the Exchange Offer is scheduled to expire, and the final exchange ratio will also be available by that time at http://www.           and from the Information Agent.

Is there a limit on the number of shares of Common Stock I can receive for each Depositary Share that I tender?

Yes. As a result of the Minimum Share Price limitation, the maximum number of shares of Common Stock that we may issue under the Exchange Offer per Depositary Share is          .

Depending on the trading price of our Common Stock compared to the Relevant Price described above, the market value of the Common Stock we issue in exchange for each Depositary Share we accept for exchange may be less than, equal to or greater than the $      value referred to above. If the calculation of the exchange ratio is based on the Minimum Share Price, we will, if the conditions to the Exchange Offer are otherwise satisfied or waived by us, extend the Exchange Offer until 5:00 p.m., New York City time, on the second trading day following the original expiration date to permit holders to tender or withdraw their Depositary Shares during those days. Any changes in the prices of the Common Stock on those additional days of the Exchange Offer will not, however, affect the exchange ratio.

Will all Depositary Shares that I tender be accepted in this Exchange Offer?

Yes. We will accept all Depositary Shares validly tendered in this Exchange Offer.

Will fractional shares be issued in the Exchange Offer?

We will not issue fractional shares of our Common Stock in the Exchange Offer. Instead, the number of shares of our Common Stock received by each registered holder whose Depositary Shares are accepted for exchange in the Exchange Offer will be rounded up or down to the nearest whole number, with any fractional share of 0.5 or greater being rounded up and any fractional share of less than 0.5 being rounded down.

When does the Exchange Offer expire, and may I withdraw Depositary Shares that I have previously tendered?

The Exchange Offer will expire at 5:00 p.m., New York City time, on          , 2009 (unless we extend it or terminate it early). You may withdraw any Depositary Shares that you previously tendered in the Exchange Offer at any time prior to the time it expires by following the procedures described under the caption “The Exchange Offer — Withdrawal of Tenders.”

Is the Exchange Offer subject to any minimum tender or other conditions?

Our obligation to exchange is not subject to any minimum tender condition. Our obligation to exchange Common Stock for Depositary Shares in the Exchange Offer is, however, subject to a number of conditions that must be satisfied or waived by us, including, among others, that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. See “The Exchange Offer — Conditions of the Exchange Offer.”

How do I participate in the Exchange Offer

You may tender your Depositary Shares by transferring them through ATOP or following the other procedures described under “The Exchange Offer — Procedures for Tendering Depositary Shares.”

What must I do to participate if my Depositary Shares are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Depositary Shares and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender Depositary Shares on your behalf.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your Depositary Shares, please call your broker, dealer, commercial bank, trust company or other nominee, or call our Information Agent, Morrow & Co., LLC, at its telephone number set forth on the back cover page of this document.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR DEPOSITARY SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE EXCHANGE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER DEPOSITARY SHARES ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

Is Midwest making a recommendation as to whether I should exchange my Depositary Shares in the Exchange Offer?

No. Midwest is not making a recommendation as to whether you should exchange your Depositary Shares in the Exchange Offer. We have not retained, and do not intend to retain, any representative to act solely on behalf of the holders of the Depositary Shares for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. The value of the Common Stock to be issued in the Exchange Offer may not equal or exceed the value of the Depositary Shares tendered. You must make your own independent decision regarding your participation in the Exchange Offer.

Who can I talk to if I have questions?

If you have questions regarding the procedures for tendering your Depositary Shares in the Exchange Offer, require additional Exchange Offer materials or require assistance in tendering your Depositary Shares, please contact Morrow & Co., LLC, our Information Agent, at the address and telephone numbers set forth on the back cover of this prospectus.

SUMMARY

The following summary highlights selected information contained in this document. It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included in this document. You should carefully consider the information contained in this document, including the information set forth under the heading “Risk Factors.” References in this document to “Midwest,” the “Company,” “our,” “we,” “us,” and similar terms, are references to Midwest Banc Holdings, Inc.

General

We are a community-based bank holding company headquartered in Melrose Park, Illinois. Through our wholly owned subsidiaries, we provide a wide range of services, including traditional banking services, personal and corporate trust services, residential mortgage services, insurance brokerage and retail securities brokerage services. Our principal operating subsidiary is Midwest Bank, an Illinois state bank that operates 26 full-service banking centers throughout the Chicago metropolitan area. We operate in one business segment, community banking, providing a full range of services to individual and corporate customers. Based on March 31, 2009 deposits, adjusted for acquisitions or divestitures, Midwest Bank was the 20th largest commercial bank headquartered in the Chicago MSA with approximately $3.7 billion in assets as of March 31, 2009. We provide a range of products and services concentrating on commercial real estate lending, middle-market business banking and small business banking. In addition, our trust department offers traditional personal and corporate trust services and administers land trusts.

Midwest Financial and Investment Services, Inc., a subsidiary of the Bank, is a FINRA registered broker/dealer.

We focus on establishing and maintaining long-term relationships with customers and are committed to serving the financial services needs of the communities we serve. In particular, we have emphasized in the past and intend to continue to emphasize our relationships with individual customers and small-to-medium-sized businesses. We actively evaluate the credit needs of our markets, including low- and moderate-income areas, and offer products that are responsive to the needs of our customer base. The markets we serve provide a mix of real estate, commercial and industrial, and consumer lending opportunities, as well as a stable core deposit base. We have expanded our trust administration and trust services activities along with broker/dealer activities.

Our principal executive offices are located at 501 West North Avenue, Melrose Park, Illinois 60160, and our telephone number at that address is (708) 865-1053. We maintain a website at www.midwestbanc.com. Information on our website is not incorporated by reference into, and is not a part of, this prospectus.

Recent Financial Developments

We recorded a net loss of $76.5 million for the second quarter of 2009 compared to net income of $2.4 million in the second quarter of 2008, and a net loss of $5.3 million for the first quarter of 2009. On a per share basis, net loss per share was $2.78, compared to earnings per share of $0.06 in 2008 and net loss per share of $0.27 in the first quarter of 2009. During the second quarter, we incurred tax charges of $57.9 million and $8.1 million related to a valuation allowance on deferred tax assets and liquidation of bank-owned life insurance (“BOLI”), respectively.

Our net interest margin decreased 11 basis points from 2.63 percent in the first quarter to 2.52 percent in the second quarter of 2009. The overall yield on the securities portfolio declined to 3.03 percent in the second quarter from 4.52 percent in the first quarter. The 149 basis point decline in the securities portfolio was due largely to the $538.1 million replacement of bonds with lower-yielding U.S. Treasury Bills and Government National Mortgage Association mortgage backed securities. This reduced risk weighted assets by $107.2 million.

Noninterest income for second quarter 2009 grew to $7.3 million from $3.3 million in the first quarter 2009. The increase was primarily attributable to net gains on the securities portfolio repositioning of $3.5 million. The sale of BOLI caused a $352,000 reduction in income.

Noninterest expense for second quarter 2009 rose to $25.2 million, compared to $21.8 million in first quarter 2009. The increase of $3.4 million in the second quarter was primarily attributable to a FDIC special assessment and an increase in quarterly FDIC insurance premiums. Salaries and benefits increased $776,000 compared to the first quarter due largely to severance costs related to our cost reduction initiative. Cost reduction initiatives will be accomplished through a reduction in force of over 100 employees, in-process and to be completed by September 30, 2009, salary reductions for employees led by our top executives’ salaries decreasing 7% to 10%, suspension of certain benefits, elimination of discretionary projects and initiatives and an increased focus on expense control.

The Bank’s overall liquidity position improved in the second quarter 2009 as a result of an $81.7 million reduction in the securities portfolio, the liquidation of $85.8 million of BOLI, a $31.8 million reduction in loans and a reduction of $55.0 million in wholesale borrowings during the second quarter. Our liquid assets, including Federal Reserve Bank cash and unencumbered securities, increased by $61.0 million during the second quarter. As of June 30, 2009, total deposits excluding brokered deposits, increased by $25.5 million or 1.2 percent compared to the first quarter.

Average total loans increased $41.0 million during the second quarter of 2009 due to strong growth late in the first quarter. From March 31, 2009 to June 30, 2009, loans declined $31.8 million, mostly due to stricter underwriting and pricing criteria.

In the second quarter, we recorded a provision for loan losses of $20.0 million and recognized net loan charge-offs totaling $9.1 million. Nonaccrual loans increased $14.7 million compared to the prior quarter to $95.0 million, or 3.7 percent of loans. Nonperforming assets increased $15.7 million compared to first quarter 2009 to $125.6 million, or 3.5 percent of assets.

Background to the Transaction

The Exchange Offer

As described in greater detail below, we are conducting the Exchange Offer as part of our larger capital plan, which we refer to as our “Capital Plan,” that is designed to increase our common equity capital so that we may withstand continued and potentially more adverse economic conditions and credit scenarios that financial institutions, including larger community banking institutions such as Midwest, currently face and may continue to face in the foreseeable future. Our decision to engage in the Exchange Offer, as well as the other components of our Capital Plan, reflects the adverse effect that the severe downturn in the real estate and housing markets has had on our financial condition and capital base, as well as our assessment of current regulatory expectations of adequate levels of common equity capital. As described further under “How important is the Exchange Offer to the success of the rest of the Capital Plan?”, the Exchange is a critical first step toward achieving the goals of our Capital Plan.

Economic Disruption and Effect on the Company.  Presently, the disruptions in the mortgage, real estate, credit, and housing markets, both locally and nationally, that began in the latter half of 2007 continue to have a major negative impact on real estate and related industries, including residential and commercial real estate development and lending, which has led to a decrease in residential home sales and residential home values, and a decrease in commercial real estate values and declines in the financial condition of borrowers and their cash flows. These disruptions continue to have a significant negative impact on our loan portfolio, resulting in a significant deterioration in credit quality and an increase in loan losses and our allowance for loan losses. For the six months ended June 30, 2009, we expect to report net loan charge-offs of approximately $13.5 million and as of June 30, 2009 expect to report nonaccrual loans equal to 3.7% of total loans. We believe it is likely that the credit quality of our loan portfolio will further deteriorate through the end of 2009. In addition, we have experienced significant impairment charges and have realized losses on investments in government sponsored enterprises as the housing market declined. These events, coupled with taking on increased debt and preferred stock obligations in order to finance our acquisition of Northwest Suburban in October 2007, have negatively impacted our capital base and have left us vulnerable to continuing asset quality deterioration. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition” for a further discussion of our recent financial results.

Regulatory Expectations After the Results of SCAP.  Our decision to engage in the Exchange Offer was also motivated by the results of the Supervisory Capital Assessment Program, or the “SCAP,” which consisted of a review of the capital of the 19 largest U.S. banking institutions by Federal banking regulators. The SCAP was instituted by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC and the

Office of the Comptroller of the Currency as part of the implementation of the U.S. Treasury’s Capital Assistance Program, or the “CAP.” Based on the SCAP review, Federal banking regulators determined that 10 of the 19 banking institutions needed to raise additional capital and to submit a capital plan to their Federal banking regulators by June 8, 2009 for their review.

Even though we were not included in the group of 19 banking institutions reviewed under the SCAP, we have closely assessed the announced SCAP results, particularly noting that (1) the SCAP credit loss assumptions applied to regional banking institutions included in the SCAP are based on a more adverse economic and credit scenario and (2) Federal banking regulators are focused on the composition of regulatory capital. Specifically, the regulators have indicated that voting common equity should be the dominant element of Tier 1 capital and have established a 4% Tier 1 common ratio as a threshold for determining capital needs.

Although the SCAP results are not applicable to us, we believe they do express general regulatory expectations. As of March 31, 2009, Midwest remained adequately capitalized based on a ratio of Tier 1 capital to risk-weighted assets of 7.42%, a ratio of total capital to risk-weighted assets of 9.18% and a ratio of Tier 1 capital to average tangible assets of 6.24%. Additionally, the Bank remained well-capitalized as of March 31, 2009. Notwithstanding these capital ratios, we believe an improvement in the composition of our regulatory capital is necessary in order to adequately position us in a continued and potentially more adverse economic and credit scenario. Accordingly, through the Exchange Offer and the other capital enhancement proposals of our Capital Plan, we seek to substantially increase our Tier 1 Common Ratio and TCE. Our Tier 1 Common Ratio and TCE were 1.25% and 2.35%, respectively, as of March 31, 2009, and we expect to report Tier 1 Common Ratio and TCE of 0.33% and 0.12%, respectively, as of June 30, 2009. See “Regulatory Capital Ratios — Non-GAAP Reconciliation of Certain Ratios to Stockholder’s Equity” for a reconciliation of TCE and other ratios and a discussion of our use of non-GAAP financial measures in this document. Our Capital Plan is structured to increase our Tier 1 common equity by up to approximately $214.9 million, to 8.26%, and our TCE by up to approximately $214.9 million, or 8.08%, on a pro forma basis as of March 31, 2009 assuming the High Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” below) is achieved. See “Unaudited Pro Forma Financial Information” for a discussion of our pro forma capital ratios and the significant assumptions that should be taken into consideration in assessing these pro forma ratios.

The following table sets forth our regulatory capital ratios, as of March 31, 2009, on an “as reported” basis, as well as on a pro forma basis after giving effect to the Exchange Offer. The pro forma ratios presented reflect: (i) completion of the Exchange Offer under the Low Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” below) and (ii) completion of the Exchange Offer under the High Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” below). The pro forma ratios presented also assume completion of the proposal to exchange our outstanding Series T Preferred Stock held by the U.S. Treasury for another class of mandatorily convertible preferred stock and the conversion of this new class of preferred stock into Common Stock, and equity raises that seek up to approximately $100 million of new capital. No other capital restoration or improvement transaction contemplated under the Capital Plan is assumed, including the proposal to restructure $15 million of subordinated debt and $55 million of senior debt, and any or all of the proposals contemplated by our Capital Plan may not be completed in connection with or after the Exchange Offer, or at all. This table should be read in conjunction with the information set forth under “Selected Financial Data” and “Unaudited Pro Forma Financial Information” and our audited and unaudited consolidated financial statements set forth elsewhere this prospectus. See also “Risk Factors.”

	As of March 31, 2009
		Pro Forma for	Pro Forma for
		Exchange Offer	Exchange Offer
	As Reported	(Low)	(High)

Tier 1 Common	1.25%	7.37%	8.26%
Tier 1 Capital	7.42	10.21	10.21
Total Capital	9.18	11.92	11.92
Leverage	6.24	8.86	8.86

In addition, we may act opportunistically to raise further Tier 1 common equity or increase our Tier 1 common ratio through sales of non-core assets and businesses and, if necessary, the further issuance of common equity.

Our Capital Plan

This Exchange Offer is a critical component of our Capital Plan that we have adopted in order to, among other things, improve our common equity capital and raise additional capital to enable us to better withstand and respond to adverse market conditions. The principal capital improvement components of the Capital Plan include:

•	effecting this Exchange Offer;

•	seeking an investment by the U.S. Treasury of approximately $137.9 million (based on our June 30, 2009 risk-weighted assets) pursuant to the CAP that would principally be used to exchange our existing Fixed Rate Cumulative Perpetual Preferred Stock, Series T, with an aggregate liquidation preference of $84,784,000 (the “Series T Preferred Stock”), which is currently held by the U.S. Treasury, for another class of mandatorily convertible preferred stock to be issued to the U.S. Treasury under the CAP, and to thereafter convert this new class of preferred stock into shares of Common Stock, subject to regulatory approval;

•	negotiating with our primary lender to restructure $55.0 million of senior debt and $15.0 million of subordinated debt; and

•	engaging in one or more private and/or public offerings of common and/or convertible preferred stock.

In addition, our Capital Plan contemplates a number of additional actions that we have taken or expect to take, such as cost reduction initiatives through reductions in force, salary reductions and other expense control activities.

We believe the successful completion of our Capital Plan would substantially improve our capital position. However, we can offer no assurances that we will be able to successfully complete all, or any portion of our Capital Plan, or that our Capital Plan will not be materially modified in the future. Accordingly, you should not assume that the Capital Plan will be completed in whole or in part when deciding whether to participate in the Exchange Offer. See also “Risk Factors — Risks Related to the Implementation of Our Capital Plan.”

Importance of Exchange Offer to the Success of the Capital Plan

The success of our overall Capital Plan is dependent on the success of our Exchange Offer. We view this Exchange Offer as a critical first step toward achieving the Capital Plan’s principal objective of increasing our common equity capital so that we may withstand continued and potentially more adverse economic conditions, as currently being experienced and as assumed under the SCAP as applied to regional banking institutions. A significant number of Depositary Shares must be exchanged in our Exchange Offer in order to improve our opportunities to successfully realize the other components of our Capital Plan. If we are not able to successfully complete the Exchange Offer, it may be difficult, or impossible, to complete the other components of our Capital Plan. If we are not able to successfully complete a substantial portion of our Capital Plan, our business, and the value of our securities, may be materially and adversely affected, and it will be more difficult for us to meet the capital requirements expected of us by our primary banking regulators. See “Risk Factors — Our results of operations, financial condition and business may be materially, adversely affected if we fail to successfully implement our Capital Plan” and “— Failure to maintain compliance with regulatory standards and mandates could result in adverse regulatory action against us and restrict certain activities.”

Dividend Suspension and Deferral on Our Preferred Stock

On May 6, 2009, we announced that our Board of Directors had determined to:

•	suspend dividend payments on the Series A Preferred Stock;

•	defer payments on our Fixed Rate Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Stock”); and

•	take steps to defer interest payments on our trust preferred securities as permitted by the terms of such securities.

Since the May 6th announcement, we have begun to defer interest on our outstanding trust preferred securities. We have no current plans to resume dividend payments in respect of the Series A Preferred Stock or the Series T Preferred Stock or interest payments in respect of our trust preferred securities in the near future.

The Amendments

Together with this document, we have delivered to holders of our Depositary Shares two proxy statements, one relating to the Preferred Stock Amendments and another relating to the Common Stock Amendments, each as discussed below. The proxy statements accompany this prospectus and form a part of this prospectus.

Preferred Stock Amendments and Other Proposals

We are seeking approval of the holders of our Depositary Shares and our Common Stock to amend our Certificate of Incorporation and the certificate of designation (the “Certificate of Designation”) of the Series A Preferred Stock as follows):

•	to eliminate the requirements that:

•	full dividends on all outstanding shares of the Series A Preferred Stock must have been declared and paid or declared and set aside for the then current dividend period before we may pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to our common stock or any other securities junior to the Series A Preferred Stock;

•	if full dividends are not declared and paid in full on the Series A Preferred Stock, dividends with respect to all series of stock ranking equally with the Series A Preferred Stock will be declared on a proportional basis, such that no series is paid a greater percentage of its stated dividend than any other equally ranking series;

•	a series of preferred stock ranking equally with the Series A Preferred Stock cannot be issued without the approval of holders of the Depositary Shares if the certificate of designation for such parity preferred stock will provide that the dividends on the parity preferred stock will cumulate; and

•	no dividends shall be paid or declared on any particular series of preferred stock unless dividends are paid or declared pro rata on all shares of outstanding preferred stock which rank equally as to dividends with such particular series (collectively, the “Dividend Blocker Amendment”).

•	to eliminate, the right of holders of Depositary Shares to elect two directors if dividends have not been paid for six quarterly dividend periods, whether or not consecutive (the “Director Amendment” and, together with the Dividend Blocker Amendment, the “Preferred Stock Amendments”);

We are also seeking approval from the holders of our Depositary Shares to (i) issue, subject to regulatory approval, a senior class of mandatorily convertible preferred stock to the U.S. Treasury under the CAP in exchange for our existing Series T Preferred Stock as discussed under “Summary — Our Capital Plan” (the “Senior Preferred Issuance”), and (ii) grant authority to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation if there are not sufficient votes at the time of the special meeting to approve any of the Preferred Stock Amendments and the Senior Preferred Issuance (the “Adjournment Proposal” and, together with the Senior Preferred Issuance, the “Other Preferred Stock Proposals”).

Pursuant to the Preferred Proxy Statement, we are soliciting Voting Instructions from holders of the Depositary Shares as of the close of business on          , 2009, which is the Preferred Stock Record Date.

In order to validly tender your Depositary Shares in the Exchange Offer, you must: (1) if you were a record holder of your Depositary Shares as of the close of business on the Record Date, give a voting instruction in the manner specified in the letter of transmittal with respect to such Depositary Shares, instructing Illinois Stock Transfer Company, as depository (the “Depository”), to vote your Depositary Shares in favor of each of the Preferred Stock Amendments and the Other Preferred Stock Proposals, or (2) if you were a beneficial owner of Depositary Shares as of the close of business on the Record Date, contact your bank, broker, custodian or other nominee promptly and instruct it to give to the Depository instruction, in the manner specified in the letter of transmittal with respect to such Depositary Shares, to vote in favor of the Preferred Stock Amendments and the Other Preferred Stock Proposals (the instructions referred to in (1) and (2) above, the “Tendering Voting Instructions”).

If you were not a record or beneficial holder of your Depositary Shares as of the close of business on the Preferred Stock Record Date, you will not be required to grant a Tendering Voting Instruction with respect to such shares in order to tender your shares in the Exchange Offer, but you will be required to certify that you were not a holder of Depositary Shares as of the close of business on the Record Date (a “Tender Certification”).

If you do not wish to tender your Depositary Shares in the Exchange Offer, but you wish to take action with respect to the Preferred Stock Amendments or the Other Preferred Stock Proposals, you must: (1) if you were a record holder of your Depositary Shares as of the close of business on the Record Date, give a voting instruction to the Depository, using the detachable form provided in the letter of transmittal instructing the Depository to vote for, vote against, or abstain on each Preferred Stock Amendment and/or the Other Preferred Stock Proposals and discard the remaining portions of the letter of transmittal, or (2) if you were a beneficial owner of Depositary Shares as of the close of business on the Record Date, contact your bank, broker, custodian or other nominee promptly and instruct it to give a voting instruction on your behalf to the Depository (the instructions referred to in (1) and (2) above, the “Non-Tendering Voting Instructions” and, together with the Tendering Voting Instructions, the “Voting Instructions”).

Under Delaware law and our Certificate of Incorporation, the affirmative vote of holders, as of the close of business on the Preferred Stock Record Date, of two-thirds of the Depositary Shares, voting together as a class, are required to approve each of the Dividend Blocker Amendment, the Director Amendment and the Preferred Stock Issuance. In addition, the U.S. Treasury, as holder of our Series T Preferred Stock, must approve the Senior Preferred Issuance. All of the Preferred Stock Amendments must also be approved by holders of a majority of our Common Stock. The Senior Preferred Issuance does not have to be approved by the holders of our Common Stock. The Adjournment Proposal requires the affirmative vote of the holders of a majority of the Series A Preferred Stock represented and entitled to vote at the special meeting (and, therefore, the holders of a majority of the Depositary Shares represented and entitled to vote at the special meeting).

Pursuant to the depositary agreement entered into by Midwest, the Depository and the holders from time to time of the Depositary Shares, the Depository will vote the shares of Series A Preferred Stock in accordance with the votes of the Depositary Shares. Each Depositary Share represents a 1/100th fractional interest in a share of Series A Preferred Stock. Accordingly, when voting on the Preferred Stock Amendments and the Other Preferred Stock Proposals, the holder of each Depositary Share is entitled to 1/100th of a vote per Depositary Share held as of the close of business on the Record Date. Fractional votes of each Depositary Share on each matter will be aggregated with the fractional votes of other Depositary Shares submitting the same Voting Instructions on that matter, and the Depository will vote or abstain on each matter for the number of whole shares resulting from such aggregation in accordance with the instructions on the Voting Instruction.

For additional information on the Preferred Stock Amendments and the Other Preferred Stock Proposals, please refer to the proxy statement describing the Preferred Stock Amendments and the Other Preferred Stock Proposals (the “Preferred Proxy Statement”), which accompanies and forms a part of this prospectus and which we delivered to holders of Depositary Shares together with this prospectus.

Common Stock Amendments and Approvals

In addition to the Preferred Stock Amendments, we are also seeking the approval of the holders of our Common Stock to amend our Certificate of Incorporation as follows (the “Common Stock Amendments,” and together with the Preferred Stock Amendments, the “Amendments”):

•	increasing the number of authorized shares of our Common Stock from 64 million to 4 billion (the “Authorized Share Increase”);

•	(i) effecting a reverse stock split of our Common Stock at any time prior to September 30, 2010 at one of four alternative reverse split ratios, 1-for-100, 1-for-150, 1-for-200 or 1-for-250, as determined by our board of directors in its sole discretion, and (ii) if and when the reverse stock split is effected, reducing the number of authorized shares of our Common Stock by the reverse stock split ratio determined by the board of directors (the “Reverse Stock Split”); and

•	eliminating the voting rights of shares of Common Stock with respect to any amendment to the Certificate of Incorporation (including any certificate of designation related to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if such series of preferred stock is entitled to vote, either separately or together as a class with the holders of one or more other such series, on such amendment (the “Preferred Stock Change”).

We are also seeking approval from our holders of our Common Stock to (i) in compliance with Nasdaq Global Market rules issue shares of our Common Stock to the U.S. Treasury upon any conversion of the senior preferred stock issued to the U.S. Treasury in exchange for our Series T Preferred Stock as discussed under “Summary — Our Capital Plan” (the “Common Stock Issuance”); (ii) approve the Preferred Stock Amendments; and (iii) to adjourn, postpone or continue the meeting of holders of Common Stock if there are insufficient votes to approve the proposals described above (the “Adjournment Proposal” and collectively with the Common Stock Issuance and the proposal to approve the Preferred Stock Amendments, the “Other Common Stock Proposals”).

Pursuant to the Common Proxy Statement, we are soliciting your Proxy Instructions in respect of the shares of Common Stock that you will receive if we accept your Depositary Shares for exchange in the Exchange Offer.

We will not accept your Depositary Shares for exchange unless you follow the procedures contained in the letter of transmittal related to the Exchange Offer to instruct the Voting Trustee of the Voting Trust to grant a proxy to the individuals designated by Midwest in the Voting Trust Agreement to vote to approve each of the Common Stock Amendments in respect of the Common Stock to be issued to you in the Exchange Offer (the “Proxy Instructions”). If we accept your Depositary Shares for exchange in the Exchange Offer, your Proxy Instructions will become (and the proxy granted by the Voting Trustee will be) irrevocable, and you will not be able to change your instructions.

Approval of the Common Stock Amendments and the Preferred Stock Amendment requires the affirmative vote of a majority of the shares of our Common Stock outstanding at the close of business on the record date for the Common Stock Amendments, which will be the settlement date of the Exchange Offer. The Common Stock Issuance and the Adjournment Proposal must be approved by the affirmative vote of holders of a majority of the shares of Common Stock represented and entitled to vote thereon at the special meeting.

By tendering your Depositary Shares in the Exchange Offer in accordance with the applicable letter of transmittal, you irrevocably (i) agree and consent to all of the Common Stock Amendments and Other Common Stock Proposals, (ii) instruct Illinois Stock Transfer Company, as trustee (the “Voting Trustee”) of the Voting Trust established pursuant to the voting trust agreement, dated          , 2009 (the “Voting Trust Agreement”) to grant an irrevocable proxy to the individuals designated by Midwest in the Voting Trust Agreement to vote to approve each of the Common Stock Amendments and Other Common Stock Proposals, (iii) subject to and effective upon acceptance for exchange of your tendered Depositary Shares, agree to the terms of the Voting Trust Agreement and (iv) acknowledge that by tendering your Depositary Shares, you will become a party to the Voting Trust Agreement. The shares of Common Stock issued pursuant to the Exchange Offer will be delivered to the Voting Trust on the settlement date of the Exchange Offer to be held in trust. The Voting Trustee, pursuant to the terms of the Voting Trust Agreement, will execute and deliver a proxy in respect of such Common Stock to the individuals named in the Voting Trust Agreement to vote in favor of the Common Stock Amendments and Other Common Stock Proposals. The shares of Common Stock issued in exchange for your tendered Depositary Shares will thereafter within one business day be released from the Voting Trust and will be distributed to you.

For additional information on the Common Stock Amendments and the Other Common Stock Proposals, please refer to the proxy statement describing the Common Stock Amendments (the “Common Proxy Statement”), which accompanies and forms a part of this prospectus and which we delivered to you together with this prospectus.

Summary Terms of the Exchange Offer

Purpose of the Exchange Offer	The purpose of the Exchange Offer is to optimize our capital structure and to increase our Tier 1 common equity (referred to as our “Tier 1 Common”) and TCE.

Consideration Offered in the Exchange Offer	We are offering to issue shares of our Common Stock in exchange for any and all issued and outstanding Depositary Shares, validly tendered and not validly withdrawn on or prior to the expiration date, upon the terms and subject to the conditions set forth in this Prospectus and in the applicable letter of transmittal (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment).

For each Depositary Share we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock (based on the Relevant Price) having a value equal to $ . This value represents a premium of % over the closing sale price of the Depositary Shares on Nasdaq on , 2009. The “Relevant Price” is the greater of (i) the Average VWAP of our Common Stock during the last five trading days of the currently scheduled Exchange Offer period, determined as described later in this document, and (ii) the “Minimum Share Price” of $ per share. Expressing this as a formula, for each Depositary Share we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock equal to $ divided by the Relevant Price. Depending on the trading price of our Common Stock compared to the Relevant Price, the market value of the Common Stock we issue in exchange for each Depositary Share we accept for exchange may be less than, equal to or greater than the $ value referred to above.

We refer to the number of shares of Common Stock we will issue for each Depositary Share we accept in the Exchange Offer as the “exchange ratio,” and we will round the exchange ratio to four decimal places.

As a result of the Minimum Share Price limitation, the maximum number of shares of Common Stock that we may issue under the Exchange Offer per Depositary Share is .

We are not offering any consideration with respect to undeclared dividends on Depositary Shares tendered and accepted for exchange in the Exchange Offer.

Expiration Date and Withdrawal Rights	The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2009, unless the Exchange Offer is extended or earlier terminated by us. The term “expiration date” means such date and time or, if the Exchange Offer is extended, the latest date and time to which the Exchange Offer is so extended. If the calculation of the exchange ratio is based on the Minimum Share Price, we will, if the conditions to the Exchange Offer are otherwise satisfied or waived by us, extend the Exchange Offer until 5:00 p.m., New York City time, on the second trading day following the original expiration date to permit holders to tender or withdraw their Depositary Shares during those days. You may withdraw any Depositary Shares that you previously tendered in the Exchange Offer at any time prior to the time it expires. In addition, you may withdraw any Depositary Shares that you tender that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the Exchange Offer. If you withdraw your Depositary Shares, you will automatically revoke any Proxy Instruction or Voting Instruction that you gave with respect to such withdrawn Depositary Shares.

See “The Exchange Offer — Withdrawal of Tenders.”

Publication of Exchange Ratio Information	Throughout the Exchange Offer, the indicative Average VWAP, the minimum share price, the resulting indicative Relevant Price, and the indicative exchange ratio will be available at http://www. and from Morrow & Co., LLC, the Information Agent, at one of its numbers listed on the back cover page of this document. We will announce the final exchange ratio by 4:30 p.m., New York City time, on the expiration date of the Exchange Offer, and that final exchange ratio will also be available by that time at http://www. and from the Information Agent.

Extension if Exchange Ratio is Based on Minimum Share Price	If the Average VWAP in effect at the expiration of the Exchange Offer period is below the Minimum Share Price (so that the exchange ratio will be based on the Minimum Share Price rather than Average VWAP), we will, if the conditions to the Exchange Offer are otherwise satisfied or waived by us, extend the Exchange Offer until 5:00 p.m., New York City time, on the second trading day following the original expiration date to permit holders to tender or withdraw their Depositary Shares during those days. Any changes in the prices of the Common Stock on those additional days of the Exchange Offer will not, however, affect the exchange ratio.

Fractional Shares	No fractional shares of our Common Stock will be issued in the Exchange Offer. Instead, the number of shares of our Common Stock received by each registered holder whose Depositary Shares are accepted for exchange in the Exchange Offer will be rounded up or down to the nearest whole number, with any fractional share of 0.5 or greater being rounded up and any fractional share of less than 0.5 being rounded down.

Settlement Date	The settlement date with respect to the Exchange Offer will be a date promptly following the expiration date.

Conditions to the Exchange Offer	Our obligation to exchange Common Stock for Depositary Shares in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including among other things that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. Our obligation to exchange is not subject to any minimum tender condition. See “The Exchange Offer — Conditions of the Exchange Offer.”

Procedures for Tendering Depositary Shares	You may tender your Depositary Shares by transferring the Depositary Shares through ATOP or following the other procedures described under “The Exchange Offer — Procedures for Tendering Depositary Shares.”

If you wish to tender your Depositary Shares and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender Depositary Shares on your behalf.

We urge you to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your Depositary Shares, please call your broker, dealer, commercial bank, trust company or other nominee, or call our Information Agent at its telephone number set forth on the back cover page of this document.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

Certain United States Federal Income Tax Considerations	The exchange of Depositary Shares for our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss will be recognized upon consummation of the Exchange Offer. See “Certain United States Federal Income Tax Considerations.”

Consequences of Failure to Exchange Depositary Shares	Depositary Shares not exchanged in the Exchange Offer will remain outstanding after consummation of the Exchange Offer. On May 6, 2009, we announced that we had suspended the dividend on the Series A Preferred Stock underlying the Depositary Shares.

The reduction in the number of Depositary Shares available for trading, the suspension of dividends on the underlying Series A Preferred Stock and, if approval of the Preferred Stock Amendments is obtained, the Preferred Stock Amendments may all have a significant and adverse effect on the liquidity of any trading market for, and the price of, the Depositary Shares not exchanged in the Exchange Offer and may result in the Depositary Shares being illiquid for an indefinite period of time. In addition, we may delist any remaining Depositary Shares from trading on the Nasdaq and, to the extent permitted by law, we may deregister any such remaining securities, which would accentuate the illiquidity of the remaining Depositary Shares.

The Exchange Offer and the approval of the Preferred Stock Amendments could substantially diminish the rights and value of the

Depositary Shares that remain outstanding after completion of the Exchange Offer. The Preferred Stock Amendments, if approved, would result in a holder of Depositary Shares that remain outstanding after completion of the Exchange Offer holding securities that have lost their preferential treatment with respect to dividends in most circumstances, among other changes to such holder’s rights.

If a significant number of holders of Depositary Shares do not participate in the Exchange Offer, Midwest’s ability to achieve its goal of substantially increasing its TCE and Tier 1 Common may be diminished.

See “The Exchange Offer” above. See also “Risks Related to Not Participating in the Exchange Offer” below.

Market Trading	Our Common Stock is traded on the Nasdaq Global Market under the symbol “MBHI.” The last reported closing price of our Common Stock on July 31, 2009, the last trading day prior to the date of this Prospectus, was $0.56 per share. We will file an application with Nasdaq to list the shares of Common Stock to be issued in the Exchange Offer. The Depositary Shares are traded on the Nasdaq Global Market under the symbol “MBHIP.” The last reported closing price of our Depositary Shares on July 31, 2009, the last trading day prior to the date of this Prospectus, was $2.29 per share.

Brokerage Commissions	No brokerage commissions are payable by the holders of the Depositary Shares to the Exchange Agent, the Information Agent or us in connection with the Exchange Offer.

Use of Proceeds	We will not receive any cash proceeds from the tender of the Depositary Shares in the Exchange Offer.

No Appraisal Rights	Holders of Depositary Shares have no appraisal rights in connection with the Exchange Offer.

Information Agent	Morrow & Co., LLC.

Exchange Agent	Illinois Stock Transfer Company.

Further Information	If you have questions about the terms of the Exchange Offer or the procedures for tendering your Depositary Shares, please contact the Information Agent at (800) 483-1314. Further contact information for the Information Agent and the Exchange Agent is set forth on the back cover page of this document.

As required by the Securities Act of 1933, as amended, Midwest filed a registration statement on Form S-4 (No. 333- ) relating to the Exchange Offer with the Securities and Exchange Commission. This document is a part of that registration statement, which includes additional information.

See also “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the risks described below and all of the information contained in this Prospectus before you decide whether to participate in the Exchange Offer. In particular, you should carefully consider, among other things, the matters discussed below.

Risks Related to the Market Price and Value of the Common Stock Offered in the Exchange Offer

The Exchange Offer and other aspects of our Capital Plan will result in a substantial amount of our Common Stock entering the market, which could adversely affect the market price of our Common Stock.

As of July 30, 2009, we had approximately 27,943,994 million shares of Common Stock outstanding. Following consummation of the Exchange Offer, assuming the Exchange Offer is fully subscribed and assuming the Relevant Price is the Minimum Share Price, this figure will increase to up to approximately           million shares of Common Stock. In addition, assuming stockholder approval of the increase in our authorized shares of Common Stock from 64,000,000 to 4,000,000,000, we may issue a substantial number of additional shares of Common Stock and other equity securities pursuant to our Capital Plan, including to the U.S. Treasury. See “Unaudited Pro Forma Financial Information”. The issuance of such a large number of shares of our Common Stock could adversely affect the market price of our Common Stock. See also “Risks Related to the Implementation of Our Capital Plan — We contemplate issuing a significant amount of Common Stock to accomplish the goals of our Capital Plan. The issuance of even a portion of the additional Common Stock contemplated under our Capital Plan will be dilutive, potentially significantly, to holders of our Common Stock, including participants in the Exchange Offer.”

In addition, following the announcement of the Exchange Offer, short interest in our Common Stock may increase significantly. Consummation of the Exchange Offer may result in shares of our Common Stock being delivered to holders that may have short positions and a portion of those holders may close out their short positions, which would make more shares of our Common Stock available and could facilitate additional short selling, which could depress the market price of our Common Stock.

The Minimum Share Price limitation may result in your receiving shares of Common Stock worth significantly less than the shares you would receive in the absence of that constraint.

If the Average VWAP is less than the Minimum Share Price, we will use the Minimum Share Price and not the Average VWAP to calculate the number of shares of Common Stock you will receive. In that case you could receive shares of Common Stock with a value that may be significantly less than the value of the shares you would receive in the absence of that limitation. You will, however, have the option to withdraw your tender in that situation.

Although the number of shares of Common Stock offered in the Exchange Offer will be determined based on the Average VWAP of our Common Stock during the five trading-day period ending on the currently scheduled expiration date, the market price of our Common Stock will fluctuate, and the market price of such shares of Common Stock upon settlement of the Exchange Offer could be less than the market price used to determine the number of shares.

The number of shares of Common Stock offered for each Depositary Share accepted for exchange will be determined based on the Average VWAP of the Common Stock during the five trading-day period ending on the currently scheduled expiration date and will not be adjusted regardless of any increase or decrease in the market price of our Common Stock or the Depositary Shares between the expiration date of the Exchange Offer and the settlement date. Therefore, the market price of the Common Stock at the time you receive your Common Stock on the settlement date could be significantly less than the market price used to determine the number of shares you will receive. The market price of our Common Stock has recently been subject to significant fluctuations and volatility.

The market price of our Common Stock may be subject to continued significant fluctuations and volatility.

The stock markets have recently experienced high levels of volatility. These market fluctuations have adversely affected, and may continue to adversely affect, the trading price of our Common Stock. In addition, the market price of our Common Stock has been subject to significant fluctuations and volatility and may continue to fluctuate or further decline. Factors that could cause fluctuations, volatility or further decline in the market price of our Common Stock, many of which could be beyond our control, include, among other things:

•	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

•	announcements relating to significant corporate transactions, including the Exchange Offer and other possible transactions contemplated by our Capital Plan;

•	changes in governmental regulations or proposals, or new governmental regulations or proposals, affecting us, including those relating to the current financial crisis and global economic downturn;

•	the continued decline, failure to stabilize or lack of improvement in general market and economic conditions, including real estate and credit markets;

•	market assessments concerning the continued listing of our Common Stock on Nasdaq;

•	the departure of key personnel;

•	operating and stock price performance of companies that investors deem comparable to us; and

•	market assessments of the Exchange Offer, including as to whether and when the Exchange Offer will take place.

Holders are urged to obtain current market quotations for our Common Stock when they consider whether to participate in the Exchange Offer.

Risks Related to the Rights of our Common Stock Compared to the Rights of our Debt Obligations and Senior Equity Securities, including the Depositary Shares

All of our debt obligations and our senior equity securities, including any Depositary Shares that remain outstanding after the Exchange Offer, will have priority over our Common Stock with respect to payment in the event of liquidation, dissolution or winding up; and our outstanding senior securities may continue to restrict our ability to pay dividends on our Common Stock.

If we were to liquidate, dissolve or wind up, our Common Stock would rank below all debt claims against the Company and claims of all of our outstanding shares of preferred stock and other senior equity securities, including any Depositary Shares that are not exchanged for Common Stock in the Exchange Offer. As a result, holders of our Common Stock, including holders of Depositary Shares whose securities are accepted for exchange in the Exchange Offer, will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of Midwest until after all our obligations to our debt holders have been satisfied and holders of senior equity securities have received any payment or distribution due to them.

In addition, (i) our Certificate of Incorporation currently requires us to pay dividends on our Series A Preferred Stock and on our Series T Preferred Stock before we pay any dividends on our Common Stock and (ii) under the terms of our junior subordinated debentures of the Company, we can not declare or pay any dividends on our Common Stock or preferred stock if we have delayed interest payments on the trust preferred securities issued under the related indenture. Although we are seeking stockholder approval as part of the Preferred Stock Amendments to eliminate the dividend preference provisions from our Certificate of Incorporation with respect to the Series A Preferred Stock, we may not obtain the necessary stockholder approval. Even if stockholder approval is obtained, we will not be able to pay dividends on our common stock to the extent we have not paid dividends on any outstanding shares of Series T Preferred Stock. Although as part of our Capital Plan we are seeking to exchange our existing Series T Preferred Stock for another class of convertible preferred stock and to thereafter convert this new class of preferred stock into shares of Common Stock, the U.S. Treasury may not agree to exchange its Series T Preferred Stock and/or to the subsequent conversion into Common Stock. If we (i) do not obtain approval to eliminate the dividend preference with respect to our Series A Preferred Stock or (ii) are unable to effectuate the Series T Preferred Stock exchange and the subsequent conversion into Common Stock, holders of our Common Stock, including holders of Depositary Shares whose securities are accepted for exchange in the Exchange Offer, will not be entitled to receive payment of any dividends on their shares of Common Stock unless and until we resume payments of dividends on our outstanding preferred stock. Moreover, our ability to pay dividends on our Common Stock may continue to be restricted to the extent we do not resume paying interest on our outstanding trust preferred securities.

Future dividend payments and Common Stock repurchases are restricted by the terms of the U.S. Treasury’s current equity investment in the Company.

Under the terms of the Company’s agreement with the U.S. Treasury, for so long as any Series T Preferred Stock remains outstanding, the Company is prohibited from paying dividends on its common stock, and from making certain repurchases of equity securities, including its common stock, without the U.S. Treasury’s consent until the third anniversary of the U.S. Treasury’s investment or until the U.S. Treasury has transferred all of the Series T Preferred Stock to third parties. Furthermore, as long as the Series T Preferred Stock issued to the U.S. Treasury is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including its common stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions. In the event that Midwest is approved for participation in the CAP and uses CAP proceeds to redeem the Series T Preferred Stock, the dividend and repurchase restrictions under the CAP will be applicable to Midwest. The CAP dividend restrictions provide that for so long as the U.S. Treasury owns preferred stock or Common Stock of Midwest that it acquired under the CAP, the maximum quarterly dividend that Midwest will be permitted to pay on its common stock will be $0.01 per share. In addition, Midwest will not be permitted to pay dividends on common stock or any other junior preferred stock of pari passu preferred stock unless all accrued and unpaid dividends on the CAP preferred stock have been paid. The CAP repurchase restrictions provide that for so long as the U.S. Treasury owns preferred stock or Common Stock of Midwest that it acquired under the CAP, Midwest may not repurchase any equity securities or trust preferred securities without the prior consent of the U.S. Treasury.

Additional Risks Related to the Exchange Offer

We will not accept Depositary Shares for exchange unless the tendering holder grants a Voting Instruction to approve all of the Preferred Stock Amendments, the Other Preferred Stock Proposals, the Common Stock Amendments and Other Common Stock Proposals.

Tendering holders of Depositary Shares that are holders of Depositary Shares as of the close of business on the Preferred Stock Record Date must grant a Voting Instruction to approve of all of the Preferred Stock Amendments and the Other Preferred Stock Proposals. As a result, even if you believe that one or more of the Preferred Stock Amendments and the Other Preferred Stock Proposals would not be in your best interest, if you are a holder of Depositary Shares as of the close of business on the Preferred Stock Record Date and you wish to tender any of such Depositary Shares you must nonetheless follow the instructions in the applicable letter of transmittal to instruct the Depository to vote in favor of all of the Preferred Stock Amendments and the Other Preferred Stock Proposals with respect to the Depositary Shares you tender.

Similarly, tendering holders of Depositary Shares must grant a Proxy Instruction to approve all of the Common Stock Amendments and Other Common Stock Proposals. As a result, even if you believe that one or all of the Common Stock Amendments and Other Common Stock Proposals would not be in your best interest, if you wish to tender your Depositary Shares you must nonetheless follow the instructions in the applicable letter of transmittal to instruct the Exchange Agent to deliver the shares of Common Stock to be issued in respect of your Depositary Shares to the Voting Trust, to agree to the terms of the Voting Trust described in the applicable letter of transmittal and to irrevocably instruct the Voting Trustee to grant a proxy authorizing a vote in favor of all of the Common Stock Amendments and the Other Common Stock Proposals.

We may fail to realize all of the anticipated benefits of the Exchange Offer.

A principal goal of the Exchange Offer is to increase our TCE and Tier 1 Common. A view has recently developed that TCE and Tier 1 Common are important metrics for analyzing a banking organization’s financial condition and capital strength. We believe that increasing our TCE and Tier 1 Common will reduce our expenses associated with preferred stock dividends, enhance our standing with our regulators and improve market and public perception of our financial strength. However, given the relatively recent emergence of TCE and Tier 1 Common as important metrics for analyzing the financial condition and capital strength of a banking organization, and the rapidly changing and uncertain financial environment, there can be no assurance that we will achieve these objectives or that the benefits, if any, realized from the Exchange Offer will be sufficient to restore market and public perception of our financial strength.

We have not obtained a third-party determination that the Exchange Offer is fair to holders of the Depositary Shares.

We are not making a recommendation as to whether you should exchange your Depositary Shares in the Exchange Offer. We have not retained, and do not intend to retain, any representative to act solely on behalf of the holders of the Depositary Shares for purposes of negotiating the terms of the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

Failure to successfully complete the Exchange Offer and to obtain stockholder approval of the Authorized Share Increase could negatively affect the price of our Common Stock.

If the Exchange Offer is not completed or is delayed, or if stockholder approval of the Authorized Share Increase is not obtained or delayed, we may be subject to the following material risks:

•	the market price of our Common Stock may decline to the extent that the current market price of our Common Stock reflects a market assumption that the Exchange Offer has been or will be completed;

•	the market price of our Depositary Shares may decline to the extent that the current market price of our Depositary Shares reflects a market assumption that the Exchange Offer has been or will be completed;

•	we may not be able to increase our TCE or Tier 1 Common and thus fail to increase a key measure of financial strength as viewed by our regulators and the market; and

•	we may be required to raise capital privately or issue mandatory convertible preferred stock and related warrants to the U.S. Treasury pursuant to the SCAP.

Holders of Depositary Shares who participate in the Exchange could become subject to regulatory restrictions on ownership of our Common Stock.

Under the Illinois Banking Act, any person (or person acting in concert) who acquires 25% or more of the Company’s stock may be required to obtain the prior approval of the Illinois Department of Financial and Professional Regulation (the “IDFPR”). Under the Change in Bank Control Act, a person may be required to obtain prior approval from the Federal Reserve before acquiring the power to directly or indirectly control the management, operations or policies of the Company or before acquiring 10% or more of any class of its outstanding voting stock. Accordingly, holders of a significant amount of Depositary Shares who seek to participate in the Exchange should evaluate whether they could become subject to the approval and application requirements of the IDFPR and the Change in Bank Control Act.

Risks Related to Not Participating in the Exchange Offer

If the Exchange Offer is successful, the market price for, and the liquidity of, any Depositary Shares that remain outstanding will be adversely affected and there may no longer be a trading market for the Depositary Shares.

The Exchange Offer is for any and all Depositary Shares and any Depositary Shares not exchanged in the Exchange Offer will remain outstanding after the completion of the Exchange Offer. In the event that a sufficiently small number of Depositary Shares remain outstanding following the Exchange Offer, the reduction in the number of Depositary Shares available for trading, the continued suspension of dividends on the Depositary Shares and, if approval of the Preferred Stock Amendments is obtained, the Preferred Stock Amendments will have a significant and adverse effect on the market price and liquidity of, and any trading market for, Depositary Shares not exchanged in the Exchange Offer. There likely will not be an active market for the Depositary Shares, and, if we delist the Depositary Shares and, to the extent permitted by law, deregister any remaining Depositary Shares, the liquidity of the remaining Depositary Shares will be further adversely impacted, and holders of Depositary Shares will likely have an illiquid investment indefinitely.

The Preferred Stock Amendments, if approved, will eliminate certain significant rights of the holders of Depositary Shares.

If we complete the Exchange Offer and obtain approval of the Preferred Stock Amendments, significant rights of holders of Depositary Shares will be eliminated, including their right (i) to receive preferred dividends before any junior securities; (ii) to receive dividends proportionately with all other series of stock that rank equally with such series of preferred stock, in the event that dividends have not been paid in full on such series of preferred stock; and (iii) to elect two additional directors to our board of directors in the event that we do not pay dividends on such series of preferred stock for six quarterly dividend periods, whether or not consecutive.

Risks Related to the Implementation of Our Capital Plan

We contemplate issuing a significant amount of Common Stock to accomplish the goals of our Capital Plan. The issuance of even a portion of the additional Common Stock contemplated under our Capital Plan will be dilutive, potentially significantly, to holders of our Common Stock, including participants in the Exchange Offer.

Our Capital Plan contemplates various methods of issuing additional amounts of common equity in order to improve our capital position, in addition to issuing shares as part of this Exchange Offer, including:

•	seeking an investment by the U.S. Treasury of approximately $137.9 million (based on our June 30, 2009 risk-weighted assets) pursuant to the CAP that would principally be used to exchange our existing Fixed Rate Cumulative Perpetual Preferred Stock, Series T, with an aggregate liquidation preference of $84,784,000 (the “Series T Preferred Stock”), which is currently held by the U.S. Treasury, for another class of mandatorily convertible preferred stock to be issued to the U.S. Treasury under the CAP, and to thereafter convert this new class of preferred stock into shares of Common Stock, subject to regulatory approval;

•	negotiating with our primary lender to restructure $55.0 million of senior debt and $15.0 million of subordinated debt; and

•	engaging in one or more private and/or public offerings of common and/or convertible preferred stock.

Any one of the foregoing events, if effected, would further dilute holders of our Common Stock, including participants in this Exchange Offer.

In addition, in connection with purchasing the Series T Preferred Stock, the U.S. Treasury received a warrant to purchase 4,282,020 shares of our Common Stock at an initial per share exercise price of $2.97, subject to adjustment, which expires ten years from the issuance date. Even if we were to redeem the Series T Preferred Stock, there is no assurance that this warrant will be fully retired, and therefore that it will not be exercised, prior to its expiration date. The issuance of additional Common Stock or common equivalent securities in future equity offerings, to the U.S. Treasury or otherwise, or as a result of the exercise of the warrant the U.S. Treasury holds will dilute the ownership interest of our existing common stockholders. In addition, the terms of the warrant we issued to the U.S. Treasury under the CPP provides that, if we issue Common Stock or securities convertible or exercisable into, or exchangeable for, Common Stock at a price that is less than 90% of the market price of such shares on the last trading day preceding the date of the agreement to sell such shares, the number and the per share price of Common Stock to be purchased pursuant to the warrant will be adjusted pursuant to its terms.

There can be no assurances that we will not in the future determine that it is necessary or advisable to issue additional shares of Common Stock, securities convertible into or exchangeable for Common Stock or common-equivalent securities to fund strategic initiatives or other business needs or to build additional capital, whether as a result of a modification of our Capital Plan or in addition to the actions contemplated by our Capital Plan. The market price of our Common Stock could decline as a result of this Exchange Offer or any of the other exchanges or capital raising activities contemplated by our Capital Plan, as well as other sales of Common Stock or similar securities in the market thereafter, or the perception that such sales could occur. We may also choose to issue securities convertible into or exercisable for our Common Stock and such securities may contain anti-dilution provisions. Such anti-dilution adjustment provisions may have a further dilutive effect on other holders of our Common Stock.

Exchanging our Series T Preferred Stock for mandatory convertible preferred shares under the CAP is likely to impose additional restrictions on operations and could adversely affect liquidity.

If we are permitted to participate in and issue mandatory convertible preferred shares under the CAP, we likely will be subject to additional conditions and limitations related to executive compensation and corporate governance as well as new public reporting obligations. Many of our competitors will not be subject to these restrictions and therefore may gain a competitive advantage.

Furthermore, the CAP mandatory convertible preferred shares, if issued, would accrue cumulative dividends at a rate of 9% per annum until their mandatory conversion to Common Stock after seven years or prior redemption. This would represent an increase in dividend payments over the current CPP rate of 5% per annum (for the first five years), which could adversely impact liquidity, limit our ability to return capital to stockholders and have a material adverse effect on us.

Exchanging our Series T Preferred Stock for mandatory convertible preferred shares under the CAP, and then converting such shares to Common Stock would result in the U.S. government acquiring a significant interest in us, which may have an adverse effect on operations and the market price of our Common Stock. Likewise, the potential issuance of a significant amount of Common Stock or equity convertible into our Common Stock to a private investor or group of private investors may have the same effect.

Exchanging a large amount of our Series T Preferred Stock for mandatorily convertible preferred shares issued under the CAP, and then converting such shares to Common Stock will result in the U.S. Treasury having the ability to exercise significant influence on matters submitted to stockholders for approval, including the election of directors and certain transactions. The U.S. Treasury has stated that it will issue a set of principles governing its exercise of voting rights with respect to shares of our Common Stock that it may acquire. These principles have not yet been issued. The U.S. Treasury may also transfer all, or a portion, of its shares to another person or entity and, in the event of such a transfer, that person or entity could become a significant stockholder of us. In addition, any issuance of a large amount of common equity or equity convertible into common to a private investor or group of investors may pose similar risks.

Having a significant stockholder may make some future transactions more difficult or perhaps impossible to complete without the support of such stockholder. The interests of the significant stockholder may not coincide with our interests or the interests of other stockholders. There can be no assurance that any significant stockholder will exercise its influence in our best interests as opposed to its best interests as a significant stockholder. A significant stockholder may make it difficult to approve certain transactions even if they are supported by the other stockholders, which may have an adverse effect on the market price of our Common Stock. As noted above, the U.S. Treasury has not yet issued guidelines outlining how it will exercise its voting rights if it acquires shares of our Common Stock.

Issuing a significant amount of convertible preferred equity to the U.S. Treasury or issuing a significant amount of common equity to a private investor may result in a change in control of us under regulatory standards and contractual terms.

Our obtaining a significant amount of additional capital from the U.S. Treasury or any individual private investor could result in a change of control for us under applicable regulatory standards and contractual terms. Such change of control may trigger notice, approval and/or other regulatory requirements in many states and jurisdictions in which we operate. We are also a party to various contracts and other agreements that may require us to obtain consents from our respective contract counterparties in the event of a change in control or require us to pay change-in-control payments with respect to our officers and key employees (subject to U.S. Treasury restrictions as a result of our participation in TARP or CAP). The failure to obtain any required regulatory consents or approvals or contractual consents due to a change in control and/or may need to make substantial payments under our employment agreements with our officers and key employees may have a material adverse effect on our financial condition, results of operations or cash flows.

Risks Related to Our Business, Operations and Industry

Our results of operations, financial condition and business may be materially, adversely affected if we fail to successfully implement our Capital Plan.

Our Capital Plan contemplates a number of different strategies intended to reduce our costs, increase our common equity capital and to enable us to withstand and better respond to adverse market conditions as further described under “Summary — Our Capital Plan.” There can be no assurances, however, that we will be able to successfully execute on each or every component of the Capital Plan, in a timely manner or at all, and a number of events and conditions must occur in order for the plan to achieve its intended effect. For instance, one of the key elements of our Capital Plan is to raise up to $100 million in equity capital. There can be no assurance, however, that private capital will be available to us on acceptable terms or at all. In addition, we must obtain stockholder approval to allow us to increase our authorized common stock and issue the aggregate number of shares of Common Stock contemplated under our Capital Plan. Such stockholder approval, however, may not be obtained. If we are not able to successfully complete our Capital Plan, we could be adversely impacted by negative assessments regarding our ability to withstand continued adverse economic conditions. In addition, even if we succeed in executing on our Capital Plan, our regulators could require us to change the amount or composition of our capital or impose other directives relating to our business.

Failure to maintain compliance with regulatory standards and mandates could result in adverse regulatory action against us and restrict certain activities.

If we are required to address any weaknesses identified by our regulators or if we fail to maintain compliance with regulatory standards and mandates established by our regulators, we could become subject to enforcement orders that would require us to, among other things, undertake corrective action to remedy perceived deficiencies or weaknesses and mitigate risk, or face further regulation and intervention. Any corrective actions that we could be required to undertake, and any failure to comply with the terms established or agreed to, could result in constraints on our business operations or further adverse regulatory actions and restrictions upon our activities.

Changes in economic conditions, in particular a continued economic slowdown in Chicago, Illinois, could hurt our business materially.

Our business is directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond its control. A continued deterioration in economic conditions, in particular a continuing economic slowdown in Chicago, Illinois, and surrounding areas, has resulted and may continue to result in the following consequences, any of which could hurt or continue to hurt the Company’s business materially:

•	loan delinquencies may continue to increase or remain at elevated levels;

•	problem assets and foreclosures may continue to increase or remain at elevated levels;

•	unemployment may continue to increase;

•	demand for our products and services may decline;

•	low cost or noninterest bearing deposits may decrease; and

•	collateral for loans made by us, especially residential and commercial real estate, may decline or continue to decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans.

A large percentage of our loans are collateralized by real estate, including our construction loans, and adverse changes in the real estate market may result in losses and adversely affect our profitability.

A majority of the Company’s loan portfolio is comprised of loans at least partially collateralized by real estate; a substantial portion of this real estate collateral is located in the Chicago market.

Based on source of re-payment, as of March 31, 2009, commercial real estate loans totaled $1.3 billion, or 51% of the Company’s total loan portfolio, and construction loans, including land acquisition and development, totaled an additional $373.1 million, or 14% of its total loan portfolio.

Adverse changes in the economy affecting real estate values generally or in the Chicago market specifically could significantly impair the value of our collateral and our ability to sell the collateral upon foreclosure. In the event of a default with respect to any of these loans, amounts received upon sale of the collateral may be insufficient to recover outstanding principal and interest on the loans. As a result, our profitability could be negatively impacted by an adverse change in the real estate market.

Construction and land acquisition and development lending involve additional risks because funds may be advanced based upon values associated with the completed project, which is uncertain. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the anticipated value of the completed project proves to be overstated, we may have inadequate security for the loan.

The Company’s allowance for loan losses may not be sufficient to cover actual loan losses, which could adversely affect its results of operations or its financial condition.

As a lender, the Company is exposed to the risk that its loan customers may not repay their loans according to their terms and that the collateral securing the payment of these loans may be insufficient to assure repayment. The Company has and may continue to experience significant loan losses, which could continue to have a material adverse effect on its operating results. Management makes various assumptions and judgments about the collectibility of the Company’s loan portfolio, which are based in part on:

•	current economic conditions and their estimated effects on specific borrowers;

•	an evaluation of the existing relationships among loans, potential loan losses and the present level of the allowance;

•	management’s internal review of the loan portfolio; and

•	results of examinations of its loan portfolio by regulatory agencies.

The Company maintains an allowance for loan losses in an attempt to cover probable incurred loan losses inherent in its loan portfolio. Additional loan losses will likely continue to occur in the future and may occur at a rate greater than experienced historically. In determining the amount of the allowance, the Company relies on an analysis of its loan portfolio, experience, and evaluation of general economic conditions. If the Company’s assumptions and analysis prove to be incorrect, its current allowance may not be sufficient. In addition, adjustments may be necessary to allow for unexpected volatility or deterioration in the local or national economy or other factors such as changes in interest rates that may be beyond its control. In addition, federal and state regulators periodically review its allowance for loan losses and may require the Company to increase its provision for loan losses or recognize further loan charge-offs, based on judgments different than those of management. Any increase in the Company’s loan allowance or loan charge-offs could have a material adverse effect on its results of operations.

The Company’s nonperforming assets, which consist of nonaccrual loans, troubled debt restructured loans, foreclosed real estate and other repossessed assets, may also impact the sufficiency of the Company’s allowance for loan losses. Nonperforming assets totaled $109.9 million as of March 31, 2009, an increase of $60.4 million, or 122%, from $49.5 million at March 31, 2008.

In addition to those loans currently identified and classified as nonperforming loans, management is aware that other possible credit problems may exist with some borrowers. These include loans that are migrating from grades with lower risk of loss probabilities into grades with higher risk of loss probabilities as performance and potential repayment issues surface. The Company monitors these loans and adjusts loss rates in its allowance for loan losses accordingly. The most severe of these loans are credits that are classified as substandard assets due to either less than satisfactory performance history, lack of borrower’s paying capacity, or inadequate collateral.

While the Company attempts to manage the risk from changes in market interest rates, interest rate risk management techniques are not exact. In addition, the Company may not be able to economically hedge its interest rate risk. A rapid or substantial increase or decrease in interest rates could adversely affect its net interest income and results of operations.

The Company’s net income depends primarily upon its net interest income. Net interest income is income that remains after deducting, from total income generated by earning assets, the interest expense attributable to the acquisition of the funds required to support earning assets. Income from earning assets includes income from loans, investment securities and short-term investments. The amount of interest income is dependent on many factors, including the volume of earning assets, the general level of interest rates, the dynamics of changes in interest rates and the level of nonperforming loans. The cost of funds varies with the amount of funds required to support earning assets, the rates paid to attract and hold deposits, rates paid on borrowed funds and the levels of non-interest-bearing demand deposits and equity capital.

Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. The Company expects that it will periodically experience “gaps” in the interest rate sensitivities of its assets and liabilities. That means either its interest-bearing liabilities will be more sensitive to changes in market interest rates than its interest earning assets, or vice versa. When interest-bearing liabilities mature or reprice more quickly than interest earning assets, an increase in market rates of interest could reduce the Company’s net interest income. Likewise, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income. The Company is unable to predict changes in market interest rates which are affected by many factors beyond its control including inflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets. Based on its net interest income simulation model, if market interest rates were to increase immediately by 100 or 200 basis points (a parallel and immediate shift of the yield curve) net interest income would be expected to increase by 3.7% and 8.2%, respectively, from what it would be if rates were to remain at December 31, 2008 levels. The actual amount of any increase or decrease may be higher or lower than that predicted by the Company’s simulation model. Net interest income is not only affected by the level and direction of interest rates, but also by the shape of the yield curve, relationships between interest sensitive instruments and key driver rates, balance sheet growth, client loan and deposit preferences and the timing of changes in these variables.

As result of current market conditions, the Company’s net interest income simulation model did not test the effects of 1.0% and 2.0% decreases in market interest rates at December 31, 2008 as those decreases would result in some deposit interest rate assumptions falling below zero. Nonetheless, the Company’s net interest income could decline in those scenarios as yields on earning assets could continue to adjust downward. Although the Company is seeking to mitigate this risk by instituting interest rate floors into its variable-rate loan products, continuation of the existing interest rate environment, featuring an historically low absolute level of market rates of interest, could have a material adverse effect on the Company.

The Company attempts to manage risk from changes in market interest rates, in part, by controlling the mix of interest rate-sensitive assets and interest rate-sensitive liabilities. The Company continually reviews its interest rate risk position and modifies its strategies based on projections to minimize the impact of future interest rate changes. The Company also uses financial instruments with optionality to modify its exposure to changes in interest rates. However, interest rate risk management techniques are not exact. A rapid increase or decrease in interest rates could adversely affect results of operations and financial performance.

We may not be able to access sufficient and cost-effective sources of liquidity necessary to fund our operations and meet our payment obligations under our existing funding commitments, including the repayment of our brokered deposits.

We depend on access to a variety of funding sources, including deposits, to provide sufficient liquidity to meet our commitments and business needs and to accommodate the transaction and cash management needs of our clients, including funding our loan growth. We must also have sufficient funds available to satisfy our obligation to repay any wholesale borrowings we have outstanding, including brokered deposits, when they come due. Currently, our primary sources of liquidity are our clients’ deposits, as well as brokered deposits, federal funds borrowings, the Federal Reserve Bank Discount Window, Federal Home Loan Bank advances and repayments and maturities of loans and securities.

To the extent our deposit growth is not commensurate with our funding needs, we may need to access alternative, more expensive funding sources, including increasing our reliance on brokered deposits. Addressing these funding needs will be even more challenging if the amount of brokered deposits we utilize approaches our internal policy limits or, if the Bank fails to maintain well-capitalized status, the FDIC requires us to obtain its permission in order to renew any maturing brokered deposits, or if the Federal Home Loan Bank places more stringent requirements on our ability to borrow funds. Likewise, the federal funds market, which is an important short-term liquidity source for us, has experienced a high degree of volatility and disruption since the second quarter of 2008. In the second quarter of 2009, we experienced an increase in deposits that has allowed us to reduce to some extent our reliance on wholesale funding sources for the time being. However, there can be no assurance that this level of deposit growth will continue or that we will be able to maintain the lower reliance on wholesale deposits that we have experienced in the last quarter. There is also no way to determine with any degree of certainty the reasons for the recent growth in our deposits and, hence, whether these deposits are, in whole or in part, permanent or transitory. If the returns in the equity markets continue to improve or FDIC insurance coverage is reduced, some of our deposits could move to higher yielding investment alternatives, thus causing a reduction in our deposits and increased reliance on wholesale funding sources. If in the future additional cost-effective funding is not available on terms satisfactory to us or at all, we may not be able to meet our funding obligations, which could adversely affect our results of operations and earnings.

Our holding company’s liquidity position is affected by the amount of cash and other liquid assets on hand, payment of interest and dividends on debt and equity instruments issued by the holding company (all of which have been recently suspended or deferred), capital we inject into the Bank, any redemption of debt for cash issued by the holding company, proceeds we raise through the issuance of debt and/or equity instruments through the holding company, if any, and dividends received from the Bank. Our future liquidity position may be adversely affected if in the future one or a combination of the following events occurs: the Bank continues to experience net losses and, accordingly, is unable or prohibited by our regulators to pay a dividend to the holding company sufficient to satisfy our holding company’s cashflow needs, we deem it advisable or are required by the Federal Reserve to use cash at the holding company to support the capital position of the Bank, the Bank fails to remain “well-capitalized” and, accordingly, our regulators require us to obtain prior approval to renew our existing brokered deposits or originate additional brokered deposits, we are required to provide additional collateral against our FHLB borrowings and are unable to do so, or we have difficulty raising cash at the holding company level through the issuance of debt or equity instruments or accessing additional sources of credit. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available. If we are required to rely more heavily on more expensive funding sources to support our business, our revenues may not increase proportionately to cover our costs. In this case, our operating margins would be adversely affected. A lack of liquidity and cost-effective funding alternatives would materially adversely affect our results of operations and earnings.

The Company’s cost of funds for banking operations may increase as a result of general economic conditions, interest rates and competitive pressures.

The Bank has traditionally obtained funds principally through deposits and borrowings. As a general matter, deposits are a cheaper source of funds than borrowings, because interest rates paid for deposits are typically less than interest rates charged for borrowings. Historically and in comparison to commercial banking averages, the Bank has had a higher percentage of its time deposits in denominations of $100,000 or more and brokered certificates of deposit. Within the banking industry, the amounts of such deposits are generally considered more likely to fluctuate than deposits of smaller denominations. If, as a result of general economic conditions, market interest rates, competitive pressures or otherwise, the value of deposits at the Bank decrease relative to its overall banking operations, the Bank may have to rely more heavily on borrowings as a source of funds in the future.

Changes in the mix of the Company’s funding sources could have an adverse effect on its income. Almost 34.6% of the Company’s funding sources as of March 31, 2009 are in lower-rate transactional deposit accounts. Market rate increases or competitive pricing could heighten the risk of moving to higher-rate funding sources, which would cause an adverse impact on its net income.

The Company is party to loan agreements that require it to observe certain covenants that limit its flexibility in operating its business; and it has recently breached covenants under its loan agreements, which , as a result, have given its lenders the right to take certain courses of actions that have been and, with respect to unexercised rights, would be significantly detrimental to holders of the Company’s securities.

Under the terms of an amendment to the Company’s existing $15.0 million revolving credit facility, the Company and the lender previously agreed to extend the maturity of the short-term revolving line of credit until July 3, 2009. Prior to that date, the revolving line of credit bore interest at the 30 day LIBOR plus 155 basis points, with a floor of 4.25%. Currently, the Company has $8.6 million outstanding on the revolving line of credit together with $55.0 million outstanding under a separate term note. These loans are secured by all of the outstanding shares of stock of the Bank.

The Company is obligated to meet certain covenants under its loan agreements. Recently, the Company has breached certain of its covenants under its loan agreements and has been advised of certain events of default, including as follows:

•	The Company advised its lender that its ratio of non-performing loans to total loans was 3.5% at March 31, 2009. In addition, the Company posted a net loss for the first quarter of 2009. Subsequently, the lender notified the Company that it was not in compliance with both the non-performing loans to total loans covenant and the profitability covenant in the loan agreements for the period ending March 31, 2009 (collectively, the “Financial Covenant Defaults”).

•	The Company did not make a required $5.0 million principal payment due on July 1, 2009. As previously reported, the Company has sought covenant waivers on two occasions since December 31, 2007. The lender waived a covenant violation in the first quarter of 2008 resulting from the Company’s net loss recognized in that period. On March 4, 2009, the lender waived a covenant violation for the third quarter of 2008 resulting from the Company’s net loss recognized in that period, contingent upon the Company making accelerated principal payments under the term loan agreement in the amounts and on or prior to the dates shown below:

July 1, 2009 — $5.0 million
October 1, 2009 — $5.0 million
January 4, 2010 — $5.0 million

Previously, no principal payments were due under the term loan agreement until its final maturity date of September 28, 2010. This contingent waiver further provides that if the Company raises $15.0 million in new capital pursuant to an offering of common or convertible preferred stock, then the Company will not be obligated to make any of the accelerated principal payments specified above that fall due after the date on which the Company receives such $15.0 million in new capital, until the final maturity date of September 28, 2010.

On July 8, 2009, the lender advised the Company that the failure to make the required $5 million principal payment constituted a continuing event of default under the loan agreements (the “Contingent Waiver Default”). The Company’s decision not to make the principal payment, together with its previously announced decision to suspend the dividend on its Series A Preferred Stock and defer the dividends on its Series T preferred stock and interest payments on its trust preferred securities, were made in order to retain cash and preserve liquidity and capital at the holding company.

•	Finally, the revolving line of credit matured on July 3, 2009 and the Company did not pay to the lender all of the aggregate outstanding principal on the revolving line of credit on such date. The failure to make such payments constitutes an additional event of default under the loan agreements (the “Payment Default”; the Financial Covenant Defaults, the Contingent Wavier Default, and the Payment Default are hereinafter collectively referred to as the “Existing Events of Default”).

As a result of the occurrence and the continuance of the Existing Events of Default, the lender notified the Company that, as of July 8, 2009, the interest rate on the revolving line of credit increased to the default interest rate of 7.25%, and the interest rate under the term loan agreement increased to the default interest rate of 30 day LIBOR plus 455 basis points.

A breach of any of the covenants under the loan agreements results in a default under the loan agreements. Upon the occurrence of an event of default, the lender may, among other remedies, (1) cease permitting the Company to borrow further under the line of credit, (2) terminate any outstanding commitment and (3) seize the outstanding shares of the Bank’s capital stock held by the Company which have been pledged as collateral for borrowings under the loan agreements. If the lender were to take one or more of these actions, it could have a material adverse affect on the Company’s reputation, operations and ability to continue as a going concern, and investors could lose their investment in the securities.

The lender has advised the Company that, except for the imposition of the default rates of interest, the lender does not currently intend to exercise any other rights or remedies under the loan agreements; however, this current intent of the lender does not in any way limit or impair the lender’s right to exercise any and all rights and remedies available to it with respect to the Existing Events of Default or any other event of default at any time without notice to the Company, unless such notice is expressly required by the terms of the loan agreements.

The lender has also stated that although it is not exercising all of its rights and remedies at this time (other than the imposition of the default rates of interest on the revolving line of credit and the term loan agreement), the lender has not waived, or committed to waive, the Existing Events of Default or any other default or event of default.

If the Company is unable to renegotiate, renew, replace or expand its sources of financing on acceptable terms, it may have a material adverse effect on the Company’s business and results of operations. Upon liquidation, holders of the Company’s debt securities and lenders with respect to other borrowings will receive, and any holders of preferred stock that is currently outstanding and that it may issue in the future may receive, a distribution of the available assets prior to holders of Common Stock. The decisions by investors and lenders to enter into equity and financing and refinancing transactions with the Company will depend upon a number of factors, including the Company’s historical and projected financial performance, compliance with the terms of its current loan arrangements, industry and market trends, the availability of capital and its investors’ and lenders’ policies and rates applicable thereto, and the relative attractiveness of alternative investment or lending opportunities. There can be no assurance that the Company will be able to raise sufficient capital to return to compliance under its existing debt arrangements or pay the loans in full.

Our Common Stock could be delisted from Nasdaq.

Our common stock is currently listed on Nasdaq. We may fail to comply with the continued listing requirements of Nasdaq, which may result in the delisting of our Common Stock. Nasdaq’s continued listing requirements require that, among other things, the minimum closing bid price of our Common Stock be at least

$1.00 for more than 30 consecutive trading days. In October 2008, Nasdaq implemented a temporary suspension on the enforcement of the minimum $1.00 closing bid price requirement, which as earlier extended, is set to expire on July 31, 2009. According to Nasdaq, Nasdaq does not expect any further extensions of the minimum closing bid price suspension. Recently, our Common Stock has been trading below $1.00. If we fail to comply with the reinstated minimum closing bid price requirement and were unable to cure such defect within the six months following receipt of a notice from Nasdaq regarding our failure to achieve the minimum closing bid price of our Common Stock, Nasdaq might delist our Common Stock following delisting procedures established by Nasdaq, which may include, subject to Nasdaq’s discretion, an additional cure period and the opportunity for us to appeal delisting.

Also, in the future we could fall out of compliance with other minimum criteria for continued listing, including minimum market capitalization, minimum stockholders’ equity and minimum public float. A failure to meet any of these other continued listing requirements could result in delisting. Delisting would have an adverse effect on the liquidity of our Common Stock and, as a result, the market price for our Common Stock might become more volatile. Delisting could also make it more difficult for us to raise additional capital. Although we expect that quotes for our Common Stock would continue to be available on the OTC Bulletin Board or on the “Pink Sheets,” such alternatives are generally considered to be less efficient markets, and our stock price, as well as the liquidity of our Common Stock, may be adversely impacted as a result.

Markets have experienced, and may continue to experience, periods of high volatility accompanied by reduced liquidity.

Financial markets are susceptible to severe events evidenced by rapid depreciation in asset values accompanied by a reduction in asset liquidity. Under these extreme conditions, hedging and other risk management strategies may not be as effective at mitigating trading losses as they would be under more normal market conditions. Moreover, under these conditions market participants are particularly exposed to trading strategies employed by many market participants simultaneously and on a large scale, such as crowded trades. The Company’s risk management and monitoring processes seek to quantify and mitigate risk to more extreme market moves. Severe market events have historically been difficult to predict, however, and the Company could realize significant losses if unprecedented extreme market events were to occur, such as the recent conditions in the global financial markets and global economy.

Concern of the Company’s customers over deposit insurance may cause a decrease in deposits.

With recent increased concerns about bank failures, customers increasingly are concerned about the extent to which their deposits are insured by the FDIC. Customers may withdraw deposits in an effort to ensure that the amount they have on deposit with their bank is fully insured. Decreases in deposits may adversely affect the Company’s funding costs, net income, and liquidity.

The Company’s deposit insurance premium could be substantially higher in the future, which could have a material adverse effect on our future earnings.

The FDIC insures deposits at FDIC insured financial institutions, including the Bank. The FDIC charges the insured financial institutions premiums to maintain the Deposit Insurance Fund at a certain level. Current economic conditions have increased bank failures and expectations for further failures, in which case the FDIC ensures payments of deposits up to insured limits from the Deposit Insurance Fund.

On October 7, 2008, the FDIC released a five-year recapitalization plan and a proposal to raise premiums to recapitalize the fund. In order to implement the restoration plan, the FDIC proposed to change both its risk-based assessment system and its base assessment rates. Assessment rates would increase by seven basis points across the range of risk weightings. In December 2008, the FDIC adopted its rule, uniformly increasing the risk-based assessment rates by seven basis points, annually, resulting in a range of risk-based assessment of 12 basis points to 50 basis points. Changes to the risk-based assessment system would include increasing premiums for institutions that rely on excessive amounts of brokered deposits, increasing premiums for excessive use of secured liabilities, and lowering premiums for smaller institutions with very high capital levels.

On February 27, 2009, the FDIC board agreed to impose an emergency special assessment of 20 basis points on all banks to restore the Deposit Insurance Fund to an acceptable level. The assessment, which will be payable on September 30, 2009, is in addition to a planned increase in premiums and a change in the way regular premiums are assessed, which the board also approved on that date. This emergency special assessment for the Company is projected to be approximately $1.7 million based on December 31, 2008 data.

Defaults by another financial institution could adversely affect financial markets generally.

Since mid-2007, the financial services industry as a whole, as well as the securities markets generally, have been materially and adversely affected by very significant declines in the values of nearly all asset classes and by a very serious lack of liquidity. Financial institutions in particular have been subject to increased volatility and an overall loss in investor confidence.

The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing, or other relationships between the institutions. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses, or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which the Company interacts on a daily basis, and therefore could adversely affect the Company.

The Company’s ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. As a result, defaults by, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due us. There is no assurance that any such losses would not materially and adversely affect our business, financial condition or results of operations.

The widespread effect of falling housing prices on financial markets has adversely affected and could continue to adversely affect the Company’s profitability, liquidity, and financial condition.

Turmoil in the financial markets, precipitated by falling housing prices and rising delinquencies and foreclosures, has negatively impacted the valuation of securities supported by real estate collateral, including certain securities owned by the Company. The Company has experienced losses of $      million on investments in government sponsored enterprises, such as Fannie Mae and Freddie Mac, which has materially adversely impacted its capital base. The Company relies on its investment securities portfolio as a source of net interest income and as a means to manage its funding and liquidity needs. If defaults in the underlying collateral are such that the security can no longer meet its debt service requirements, the Company’s net interest income, cash flows, and capital will be reduced.

The value of securities in the Company’s investment securities portfolio may be negatively affected by continued disruptions in securities markets.

The market for some of the investment securities held in the Company’s portfolio has become extremely volatile over the past twelve months. Volatile market conditions may detrimentally affect the value of these securities, such as through reduced valuations due to the perception of heightened credit and liquidity risks. There can be no assurance that the declines in market value associated with these disruptions will not result in other than temporary impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

If the Company is required to write down goodwill or other intangible assets or if it is required to mark-to-market certain of its assets or reduce its deferred tax assets by a valuation allowance, its financial condition and results of operations would be negatively affected.

When the Company acquires a business, a portion of the purchase price of the acquisition may be allocated to goodwill and identifiable intangible assets. The amount of the purchase price which is allocated to goodwill is determined by the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. At March 31, 2009, the Company’s goodwill and identifiable intangible assets were approximately $93.0 million. Under generally accepted accounting principles, if the Company determines that the carrying value of its goodwill or intangible assets is impaired, the Company is required to write down the value of these assets. The Company conducts an annual review to determine whether goodwill and identifiable intangible assets are impaired.

Under SFAS No. 142, goodwill must be tested for impairment annually and, under certain circumstances, at intervening interim dates. A goodwill impairment test also could be triggered between annual testing dates if an event occurs or circumstances change that would more likely than not reduce the fair value below the carrying amount. Examples of those events or circumstances would include the following:

•	significant adverse change in business climate;

•	significant unanticipated loss of clients/assets under management;

•	unanticipated loss of key personnel;

•	sustained periods of poor investment performance;

•	significant loss of deposits or loans;

•	significant reductions in profitability; or

•	significant changes in loan credit quality.

The Company’s goodwill and intangible assets are reviewed annually for impairment as of September 30th of each year. This review in 2008 was conducted with the assistance of a third party valuation specialist. In conducting the review, the market value of the Company’s common stock, estimated control premiums, projected cash flow and various pricing analyses are all taken into consideration to determine if the fair value of the assets and liabilities in its business exceed their carrying amounts. On September 30, 2008, the Company recorded a non-cash goodwill impairment charge of $80.0 million. This goodwill impairment charge was not tax deductible, did not impact its tangible equity or regulatory capital ratios, and did not adversely affect its overall liquidity position. It is classified as a noninterest expense item.

We will continue to assess any shortfall in the Company’s market capitalization relative to its total book value and tangible book value, which management currently attributes to both industry-wide and Company-specific factors, and to evaluate whether any additional adjustments are required in the carrying value of goodwill. If the Company’s common stock continues to trade at a price below book value, the Company may be required in a future period to recognize an impairment of all, or some portion, of its remaining goodwill.

The Company cannot assure that it will not be required to take additional goodwill impairment charges in the future. Any impairment charge would have a negative effect on its stockholders’ equity and financial results. If an impairment charge is significant enough to result in negative net income for the period, it could affect the ability of the Bank to upstream dividends to the Company, which could have a material adverse effect on the Company’s liquidity.

If the Company decides to sell a loan or a portfolio of loans it is required to classify those loans as held for sale, which requires it to carry such loans at the lower of cost or market. If it decides to sell loans at a time when the fair market value of those loans is less than their carrying value, the adjustment will result in a loss. The Company may from time to time decide to sell particular loans or groups of loans, for example to resolve classified loans, and the required adjustment could negatively affect its financial condition or results of operations.

The Company also is required, under generally accepted accounting principles, to assess the need for a valuation allowance on its deferred tax assets. If, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized, the Company would be required to reduce its deferred tax assets by a valuation allowance and increase income tax expense. We recently announced that we established a valuation allowance of $57.9 million related to our deferred tax assets, which is expected to contribute significantly to our net loss for the quarter ended June 30, 2009. At June 30, 2009 we expect that our net deferred tax asset will be $5.1 million and we may be required to reduce this remaining amount in the future, which would adversely affect our earnings or exacerbate any net loss.

If the Company’s investment in the common stock of the Federal Home Loan Bank of Chicago is other than temporarily impaired, its financial condition and results of operations could be materially impaired.

The Bank owns common stock of the Federal Home Loan Bank of Chicago, FHLBC. The common stock is held to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the FHLBC’s advance program. The aggregate cost and fair value of the Company’s FHLBC common stock as of March 31, 2009 was $19.0 million based on its par value. There is no market for the FHLBC common stock.

On October 10, 2007, the FHLBC entered into a consensual cease and desist order with the Federal Housing Finance Board, now known as the Federal Housing Finance Agency, the FHFA. Under the terms of the order, capital stock repurchases and redemptions, including redemptions upon membership withdrawal or other termination, are prohibited unless the FHLBC receives the prior approval of the Director of the Office of Supervision of the FHFA, the Director. The order also provides that dividend declarations are subject to the prior written approval of the Director and required the FHLBC to submit a capital structure plan to the FHFA. The FHLBC has not declared any dividends since the order was issued and it has not received approval of a capital structure plan. In July of 2008, the FHFA amended the order to permit the FHLBC to repurchase or redeem newly-issued capital stock to support new advances, subject to certain conditions set forth in the order. The Company’s FHLBC common stock is not newly-issued and is not affected by this amendment.

Recent published reports indicate that certain member banks of the Federal Home Loan Bank System could have materially lower regulatory capital levels due to the application of certain accounting rules and asset quality issues. In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the FHLBC, could be substantially diminished or reduced to zero. The Company’s FHLBC common stock is accounted for in accordance with the AICPS Statement of Position (“SOP”) No. 01-6, Accounting by Certain Entities that Lend to or Finance the Activities of Others. SOP 01-6 provides that, for impairment testing purposes, the value of long term investments such as FHLBC common stock is based on the “ultimate recoverability” of the par value of the security without regard to temporary declines in value. Consequently, if events occur that give rise to substantial doubt about the ultimate recoverability of the par value of the Company’s FHLBC common stock, this investment could be deemed to be other-than-temporarily impaired, and the impairment loss that we would be required to record would cause our earnings to decrease by the after-tax amount of the impairment loss.

As a bank holding company that conducts substantially all of the Company’s operations through its subsidiaries, its ability to pay dividends, repurchase its shares, or to repay its indebtedness depends upon liquid assets held by the bank holding company as well as the results of operations of the Company’s subsidiaries; the Company and its subsidiaries are subject to other restrictions.

The Company is a separate and distinct legal entity from its subsidiaries and it receives substantially all of its revenue from dividends from its subsidiaries. The Company’s net income depends primarily upon its net interest income. Net interest income is income that remains after deducting from total income generated by earning assets the interest expense attributable to the acquisition of the funds required to support earning assets. Income from earning assets includes income from loans, investment securities and short-term investments. The amount of interest income is dependent on many factors including the volume of earning assets, the general level of interest rates, the dynamics of changes in interest rates and the levels of nonperforming loans. The cost of funds varies with the amount of funds necessary to support earning assets, the rates paid to attract and hold deposits, rates paid on borrowed funds and the levels of noninterest-bearing demand deposits and equity capital.

Most of the Company’s ability to pay dividends and make payments on its debt securities come from amounts paid to it by the Bank. Under applicable banking law, the total dividends declared in any calendar year by the Bank may not, without the approval of the Federal Reserve exceed the aggregate of the Bank’s net profits and retained net profits for the preceding two years. The Bank is also subject to limits on dividends under the Illinois Banking Act. The Bank will not be able to pay dividends to the Company in 2009 without prior approval of the Federal Reserve.

If, in the opinion of the federal bank regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), the agency may require that the bank cease and desist from the practice. The Federal Reserve has similar authority with respect to bank holding companies. In addition, the federal bank regulatory agencies have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, these regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company or savings association under their jurisdiction. Compliance with the standards set forth in these guidelines could limit the amount of dividends that the Company and its affiliates may pay in the future.

The Company’s ability to declare and pay dividends is also subject to:

•	the terms of junior subordinated debentures of the Company, pursuant to which it can not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its Common Stock or preferred stock if, at that time, there is a default under the junior subordinated debentures or a related guarantee or it has delayed interest payments on the securities issued under the junior indenture; and

•	the Company’s outstanding Series A and Series T Preferred Stock, which have preference over the Company’s Common Stock with respect to the payment of dividends as well as distributions of assets upon liquidation, and no dividends on the Common Stock may be declared and paid unless and until dividends have been paid on its preferred stock.

The Company expects to seek or may be compelled to seek additional capital in the future, but capital may not be available when it is needed.

The Company is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. A number of financial institutions have recently raised considerable amounts of capital as a result of deterioration in their results of operations and financial condition arising from the turmoil in the mortgage loan market, deteriorating economic conditions, declines in real estate values and other factors, which may diminish our ability to raise additional capital. As discussed under “Summary — Our Capital Plan,” we also are seeking to raise capital in an effort to improve our capital position.

The Company’s ability to raise additional capital, as part of its Capital Plan or otherwise, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside its control, and on its financial performance. Accordingly, the Company cannot be assured of its ability to raise additional capital, as part of its Capital Plan or otherwise, or on terms acceptable to it. If the Company cannot raise additional capital, as part of its Capital Plan or otherwise, it may have a material adverse effect on its financial condition, results of operations and prospects. If the Company cannot raise additional capital as part of its Capital Plan or otherwise, it may be subject to increased regulatory supervision and the imposition of restrictions on its operations and potential for growth. These restrictions could negatively impact the Company’s ability to manage or expand its operations in a manner that the Company may deem beneficial to the Company’s stockholders and could result in significant increases in its operating expenses or decreases in its revenues.

The Company’s effective tax rates may be adversely affected by changes in federal and state tax laws.

The Company’s effective tax rates may be adversely affected by changes in federal or state tax laws, regulations and agency interpretations. In this regard, recent changes in Illinois laws may adversely affect the Company’s results of operations. Under current tax law, the Company enjoyed favorable tax treatment with respect to the dividends it received from Midwest Funding, L.L.C., a captive real estate investment trust, or a REIT. A change in Illinois tax law relating to the deductibility of captive REIT dividends eliminated this tax benefit beginning January 1, 2009, and is likely to increase the Company’s effective tax rate beginning in that year.

In addition, in connection with the determination of the Company’s provision for income and other taxes and during the preparation of its tax returns, management makes certain judgments based upon reasonable interpretations of tax laws, regulations and agency interpretations which are inherently complex. Management’s interpretations are subject to challenge upon audit by the tax authorities, which have become increasingly aggressive in challenging tax positions taken by financial institutions, including certain positions that it has taken. If the Company is not successful in defending the tax positions that it has taken, the Company’s financial condition and results of operations may be adversely affected.

An interruption in or breach in security of the Company’s information systems may result in a loss of customer business.

The Company relies heavily on communications and information systems to conduct its business. Any failure or interruptions or breach in security of these systems could result in failures or disruptions in its customer relationship management, general ledger, deposits, servicing, or loan origination systems. The occurrence of any failures or interruptions or breach in security could result in a loss of customer business, costly remedial actions, or legal liabilities and have a material adverse effect on the Company’s results of operations and financial condition.

Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations, cash flows and financial condition.

The Company relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of the Company’s information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. Additionally, the Company outsources a portion of its data processing to a third party. If our third party provider encounters difficulties or if we have difficulty in communicating with such third party, it will significantly affect our ability to adequately process and account for customer transactions, which would significantly affect our business operations. Furthermore, breaches of such third party’s technology may also cause reimbursable loss to our consumer and business customers, through no fault of our own. The occurrence of any failures, interruptions or security breaches of information systems used to process customer transactions could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition, results of operations and cash flows.

The Company continually encounters technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. The Company’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many competitors have substantially greater resources to invest in technological improvements. The Company may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on the Company’s business and, in turn, its financial condition, results of operations and cash flows.

The Company’s business may be adversely affected by the highly regulated environment in which it operates.

The Company is subject to extensive federal and state legislation, regulation and supervision. The burden of regulatory compliance has increased under current legislation and banking regulations and is likely to continue to have a significant impact on the financial services industry. Recent legislative and regulatory changes, as well as changes in regulatory enforcement policies and capital adequacy guidelines, are increasing the Company’s costs of doing business and, as a result, may create an advantage for its competitors who may not be subject to similar legislative and regulatory requirements. In addition, future regulatory changes, including changes to regulatory capital requirements, could have an adverse impact on the Company’s future results. In addition, the federal and state bank regulatory authorities who supervise the Company have broad discretionary powers to take enforcement actions against banks for failure to comply with applicable regulations and laws. If the Company fails to comply with applicable laws or regulations, it could become subject to enforcement actions that have a material adverse effect on its future results.

There can be no assurance that the recently enacted Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009 and other recently enacted government programs will help stabilize the U.S. financial system.

On October 3, 2008, the Emergency Economic Stabilization Act of 2008, EESA, was enacted. The U.S. Treasury and banking regulators have implemented and may continue to implement a number of programs under this legislation and otherwise to address capital and liquidity issues in the banking system, including the TARP Capital Purchase Program. In addition, other regulators have taken steps to attempt to stabilize and add liquidity to the financial markets, such as the FDIC Temporary Liquidity Guarantee Program, TLG Program, which we did not “opt-out” of. However, there can be no assurance that we will issue any guaranteed debt under the TLG Program, or that we will participate in any other stabilization programs in the future.

The EESA followed, and has been followed by, numerous actions by the Federal Reserve, the U.S. Congress, U.S. Treasury, the FDIC, the SEC and others to address recent liquidity and credit instability crises. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.

On February 17, 2009, President Barack Obama signed the American Recovery and Reinvestment Act of 2009, ARRA, more commonly known as the economic stimulus or economic recovery package. ARRA includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health and education needs. In addition, ARRA imposes new executive compensation and corporate governance limits on current and future participants in TARP, including the Company, which are in addition to those previously announced by U.S. Treasury. The new limits remain in place until the participant has redeemed the preferred stock sold to U.S. Treasury, subject to U.S. Treasury’s consultation with the recipient’s appropriate federal regulator.

On February 25, 2009, the U.S. Treasury announced the CAP pursuant to its authority under EESA, applicable to publicly- held companies. CAP consists of two components. First, the U.S. Treasury conducted a coordinated supervisory capital assessment exercise for each banking organization whose assets exceed $100 billion. Second, the U.S. Treasury may purchase mandatory convertible preferred stock from qualifying financial institutions in order to create a bridge to private capital in the future. CAP is supplemental to the various programs enacted by the U.S. Government and does not replace any existing program.

There can also be no assurance as to the ultimate impact that the EESA, the ARRA, the programs promulgated under these acts and other programs will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of the EESA, the ARRA and other programs to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

The EESA, the ARRA and the programs enacted under these acts are relatively new legislation and regulations and, as such, are subject to change and evolving interpretation. There can be no assurances as to the effects that such changes will have on the effectiveness of the EESA, the ARRA or on our business, financial condition or results of operations.

The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system. The EESA, the ARRA and the other regulatory initiatives described above and which may be proposed in the future may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

The limitations on incentive compensation contained in the ARRA may adversely affect the Company’s ability to retain its highest performing employees.

The ARRA imposes new executive compensation limits on participants in TARP, including the Company, which are in addition to those previously announced by U.S. Treasury. The ARRA and regulations promulgated under the ARRA contain numerous limitations on the amount and form of compensation that may be paid to the highest paid employees, including restrictions on bonus and other incentive compensation payable to the five executives named in a company’s proxy statement, restrictions on severance payments to the ten highest paid employees, and requirements for the repayment of bonuses in certain circumstances by the 25 highest paid employees. It is possible that the Company may be unable to create a compensation structure that permits it to retain its highest performing employees. If this were to occur, the Company’s business and results of operations could be adversely affected, perhaps materially.

The Company is subject to claims and litigation pertaining to fiduciary responsibility.

From time to time, customers make claims and take legal action pertaining to our performance of our fiduciary responsibilities. Whether customer claims and legal action related to our performance of our fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to us, they may result in significant financial liability and/or adversely affect the market perception of us and our products and services as well as impact customer demand for our products and services. Any financial liability or reputation damage could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition, results of operations and cash flows.

The Company is exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may own or foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, cash flows, liquidity and results of operations could be materially and adversely affected.

Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact our business.

Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on our ability to conduct business. Such events could affect the stability of our deposit base; impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. Although management has established disaster recovery policies and procedures and is insured for these situations, the occurrence of any such event could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition, results of operations and cash flows.

Non-Compliance with USA PATRIOT Act, Bank Secrecy Act, or Other Laws and Regulations Could Result in Fines or Sanctions, and Curtail Expansion Opportunities

Financial institutions are required under the USA PATRIOT and Bank Secrecy Acts to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. Financial institutions are also obligated to file suspicious activity reports with the U.S. Treasury Department’s Office of Financial Crimes Enforcement Network if such activities are detected. These rules also require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure or the inability to comply with these regulations could result in fines or penalties, curtailment of expansion opportunities, intervention or sanctions by regulators and costly litigation or expensive additional controls and systems. During the last few years, several banking institutions have received large fines for non-compliance with these laws and regulations. We have developed policies and continue to augment procedures and systems designed to assist in compliance with these laws and regulations.

Provisions in the Company’s amended and restated certificate of incorporation and its amended and restated bylaws may delay or prevent an acquisition of the Company by a third party.

The Company’s amended and restated certificate of incorporation and its amended and restated bylaws contain provisions that may make it more difficult for a third party to gain control or acquire the Company without the consent of its board of directors. These provisions also could discourage proxy contests and may make it more difficult for dissident stockholders to elect representatives as directors and take other corporate actions.

These provisions of the Company’s governing documents may have the effect of delaying, deferring or preventing a transaction or a change in control that some or many of its stockholders might believe to be in their best interest.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer.

SELECTED FINANCIAL DATA

The following table sets forth certain selected consolidated financial data at or for the periods indicated. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the results of operations and gain on sale of Midwest Bank of Western Illinois are shown in the Company’s statements of income for 2004 and 2005 as “discontinued operations.” The selected financial data as of March 31, 2009 and 2008, and for the three months ended March 30, 2009 and March 30, 2008, is derived from our unaudited financial statements which, in the opinion of management, contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of our financial position and results of operations for the periods and dates presented. The data should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. Results presented for interim periods are not necessarily indicative of results to be expected for the full year or any other future period.

For the Three Months
Ended March 31,	For the Year Ended December 31,
2009	2008	2008	2007	2006	2005	2004
In millions of dollars, except per share amounts and ratios
(unaudited)

Statement of Income Data:
Total interest income	$42,266	$50,795	$187,661	$193,869	$159,262	$112,244	$91,962
Total interest expense	21,164	28,579	100,695	111,237	83,980	50,797	41,780

Net interest income	21,102	22,216	86,966	82,632	75,282	61,447	50,182
Provision for loan losses	13,000	5,400	71,765	4,891	12,050	2,589	3,400
Noninterest income (loss)	3,343	1,790	(50,596)	15,477	14,551	(6,245)	(88)
Noninterest expenses	21,761	28,609	177,951	71,395	58,615	60,527	46,491

Income (loss) before income taxes and discontinued operations	(10,316)	(10,003)	(213,346)	21,823	19,168	(7,914)	203
Provision (benefit) for income taxes	(4,996)	(4,587)	(55,073)	3,246	1,422	(6,325)	(2,869)

Income (loss) from continuing operations	(5,320)	(5,416)	(158,273)	18,577	17,746	(1,589)	3,072
Income (loss) from discontinued operations	—	—	—	—	—	7,533	(696)

Net income (loss)	(5,320)	(5,416)	(158,273)	18,577	17,746	5,944	2,376

Preferred stock dividends	2,123	835	3,728	204	—	—	—
Income allocated to participating securities	—	—	—	325	217	46	5

Net income available to common stockholders	$(7,443)	$(6,251)	$(162,001)	$18,048	$17,529	5,898	$2,371

Per Common Share Data:
Earnings per share (basic) from continuing operations	$(0.27)	$(0.22)	$(5.82)	$0.71	$0.75	$(0.08)	$0.17
Earnings per share (basic) from discontinued operations	—	—	—	—	—	0.38	(0.04)
Earnings per share (basic)	(0.27)	(0.22)	(5.82)	0.71	0.75	0.30	0.13
Earnings per share (diluted) from continuing operations	(0.27)	(0.22)	(5.82)	0.71	0.74	(0.08)	0.17
Earnings per share (diluted) from discontinued operations	—	—	—	—	—	0.38	(0.04)
Earnings per share (diluted)	(0.27)	(0.22)	(5.82)	0.71	0.74	0.30	0.13
Cash dividends declared	—	0.13	0.26	0.52	0.51	0.48	0.48
Book value at end of period	6.38	12.14	6.56	11.94	11.65	9.91	7.66
Tangible book value at end of period (non-GAAP measure)(10)	3.05	5.79	3.21	5.56	7.97	9.78	7.49
Selected Financial Ratios:
Return on average assets from continuing operations(1)	(0.59)%	(0.59)%	(4.32)%	0.58%	0.67%	(0.07)%	0.13%
Return on average equity from continuing operations(2)	(7.12)	(5.69)	(46.65)	6.13	7.04	(0.95)	2.17
Dividend payout ratio	—	N/M	N/M	73.04	67.95	162.38	279.59
Average equity to average assets	8.30	10.38	9.27	9.53	9.57	7.29	6.12
Tier 1 risk-based capital	7.39	9.33	8.30	9.21	11.92	16.97	13.27
Total risk-based capital	9.16	10.61	10.07	10.17	12.97	18.07	14.65
Net interest margin (tax equivalent)(3)(4)(5)	2.63	2.82	2.75	3.02	3.32	3.31	2.82
Loan to deposit ratio(5)	101.85	102.62	104.02	100.66	99.44	88.62	73.07
Net overhead expense to average assets(5)(6)	2.05	1.01	4.00	1.76	1.67	2.14	1.58
Efficiency ratio(5)(7)	84.04	65.88	144.87	68.29	60.55	75.44	72.79
Loan Quality Ratios(5):
Allowance for loan losses to total loans at the end of year	2.05	0.82	1.77	1.08	1.19	1.32	1.48
Provision for loan losses to total loans	2.03	0.88	2.86	0.20	0.62	0.19	0.31
Net loans charged off to average total loans	0.70	1.93	2.18	0.20	0.59	0.09	0.17
Nonaccrual loans to total loans at the end of year(8)	3.10	1.90	2.43	1.99	2.20	0.59	0.85
Nonperforming assets to total assets(9)	2.96	1.33	2.36	1.39	1.55	0.83	0.78
Allowance for loan losses to nonaccrual loans	0.66	x	0.43	x	0.73	x	0.54	x	0.54	x	2.25	x	1.74	x

	For the Three Months
	Ended March 31,		For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	In millions of dollars, except per share amounts and ratios
	(unaudited)

Balance Sheet Data:
Total assets	$3,713,064	$3,730,446	$3,570,212	$3,692,782	$2,942,046	$2,307,608	$2,236,813
Total earning assets(5)	3,339,448	3,298,143	3,195,408	3,266,461	2,617,894	2,126,227	1,807,609
Average assets	3,648,873	3,686,269	3,661,209	3,181,990	2,635,138	2,305,086	2,310,594
Loans(5)	2,591,048	2,467,701	2,509,759	2,474,327	1,946,816	1,349,996	1,097,299
Allowance for loan losses(5)	53,011	20,344	44,432	26,748	23,229	17,760	16,217
Deposits(5)	2,544,005	2,404,712	2,412,791	2,458,148	1,957,810	1,523,384	1,501,646
Borrowings(5)	832,057	906,505	817,041	821,063	652,774	538,480	320,636
Stockholders’ equity	301,070	381,156	305,834	375,164	287,242	216,126	137,423
Tangible stockholders’ equity(non-GAAP measure)(5)(10)	208,098	204,295	212,289	197,713	196,481	213,447	134,315

(1)	Net income divided by average assets.

(2)	Net income divided by average equity.

(3)	Net interest income, on a fully tax-equivalent basis, divided by average earning assets.

(4)	The following table reconciles reported net interest income on a fully tax-equivalent basis for the periods presented:

	Three Months Ended
	March 31,
	2009	2008	2008	2007	2006	2005	2004

Net interest income	$21,102	$22,216	$86,966	$82,632	$75,282	$61,447	$50,182
Tax-equivalent adjustment to net interest income	357	892	2,621	3,612	4,286	2,628	2,399

Net interest income, fully tax-equivalent basis	$21,459	$23,108	$89,587	$86,244	$79,568	$64,075	$52,581

(5)	Reflects continuing operations due to the sale of bank subsidiary on September 30, 2005.

(6)	Noninterest expense less noninterest income, excluding security gains or losses, divided by average assets.

(7)	Noninterest expense excluding amortization of intangible assets and foreclosed properties expense divided by noninterest income, excluding security gains or losses, plus net interest income on a fully tax-equivalent basis.

(8)	Includes total nonaccrual, impaired and all other loans 90 days or more past due.

(9)	Includes total nonaccrual and all other loans 90 days or more past due, trouble-debt restructured loans and foreclosed properties.

(10)	Stockholders’ equity less goodwill, core deposit intangible and other intangible assets. Management believes that tangible stockholders’ equity (non-GAAP measure) is a more useful measure since it excludes the balances of intangible assets. The following table reconciles reported stockholders’ equity to tangible stockholders’ equity for the periods presented:

	Three Months Ended
	March 31,
	2009	2008	2008	2007	2006	2005	2004

Stockholders’ equity	$301,070	$381,156	$305,834	$375,164	$287,242	$216,126	$137,423
Core deposit intangible and other intangibles, net	(14,110)	(16,454)	14,683	17,044	11,273	1,788	2,217
Goodwill	(78,862)	(160,407)	78,862	160,407	79,488	891	891

Tangible stockholders’ equity	$208,098	$204,295	$212,289	$197,713	$196,481	$213,447	$134,315

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact of the Exchange Offer, the Senior Preferred Issuance and subsequent conversion of the related senior preferred shares into shares of our common stock (collectively, the “CAP Conversion”) and the issuance of $100 million of additional shares of Common Stock (the “New Equity Issuance” and, collectively with the Exchange Offer and the CAP Conversion, the “Pro Forma Transactions”) on Midwest’s balance sheet as of March 31, 2009, and also describes the impact of the Pro Forma Transactions on Midwest’s earnings for the fiscal year ended December 31, 2008 and the three months ended March 31, 2009.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Pro Forma Transactions been completed as of the dates indicated or that will be realized in the future when and if the Pro Forma Transactions are consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, the summary historical consolidated financial information included elsewhere in this document and Midwest’s historical consolidated financial statements included herein beginning on page F-1.

Unaudited Pro Forma Balance Sheets

The unaudited pro forma consolidated balance sheets of Midwest as of March 31, 2009 have been presented as if the Pro Forma Transactions had been completed on March 31, 2009. We have shown the pro forma impact of a “High Participation Scenario” and a “Low Participation Scenario” prepared using the assumptions set forth below. In both scenarios, we have also assumed completion of the CAP Conversion and the New Equity Issuance, although we can offer no assurance that either of the CAP Conversion or the New Equity Issuance will be completed, or that the levels of participation in the Exchange Offer under the High Participation Scenario or Low Participation Scenario will be realized.

The “High Participation Scenario” assumes the exchange of all of the outstanding Depositary Shares for Common Stock at an assumed value assigned to each Depositary Share of $4.07 and a Relevant Price of $0.62.

The “Low Participation Scenario” assumes the exchange of 37% of the outstanding Depositary Shares into Common Stock at an assumed value assigned to each Depositary Share of $4.07 and a Relevant Price of $0.62.

The pro forma impact to stockholders’ equity, additional paid-in capital and retained earnings generated by the Pro Forma Transactions in both the High Participation Scenario and the Low Participation Scenario were determined based on $0.62, the closing price of Midwest’s Common Stock on July 20, 2009 on the Nasdaq. The actual determination with respect to shares issued in the Exchange Offer will be made using the closing price of Midwest’s Common Stock on the Nasdaq on the day the investors and Midwest are legally committed to the Exchange Offer (“Commitment Date”), and the determination with respect to shares issued in the CAP Conversion and the New Equity Issuance will be made based on the respective dates of closing of the CAP Conversion and the New Equity Issuance.

HIGH PARTICIPATION SCENARIO

		Adjustments
				Exchange of
		Exchange of		Series T
		Depositary		Preferred
	Actual	Shares for		Stock for				Pro Forma
	March 31,	Common		Common		New Equity		March 31,
	2009	Stock(1)		Stock(2)		Investments(3)		2009
	(In thousands of dollars)

Assets
Cash	$56,516	$—		$(542	)(9)	$94,500		$150,474
Short-term investments	1,762							1,762

Total cash and cash equivalents	58,278	—		(542)		94,500		152,236
Securities available-for-sale	685,858							685,858
Securities held-to-maturity	29,082							29,082

Total securities	714,940	—		—		—		714,940
Federal Reserve and Federal Home Loan Bank stock, at cost	31,698							31,698
Loans	2,591,048							2,591,048
Allowance for loan losses	(53,011)							(53,011)

Net loans	2,538,037	—		—		—		2,538,037
Cash surrender value of life insurance	85,517							85,517
Premises and equipment, net	38,528							38,528
Foreclosed properties	18,534							18,534
Core deposit and other intangibles, net	14,110							14,110
Goodwill	78,862							78,862
Other assets	134,560							134,560

Total assets	$3,713,064	$—		$(542)		$94,500		$3,807,022

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$343,422	$		$		$		$343,422
Interest-bearing	2,200,583							2,200,583

Total deposits	2,544,005	—		—		—		2,544,005
Federal funds purchased	55,000							55,000
Revolving note payable	8,600							8,600
Securities sold under agreements to repurchase	297,650							297,650
Advances from the Federal Home Loan Bank	340,000							340,000
Junior subordinated debentures	60,807							60,807
Subordinated debt	15,000							15,000
Term note payable	55,000							55,000
Other liabilities	35,932			2,041	(6)			37,973

Total liabilities	3,411,994	—		2,041		—		3,414,035

Stockholders’ equity
Preferred stock	1	(0)		(1)				—
Common stock	297	113	(4)	707	(5)	1,613	(7)	2,730
Additional paid-in capital	384,097	5,132		4,800		92,887		486,916
Warrant	5,229			(2,614	)(6)			2,615
Accumulated deficit	(73,533)	(5,245	)(8)	(5,475)		—		(84,253)
Accumulated other comprehensive loss	(268)			—				(268)
Treasury stock, at cost	(14,753)			—				(14,753)

Total stockholders’ equity	301,070	—		(2,583)		94,500		392,987

Total liabilities and stockholders’ equity	$3,713,064	$—		$(542)		$94,500		$3,807,022

(1)	Represents proposed exchange of all outstanding Depositary Shares.

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the U.S. Treasury for another class of mandatory convertible preferred stock, and conversion of this new class of preferred stock into shares of Common Stock.

(3)	Represents proposed issuance of $100 million of Common Stock at $.01 par value, assuming 5.5% in transaction costs.

(4)	Represents par value of 11,334,929 shares of Common Stock at $.01 par value. Exchange results in no net proceeds to the Company.

(5)	Represents par value of 70,653,333 shares of Common Stock at $.01 par value.

(6)	At the time of exchange, one half of the existing warrant, issued to the U.S. Treasury at the time of issuance of the Series T Preferred Stock, will be forgiven. The remaining amount of the warrant will remain outstanding as a component of permanent equity through the remaining (10 year) life. A new warrant will be issued to the U.S. Treasury in connection with the issuance of a new class of mandatory convertible preferred stock, and is classified in Other Liabilities. No fair value adjustment has been made for purposes of the pro forma adjustments.

(7)	Represents par value of 161,290,323 shares of Common Stock at $.01 par value.

(8)	Represents premium over the closing price of Depositary Shares on July 20, 2009.

(9)	Represents dividend on Series T Preferred Stock through March 31, 2009.

LOW PARTICIPATION SCENARIO

		Adjustments
				Exchange of
		Exchange of		Series T
		Depositary		Preferred
	Actual	Shares for		Stock for				Pro Forma
	March 31,	Common		Common		New Equity		March 31,
	2009	Stock(1)		Stock(2)		Investments(3)		2009
	(In thousands of dollars)

Assets
Cash	$56,516	$		$(542	)(9)	$94,500		$150,474
Short-term investments	1,762							1,762

Total cash and cash equivalents	58,278	—		(542)		94,500		152,236
Securities available-for-sale	685,858							685,858
Securities held-to-maturity	29,082							29,082

Total securities	714,940	—		—		—		714,940
Federal Reserve and Federal Home
Loan Bank stock, at cost	31,698							31,698
Loans	2,591,048							2,591,048
Allowance for loan losses	(53,011)							(53,011)

Net loans	2,538,037	—		—		—		2,538,037
Cash surrender value of life insurance	85,517							85,517
Premises and equipment, net	38,528							38,528
Foreclosed properties	18,534							18,534
Core deposit and other intangibles, net	14,110							14,110
Goodwill	78,862							78,862
Other assets	134,560							134,560

Total assets	$3,713,064	$—		$(542)		$94,500		$3,807,022

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$343,422	$		$		$		$343,422
Interest-bearing	2,200,583							2,200,583

Total deposits	2,544,005	—		—		—		2,544,005
Federal funds purchased	55,000							55,000
Revolving note payable	8,600							8,600
Securities sold under agreements to repurchase	297,650							297,650
Advances from the Federal Home
Loan Bank	340,000							340,000
Junior subordinated debentures	60,807							60,807
Subordinated debt	15,000							15,000
Term note payable	55,000							55,000
Other liabilities	35,932			2,041	(6)			37,973

Total liabilities	3,411,994	—		2,041		—		3,414,035

Stockholders’ equity
Preferred stock	1	0		(1)				—
Common stock	297	42	(4)	707	(5)	1,613	(7)	2,658
Additional paid-in capital	384,097	1,899		4,800		92,887		483,683
Warrant	5,229			(2,614	)(6)			2,615
Accumulated deficit	(73,533)	(1,941	)(8)	(5,475)		—		(80,948)
Accumulated other comprehensive loss	(268)			—				(268)
Treasury stock, at cost	(14,753)			—				(14,753)

Total stockholders’ equity	301,070	—		(2,583)		94,500		392,987

Total liabilities and stockholders’ equity	$3,713,064	$—		$(542)		$94,500		$3,807,022

(1)	Represents proposed partial exchange of outstanding Depositary Shares.

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the U.S. Treasury for another class of mandatory convertible preferred stock, and conversion of this new class of preferred stock into shares of Common Stock.

(3)	Represents proposed issuance of $100 million of Common Stock at $.01 par value, assuming 5.5% in transaction costs.

(4)	Represents par value of 4,193,920 shares of Common Stock at $.01 per share. Exchange results in no net proceeds to the Company.

(5)	Represents par value of 70,653,333 shares of Common Stock at $.01 par value.

(6)	At the time of exchange, one half of the existing warrant, issued to the U.S. Treasury at the time of issuance of the Series T Preferred Stock, will be forgiven. The remaining amount of the warrant will remain outstanding as a component of permanent equity through the remaining (10 year) life. A new warrant will be issued to the U.S. Treasury in connection with the issuance of a new class of mandatory convertible preferred stock, and is classified in Other Liabilities. No fair value adjustment has been made for purposes of the pro forma adjustments.

(7)	Represents par value of 161,290,323 shares of Common Stock at $.01 par value.

(8)	Represents premium over the closing price of Depositary Shares on July 20, 2009.

(9)	Represents dividend on Series T Preferred Stock through March 31, 2009.

Pro Forma Earnings Implications

The following presents the pro forma impact of the Pro Forma Transactions on certain statement of income items and earnings per share (“EPS”) for the fiscal year ended December 31, 2008 and the quarter ended March 31, 2009 as if the Pro Forma Transactions had been completed on January 1, 2008. We have calculated the pro forma information below by (1) eliminating all of the actual dividends paid to holders of Preferred Stock in 2008 and in the first quarter of 2009, and (2) assuming that the new shares of Common Stock issuable in the Pro Forma Transactions were issued on January 1, 2008. We have shown the pro forma impact of a “High Participation Scenario” and a “Low Participation Scenario” using the assumptions set forth below. In both scenarios, we have also assumed completion of the CAP Conversion and the New Equity Issuance, although we can offer no assurance that either of the CAP Conversion or the New Equity Issuance will be completed, or that the levels of participation in the Exchange Offer under the High Participation Scenario or Low Participation Scenario will be realized.

	Year Ended December 31, 2008					Three Months Ended March 31, 2009
		High		Low			High		Low
	Actual	Scenario		Scenario		Actual	Scenario		Scenario

Net loss	$(158,273)	$(156,257	)(1)	$(156,257	)(1)	$(5,320)	$(5,293	)(1)	$(5,293	)(1)
Preferred stock dividends and discount accretion	3,728	5,229	(2)	5,229	(2)	2,123	—	(2)	—	(2)
Series A conversion premium	—	5,245	(3)	1,941	(3)	—	—		—

Net loss available to common stockholders	$(162,001)	$(166,731)		$(163,427)		$(7,443)	$(5,293)		$(5,293)

Weighted average common shares outstanding — basic	27,854	271,132	(4)	263,991	(5)	27,925	271,203	(4)	264,062	(5)
Weighted average common shares outstanding — dilutive	27,854	271,132	(4)	263,991	(5)	27,295	271,203	(4)	264,062	(5)
Earnings per share
Basic	$(5.82)	$(0.61)		$(0.62)		$(0.27)	$(0.02)		$(0.02)
Dilutive	(5.82)	(0.61)		(0.62)		(0.27)	(0.02)		(0.02)

(1)	Includes imputed earnings of $2.016 million for 2008 based on an average Fed Funds rate of 1.94% and $27 thousand for 2009 based on an average Fed Funds rate of .19%, for the period prior to actual date of Series T Preferred Stock proceeds and the new common stock issuance.

(2)	Pro forma assumes no preferred dividend on Series A or Series T Preferred Stock.

(3)	Represents estimated premium on exchange of Series A Preferred Stock, payable as a special stock dividend.

(4)	Increase in common shares outstanding due to 11,334,929 shares as a result of Exchange Offer, 70,653,333 shares as a result of Series T Preferred Stock conversion and 161,290,323 shares as a result of a new share issuance.

(5)	Increase in common shares outstanding due to 4,193,920 shares as a result of Exchange Offer, 70,653,333 shares as a result of Series T Preferred Stock conversion and 161,290,323 shares as a result of new share issuance.

CAPITALIZATION

The following table sets forth the carrying amount of our capitalization, as of March 31, 2009, on an actual basis and on a pro forma basis to reflect: (i) completion of the Pro Forma Transactions under the High Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” above) and (ii) completion of the Pro Forma Transactions under the Low Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” above). Although we have assumed completion of the CAP Conversion and the New Equity Issuance in both scenarios, we can offer no assurance that either of the CAP Conversion or the New Equity Issuance will be completed, or that the levels of participation in the Exchange Offer under the High Participation Scenario or the Low Participation Scenario will be realized. This table should be read in conjunction with the information set forth under “Selected Financial Data” and “Unaudited Pro Forma Financial Information” and our consolidated unaudited financial statements for the three months ended March 31, 2009 included elsewhere in this prospectus beginning on page F-1.

HIGH PARTICIPATION SCENARIO

				Exchange of
		Exchange of		Series T
		Depositary		Preferred
	Actual	Shares		Stock for		New		Pro Forma
	March 31,	for Common		Common		Equity		March 31,
	2009	Stock(1)		Stock(2)		Investments(3)		2009

Long-Term Debt
Term note payable	$55,000	$		$		$		$55,000
Subordinated debt	15,000							15,000
Junior subordinated debentures	60,807							60,807
Warrant	—			2,041	(6)			2,041

Total long-term debt	130,807	—		2,041		—		132,848

Stockholders’ Equity
Preferred stock	1	—		(1)				—
Common stock	297	113	(4)	707	(5)	1,613	(7)	2,730
Additional paid-in capital	384,097	5,132	(4)	4,800		92,887		486,916
Warrant	5,229			(2,614	)(6)			2,615
Accumulated deficit	(73,533)	(5,245	)(8)	(5,475)				(84,253)
Accumulated other comprehensive loss	(268)							(268)
Treasury stock	(14,753)							(14,753)

Total stockholders’ equity	301,070	—		(2,583)		94,500		392,987

Total capitalization	$431,877	$—		$(542)		$94,500		$525,835

(1)	Represents proposed exchange of all outstanding Depositary Shares.

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the U.S. Treasury for another class of mandatory convertible preferred stock, and conversion of this new class of preferred stock into shares of Common Stock.

(3)	Represents proposed issuance of $100 million of Common Stock at $.01 par value, assuming 5.5% in transaction costs.

(4)	Represents par value of 11,334,929 shares of Common Stock at $.01 par value. Exchange results in no net proceeds to the Company.

(5)	Represents par value of 70,653,333 shares of Common Stock at $.01 par value.

(6)	At the time of exchange, one half of the existing warrant, issued to the U.S. Treasury at the time of issuance of the Series T Preferred Stock, will be forgiven. The remaining amount of the warrant will remain outstanding as a component of permanent equity through the remaining (10 year) life. A new warrant will be issued to the

U.S. Treasury in connection with the issuance of a new class of mandatory convertible preferred stock, and is classified in Other Liabilities. No fair value adjustment has been made for purposes of the pro forma adjustments.

(7)	Represents par value of 161,290,323 shares of Common Stock at $.01 par value.

(8)	Represents premium over the closing price of Depositary Shares on July 20, 2009.

LOW PARTICIPATION SCENARIO

				Exchange of
		Exchange of		Series T
		Depositary		Preferred
	Actual	Shares for		Stock for		New		Pro Forma
	March 31,	Common		Common		Equity		March 31,
	2009	Stock(1)		Stock(2)		Investments(3)		2009
Long-Term Debt
Term note payable	$55,000	$		$		$		$55,000
Subordinated debt	15,000							15,000
Junior subordinated debentures	60,807							60,807
Warrant	—			2,041	(6)			2,041

Total long-term debt	130,807	—		2,041		—		132,848

Stockholders’ Equity
Preferred stock	1	(0)		(1)				—
Common stock	297	42	(4)	707	(5)	1,613	(7)	2,659
Additional paid-in capital	384,097	1,899		4,800		92,887		483,683
Warrant	5,229			(2,614	)(6)			2,615
Accumulated deficit	(73,533)	(1,941	)(8)	(5,475)				(80,949)
Accumulated other comprehensive loss	(268)							(268)
Treasury stock	(14,753)							(14,753)

Total stockholders’ equity	301,070	—		(2,583)		94,500		392,987

Total capitalization	$431,877	$—		$(542)		$94,500		$525,835

(1)	Represents proposed partial exchange of outstanding Depositary Shares.

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the U.S. Treasury for another class of mandatory convertible preferred stock and conversion of this new class of preferred stock into shares of Common Stock.

(3)	Represents proposed issuance of $100 million of Common Stock at $.01 par value, assuming 5.5% in transaction costs.

(4)	Represents par value of 4,193,920 shares of Common Stock at $.01 par value. Exchange results in no net proceeds to the Company.

(5)	Represents par value of 70,653,333 shares of Common Stock at $.01 par value.

(6)	At the time of exchange, one half of the existing warrant, issued to the U.S. Treasury at the time of issuance of the Series T Preferred Stock, will be forgiven. The remaining amount of the warrant will remain outstanding as a component of permanent equity through the remaining (10 year) life. A new warrant will be issued to the U.S. Treasury in connection with the issuance of a new class of mandatory convertible preferred stock, and is classified in Other Liabilities. No fair value adjustment has been made for purposes of the pro forma adjustments.

(7)	Represents par value of 161,290,323 shares of Common Stock at $.01 par value.

(8)	Represents premium over the closing price of Depositary Shares on July 20, 2009.

REGULATORY CAPITAL RATIOS

Midwest is subject to risk-based capital guidelines issued by the Federal Reserve. Capital adequacy is measured, in part, based on two risk-based capital ratios, the Tier 1 and Total Capital (Tier 1 + Tier 2 Capital) ratios. Tier 1 Capital consists of core capital, while Total Capital also includes supplementary capital items such as subordinated debt and loan loss reserves. Both measures of capital adequacy are stated as a percentage of risk-weighted assets.

Midwest’s risk-weighted assets are principally derived from application of the risk-based capital guidelines related to the measurement of credit risk, under which on-balance sheet assets and the credit equivalent amount of certain off-balance sheet exposures (such as financial guarantees, unfunded lending commitments, letters of credit, and derivatives) are assigned to one of several prescribed risk weight categories based upon the perceived credit risk associated with the obligor, or if relevant, the guarantor, the nature of the collateral, or external credit ratings. Risk-weighted assets also incorporate a measure for market risk on covered trading account positions, and all foreign exchange and commodity positions whether or not carried in the trading account. Excluded from risk-weighted assets are any assets, such as goodwill and deferred tax assets, to the extent required to be deducted from regulatory capital.

Midwest is also subject to a Leverage Ratio requirement, a non-risk-based measure of capital adequacy, which is defined as Tier 1 Capital as a percentage of quarterly adjusted average assets.

To be “adequately-capitalized” under federal bank regulatory agency definitions, a banking organization must have a Tier 1 Capital Ratio of at least 4%, a Total Capital Ratio of at least 8%, a Leverage Ratio of at least 3% (or 4% if the bank holding company is not a “1” rated institution), and not be subject to an Federal Reserve directive to maintain higher capital levels. As noted in the following table, Midwest was “adequately-capitalized” under federal bank regulatory agency definitions at March 31, 2009 and December 31, 2008.

Midwest Regulatory Capital Ratios

	Mar. 31, 2009(1)	Dec. 31, 2008

Capital Ratios
Tier 1 leverage	6.24%	6.90%
Tier 1 risk-based capital	7.42%	8.30%
Total risk-based capital	9.18%	10.07%
Tier 1 common capital	1.25%	1.98%

(1)	As stated in amended FR Y-9C Regulatory Report for the period ended March 31, 2009.

The following table sets forth Midwest’s regulatory capital ratios, as of March 31, 2009, on an “as reported” basis, as well as the basis point impacts to the ratios under pro forma bases. The pro forma bases present: (i) completion of the Exchange Offer under the Low Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” above) and (ii) completion of the Exchange Offer under the High Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” above). This table should be read in conjunction with the information set forth under “Selected Financial Data” and “Unaudited Pro Forma Financial Information” and our consolidated unaudited financial statements for the quarterly period ended March 31, 2009 included elsewhere in this prospectus beginning on page F-1.

	As of March 31, 2009
		Pro Forma for
		Exchange Offer	Pro Forma for
		Transactions	the Exchange
	As Reported(1)	(Low)	Offer (High)
	%	%	%

Capital Ratios
Tier 1 leverage	6.24	8.86	8.86
Tier 1 risk-based capital	7.42	10.21	10.21
Total risk-based capital	9.18	11.92	11.92
Tier 1 common capital	1.25	7.37	8.26

(1)	As stated in amended FR Y-9C Regulatory Report for the period ended March 31, 2009.

Tangible Common Equity (TCE) and Tier 1 Common

Midwest’s management believes TCE and Tier 1 Common are useful because they are measures utilized by its regulators and market analysts in evaluating a company’s financial condition and capital strength.

TCE, as defined by the Company, represents common equity less goodwill and intangible assets net of the related deferred tax liabilities. Other companies may calculate TCE in a manner different from Midwest. Midwest’s TCE was $4.1 million at March 31, 2009 and $89.5 million at December 31, 2008.

The Company’s TCE Ratio (TCE divided by tangible assets (see below “Components of Capital Under Regulatory Guidelines”)) was 2.35% at March 31, 2009, and 2.58% at December 31, 2008, respectively.

Also, in conjunction with the conclusion of the Supervisory Capital Assessment Program (SCAP), banking regulators have developed a new measure of capital called Tier 1 Common defined as Tier 1 Capital less non-common elements including qualified perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities.

The Company’s Tier 1 Common Ratio (Tier 1 Common divided by risk-weighted assets) was 1.25% at March 31, 2009, and 1.98% at December 31, 2008, respectively.

Non-GAAP Reconciliation of Certain Ratios to Stockholders’ Equity

TCE and related ratios are non-GAAP measures. A reconciliation of Midwest’s total stockholders’ equity to TCE is included in the tables below.

HIGH PARTICIPATION SCENARIO

			Exchange of
			Series T
		Exchange of	Preferred
		Depositary	Stock
	Actual	Shares	for		New	Pro Forma
	March 31,	for Common	Common		Equity	March 31,
	2009	Stock(1)	Stock(2)		Investments(3)	2009

Stockholders’ equity	$301,070	$—	$(2,583)		$94,500	$392,987
Preferred equity	(122,976)	43,125	79,851			—

Common stockholders’ equity	178,094	43,125	77,268		94,500	392,987

Core deposit and other intangibles, net	(14,110)					(14,110)
Goodwill	(78,862)					(78,862)

Tangible common stockholders’ equity	$85,122	$43,125	$77,268		$94,500	$300,015

Book value per common share	$6.38					$1.45
Tangible book value per common share	3.05					1.11

Total assets	$3,713,064	$	$(542	)(4)	$94,500	$3,807,022
Core deposit and other intangibles, net	(14,110)					(14,110)
Goodwill	(78,862)					(78,862)

Tangible assets	$3,620,092	$—	$(542)		$94,500	$3,714,050

Tangible common stockholders’ equity/tangible assets	2.35%					8.08%

(1)	Represents proposed exchange of outstanding Depositary Shares.

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the U.S. Treasury for another class of mandatory convertible preferred stock, and conversion of this new class of preferred stock into shares of Common Stock.

(3)	Represents proposed issuance of $100 million of Common Stock at $.01 par value, assuming 5.5% in transaction costs.

(4)	Represents dividend on Series T Preferred Stock through March 31, 2009.

LOW PARTICIPATION SCENARIO

			Exchange of
			Series T
		Exchange of	Preferred
		Depositary	Stock
	Actual	Shares	for		New	Pro Forma
	March 31,	for Common	Common		Equity	March 31,
	2009	Stock(1)	Stock(2)		Investments(3)	2009

Stockholders’ equity	$301,070	$—	$(2,583)		$94,500	$392,987
Preferred equity	(122,976)	15,956	79,851			(27,169)

Common stockholders’ equity	178,094	15,956	77,268		94,500	365,818

Core deposit and other intangibles, net	(14,110)					(14,110)
Goodwill	(78,862)					(78,862)

Tangible common stockholders’ equity	$85,122	$15,956	$77,268		$94,500	$272,846

Book value per common share	$6.38					$1.39
Tangible book value per common share	3.05					1.03
Total assets	$3,713,064		$(542	)(4)	$94,500	$3,807,022
Core deposit and other intangibles, net	(14,110)					(14,110)
Goodwill	(78,862)					(78,862)

Tangible assets	$3,620,092	$—	$(542)		$94,500	$3,714,050

Tangible common stockholders’ equity/tangible assets	2.35%					7.35%

(1)	Represents proposed partial exchange of outstanding Depositary Shares.

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the U.S. Treasury for another class of mandatory convertible preferred stock, and conversion of this new class of preferred stock into shares of Common Stock.

(3)	Represents proposed issuance of $100 million of Common Stock at $.01 par value, assuming 5.5% in transaction costs.

(4)	Represents dividend on Series T Preferred Stock through March 31, 2009.

Components of Capital Under Regulatory Guidelines

Tier 1 Common and related ratios are non-GAAP measures. A reconciliation of Midwest’s common stockholders’ equity to Tier 1 Common is included in the tables below.

HIGH PARTICIPATION SCENARIO

			Exchange of
		Exchange of	Series T
		Depositary	Preferred
	Actual	Shares for	Stock for	New	Pro Forma
	March 31,	Common	Common	Equity	March 31,
	2009	Stock(1)	Stock(2)	Investments(3)	2009

Tier 1 Common
Common stockholders’ equity	$178,094	$43,125	$77,268	$94,500	$392,987
Less: Core deposit and other intangibles, net	(14,110)				(14,110)
Less: Goodwill	(78,862)				(78,862)
Less: Disallowed tax assets	(47,554)				(47,554)
Less: Prior service cost and decrease in projected benefit obligation(4)	658				658
Plus: Unrealized losses on securities	(390)				(390)
Less: Unrealized losses on equity securities	(1,055)				(1,055)

Total Tier 1 Common	36,781	43,125	77,268	94,500	251,674

Qualifying perpetual preferred securities	122,976	(43,125)	(79,851)	—	—
Qualifying trust preferred securities	59,000				59,000
Qualifying minority interests in consolidated subsidiaries	94				94

Total Tier 1 Capital(4)	218,851	—	(2,583)	94,500	310,768

Allowance for loan losses	53,011				53,011
Reserve for unfunded commitments	1,300				1,300
Disallowed allowance	(17,190)				(17,190)
Qualifying subordinated debt	15,000				15,000

Total risk-based capital(4)	$270,972	$—	$(2,583)	$94,500	$362,889

(1)	Represents proposed exchange of outstanding Depositary Shares.

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the U.S. Treasury for another class of mandatory convertible preferred stock, and conversion of this new class of preferred stock into shares of Common Stock.

(3)	Represents proposed issuance of $100 million of Common Stock at $.01 par value, assuming 5.5% in transaction costs.

(4)	As stated in amended FR Y-9C Regulatory Report for the period ending March 31, 2009.

LOW PARTICIPATION SCENARIO

			Exchange of
		Exchange of	Series T
		Depositary	Preferred
	Actual	Shares for	Stock for	New	Pro Forma
	March 31,	Common	Common	Equity	March 31,
	2009	Stock(1)	Stock(2)	Investments(3)	2009

Tier 1 Common
Common stockholders’ equity	$178,094	$15,956	$77,268	$94,500	$365,818
Less: Core deposit and other intangibles, net	(14,110)				(14,110)
Less: Goodwill	(78,862)				(78,862)
Less: Disallowed tax assets	(47,554)				(47,554)
Less: Prior service cost and decrease in projected benefit obligation(4)	658				658
Plus: Unrealized losses on securities	(390)				(390)
Less: Unrealized losses on equity securities	(1,055)				(1,055)

Total Tier 1 Common	36,781	15,956	77,268	94,500	224,505

Qualifying perpetual preferred securities	122,976	(15,956)	(79,851)	—	27,169
Qualifying trust preferred securities	59,000				59,000
Qualifying minority interests in consolidated subsidiaries	94				94

Total Tier 1 Capital(4)	218,851	—	(2,583)	94,500	310,768

Allowance for loan losses	53,011				53,011
Reserve for unfunded commitments	1,300				1,300
Disallowed allowance	(17,190)				(17,190)
Qualifying subordinated debt	15,000				15,000

Total risk-based capital(4)	$270,972	$—	$(2,583)	$94,500	$362,889

(1)	Represents proposed partial exchange of outstanding Depositary Shares.

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the U.S. Treasury for another class of mandatory convertible preferred stock, and conversion of this new class of preferred stock into shares of Common Stock.

(3)	Represents proposed issuance of $100 million of Common Stock at $.01 par value, assuming 5.5% in transaction costs.

(4)	As stated in amended FR Y-9C Regulatory Report for the period ending March 31, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

The Company’s principal business is conducted by the Bank which provides of a full range of community-based financial services, including commercial and retail banking. The profitability of the Company’s operations depends primarily on its net interest income, provision for loan losses, noninterest income, noninterest expenses, and income taxes. Net interest income is the difference between the income the Company receives on its loan and securities portfolios and its cost of funds, which consists of interest paid on deposits and borrowings. The provision for loan losses reflects the cost of credit risk in the Company’s loan portfolio. Noninterest income consists of service charges on deposit accounts, securities gains or losses or impairments, net trading profits or losses, gains or losses on sales of loans, insurance and brokerage commissions, trust income, increase in cash surrender value of life insurance, gains on sale of property and extinguishment of debt, and other noninterest income. Noninterest expenses include salaries and employee benefits, occupancy and equipment expenses, professional services, marketing expenses, amortization of intangible assets, goodwill impairment, loss on extinguishment of debt, merger-related expenses, and other noninterest expenses. The Company is subject to state and federal income taxes.

Net interest income is dependent on the amounts of and yields on interest-earning assets as compared to the amounts of and rates on interest-bearing liabilities. Net interest income is sensitive to changes in market interest rates and is dependent on the Company’s asset/liability management procedures to react appropriately to such changes. The provision for loan losses is based upon management’s assessment of the collectibility of the loan portfolio under current economic conditions. Noninterest expenses are influenced by the growth of operations. Growth in the number of account relationships directly affects such expenses as data processing costs, supplies, postage, and other miscellaneous expenses. The provision for income taxes is affected by tax law and regulation, accounting principles and policies, and income tax strategies. See Note 2 and Note 22 of the Notes to our Consolidated Financial Statements for the fiscal year ended December 31, 2008 included in this prospectus beginning on page F-20.

The following discussion and analysis is intended as a review of significant factors affecting the financial condition and results of operations of the Company for the periods indicated. The discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the Selected Consolidated Financial Data presented herein. In addition to historical information, the following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed herein.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, changes in these assumptions and estimates could significantly affect the Company’s financial position or results of operations. Actual results could differ from those estimates. Discussed below are those critical accounting policies that are of particular significance to the Company.

Allowance for Loan Losses:  The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The Company’s methodology for determining the allowance for loan losses represents an estimation performed pursuant to SFAS No. 5, “Accounting for Contingencies,” and SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The allowance reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on regular analyses of all loans over $300,000 where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. The allowance for loan losses also includes consideration of concentrations and changes in portfolio mix and volume and other qualitative factors. In addition, regulatory agencies, as an integral part of their examinations, may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment. The process for determining the allowance (which management believes adequately considers all of the potential factors which potentially result in credit losses) includes subjective elements and, therefore, may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provisions for credit losses could be required that could adversely affect the Company’s earnings or financial position in future periods.

A loan is impaired when full payment of all principal and interest under the original loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Income Taxes:  The Company recognizes expense for federal and state income taxes currently payable as well as for deferred federal and state taxes for estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the consolidated balance sheets, as well as loss carryforwards and tax credit carryforwards. Realization of deferred tax assets is dependent upon generating sufficient taxable income in either the carryforward or carryback periods to cover net operating losses generated by the reversal of temporary differences. A valuation allowance is provided by way of a charge to income tax expense if it is determined that it is not more likely than not that some or all of the deferred tax asset will be realized. If different assumptions and conditions were to prevail, the valuation allowance may not be adequate to absorb unrealized deferred taxes and the amount of income taxes payable may need to be adjusted by way of a charge or credit to expense. Furthermore, income tax returns are subject to audit by the IRS and state taxing authorities. Income tax expense for current and prior periods is subject to adjustment based upon the outcome of such audits. The Company believes it has adequately accrued for all probable income taxes payable. Accrual of income taxes payable and valuation allowances against deferred tax assets are estimates subject to change based upon the outcome of future events.

The Company has entered into tax allocation agreements with its subsidiary entities included in the consolidated US federal and unitary and combined state income tax returns. These agreements govern the timing and amount of income tax payments required by the various entities.

In June 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in the application of income tax laws, providing a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax positions taken or expected to be taken in income tax returns. The Company’s adoption of FIN 48 on January 1, 2007 did not have a material impact on the Company’s consolidated financial position and results of operations. See Note 22 — Income Taxes of the Notes to the consolidated financial statements for more details.

Evaluation of Securities for Impairment:  Securities are classified as held-to-maturity when the Company has the ability and intent to hold those securities to maturity. Accordingly, they are stated at cost adjusted for amortization of premiums and accretion of discounts. Securities are classified as available-for-sale when the Company may decide to sell those securities due to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income (loss). Interest income is reported net of amortization of premium and accretion of discount. Realized gains and losses on the disposition of securities available-for-sale are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are recognized in earnings as realized losses. In estimating other than temporary losses, management considers (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Accounting Pronouncements

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” to provide guidance in the process of quantifying financial statement misstatements. SAB No. 108 requires registrants to quantify an error under two methods: (1) quantify the misstatement based on the amount of the error originating in the current-year income statement (“Rollover Approach”) and (2) quantify the misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current-year irrespective of the misstatement’s year(s) origination (“Iron Curtain Approach”). Consequently, a registrant’s financial statements would require adjustment when either approach results in quantifying a misstatement that is material, after considering all relevant quantitative and qualitative factors. SAB No. 108 was effective for financial statements issued for fiscal years ending after November 15, 2006. The application of SAB No. 108 as of January 1, 2007 did not have any impact on the Company’s results of operations or financial position.

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” on January 1, 2008, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements where the Financial Accounting Standards Board (“FASB”) had previously concluded in those pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new financial assets or liabilities to be measured at fair value. In February 2008, FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157.” This FSP delays the effective dates of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. In October 2008, the FASB issued Staff Position 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (“FSP No. 157-3”), which clarifies the application of SFAS No. 157 in an inactive market and provides an illustrative example to demonstrate how the fair value of a financial asset is to be determined when the market for that financial asset is not active. FSP No. 157-3 became effective for the Company’s interim financial statements as of September 30, 2008 and did not significantly impact the methods by which the Company determines the fair values of its financial assets. On April 9, 2009, the FASB issued Staff Position 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. 157-4”), which indicates that if an entity determines that either the volume and/or level of activity for an asset or liability has significantly decreased or price quotations or observable inputs are not associated with orderly transactions, increased analysis and management judgement will be required to estimate fair value. Valuation techniques such as an income approach might be appropriate to supplement or replace a market approach in those circumstances. FSP No. 157-4 requires entities to disclose in interim and annual periods the inputs and valuation techniques used to measure fair value along with any changes in valuation techniques and related inputs during the period. FSP No. 157-4 is effective for interim and annual periods ending after June 15, 2009. Accordingly, the Company included these new disclosures beginning April 1, 2009. See Note 17 — Fair Value for more information.

On April 9, 2009, the FASB issued Staff Position No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP No. 107-1”), which relates to fair value disclosures in public entity financial statements for financial instruments that are within scope of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” This guidance increases the frequency of fair value disclosures from annual only to quarterly. FSP No. 107-1 is effective for interim and annual periods ending after June 15, 2009. The adoption of FSP No. 107-1 will not have a material effect on the Company’s results of operations or consolidated financial position, but will enhance required disclosures. Accordingly, the Company included these new disclosures beginning April 1, 2009.

On April 9, 2009, FASB issued Staff Position No. 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP No. 115-2”). This new guidance revises the recognition and reporting requirements for other-than-temporary impairments of debt securities. FSP No. 115-2 eliminates the “ability and intent to hold” provision for debt securities and impairment is considered to be other than temporary if a company (i) intends to sell the security, (ii) more likely than not will be required to sell the security before recovering its cost, or (iii) does not expect to recover the security’s entire amortized cost. This guidance also eliminates the “probability” standard relating to the collectibility of cash flows and impairment is considered to be other than temporary if the present value of cash flows expected to be collected is less than the amortized cost (credit loss). Other-than-temporary losses also need to be separated between the amount related to credit loss (which is recognized in current earnings) and the amount related to all other factors (which is recognized in other comprehensive income). FSP No. 115-2 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of FSP No. 115-2 did not have a material effect on the Company’s results of operations or consolidated financial position.

In December 2007, FASB issued SFAS No. 141(R), “Business Combinations,” which replaces the current standard on business combinations, modifies the accounting for business combinations and requires, with limited exceptions, the acquirer in a business combination to recognize all of the assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree at the acquisition-date, at fair value. SFAS No. 141(R) also requires certain contingent assets and liabilities acquired as well as contingent consideration to be recognized at fair value. In addition, the statement requires payments to third parties for consulting, legal, audit, and similar services associated with an acquisition to be recognized as expenses when incurred rather than capitalized as part of the cost of the acquisition. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008 and early adoption is not permitted. The adoption of SFAS No. 141(R) on January 1, 2009 did not have a material effect on the Company’s results of operations or consolidated financial position.

In June 2008, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF No. 07-5”). EITF No. 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF No. 07-5 applies to any freestanding financial instrument or embedded feature that has all of the characteristics of a derivative or freestanding instrument that is potentially settled in an entity’s own stock (with the exception of share-based payment awards within the scope of SFAS 123(R)). To meet the definition of “indexed to own stock,” an instrument’s contingent exercise provisions must not be based on (a) an observable market, other than the market for the issuer’s stock (if applicable), or (b) an observable index, other than an index calculated or measured solely by reference to the issuer’s own operations, and the variables that could affect the settlement amount must be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares. EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of EITF No. 07-5 did not have a material effect on the Company’s results of operations or consolidated financial position.

In June 2008, the FASB issued Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, “Earnings per Share.” FSP EITF No. 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. All prior-period earnings per share data has been adjusted retrospectively to conform with the provisions of this FSP.

The adoption of FSP EITF 03-6-1 did not have a material effect on the Company’s results of operations or consolidated financial position.

In December 2008, the FASB issued FASB Staff Position FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP No. FAS 140-4 and FIN 46(R)-8”). FSP No. FAS 140-4 and FIN 46(R)-8 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” and FIN No. 46, “Consolidation of Variable Interest Entities,” requiring additional disclosures about transfers of financial assets and the involvement with variable interest entities. These additional disclosures are intended to provide greater transparency about a transferor’s continuing involvement with transferred assets and variable interest entities. FSP No. FAS 140-4 and FIN 46(R)-8 is effective for fiscal years ending after December 15, 2008. The adoption of FSP No. FAS 140-4 and FIN 46(R)-8 did not have a material effect on the Company’s results of operations or consolidated financial position.

Recent Developments

On July 28, 2009, we announced the adoption of our Capital Plan. See “Summary — Our Capital Plan.”

On July 28, 2009, the Board of Directors of the Bank and the Company accepted the resignation of three directors, reducing the Boards from eleven to eight members. The departing directors — Angelo A. DiPaolo, Dennis M. O’Hara and Joseph R. Rizza — provided many years of valued service to the Bank and the Company. The Company also announced cost reduction initiatives accomplished through a reduction in force of over 100 employees, to be completed by September 30, 2009, salary reductions for employees led by top executives’ salaries decreasing 7% to 10%, suspension of certain benefits, elimination of discretionary projects and initiatives and an increased focus on expense control.

On May 6, 2009, the Company announced that Roberto R. Herencia was named president and Chief Executive Officer of the Company and the Bank, replacing J. J. Fritz, who became senior executive vice president of Midwest Banc Holdings. Mr. Herencia, who also was appointed to the board of directors of the Company and the Bank, was formerly president and director of Banco Popular North America based in Chicago and executive vice president of Popular, Inc., the parent company. See “Management.”

The Company also announced on May 6, 2009, that the board of directors made the decision to suspend the dividend on the $43.1 million of Series A Preferred Stock; defer the dividend on the $84.8 million of Series T Preferred Stock; and take steps to defer interest payments on its junior subordinated debentures as permitted by the terms of the underlying debentures. Since the May 6th announcement, the Company has begun deferring interest on its $59 million of outstanding junior subordinated debentures.

In response to the financial crises affecting the overall banking system and financial markets, on October 3, 2008, the Emergency Economic Stabilization Act of 2008, EESA, was enacted. Under the EESA, the U.S. Treasury has the authority to, among other things, purchase mortgages, mortgage backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

On October 3, 2008 the Troubled Asset Relief Program, TARP, became effective. The TARP gave the U.S. Treasury authority to deploy up to $700 billion into the financial system with an objective of improving liquidity in capital markets. On October 14, 2008, the U.S. Treasury announced plans to direct $250 billion of this authority into preferred stock investments in financial institutions. The general terms of this preferred stock program are as follows for a participant: pay 5% dividends on the U.S. Treasury’s preferred stock for the first five years and 9% dividends thereafter; cannot increase common stock dividends for three years while U.S. Treasury is an investor without their permission; the U.S. Treasury receives warrants entitling it to buy a participant’s common stock equal to 15% of the U.S. Treasury’s total initial investment in the participant; and the participating company’s executives must agree to certain compensation restrictions, and restrictions on the amount of executive compensation which is tax deductible and other detailed terms and conditions. The terms of this preferred stock program could reduce investment returns to participating companies’ stockholders by restricting dividends to common stockholders, diluting existing stockholders’ interests, and restricting capital management practices. The TARP capital purchase program, CPP, is a voluntary program designed to help healthy institutions build capital to support the U.S. economy by increasing the flow of financing to U.S. businesses and consumers.

Although the Company then exceeded all applicable regulatory capital requirements, it submitted an application for participation in the CPP and, on December 5, 2008, it sold 84,784 shares of Series T Preferred Stock to the U.S. Treasury for an aggregate purchase price of $84.784 million and issued a warrant to the U.S. Treasury which will allow it to acquire 4,282,020 shares of its common stock for $2.97 per share. The Series T Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series T Preferred Stock may be redeemed by the Company after three years. Prior to the end of three years, the Series T Preferred Stock may be redeemed by the Company only with proceeds from the sale of qualifying equity securities. The senior preferred stock is non-voting, other than class voting rights on certain matters that could amend the rights of or adversely affect the stock.

If the Company completes one or more qualified equity offerings on or prior to December 31, 2009 that result in its receipt of aggregate gross proceeds of not less than $84.784 million, which is equal to 100% of the aggregate liquidation preference of the Series T Preferred Stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 2,141,010 shares. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event the Company pays stock dividends or makes distributions of its common stock, subdivide, combine or reclassify outstanding shares of its common stock. As part of our Capital Plan, we intend to seek the exchange of the Series T Preferred Stock for another class of mandatorily convertible preferred stock to be issued to the U.S. Treasury under CAP. See “Summary — Our Capital Plan.”

The EESA included a provision for an increase in the amount of deposits insured by the FDIC to $250,000 until December 2009. On October 14, 2008, the FDIC announced a new program, the Temporary Liquidity Guarantee Program, that provides unlimited deposit insurance on funds in noninterest-bearing transaction deposit accounts not otherwise covered by the existing deposit insurance limit of $250,000. The Company has elected to participate in the Temporary Liquidity Guarantee Program and incur a 10 basis point surcharge as a cost of participation. The behavior of depositors in regard to the level of FDIC insurance could cause the Company’s existing customers to reduce the amount of deposits held at the Company, or could cause new customers to open deposit accounts. The level and composition of the Company’s deposit portfolio directly impacts its funding cost and net interest margin.

The EESA followed, and has been followed by, numerous actions by the Federal Reserve, the U.S. Congress, U.S. Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.

On February 17, 2009, President Barack Obama signed the American Recovery and Reinvestment Act of 2009, ARRA, more commonly known as the economic stimulus or economic recovery package. ARRA includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health and education needs. In addition, ARRA imposes new executive compensation and corporate governance limits on current and future participants in TARP, including the Company, which are in addition to those previously announced by U.S. Treasury. The new limits remain in place until the participant has redeemed the preferred stock sold to U.S. Treasury, which is now permitted under ARRA without penalty and without the need to raise new capital, subject to U.S. Treasury’s consultation with the recipient’s appropriate federal regulator.

Among the provisions in the ARRA are restrictions affecting financial institutions that are participating in the CPP. These provisions are set forth in the form of amendments to the EESA. The amendments provide that during the period in which any TARP obligation is outstanding (other than those relating to warrants), TARP recipients are subject to standards for executive compensation and corporate governance to be set forth in regulations to be issued by the U.S. Treasury. Among these provisions included in ARRA are the following:

•	a limitation on incentive compensation paid or accrued to the top five executive officers based on the amount of TARP funds that the Company received. Under the provision, incentive compensation paid to such individuals may not exceed one-third of the individual’s annual compensation. It must be paid in restricted stock that does not fully vest during the period in which any obligation arising from financial assistance provided under TARP remains outstanding;

•	an expansion of the prohibitions on certain golden parachute payments to cover any severance payment for a departure for any reason (subject to certain limited exceptions) made to the senior executives named in the 2009 proxy statement and the next five highest paid employees;

•	a requirement that the chief executive officer and chief financial officer provide a written certification of compliance with certain executive compensation and corporate governance provisions in annual securities filings;

•	a requirement that companies adopt a company-wide policy regarding excessive or luxury expenditures as they relate to entertainment, renovations to offices or facilities, and aviation and other transportation services; and

•	a requirement that companies permit a separate non-binding stockholder vote to approve the compensation of senior executive officers.

See “Business — Supervision and Regulation — Recent Developments” for further discussion of recent developments concerning regulatory restrictions or executive compensation.

On February 27, 2009, the FDIC board agreed to impose an emergency special assessment of 20 basis points on all banks to restore the Deposit Insurance Fund to an acceptable level. The assessment, which would be payable on September 30, 2009, is in addition to a planned increase in premiums and a change in the way regular premiums are assessed, which the board also approved on that date. This emergency special assessment for the Company, if assessed in accordance with the February 27, 2009 directive, is projected to be $5.0 million based on March 31, 2009 data.

2008 Developments

The Company recognized a non-cash, non-operating, other-than-temporary impairment charge of $47.8 million at September 30, 2008 on certain FNMA and FHLMC preferred equity securities similar to the impairment charge of $17.6 million taken in the first quarter of 2008. In September 2008, the Company sold a portion of its FNMA and FHLMC preferred equity securities recognizing a $16.7 million loss. It also recognized an impairment charge $80.0 million on its goodwill intangible asset based upon an appraisal by an independent third party. The decline in value was primarily the result of a decline in market capitalization. During 2008, the Company recognized net loan charge-offs of $54.1 million and recorded a $71.8 million loan loss provision, reflecting management’s updated assessments of impaired loans and concerns about the continued deterioration of economic conditions. During the first quarter of 2008, the Company also incurred a $7.1 million loss on the early extinguishment of debt arising from the prepayment of $130.0 million in FHLB advances, and recognized a $15.2 million gain on the sale of real estate.

On December 16, 2008, the Board of Directors of the Company and the Bank elected Percy L. Berger Chairman of the Board of Directors of the Company and the Bank effective December 31, 2008. Mr. Berger replaced Homer J. Livingston, Jr. who resigned as a Director and Chairman effective December 31, 2008.

2007 Developments

On October 1, 2007, the Company completed its acquisition of Northwest Suburban in a cash and stock merger transaction. At acquisition, Northwest Suburban had total assets of $546.2 million. The agreement and plan of merger provided that the Company’s stock comprised up to 45% of the purchase price, at an exchange ratio of 2.4551 shares of Company common stock for each Northwest Suburban common share, and that the remainder be paid in cash at the rate of $42.75 for each share of Northwest Suburban common stock. The Company issued 3.7 million shares of common stock, paid $81.2 million in cash, and incurred $414,000 in costs that were capitalized for a total purchase price of $136.7 million. Mr. Dennis M. O’Hara, a director of Northwest Suburban, joined the Board of Directors of the Company and the Bank upon closing. Mr. John G. Eilering, Northwest Suburban’s Chairman and Chief Executive Officer joined the Bank as Area President — Northwest. Mr. Stephan L. Markovits, President of Northwest Suburban joined the Bank as Executive Vice President — Commercial Lending. The systems conversions were successfully completed during the weekend of October 27. The Company used the proceeds from a $75.0 million term note under a borrowing facility it has with a correspondent bank to pay for a portion of the cash requirement of the acquisition. The term note had an initial rate of one-month LIBOR plus 140 basis points and matures on September 28, 2010.

This acquisition added five more branches and made the Company, based on deposits, the 17th largest bank in the Chicago area as well as expanding the Company’s geographic footprint in the northwest suburbs. Northwest Suburban’s branch locations in Des Plaines, Lakemoor, Lake Zurich, Mount Prospect, and North Barrington provide a complimentary addition to the Company’s branches in northwest Cook, DuPage, Kane, Lake, and McHenry counties. In addition, the Company believes that this acquisition will contribute to expansion and diversification of its loan portfolio, its deposit base, and its noninterest income. All key sales professionals from Northwest Suburban were retained.

In December 2007, the Company raised $41.4 million in new equity capital, net of issuance costs, through an offering of 1,725,000 depositary shares, each representing 1/100th of a share of its Series A noncumulative redeemable convertible perpetual preferred stock, at $25.00 per depositary share. The infusion of capital strengthened the Company’s balance sheet as well as allowed it to partially pay down balances outstanding on its term note and revolving line of credit and contribute capital to the Bank.

Consolidated Results of Operations

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

Set forth below are some highlights of first quarter 2009 results compared to the first quarter of 2008.

•	Basic and diluted loss per share for the three months ended March 31, 2009 and 2008 was $0.27 and $0.22 per share, respectively.

•	Net loss for the first quarter of 2009 was $5.3 million compared to $5.4 million for the first quarter of 2008. The first quarter of 2009 included a $13.0 million provision for loan losses. The first quarter of 2008 reflected a $17.6 million impairment charge on securities, a $7.1 million loss on the early extinguishment of debt and a $15.2 million gain on the sale of a branch property.

•	Net interest income decreased 5.0% to $21.1 million in the first quarter of 2009 compared to $22.2 million in the first quarter of 2008, primarily as a result of the decline in interest income on loans caused by decreases in the prime interest rate in 2008.

•	The net interest margin continues to be under pressure at 2.63% for the three months ended March 31, 2009 compared to 2.82% for the similar period of 2008, largely due to lower yields on earning assets caused by reductions in prime rate.

•	The annualized return on average assets was (0.59)% for the three months ended March 31, 2009 and 2008.

•	The annualized return on average equity for the three months ended March 31, 2009 was (7.12)% compared to (5.69)% for the similar period in 2008.

•	The provision for loan losses increased by $7.6 million, to $13.0 million, in the first quarter of 2009 compared to $5.4 million for the comparable period in 2008, reflecting management’s current updated assessments of impaired loans and concerns about the continued deterioration of economic conditions.

•	Noninterest income was $3.3 million for the three months ended March 31, 2009 compared to $1.8 million over the comparable period in 2008. Excluding the impairment charge on securities and the gain on the sale of real estate, noninterest income was $4.2 million for the first quarter of 2008.

•	Noninterest expenses were $21.8 million during the first quarter of 2009 compared to $28.6 million for the similar period in 2008. Excluding the loss on the early extinguishment of debt and merger related charges, noninterest expense increased by $273,000 compared to the first quarter of 2008.

Set forth below are some highlights of first quarter 2009 results compared to the fourth quarter of 2008.

•	Basic and diluted loss per share for the three months ended March 31, 2009 were $0.27 compared to earnings per share of $0.11 for three months ended December 31, 2008.

•	Net loss for the first quarter of 2009 was $5.3 million compared to net income of $4.4 million for the fourth quarter of 2008. Income tax benefits of $16.6 million related to securities losses recognized in the third quarter of 2008 were recorded in the fourth quarter of 2008 due to subsequent tax law changes. Without this adjustment, a net loss of $12.2 million would have resulted for the fourth quarter of 2008.

•	Net interest income increased by $1.3 million to $21.1 million in the first quarter of 2009 compared to $19.8 million in the fourth quarter of 2008, primarily as a result of lower cost of funds.

•	The net interest margin increased to 2.63% for the three months ended March 31, 2009 compared to 2.51% for the fourth quarter of 2008, mainly due to average rates paid on interest-bearing liabilities falling more than the yields on earning assets.

•	The annualized return on average assets for the three months ended March 31, 2009 was (0.59)% compared to 0.49% for the fourth quarter of 2008. Excluding the income tax benefit of $16.6 million, the annualized return on average assets would have been (1.35)% for the fourth quarter of 2008.

•	The annualized return on average equity for the three months ended March 31, 2009 was (7.12)% compared to 7.17% for the fourth quarter of 2008. Excluding the income tax benefit of $16.6 million, the annualized return on average equity would have been (19.72)% for the fourth quarter of 2008.

•	The provision for loan losses was $13.0 million in the first quarter of 2009 compared to $20.0 million for the fourth quarter of 2008, reflecting management’s current updated assessments of impaired loans and concerns about the continued deterioration of economic conditions.

•	Noninterest income was $3.3 million for the three months ended March 31, 2009 and $3.7 million in the fourth quarter of 2008.

•	Noninterest expenses were $21.8 million during the first quarter of 2009 compared to $25.7 million in the fourth quarter of 2008.

Net Interest Income

The following table sets forth the average balances, net interest income on a tax equivalent basis and expense and average yields and rates for the Company’s interest-earning assets and interest-bearing liabilities for the indicated periods.

	For the Three Months Ended
	March 31, 2009			March 31, 2008			December 31, 2008
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

Interest-Earning Assets:
Federal funds sold and interest-bearing deposits due from banks	$4,787	$37	3.09%	$21,939	$148	2.70%	$18,748	$54	1.15%
Securities:
Taxable(1)	629,783	6,940	4.41	704,119	9,566	5.43	610,160	7,381	4.84
Exempt from federal income taxes(1)	58,551	846	5.78	61,847	920	5.95	58,670	848	5.78

Total securities	688,334	7,786	4.52	765,966	10,486	5.48	668,830	8,229	4.92
FRB and FHLB stock	31,698	190	2.40	29,230	183	2.50	31,698	190	2.40
Loans (collateral-based classification):
Commercial loans(1)(3)(4)	530,467	6,588	4.97	499,461	8,777	7.03	522,576	7,193	5.51
Commercial real estate loans(1)(3)(4)(6)	1,663,760	24,230	5.83	1,632,063	27,095	6.64	1,643,386	24,396	5.94
Agricultural loans(1)(3)(4)	7,516	119	6.33	5,412	92	6.80	7,054	113	6.41
Consumer real estate loans(3)(4)(6)	335,768	3,566	4.25	311,796	4,711	6.04	319,888	3,804	4.76
Consumer installment loans(3)(4)	6,259	107	6.84	11,098	195	7.03	6,898	118	6.84

Total loans	2,543,770	34,610	5.44	2,459,830	40,870	6.65	2,499,802	35,624	5.70

Total interest-earning assets	$3,268,589	$42,623	5.22%	$3,276,965	$51,687	6.31%	$3,219,078	$44,097	5.48%
Noninterest-Earning Assets:
Cash	$69,006			$55,634			$63,352
Premises and equipment, net	38,166			41,325			38,208
Allowance for loan losses	(46,503)			(27,287)			(41,522)
Other assets	319,615			339,632			311,197

Total noninterest-earning assets	380,284			409,304			371,235
Total assets	$3,648,873			$3,686,269			$3,590,313

Interest-Bearing Liabilities:
Deposits:
Demand deposits	$173,291	$256	0.59%	$217,515	$746	1.37%	$176,803	$317	0.72%
Money-market demand and savings accounts	351,778	753	0.86	411,091	1,828	1.78	334,217	785	0.94
Time deposits	1,618,236	12,676	3.13	1,470,272	16,515	4.49	1,637,302	14,422	3.52

Total interest-bearing deposits	2,143,305	13,685	2.55	2,098,878	19,089	3.64	2,148,322	15,524	2.89
Borrowings:
Federal funds purchased and repurchase agreements	333,990	3,234	3.87	402,774	3,993	3.97	305,242	3,278	4.30
FHLB advances	363,000	3,029	3.34	315,158	3,482	4.42	380,000	3,126	3.29
Junior subordinated debentures	60,799	739	4.86	60,733	1,045	6.88	60,783	911	6.00
Revolving note payable	8,600	43	2.00	6,368	80	5.03	17,470	204	4.67
Term note payable	55,000	282	2.05	69,835	887	5.08	55,000	616	4.48
Subordinated note payable	15,000	152	4.05	165	3	7.27	15,000	243	6.48

Total borrowings	836,389	7,479	3.58	855,033	9,490	4.44	833,495	8,378	4.02

Total interest-bearing liabilities	$2,979,694	$21,164	2.84%	$2,953,911	$28,579	3.87%	$2,981,817	$23,902	3.21%
Noninterest-Bearing Liabilities:
Demand deposits	$330,957			$316,507			$330,626
Other liabilities	35,203			33,248			32,075

Total noninterest-bearing	366,160			349,755			362,701
Stockholders’ equity	303,019			382,603			245,795

Total liabilities and stockholders’ equity	$3,648,873			$3,686,269			$3,590,313

Net interest income (tax equivalent)(1)(5)		$21,459	2.38%		$23,108	2.44%		$20,195	2.27%

Net interest margin (tax equivalent)(1)			2.63%			2.82%			2.51%
Net interest income(2)(5)		$21,102			$22,216			$19,832

Net interest margin(2)			2.58%			2.71%			2.46%
Average interest-earning assets to
Interest-bearing liabilities	109.70%			110.94%			107.96%

(1)	Adjusted for 35% tax rate and the dividends-received deduction where applicable.

(2)	Not adjusted for 35% tax rate or for the dividends-received deduction.

(3)	Nonaccrual loans are included in the average balance; however, these loans are not earning any interest.

(4)	Includes loan fees of $476, $615, and $578 for the three months ended March 31, 2009, March 31, 2008, and December 31, 2008, respectively.

(5)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented (in thousands):

	For the three months ended,
	March 31, 2009	March 31, 2008	December 31, 2008

Net interest income	$21,102	$22,216	$19,832
Tax equivalent adjustment to net interest income	357	892	363

Net interest income, tax equivalent basis	$21,459	$23,108	$20,195

(6)	Includes construction loans.

Net interest income is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings. Net interest margin represents net interest income on a tax equivalent basis as a percentage of average earning assets during the period.

Net interest income decreased by $1.1 million, or 5.0%, to $21.1 million in the first quarter of 2009 compared to the same period in 2008 but increased by $1.3 million, or 6.4%, compared to the previous quarter. The net interest margin, on a tax equivalent basis, increased to 2.63% compared to 2.51% for the prior quarter, mainly due to average rates paid on interest-bearing liabilities falling more than the yields on earning assets. Compared to the first quarter of 2008, the net interest margin decreased to 2.63% from 2.82%, largely as a result of lower yields on earning-assets due to the drops in prime rate in the previous year.

Trends in average earning assets include:

•	Yields on average earning assets decreased by 109 basis points in the first quarter of 2009 compared to the first quarter of 2008, and average balances of earning assets decreased by $8.4 million. Yields on average earning assets decreased by 26 basis points compared to the fourth quarter of 2008, but average balances of earning assets increased by $49.5 million.

•	Average yields on loans for the first quarter of 2009 decreased by 121 basis points to 5.44% compared to the same period in 2008 and decreased by 26 basis points compared to the prior quarter. This decline in yields was primarily due to the re-pricing of the variable rate loans resulting from decreases in the prime rate. Beginning in the fourth quarter of 2008, most new and renewing variable rate loans have floors in place to help mitigate future decreases in market rates. The rate floors of most renewing variable rate loans are expected to be set above the previous rates of those loans. Average loans were $83.9 million higher in the quarter ended March 31, 2009 than the same period in 2008. Compared to the fourth quarter of 2008, average loan balances increased $44.0 million.

•	Yields on average securities decreased 96 basis points, mainly due to the decrease in dividends on FNMA and FHLMC preferred stock. Average securities balances decreased by $77.6 million in the first quarter of 2009 compared to the similar period in 2008, primarily the result of the impairment charges on FNMA and FHLMC preferred stock. Yields on average securities decreased by 40 basis points compared to the fourth quarter of 2008, while average balances decreased by $19.5 million.

Trends in average interest-bearing liabilities include:

•	The Company’s cost of funds decreased by 103 and 37 basis points compared to the same period of 2008 and, the last quarter of 2008, respectively, mainly due to the drop in prime and LIBOR rates. Average interest-bearing liabilities increased by $25.8 million for the first quarter of 2009 compared to the first quarter of 2008 but decreased slightly by $2.1 million compared to the prior quarter.

•	Average interest-bearing deposits increased by $44.4 million while average rates decreased 109 basis points for the first quarter of 2009 compared to the similar period of 2008. Average rates paid on interest-bearing deposits decreased by 34 basis points and average balances decreased by $5.0 million compared to the fourth quarter of 2008.

•	Average interest-bearing demand deposit, money market, and savings accounts increased by $14.0 million compared to the fourth quarter of 2008 but decreased by $103.5 million compared to the first quarter of 2008.

•	The costs of average borrowings decreased by 86 basis points in the first quarter of 2009 compared to the same period in 2008, while average balances decreased by $18.6 million. Average borrowings increased slightly by $2.9 million in the first quarter of 2009 over the last quarter of 2008, while yields decreased by 44 basis points to 3.58%, largely due to decreases in short-term LIBOR rates.

•	At the end of the first quarter of 2008, the Company prepaid $130.0 million in FHLB advances at a weighted average rate of 4.94% and recognized a loss on the early extinguishment of debt of $7.1 million. The Company replaced these borrowings at a weighted average rate of approximately 2.57%. Average rates paid on FHLB advances decreased by 108 basis points in the first quarter of 2009 compared to the same period in 2008.

Noninterest Income

Set forth below is a summary of the first quarter 2009 noninterest income activity compared to the first and fourth quarters of 2008.

•	Noninterest income was $3.3 million for the three months ended March 31, 2009 compared to $3.7 million for the fourth quarter of 2008 and $1.8 million for the same period in 2008, which includes significant transactions described below.

•	The Company recognized an impairment charge on securities of $17.6 million and a gain on the sale of property of $15.2 million in the first quarter of 2008. Excluding the impairment charge on securities and the gain on the sale of property, noninterest income was $4.2 million for the first quarter of 2008.

•	The annualized noninterest income to average assets ratio was 0.37% for the three months ended March 31, 2009 compared to 0.20% for the same period in 2008 and 0.41% for the three months ended December 31, 2008. Excluding the impairment charge on securities and the gain on the sale of property, the annualized noninterest income to average assets ratio was 0.46% for the first quarter of 2008.

•	Service charges on deposits decreased slightly by $69,000, or 3.5%, to $1.9 million in the first quarter of 2009 compared to the first quarter of 2008, largely due to the decrease in core deposits, and remained flat compared to the fourth quarter of 2008.

•	Trust income decreased by $167,000 in the first quarter of 2009 compared to the same period in 2008 but increased by $41,000 compared to the fourth quarter of 2008. Trust assets under management fell from $253.7 million at March 31, 2008 to $146.4 million at March 31, 2009, partially due to market value decreases and loss of accounts. Trust income is largely based on a percentage of assets under management.

•	Insurance and brokerage commissions for the three months ended March 31, 2009 were down $240,000, or 42.9%, compared to the similar period in 2008, mostly due to the difficult economy, but were basically at the same level as the fourth quarter of 2008.

•	Income from the increase in the cash surrender value of life insurance for the three months ended March 31, 2009 was approximately at the same level as the three months ended March 31, 2008 but was $33,000 lower than the fourth quarter of 2008.

Noninterest Expenses

Set forth below is a summary of the first quarter 2009 noninterest expenses compared to the first quarter and fourth quarters of 2008.

•	Total noninterest expenses decreased 23.9%, or $6.8 million, to $21.8 million during the first quarter of 2009 compared to $28.6 million for the similar period in 2008. The Company recognized a loss on the early extinguishment of debt of $7.1 million resulting from the prepayment of $130.0 million in advances from the FHLB in the first quarter of 2008.

•	In comparison to the fourth quarter of 2008, total noninterest expenses decreased $3.9 million, or 15.3%, mainly as a result of lower salaries and benefits and professional services expenses.

•	The annualized noninterest expenses to average assets ratio was 2.42% for the three months ended March 31, 2009 lower that the 3.12% for the same period in 2008 and 2.85% for the three months ended December 31, 2008. Excluding the loss on the early extinguishment of debt and merger related charges, the annualized noninterest expenses to average assets ratio was 2.33% for the first quarter of 2008.

•	Salaries and benefits expense decreased by $2.0 million, or 15.0%, during the first quarter of 2009 compared to the first quarter of 2008 and by $2.7 million, or 19.8%, compared to the fourth quarter of 2008, which was due in large part to the difference in first quarter 2009 officer incentive expense including the reversal of $850,000 accrued in prior periods. This reversal was related to a reduction in previously planned staff bonuses and a recent decision to forego all 2008 bonuses for executive officers.

•	Occupancy and equipment expense increased by $346,000, or 11.9%, to $3.2 million during the first quarter of 2009 compared to the similar period in 2008, mainly as a result of increased building rent and furniture and equipment maintenance expenses, but decreased by $266,000, or 7.6%, compared to the fourth quarter of 2008, mainly due to decreased building maintenance and furniture and equipment depreciation and maintenance expenses.

•	Professional services expense rose by $564,000, or 36.7%, to $2.1 million in the first quarter of 2009 compared to the first quarter of 2008. Professional services expense decreased by $1.1 million, or 35.1%, compared to the fourth quarter of 2008 due to expenses related to legal, printing and consulting fees associated with the TARP and other capital raising efforts in the fourth quarter of 2008.

•	Foreclosed properties expense increased $340,000 and $279,000 in the first quarter of 2009 compared to the first and fourth quarters of 2008, respectively, as a result of an increase in foreclosed assets as well as sales. Foreclosed properties increased by $6.5 million and $16.0 million compared to December 31, 2008 and March 31, 2008, respectively, due to the continued deterioration of economic conditions.

•	Marketing expenses were $112,000 higher in the first quarter of 2009 compared to the same period in 2008 but $154,000 lower than in the fourth quarter of 2008.

•	The Company is focused on identifying corporate-wide cost savings opportunities. It is looking to in-source certain key functions to reduce professional fees and is tightening discretionary spending.

Income Taxes

The Company recorded an income tax benefit of $5.0 million, or 48.4% of income before income taxes, and $4.6 million, or 45.9% of income before income taxes, for the quarters ended March 31, 2009 and 2008, respectively. The change in the effective tax rate is attributed to the amount of pre-tax income and the level of tax credits and tax-exempt income. The Company’s marginal tax rate is approximately 40%.

The difference between the provision for income taxes in the consolidated financial statements and amounts computed by applying the current federal statutory income tax rate of 35% to income before income taxes is reconciled as follows:

	Three Months Ended March 31,
	2009		2008
	(In thousands)

Income taxes computed at the statutory rate	$(3,611)	35.0%	$(3,501)	35.0%
Tax-exempt interest income on securities and loans	(229)	2.2	(197)	2.0
General business credits	(609)	5.9	(130)	1.3
State income taxes, net of federal tax benefit due to state operating loss	(523)	5.1	(732)	7.3
Life insurance cash surrender value increase, net of premiums	(293)	2.8	(300)	3.0
Dividends received deduction	—	—	(301)	3.0
Nondeductible costs and other, net	269	(2.6)	574	(5.7)

Benefit for income taxes	$(4,996)	48.4%	$(4,587)	45.9%

Financial Condition at March 31, 2009

Set forth below are some balance sheet highlights at March 31, 2009 compared to December 31, 2008 and March 31, 2008.

•	Total assets increased $142.9 million to $3.7 billion, or 4.0%, at March 31, 2009 compared to year end 2008 but decreased $17.4 million compared to March 31, 2008.

•	Total loans increased $81.3 million to $2.6 billion at March 31, 2009 compared to year end 2008 and increased $123.3 million over the first quarter of 2008. Loan growth in the first quarter 2009 was facilitated in large part by the new capital raised in December 2008 under the TARP program.

•	Deposits increased by $131.2 million to $2.5 billion at March 31, 2009 compared to year end 2008 and increased by $139.3 million when compared to March 31, 2008. A successful retail certificate of deposit campaign produced over $100.0 million of new deposits.

Set forth below are some highlights regarding asset quality at March 31, 2009 compared to December 31, 2008 and March 31, 2008.

•	Nonaccrual loans were 3.10% of total loans at March 31, 2009, up from 2.43% of total loans at year end and 1.90% at March 31, 2008.

•	Foreclosed properties increased from $12.0 million at year end to $18.5 million at March 31, 2009, mainly due to downturns of two loan relationships.

•	Loan delinquencies of 30-89 days were 1.48% of loans at March 31, 2009, up from 1.03% at December 31, 2008 and 0.82% at March 31, 2008, caused by the continued deterioration of economic conditions.

•	Nonperforming assets were 2.96% of total assets at March 31, 2009, up from 2.36% at year end and 1.33% at March 31, 2008, as a result of the increase in nonaccrual loans and foreclosed properties.

•	The allowance for loan losses was 2.05% of total loans as of March 31, 2009, versus 1.77% at year end 2008 and 0.82% at March 31, 2008, due to a $13.0 million provision in the first quarter of 2009.

•	The allowance for loan losses was 0.66 times nonaccrual loans at March 31, 2009, 0.73 at year end, and 0.43 for the corresponding period of 2008.

Loans

The following table sets forth the composition of the Company’s loan portfolio on a source of repayment basis as of the indicated dates.

	March 31, 2009		December 31, 2008
	Amount	% of Gross Loans	Amount	% of Gross Loans
	(Dollars in thousands)

Commercial	$1,106,164	42.7%	$1,090,078	43.3%
Construction	373,112	14.4	366,178	14.6
Commercial real estate	773,934	29.9	729,729	29.1
Home equity	213,473	8.2	194,673	7.8
Other consumer	6,327	0.2	6,332	0.3
Residential mortgage	118,792	4.6	123,161	4.9

Total loans, gross	2,591,802	100.0%	2,510,151	100.0%
Net deferred fees	(754)		(392)

Total loans, net	$2,591,048		$2,509,759

Total loans increased $81.3 million to $2.6 billion at March 31, 2009 from December 31, 2008, which the Company will continue to moderate through pricing discipline. Set forth below are other highlights of the loan portfolio.

•	Commercial loans increased $16.1 million to $1.1 billion, or 42.7% of the loan portfolio, as of March 31, 2009 from December 31, 2008.

•	Construction loans increased by $6.9 million to $373.1 million, or 14.4% of the loan portfolio, as of March 31, 2009 from $366.2 million and 14.6% at December 31, 2008.

•	Commercial real estate loans increased by $44.2 million to $773.9 million, or 29.9% of the loan portfolio, as of March 31, 2009 from $729.7 million and 29.1% at year end.

•	Home equity loans increased by $18.8 million to $213.5 million, or 8.2% of the loan portfolio, as of March 31, 2009 from $194.7 million at year end.

•	Residential mortgage loans decreased by $4.4 million to $118.8 million as of March 31, 2009 from $123.2 million at year end.

•	The Company does not hold any sub-prime loans in its portfolio.

Allowance for Loan Losses

The allowance for loan losses has been established to provide for those loans that may not be repaid in their entirety for a variety of reasons. The allowance is maintained at a level considered by management to be adequate to provide for probable incurred losses. The allowance is increased by provisions charged to earnings and is reduced by charge-offs, net of recoveries. The provision for loan losses is based upon past loan loss experience and management’s evaluation of the loan portfolio under current economic conditions. Loans are charged to the allowance for loan losses when, and to the extent, they are deemed by management to be uncollectible. The allowance for loan losses is composed of allocations for specific loans and a historical loss based portion for all other loans.

Following is a summary of activity in the allowance for loan losses for the three months ended March 31, 2009 and 2008 (in thousands):

	2009	2008

Balance at beginning of period	$44,432	$26,748
Provision charged to operations	13,000	5,400
Loans charged off	(4,819)	(12,250)
Recoveries	398	446

Net loans (charged off) recoveries	(4,421)	(11,804)

Balance at end of period	$53,011	$20,344

A provision for loan losses of $13.0 million was taken for the first quarter of 2009 compared to $5.4 for the similar period in 2008, reflecting management’s updated assessments of impaired loans and concerns about the continued deterioration of economic conditions. The Company had net charge-offs of $4.4 million for the first quarter of 2009 compared to $11.8 million for the same period in 2008. During the first quarter of 2009, the Company charged off $4.4 million on loans to a long-term commercial customer who was adversely affected by the current economic conditions. At March 31, 2008, the Company charged off $10.8 million of balances related to the Large Problem Credit eliminating a substantial portion of the specific loan loss allowance previously allocated to this credit.

The Company had a reserve for losses on unfunded commitments of $1.3 million at March 31, 2009, up from $1.1 million at December 31, 2008 and $585,000 at March 31, 2008.

The following table sets forth certain asset quality ratios related to the allowance for loan losses on a quarter-to-date basis as of the indicated dates.

	March 31,		December 31,		March 31,
	2009		2008		2008

Net loans charged off to average loans during quarter	0.70%		2.39%		1.93%
Provision for loan losses to total loans	2.03		3.17		0.88
Allowance for loan losses to total loans	2.05		1.77		0.82
Allowance to nonaccrual loans	0.66	x	0.73	x	0.43	x

The Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things; general economic conditions; the type of loan being made; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral. The allowance for loan losses represents the Company’s estimate of the amount deemed necessary to provide for probable future losses to be incurred in the portfolio. In making this determination, the Company analyzes the ultimate collectibility of the loans in its portfolio by incorporating feedback provided by internal loan staff.

On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Each loan officer grades his or her individual commercial credits and the Company’s independent loan review personnel review the officers’ grades. In the event that the loan is downgraded during this review, the loan is included in the allowance analysis at the lower grade.

Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The Company’s methodology for determining the allowance for loan losses represents an estimation performed pursuant to SFAS No. 5, “Accounting for Contingencies,” and SFAS No. 114, “Accounting by Creditors

for Impairment of a Loan.” The allowance reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on regular analyses of all loans over $300,000 where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. The allowance for loan losses also includes consideration of concentrations and changes in portfolio mix and volume and other qualitative factors. In addition, regulatory agencies, as an integral part of their examinations, may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment. The process for determining the allowance (which management believes adequately considers all of the potential factors which potentially result in credit losses) includes subjective elements and, therefore, may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provisions for credit losses could be required that could adversely affect the Company’s earnings or financial position in future periods.

Nonaccrual Loans and Nonperforming Assets

Nonaccrual loans increased by $19.2 million to $80.3 million at March 31, 2009 from December 31, 2008. The commercial loan portfolio experienced the most duress in the first quarter of 2009 with nonaccrual commercial loans increasing by $12.6 million, mostly due to the following three credits:

•	a $6.5 million loan to a company that markets to real estate agents and brokers that has been negatively affected by the real estate downturn;

•	a $2.8 million loan relationship with an energy company currently operating under a forebearance agreement; and

•	a $2.8 million loan relationship with a full-service tradeshow display company where the recent death of the principal caused a disruption in its business operations. This borrower is currently operating under a forebearance agreement.

Foreclosed properties were $18.5 million at March 31, 2009, an increase of $6.5 million compared to year end mainly due to two loan relationships: $5.1 million related to multiple properties including vacant land parcels and an office building and $995,000 related to residential property. Nonperforming assets were $109.9 million at March 31, 2009 compared to $84.1 million at December 31, 2008. The Company had $11.0 million in troubled-debt restructuring to one borrower as of March 31, 2009 and December 31, 2008. These troubled-debt restructured loans were still accruing and no specific allowance was allocated to them at March 31, 2009.

The following table sets forth information on the Company’s nonaccrual loans and nonperforming assets as of the indicated dates.

	March 31,	December 31,	March 31,
	2009	2008	2008
	(Dollars in thousands)

Impaired and other loans 90 days past due and accruing	$—	$—	$—

Nonaccrual loans	$80,332	$61,104	$46,916
Troubled-debt restructuring	11,006	11,006	—

Total nonperforming loans	91,338	72,110	46,916
Foreclosed properties	18,534	12,018	2,527

Total nonperforming assets	$109,872	$84,128	$49,443

Nonaccrual loans to loans	3.10%	2.43%	1.90%
Nonperforming assets to loans and foreclosed properties	4.21	3.34	2.00
Nonperforming assets to assets	2.96	2.36	1.33

In addition to the loans summarized above, at March 31, 2009 and December 31, 2008, the Company had $81.3 million and $71.0 million of loans currently performing that have been internally assigned higher credit risk ratings. The higher risk ratings are primarily due to internally identified specific or collective credit characteristics including decreased capacity to repay loan obligations due to adverse market conditions, a lack of borrower or guarantor’s capital capacity and reduced collateral valuations securing the loans as a secondary source of repayment. These loans continue to accrue interest. Management does not expect losses on these loans, but recognizes that a higher level of scrutiny is prudent under the circumstances.

Securities

The Company manages its securities portfolio to provide a source of both liquidity and earnings. The investment policy is developed in conjunction with established asset/liability committee directives. The investment policy of is reviewed by senior management of the Company in terms of its objectives, investment guidelines and consistency with overall Company performance and risk management goals. The investment policy is formally reviewed and approved annually by the Board of Directors. The asset/liability committee of is responsible for reporting and monitoring compliance with the investment policy. Reports are provided to the asset/liability committee and the Board of Directors of the Company on a regular basis.

The following tables set forth the composition of the securities portfolio by major category as of March 31, 2009.

	March 31, 2009
	Held-to-Maturity		Available-for-Sale		Total
							% of
	Amortized		Amortized		Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost
			(Dollars in thousands)

U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$316,365	$317,791	$316,365	$317,791	44.3%
Obligations of states and political subdivisions	1,251	1,282	57,283	58,338	58,534	59,620	8.2
Mortgage-backed securities	27,831	28,316	289,680	295,134	317,511	323,450	44.4
Equity securities	—	—	2,749	1,007	2,749	1,007	0.4
Other bonds	—	—	19,135	13,588	19,135	13,588	2.7

Total	$29,082	$29,598	$685,212	$685,858	$714,294	$715,456	100.0%

Securities available-for-sale are carried at fair value, with related unrealized net gains or losses, net of deferred income taxes, recorded as an adjustment to equity capital. At March 31, 2009, unrealized gains on securities available-for-sale were $646,000, or $390,000 net of taxes, compared to unrealized losses of $2.4 million, or $1.4 million net of taxes, at December 31, 2008.

Securities available-for-sale increased by $63.9 million, or 10.3%, to $685.9 million at March 31, 2009 from $621.9 million at December 31, 2008. Set forth below are other highlights of the securities portfolio.

•	U.S. Treasury and obligations of U.S. government-sponsored entities increased by $52.4 million to $317.8 million, or 44.3% of the portfolio, at March 31, 2009 compared to $265.4 million at year end. At March 31, 2009, obligations of U.S. government-sponsored entities included $272.9 million of callable debentures with maturities ranging from approximately five to nine years and next call dates ranging from fifteen days to five months.

•	U.S. government agency and government-sponsored entity mortgage-backed securities increased $11.5 million, from $283.7 million at December 31, 2008 to $295.1 million at March 31, 2009.

•	Equity securities increased $77,000 to $1.0 million at March 31, 2009 from December 31, 2008 as a result of the slight increase in fair market value. Equity securities included capital securities of U.S. government-sponsored entities.

•	Other bonds decreased by $1.7 million, or 10.9%, to $13.6 million at March 31, 2009 from $15.2 million at December 31, 2008 as a result of the decline in fair market value.

•	The securities portfolio does not contain any sub-prime or Alt-A mortgage-backed securities.

Securities held-to-maturity decreased $1.2 million, or 3.9%, from $30.3 million at December 31, 2008 to $29.1 million at March 31, 2009, as a result of principal payments received. There were no trading securities held at March 31, 2009 or December 31, 2008.

Certain available-for-sale securities were temporarily impaired at March 31, 2009, primarily due to changes in interest rates as well as current economic conditions that appear to be cyclical in nature. With respect to the largest unrealized loss position, the Company has approximately 157% senior collateral coverage related to this security. The unrealized losses on equity securities relate to the preferred equity securities issued by FNMA and FHLMC which were rated Ca and C by Moody’s and S&P, respectively, as of March 31, 2009. The dividend on these equity securities has been suspended. The Company has both the intent and ability to hold each of the temporarily impaired securities for the time necessary to recover its amortized cost. See Note 3 — Securities to the unaudited consolidated financial statements for more details.

Cash Surrender Value of Life Insurance

The Company’s holdings in bank-owned life insurance (“BOLI”) increased by $842,000 during the first quarter of 2009 compared to year end from regular monthly increases in cash surrender values recognized as noninterest income. The BOLI is intended to produce revenue and offset a portion of future Supplemental Executive Retirement Plan liabilities and other employee benefit plan liabilities.

Deposits and Borrowed Funds

The following table sets forth the composition of the Company’s deposits as of the indicated dates.

	March 31,	December 31,
	2009	2008
	(In thousands)

Noninterest-bearing demand	$343,422	$334,495
Interest-bearing demand	176,049	176,224
Money-market	227,114	208,484
Savings	133,755	129,101
Certificates of deposit less than $100,000	799,908	689,896
Certificates of deposit of $100,000 or more	452,996	435,687
Brokered certificates of deposit	410,761	438,904

Total interest-bearing deposits	2,200,583	2,078,296

Total	$2,544,005	$2,412,791

Total core deposits(1)	$880,340	$848,304

(1)	Consists of noninterest-bearing and interest-bearing demand, money market, and savings.

Total deposits of $2.5 billion at March 31, 2009 represented an increase of $131.2 million, or 5.4%, from December 31, 2008. Changes in the Company’s deposits are noted below.

•	Noninterest-bearing deposits were $343.4 million at March 31, 2009, $8.9 million more than the $334.5 million level at December 31, 2008.

•	Interest-bearing deposits increased 5.9%, or $122.3 million to $2.2 billion at March 31, 2009 compared to December 31, 2008.

•	Core deposits, which consist of demand deposit, interest-bearing demand deposit, money market, and savings accounts, increased $32.0 million to $880.3 million at March 31, 2009 from $848.3 million at December 31, 2008 due to strong sales efforts.

•	Certificates of deposit under $100,000 increased $110.0 million, or 15.9%, from December 31, 2008 to $799.9 million at March 31, 2009, as a result of successful promotions during the first quarter of 2009 producing over $100.0 million of new deposits at rates of 2.25% to 3.50%.

•	Certificates of deposit over $100,000 increased by $17.3 million from December 31, 2008 to $453.0 million at March 31, 2009.

•	Certificates of deposits through the CDARS and Internet networks were $76.9 million at March 31, 2009 compared to $41.6 million at December 31, 2008. These networks allow the Company to access other deposit funding sources.

•	Brokered certificates of deposit decreased $28.1 million, or 6.4%, to $410.8 million at March 31, 2009 compared to year end 2008. The brokered certificates of deposit are comprised of underlying certificates of deposits in denominations of less than $100,000.

The Company continues to participate in the FDIC’s Temporary Liquidity Guarantee Program. This program consists of two components. The first is the Transaction Account Guarantee Program where all noninterest-bearing transaction deposit accounts, including all personal and business checking deposit accounts, and NOW accounts, which are capped at a rate no higher than 0.50%, are fully guaranteed, through December 31, 2009, regardless of dollar amount. All other deposit accounts continue to be covered by the FDIC’s expanded deposit insurance limit of $250,000 through December 31, 2009. The second component is the Debt Guarantee Program, which guarantees newly issued senior unsecured debt. The Company has not issued any such debt.

In 2009, the FDIC increased premium assessments to maintain adequate funding of the Deposit Insurance Fund. Assessment rates set by the FDIC, effective December 5, 2008, range from 5 to 43 basis points. These increases in premium assessments will increase the Company’s expenses.

On February 27, 2009, the FDIC board agreed to impose an emergency special assessment of 20 basis points on all banks to restore the Deposit Insurance Fund to an acceptable level. The assessment, which will be payable on September 30, 2009, is in addition to a planned increase in premiums and a change in the way regular premiums are assessed, which the board also approved on that date. The cost of this emergency special assessment to the Company is projected to be $5.0 million based on December 31, 2008 data. Based on current political and economic environments and concerns about the effects of this special assessment on the industry and economy, several proposals have been published to change or at least reduce the amount of the assessment.

The Company competes for core deposits in the heavily-banked Chicago Metropolitan Statistical Area. Competitive pricing has made it difficult to maintain and grow these types of deposits. The level of competition for core deposits is not expected to ease in the near term. To overcome this challenge, the Company has changed and expanded staffing and management at its banking centers and initiated a number of customer outreach initiatives. The Company is also pursuing a new on-line account opening process to facilitate the growth of core deposit relationships.

The Company’s recent campaigns include certificates of deposit promotions and core product promotions. In conjunction with this strategy, the Bank’s retail incentive program has shifted its focus to relationship building, with incentives being paid for cross-selling achievements. Relationship building, along with a continued focus on providing excellent customer service, is key to solidifying and growing the Bank’s customer base.

Borrowed funds are summarized below:

	March 31,	December 31,
	2009	2008
	(In thousands)

Federal funds purchased	$55,000	$—
Revolving note payable	8,600	8,600
Securities sold under agreements to repurchase	297,650	297,650
Federal Home Loan Bank advances	340,000	380,000
Junior subordinated debentures	60,807	60,791
Subordinated debt	15,000	15,000
Term note payable	55,000	55,000

Total	$832,057	$817,041

The Company utilizes securities sold under repurchase agreements as a source of funds that do not increase the Company’s reserve requirements. The Company had $297.7 million in securities sold under repurchase agreements at March 31, 2009 and December 31, 2008. These repurchase agreements are with primary dealers and have maturities of approximately eight to ten years with call provisions ranging from three months to one year.

The Bank is a member of the FHLB. At March 31, 2009, total FHLB advances were $340.0 million compared to $380.0 million at year end. Such advances have maturities ranging from approximately eight to nine years and various call provisions ranging from three months to two years. The Company has collateralized the advances with various securities totaling $102.0 million and a blanket lien arrangement on its first mortgage and home equity loans at March 31, 2009.

The Company’s credit agreements with a correspondent bank at March 31, 2009 consisted of a revolving line of credit, a term note loan, and subordinated debenture in the amounts of $8.6 million, $55.0 million, and $15.0 million, respectively.

At March 31, 2009, the revolving line of credit had a maximum availability of $25.0 million, an interest rate of one-month LIBOR plus 155 basis points, and matured on April 3, 2009. In April 2009, the Company renewed the revolving line of credit for sixty days with a maximum availability of $15.0 million and an interest rate of one-month LIBOR plus 155 basis points with an interest rate floor of 4.25%.

At March 31, 2009, the term note had an interest rate of one-month LIBOR plus 155 basis points and matures on September 28, 2010. The subordinated debt had an interest rate of one-month LIBOR plus 350 basis points at March 31, 2009, matures on March 31, 2018, and qualifies as Tier 2 capital.

The revolving line of credit and term note included the following covenants at March 31, 2009: (1) the Bank must not have nonperforming loans (loans on nonaccrual status and 90 days or more past due and troubled-debt restructured loans) in excess of 3.00% of total loans, (2) the Bank must report a quarterly profit, excluding charges related to acquisitions, and (3) the Bank must remain well capitalized. At March 31, 2009, the Company was in violation of two of these debt covenants, (1) and (2). It also negotiated with the lender for a renewal of the revolving line of credit for a longer period and for revisions to other terms of both loans, including the covenants. In connection therewith the Company has agreed to provide additional information, including credit quality projections, to the lender. At March 31, 2009, Management expected that the Company would also violate the nonperforming loans covenant in future quarters unless the credit agreements were renegotiated.

At March 31, 2009, as previously reported, the Company had sought covenant waivers on two occasions since December 31, 2007. The lender waived a covenant violation in the first quarter of 2008 resulting from the Company’s net loss recognized in that period. On March 4, 2009, the lender waived a covenant violation in the third quarter of 2008 resulting from the Company’s net loss recognized in that period, contingent upon the Company making accelerated principal payments under the aforementioned term loan agreement in the amounts and on or prior to the dates shown below:

July 1, 2009 — $5.0 million
October 1, 2009 — $5.0 million
January 4, 2010 — $5.0 million

Previously, no principal payments were due under the term loan agreement until the final maturity date of September 28, 2010. The waiver further provided that if the Company raised $15.0 million in new capital pursuant to an offering of common or convertible preferred stock, then the Company would not be obligated to make any of the accelerated principal payments specified above that fall due after the date on which the Company receives such $15.0 million in new capital until the final maturity date of September 28, 2010.

Since March 31, 2009, the Company has incurred additional covenant violations and has been subject to default rates of interest. See “Risk Factors — The Company is party to loan agreements that require it to observe certain covenants that limit its flexibility in operating its business; and it has recently breached covenants under its loan agreements, which , as a result, have given its lenders the right to take certain courses of actions that have been and, with respect to unexercised rights, would be significantly detrimental to holders of the Company’s securities.”

Capital Resources

Stockholders’ equity decreased $4.8 million from December 31, 2008 to $301.1 million at March 31, 2009. Total capital to average risk-weighted assets decreased to 9.2% at March 31, 2009 from 10.1% at December 31, 2008, primarily as a result of the decrease in Tier 1 capital.

The Company and its subsidiary bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors, and the regulators can lower classifications in certain areas. Failure to meet various capital requirements can initiate regulatory action that could have a direct material adverse effect on the financial statements.

The prompt corrective action regulations provide five classifications for banks, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is not required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

The Bank was categorized as well capitalized as of March 31, 2009. Management is not aware of any conditions or events since the most recent regulatory notification that would change the Company’s or the Bank’s categories.

The risk-based capital information for the Company is as follows:

	March 31, 2009	December 31, 2008
	(In thousands)

Risk-weighted assets	$2,952,556	$2,878,087
Average assets	3,648,873	3,590,313
Capital components:
Stockholders’ equity	$301,070	$305,834
Plus: Guaranteed trust preferred securities	59,000	59,000
Less: Core deposit and other intangibles, net	(14,110)	(14,683)
Less: Goodwill	(78,862)	(78,862)
Plus: Qualifying minority interest in consolidated subsidiary	94	—
Less: Disallowed tax assets	(47,554)	(32,748)
Less: Unrealized (gains) losses on securities, net of tax	(390)	1,449
Plus: Unrealized losses on equity securities, net of tax	(1,055)	(1,117)

Tier I capital	218,193	238,873
Allowance for loan losses	53,011	44,432
Reserve for unfunded commitments	1,300	1,068
Disallowed allowance	(17,190)	(9,406)
Qualifying subordinated debt	15,000	15,000

Total risk-based capital	$270,314	$289,967

Capital levels and minimum required levels:

	At March 31, 2009
	Actual		Minimum Required for Capital Adequacy		Minimum Required to be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total capital to risk-weighted assets Company	$270,314	9.2%	$236,204	8.0%	n/a	n/a
Midwest Bank and Trust Company	309,248	10.5	235,316	8.0	$294,146	10.0%
Tier I capital to risk-weighted assets Company	218,192	7.4	118,102	4.0	n/a	n/a
Midwest Bank and Trust Company	221,263	7.5	117,658	4.0	176,487	6.0
Tier I capital to average assets Company	218,192	6.0	145,955	4.0	n/a	n/a
Midwest Bank and Trust Company	221,263	6.1	145,216	4.0	181,520	5.0

	At December 31, 2008
	Actual		Minimum Required for Capital Adequacy		Minimum Required to be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total capital to risk-weighted assets Company	$289,967	10.1%	$230,247	8.0%	n/a	n/a
Midwest Bank and Trust Company	301,993	10.5	229,244	8.0	$286,555	10.0%
Tier I capital to risk-weighted assets Company	238,873	8.3	115,123	4.0	n/a	n/a
Midwest Bank and Trust Company	236,054	8.2	114,622	4.0	171,933	6.0
Tier I capital to average assets Company	238,873	6.7	143,613	4.0	n/a	n/a
Midwest Bank and Trust Company	236,054	6.6	143,000	4.0	178,750	5.0

Liquidity

The Company manages its liquidity position with the objective of maintaining access to sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. At March 31, 2009, the Company had cash and cash equivalents of $58.3 million. The Company expanded its effective liquidity management during the first quarter of 2009. The Bank’s liquidity position supported asset growth while liquid assets, including cash held at the Federal Reserve Bank and unencumbered securities, improved by $137.7 million or 3.8 times the amount as of December 31, 2008.

In addition to the normal cash flows from its securities portfolio, and repayments and maturities of loans and securities, the Company utilizes other short-term, intermediate-term and long-term funding sources such as securities sold under agreements to repurchase and overnight funds purchased from correspondent banks.

The FHLB provides an additional source of liquidity which has been used by the Bank since 1999. The Bank also has various funding arrangements with commercial and investment banks in the form of Federal funds lines, repurchase agreements, and brokered certificate of deposit programs. The Bank maintains these funding arrangements to achieve favorable costs of funds, manage interest rate risk, and enhance liquidity in the event of deposit withdrawals. The FHLB advances and repurchase agreements are subject to the availability of collateral. The Company believes it has sufficient liquidity to meet its current and future liquidity needs.

The Company monitors and manages its liquidity position on several levels, which include estimated loan funding requirements, estimated loan payoffs, securities portfolio maturities or calls, and anticipated depository buildups or runoffs.

Certain available-for-sale securities were temporarily impaired at March 31, 2009, primarily due to changes in interest rates as well as current economic conditions that appear to be cyclical in nature. The Company has both the intent and ability to hold each of the temporarily impaired securities for the time necessary to recover its amortized cost. See Note 3 — Securities to the unaudited consolidated financial statements for more details. The Company’s liquidity position is further enhanced by monthly principal and interest payments received from a majority of the loan portfolio.

The Company’s cash flows are comprised of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. See Statement of Cash Flows in the Consolidated Financial Statements.

The Company continues to seek opportunities to diversify the customer base, enhance the product suite, and improve the overall liquidity position. The Company has developed analytical tools to help support the overall liquidity forecasting and contingency planning. In addition, the Company has developed a more efficient collateral management process which will further strengthen the Bank’s liquidity.

Interest Rate Sensitivity Analysis

The Company performs a net interest income analysis as part of its asset/liability management practices. Net interest income analysis measures the change in net interest income in the event of hypothetical parallel shifts in interest rates. This analysis assesses the risk of change in net interest income in the event of sudden and sustained 1.0% and 2.0% increases in market interest rates. The table below presents the Company’s projected changes in net interest income for the various rate shock levels at March 31, 2009 and December 31, 2008, respectively. As result of current market conditions, 1.0% and 2.0% decreases in market interest rates are not applicable for either time period as those decreases would result in some interest rate assumptions falling below zero. Nonetheless, the Company’s net interest income could decline in those scenarios as yields on earning assets could continue to adjust downward.

	Change in Net Interest Income Over One Year Horizon
					Guideline
	March 31, 2009		December 31, 2008		Maximum
	Dollar	%	Dollar	%	%
	Change	Change	Change	Change	Change
	(Dollars in thousands)

+200 bp	6,989	8.10%	$6,274	8.23%	(10.0)%
+100 bp	3,202	3.71	2,850	3.74	—
-100 bp	N/A	N/A	N/A	N/A	—
-200 bp	N/A	N/A	N/A	N/A	(10.0)

As shown above, at March 31, 2009, the effect of an immediate 200 basis point increase in interest rates would increase the Company’s net interest income by 8.10%, or $7.0 million. Overall net interest income sensitivity remains within the Company’s and recommended regulatory guidelines.

In a rising rate environment, yields on floating rate loans and investment securities are expected to re-price upwards more quickly than the cost of funds.

2008 Compared to 2007

The Company had a net loss of $158.3 million for the year ended December 31, 2008. This loss was mainly attributed to the recognition of impairment charges on its securities and goodwill of $65.4 million and $80.0 million, respectively, and a $71.8 million provision for loan losses. Set forth below are some highlights of 2008 results compared to 2007.

•	Net loss was $158.3 million for the year ended December 31, 2008 compared to net income of $18.6 million for the prior year.

•	Basic and diluted (loss) earnings per share for the year ended December 31, 2008 were both $(5.82) compared to $0.71 for 2007.

•	The return on average assets was (4.32)% for 2008 compared to a 0.58% for 2007.

•	The return on average equity was (46.65)% in 2008 compared to a 6.13% in 2007.

•	Top line revenue (net interest income plus noninterest income) decreased by $61.7 million, or 62.9%, to $36.4 million for 2008 compared to $98.1 million in the prior year. Excluding the gains, losses and impairment charges on securities and the gain on sale of property, top line revenue increased 5.2%, or $5.1 million.

Net Interest Income.  Net interest income on a fully tax-equivalent basis increased $3.3 million, or 3.9%, to $89.6 million in 2008 from $86.2 million in 2007. This increase was due to interest expense decreasing to a greater extent than interest income due to the drops in the federal funds and prime rates. The Federal Open Market Committee (“FOMC”) cut the federal funds rate target by 225 basis points during 2008. As a result, the Company aggressively re-priced its deposits downward and benefited from the decreases in the federal funds rate. The Northwest Suburban acquisition completed on October 1, 2007 also contributed to this increase. The Company’s net interest margin (tax equivalent net interest income as a percentage of earning assets) decreased to 2.75% for 2008 compared to 3.02% for 2007. The increase in nonaccrual loans and decrease in dividends on FNMA and FHLMC preferred stock contributed to the decline in the net interest margin. Impairment charges on FNMA and FHLMC preferred stock and net charge-offs partially offset the overall increase in earning assets.

Trends in fully tax equivalent interest income and average earning assets include:

•	Interest income decreased $7.2 million to $190.3 million in 2008 compared to $197.5 million in 2007. Average earning assets increased by $398.4 million ($498.3 million of earning assets were acquired through the Northwest Suburban acquisition on October 1, 2007) but average yields decreased by 107 basis points.

•	Interest income on loans decreased $4.0 million to $151.4 million in 2008 from $155.3 million in 2007 due to a 134 basis point drop in yield despite an increase of $394.4 million in average loans; $439.2 million in loans were acquired in the Northwest Suburban acquisition on October 1, 2007. The decline in loan yield was primarily due to the re-pricing of variable-rate loans resulting from decreases in the prime rate as well as the increase in nonaccrual loans. Most new and renewing loans beginning in the fourth quarter of 2008 have floors in place which will help mitigate future margin contraction.

•	Interest income on securities decreased $2.6 million to $37.8 million in 2008 from $40.4 million in 2007 as a result of a decrease in yields from 5.55% in 2007 to 5.20% while average securities increased slightly. The decline in securities yield was primarily due to the decrease in dividends on FNMA and FHLMC preferred stock in the second half of the year.

•	Dividend income on FHLB stock was $333,000 in 2007 compared to none in 2008.

Trends in interest expense and average interest-bearing liabilities include:

•	Interest expense decreased $10.5 million to $100.7 million in 2008 from $111.2 million in 2007. Average balances on interest-bearing liabilities increased by $398.1 million in 2008 to $3.0 billion compared to $2.6 billion in the prior year while rates paid decreased 94 basis points to 3.40% during 2008 compared to 4.34% in 2007.

•	Interest expense on deposits decreased by $10.7 million to $66.0 million in 2008 from $76.7 million in 2007. Average interest-bearing deposits increased $240.2 million to $2.1 billion in 2008 compared to $1.9 billion in the prior year; $405.4 million in interest-bearing deposits were acquired in the Northwest Suburban acquisition on October 1, 2007. Average rates paid on interest-bearing deposits decreased by 98 basis points to 3.15% in 2008 compared to 4.13% in the prior year.

•	Average interest-bearing core deposits (interest-bearing demand deposit, money market, and savings accounts) increased $16.4 million in 2008 compared to 2007 and average rates paid decreased 115 basis points.

•	Average certificates of deposit less than $100,000 increased by $21.8 million and average rates paid decreased by 90 basis points. Average certificates of deposit greater than $100,000 increased $202.0 million in 2008 and average rates paid decreased 109 basis points. Average brokered deposits increased by $144.8 million in 2008 compared to the prior year.

•	Interest expense on borrowings increased slightly to $34.7 million in 2008 from $34.5 million in 2007. Average borrowings increased by $157.9 million to $866.7 million in 2008 compared to $708.8 million in the prior year, primarily as a result of the Company’s asset growth exceeding deposit growth and the $81.2 million cash used for the Northwest Suburban acquisition in October 2007.

•	Interest expense on Federal funds purchased and securities sold under agreements to repurchase increased by $2.2 million in 2008 as a result of the increases in average balances of $86.1 million, even as the average rates decreased 39 basis points.

•	Interest expense on FHLB advances decreased by $2.9 million in 2008 compared to the prior year while average balances increased by $17.8 million during the same period. Average rates paid on FHLB advances dropped by 113 basis points in 2008 to 3.53% compared to 4.66% in 2007. In March 2008, the Company prepaid $130.0 million of FHLB advances at a weighted average rate of 4.94% and recognized a loss on the early extinguishment of debt of $7.1 million. The Company replaced these borrowings at a weighted average rate of 2.57% in the second quarter of 2008.

•	Average junior subordinated debentures decreased by $5.4 million in 2008 compared to the prior year while rates paid decreased by 190 basis points. The Company acquired $10.3 million in junior subordinated debentures at LIBOR plus 2.70% through the Northwest Suburban acquisition on October 1, 2007, but redeemed $15.5 million at LIBOR plus 3.45% in November 2007.

•	Average notes payable, including revolving, term and subordinated notes, increased by $59.3 million in 2008 compared to the prior year. The Company used the proceeds from a $75.0 million term note it has with a correspondent bank to pay the cash portion of the Northwest Suburban acquisition.

•	Short-term LIBOR rates, to which many of the Company’s borrowings are indexed, did not decline as quickly as prime and other short-term rates which dropped quickly in late 2008 as the economy faltered.

Provision for Loan Losses.  The provision for loan losses increased by $66.9 million to $71.8 million in 2008 from $4.9 million in 2007; the large 2008 provision reflected the deterioration in credit quality of the portfolio as economic conditions reduced: (i) the borrowers ability to make debt service payments; and (ii) the value of the underlying collateral for many loans. As of December 31, 2008, the allowance for loan losses totaled $44.4 million, or 1.77% of total loans, and 73% of nonaccrual loans compared to $26.7 million, or 1.08% of total loans, and 54% of nonaccrual loans at December 31, 2007.

Noninterest Income.  The Company’s total noninterest income was $(50.6) million in 2008 compared to $15.5 million in 2007. In 2008 losses on securities of $82.0 million were mostly related to sales and impairments recorded on FHLMC and FNMA preferred stock holdings. The Company also recorded a gain on the sale of a branch of $15.2 million in the first quarter. Ignoring those items, noninterest income for 2008 would have been $16.2 million or $746,000 million higher than 2007. Other changes in noninterest income are noted below:

•	$1.0 million increase in service charges on deposits as a result of the increased deposit base from the Northwest Suburban acquisition;

•	$446,000 increase in the cash surrender value of life insurance reflecting the addition of $12.9 million of such insurance acquired with Northwest Suburban;

•	$234,000 decrease in trust income due mostly to the drop in trust asset values from the difficult economy and the departure of trust customers;

•	$263,000 decrease in insurance and brokerage commissions mostly attributable to the difficult economy and the departure of employees; and

•	$518,000 decrease in gains on sale of loans resulting from the outsourcing of residential mortgage origination operations in mid-2007.

Noninterest Expense.  The Company’s total noninterest expense increased by $106.6 million, to $178.0 million in 2008, from $71.4 million in 2007. Noninterest expense for 2008 included an $80.0 million non-cash goodwill impairment charge and a $7.1 million loss on the early extinguishment of debt. Without those items, noninterest expense for 2008 would have been $90.8 million or 27.2% higher than 2007. Noninterest expense as a percentage of average assets was 4.86% for 2008 or 2.48% without the goodwill impairment charge and loss on extinguishment of debt, which management believes is a better measure of noninterest expense. This compares to 2.24% for 2007. Other changes in noninterest expense are noted below:

•	Salaries and employee benefits increased $8.2 million or 19.4% reflecting the additions to management and employees from the Northwest Suburban acquisition, some key additions to the management team and separation benefits of $1.2 million

•	Occupancy and equipment increased $3.2 million in 2008 compared to the prior year reflecting the five additional branches acquired in the Northwest Suburban acquisition;

•	Professional services increased $3.1 million in 2008 due to an increase in loan workout legal fees and consulting expense;

•	Marketing expenses increased by $397,000 or 17.2% in 2008 compared to the prior year as deposit retention and Company image campaigns were increased;

•	Foreclosed properties expense increased by $298,000 in 2008 compared to the prior year as a result of the increase in properties;

•	Amortization of intangible assets increased by $659,000 as a direct result of the increase in intangible assets from the Northwest Suburban acquisition in October 2007; and

•	Non-capitalized merger related expense was $271,000 in 2008 compared to $1.3 million in 2007; and

•	Other expense increased $4.6 million or 51.8% in 2008 compared to the prior year. The Company was granted a one-time credit to offset FDIC premiums as a result of the Federal Deposit Insurance Reform Act of 2005 (“Reform Act”). This one-time credit artificially reduced the Company’s 2007 FDIC insurance expense, but the credit was fully utilized by the end of 2007, and as a result of the expiration of that credit and the addition of the Northwest Suburban deposits in late 2007, the Company incurred an FDIC insurance expense increase of $2.4 million in 2008. Additions to reserves for off-balance sheet losses related to letters of credit were $877,000 for 2008 compared to none for 2007.

The efficiency ratio was 144.87% for the year ended December 31, 2008 compared to 68.29% in 2007.

Federal and State Income Tax.  The Company’s consolidated income tax rate varies from statutory rates. The Company recorded income tax benefit of $55.1 million in 2008 compared to expense of $3.2 million in 2007. Set forth below is a reconciliation of the effective tax rate for the years ended December 31, 2008 and 2007 to statutory rates.

	Year Ended December 31,
	2008		2007
	(Dollars in thousands)

Income taxes computed at the statutory rate	$(74,671)	35.0%	$7,638	35.0%
Tax-exempt interest income on securities and loans	(802)	0.4	(771)	(3.5)
General business credits	(661)	0.3	(643)	(2.9)
State income taxes, net of federal tax benefit due to state operating loss	(4,419)	2.1	(1,027)	(4.7)
Life insurance cash surrender value increase, net of premiums	(1,195)	0.6	(1,072)	(4.9)
Dividends received deduction	(642)	0.3	(1,214)	(5.6)
Goodwill impairment	27,733	(13.0)	—	—
Annuity proceeds	—	—	267	1.2
Nondeductible costs and other, net	(416)	0.2	68	0.3

Total provision (benefit) for income taxes	$(55,073)	25.8%	$3,246	14.9%

2007 Compared to 2006

Set forth below are some highlights of 2007 results compared to 2006.

•	Net income was $18.6 million for the year ended December 31, 2007 compared to $17.7 million for the prior year.

•	Basic and diluted earnings per share for the year ended December 31, 2007 were both $0.71 compared to basic earnings per share of $0.75 and diluted of $0.74 for 2006.

•	The return on average assets was 0.58% for 2007 compared to a 0.67% for 2006.

•	The return on average equity was 6.13% in 2007 compared to a 7.04% in 2006.

•	Top line revenue (net interest income plus noninterest income) increased by $8.3 million, or 9.2%, to $98.1 million for 2007 compared to $89.8 million in the prior year.

•	The carrying cost of the previously disclosed Large Problem Credit continued to have a substantial negative impact on earnings, reducing net income by approximately $0.10 per diluted share in 2007. The Large Problem Credit accounted for $29.0 million of nonaccrual loans at year end 2007.

Net Interest Income.  Net interest income on a fully tax-equivalent basis increased $6.7 million, or 8.4%, to $86.2 million in 2007 from $79.6 million in 2006. The Northwest Suburban acquisition contributed to the increase in the net interest income for the year ended December 31, 2007 along with loan growth, but interest expense increased to a greater extent. The Company’s net interest margin (tax equivalent net interest income as a percentage of earning assets) decreased to 3.02% for 2007 compared to 3.32% for 2006.

Trends in fully tax equivalent interest income and average earning assets include:

•	Interest income increased $33.9 million to $197.5 million in 2007 compared to $163.5 million in 2006. Average earning assets increased by $464.1 million ($498.3 million of earning assets were acquired through the Northwest Suburban acquisition on October 1, 2007) and average yields increased by 8 basis points.

•	Interest income on loans increased $31.2 million to $155.3 million in 2007 from $124.1 million in 2006 due to an increase of $429.8 million in average loans; $439.2 million in loans were acquired in the Northwest Suburban acquisition on October 1, 2007.

•	Interest income on securities increased $2.3 million to $40.4 million in 2007 from $38.1 million in 2006 as a result of an increase in yields on securities from 5.39% in 2006 to 5.55% while average securities increased $21.2 million, or 3.0%.

Trends in interest expense and average interest-bearing liabilities include:

•	Interest expense increased $27.3 million to $111.2 million in 2007 from $84.0 million in 2006. Average balances on interest-bearing liabilities increased by $436.4 million in 2007 to $2.6 billion compared to $2.1 billion in the prior year while rates paid increased 39 basis points to 4.34% during 2007 compared to 3.95% in 2006.

•	Interest expense on deposits increased by $19.2 million to $76.7 million in 2007 from $57.5 million in 2006. Average interest-bearing deposits increased $273.0 million to $1.9 billion in 2007 compared to $1.6 billion in the prior year; $405.4 million in interest-bearing deposits were acquired in the Northwest Suburban acquisition on October 1, 2007. Average rates paid on interest-bearing deposits increased by 50 basis points to 4.13% in 2007 compared to 3.63% in the prior year.

•	Average interest-bearing core deposits (interest-bearing demand deposit, money market, and savings accounts) increased $71.6 million in 2007 compared to 2006 and average rates paid increased 46 basis points.

•	Average certificates of deposit less than $100,000 decreased by $34.0 million while average rates paid increased by 65 basis points. Average certificates of deposit greater than $100,000 increased $247.1 million in 2007 and average rates paid increased 27 basis points. Average brokered deposits increased by $129.4 million in 2007 compared to the prior year.

•	Interest expense on borrowings increased by $8.1 million to $34.5 million in 2007 from $26.5 million in 2006. Average borrowings increased by $163.4 million to $708.8 million in 2007 compared to $545.4 million in the prior year, primarily a result of the Company’s asset growth exceeding deposit growth and $81.2 million cash used for the Northwest Suburban acquisition.

•	Interest expense on Federal funds purchased and securities sold under agreements to repurchase increased by $1.2 million in 2007 as a result of the increases in average balances of $48.4 million.

•	Interest expense on FHLB advances increased by $5.0 million in 2007 compared to the prior year while average balances increased by $88.4 million during the same period. Average rates paid on FHLB advances rose by 37 basis points in 2007 to 4.66% compared to 4.29% in 2006.

•	Average junior subordinated debentures decreased by $5.3 million in 2007 compared to the prior year while rates paid increased by 18 basis points. The Company acquired $10.3 million in junior subordinated debentures at LIBOR plus 2.70% through the Northwest Suburban acquisition, and redeemed $15.5 million at LIBOR plus 3.45% in November 2007.

•	Average notes payable increased by $21.2 million in 2007 compared to the prior year. The Company used the proceeds from a $75.0 million term note it has with a correspondent bank to pay the cash portion of the Northwest Suburban acquisition. The term note has an initial rate of one-month LIBOR plus 140 basis points.

Provision for Loan Losses.  The provision for loan losses decreased by $7.2 million to $4.9 million in 2007 from $12.1 million in 2006; the 2006 provision reflected the deterioration in the credit quality of the Large Problem Credit.

The Company recorded a $5.5 million provision for loan losses and charged off $7.5 million of Large Problem Credit loans in the fourth quarter of 2006. The Company recorded a loan loss provision of $5.0 million relating to this problem relationship in the second quarter of 2006. Net outstandings for the Large Problem Credit increased by $3.2 million from December 31, 2006 to $29.0 million representing 59.0% of total nonaccrual loans at December 31, 2007.

As of December 31, 2007, the allowance for loan losses totaled $26.7 million, or 1.08% of total loans, and was equal to 54.4% of nonaccrual loans compared to $23.2 million, or 1.19% of total loans, and 54.2% of nonaccrual loans at December 31, 2006. The allowance was increased by $2.8 million as a result of the Northwest Suburban acquisition.

Noninterest Income.  The Company’s total noninterest income was $15.5 million in 2007 compared to $14.6 million in 2006. Noninterest income as a percentage of average assets was 0.49% for 2007 compared to 0.55% for the prior year. The changes in noninterest income are noted below:

•	$964,000 increase in service charges on deposits as a result of an increased deposit base;

•	$669,000 increase in the cash surrender value of life insurance reflecting an addition of $12.9 million of such insurance acquired from Northwest Suburban;

•	$938,000 increase in trust income reflecting an entire year’s earnings from the trust assets under management previously acquired from Royal American on July 1, 2006;

•	$297,000 increase in insurance and brokerage commissions mostly as a result of increased annuity sales;

•	$317,000 decrease in gains on sale of loans resulting from the outsourcing of residential mortgage origination operations;

•	$1.3 million gain on extinguishment of debt in 2006; and

•	$624,000 decrease in trading profits.

Noninterest Expense.  The Company’s total noninterest expense increased by $12.8 million, or 21.8%, to $71.4 million in 2007 from $58.6 million in 2006. Noninterest expense as a percentage of average assets was 2.24% for 2007 compared to 2.22% for 2006. Other changes in noninterest expense are noted below

•	Salaries and employee benefits increased $7.7 million reflecting the additions to management and employees from the Royal American and Northwest Suburban acquisitions;

•	Non-capitalized merger related expense was $1.3 million in 2007 compared to $1.6 million in 2006;

•	Occupancy and equipment increased $2.4 million in 2007 compared to the prior year reflecting the additional branches acquired in the Royal American and Northwest Suburban acquisitions;

•	Marketing expenses increased by $260,000 in 2007 compared to the prior year due to increased marketing activity;

•	Amortization of intangible assets increased by $700,000; and

•	Professional services increased $499,000 in 2007 due to an increase in loan workout legal fees and consulting expense.

The efficiency ratio was 68.29% for the year ended December 31, 2007 compared to 60.55% in 2006.

Federal and State Income Tax.  The Company’s consolidated income tax rate varies from statutory rates. The Company recorded income tax expense of $3.2 million in 2007 compared to $1.4 million in 2006. Set forth below is a reconciliation of the effective tax rate for the years ended December 31, 2007 and 2006 to statutory rates.

	Year Ended December 31,
	2007		2006
	(Dollars in thousands)

Income taxes computed at the statutory rate	$7,638	35.0%	$6,709	35.0%
Tax-exempt interest income on securities and loans	(771)	(3.5)	(1,171)	(6.1)
General business credits	(643)	(2.9)	(665)	(3.5)
State income taxes, net of federal tax benefit due to state operating loss	(1,027)	(4.7)	(676)	(3.5)
Income tax reserve reversal	—	—	(591)	(3.1)
Life insurance cash surrender value increase, net of premiums	(1,072)	(4.9)	(838)	(4.4)
Dividends received deduction	(1,214)	(5.6)	(1,106)	(5.8)
Annuity proceeds	267	1.2	—	—
Merger related expenses	—	—	(278)	(1.5)
Stock based compensation, net	—	—	56	0.3
Other	68	0.3	(18)	(0.0)

Total provision for income taxes	$3,246	14.9%	$1,422	7.4%

Interest-Earning Assets and Interest-Bearing Liabilities

The following table sets forth the average balances, net interest income and expense and average yields and rates for the Company’s interest-earning assets and interest-bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 35.0% tax rate.

	Year Ended December 31,
	2008			2007			2006
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

Interest-Earning Assets:
Federal funds sold and interest-bearing deposits due from banks	$17,320	$327	1.89%	$17,124	$839	4.90%	$10,009	$506	5.06%
Securities:
Taxable(1)	667,324	34,282	5.14	669,154	36,901	5.51	613,485	32,593	5.31
Exempt from federal income taxes(1)	60,704	3,563	5.87	58,844	3,491	5.93	93,347	5,492	5.88

Total securities	728,028	37,845	5.20	727,998	40,392	5.55	706,832	38,085	5.39
FRB and FHLB stock	29,975	741	2.47	24,697	839	3.40	18,105	693	3.83
Loans held for sale	—	—	—	1,450	89	6.14	2,028	125	6.16
Loans:
Commercial loans(1)(3)(4)	513,321	31,475	6.13	452,438	34,105	7.54	296,533	23,219	7.83
Commercial real estate loans(1)(3)(4)(6)	1,639,442	102,112	6.23	1,336,421	100,954	7.55	1,110,828	83,891	7.55
Agricultural loans(1)(3)(4)	6,287	403	6.41	3,406	268	7.87	2,456	191	7.78
Consumer real estate loans(3)(4)(6)	314,917	16,754	5.32	285,999	19,207	6.72	240,601	16,207	6.74
Consumer installment loans(3)(4)	9,103	625	6.87	10,432	788	7.55	8,502	631	7.42

Total loans	2,483,070	151,369	6.10	2,088,696	155,322	7.44	1,658,920	124,139	7.48

Total interest-earning assets	$3,258,393	$190,282	5.84%	$2,859,965	$197,481	6.91%	$2,395,894	$163,548	6.83%

	Year Ended December 31,
	2008			2007			2006
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

Noninterest-Earning Assets:
Cash	$57,303			$57,185			$61,519
Premises and equipment, net	39,018			27,093			21,706
Allowance for loan losses	(28,093)			(24,977)			(22,115)
Other assets	334,588			262,724			178,134

Total noninterest-earning assets	402,816			322,025			239,244

Total assets	$3,661,209			$3,181,990			$2,635,138

Interest-Bearing Liabilities:
Deposits:
Interest-bearing demand deposits	200,869	$1,977	0.98%	$182,276	$3,366	1.85%	$150,503	$1,759	1.17%
Money-market demand accounts and savings accounts	384,496	4,994	1.30	386,722	9,949	2.57	346,933	7,571	2.18
Time deposits less than $100,000	619,828	25,106	4.05	598,012	29,603	4.95	631,993	27,202	4.30
Time deposits of $100,000 or more	891,354	33,948	3.81	689,335	33,774	4.90	442,199	20,455	4.63
Public funds	—	—	—	—	—	—	11,703	531	4.54

Total interest-bearing deposits	2,096,547	66,025	3.15	1,856,345	76,692	4.13	1,583,331	57,518	3.63
Borrowings:
Federal funds purchased and repurchase agreements	390,399	15,326	3.93	304,269	13,131	4.32	255,843	11,913	4.66
FHLB advance	335,039	11,824	3.53	317,232	14,769	4.66	228,811	9,808	4.29
Junior subordinated debt	60,758	3,696	6.08	66,114	5,275	7.98	60,776	4,741	7.80
Revolving note payable	10,550	474	4.49	3,007	186	6.19	—	—	—
Term note payable	58,689	2,643	4.50	18,205	1,184	6.50	—	—	—
Subordinated note payable	11,311	707	6.25	—	—	—	—	—	—

Total borrowings	866,746	34,670	4.00	708,827	34,545	4.87	545,430	26,462	4.85

Total interest-bearing liabilities	$2,963,293	$100,695	3.40%	$2,565,172	$111,237	4.34%	$2,128,761	$83,980	3.95%

Noninterest-Bearing Liabilities:
Demand deposits	$326,104			$274,819			$220,706
Other liabilities	32,551			38,804			33,495

Total noninterest-bearing liabilities	358,655			313,623			254,201
Stockholders’ equity	339,261			303,195			252,176

Total liabilities and stockholders’ equity	$3,661,209			$3,181,990			$2,635,138

Net interest income (tax equivalent)(1)(5)		$89,587	2.44%		$86,244	2.57%		$79,568	2.88%

Net interest margin (tax equivalent)(1)			2.75%			3.02%			3.32%
Net interest income(2)(5)		$86,966			$82,632			$75,282

Net interest margin(2)			2.67%			2.89%			3.14%
Average interest-earning assets to interest-bearing liabilities	109.96%	111.49%		111.49%			112.53%

(1)	Adjusted for 35% tax rate and adjusted for the dividends-received deduction where applicable.

(2)	Not adjusted for 35% tax rate or for the dividends-received deduction.

(3)	Nonaccrual loans are included in the average balances; however, these loans are not earning any interest.

(4)	Includes loan fees (in thousands) of $2,866, $2,747, and $3,113 for 2008, 2007, and 2006, respectively.

(5)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented (in thousands):

	2008	2007	2006

Net interest income	$86,966	$82,632	$75,282
Tax-equivalent adjustment to net interest income	2,621	3,612	4,286

Net interest income, fully tax-equivalent basis	$89,587	$86,244	$79,568

(6)	Includes construction loans.

Changes in Interest Income and Expense

The changes in net interest income from period to period are reflective of changes in the interest rate environment, changes in the composition of assets and liabilities as to type and maturity (and the inherent interest rate differences related thereto), and volume changes. Later sections of this discussion and analysis address the changes in maturity composition of loans and investments and in the asset and liability repricing gaps associated with interest rate risk, all of which contribute to changes in net interest margin.

The following table sets forth an analysis of volume and rate changes in interest income and interest expense of the Company’s average interest-earning assets and average interest-bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 35.0% tax rate. The table distinguishes between the changes related to average outstanding balances (changes in volume holding the interest rate constant) and the changes related to average interest rates (changes in average rate holding the outstanding balance constant). The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	Year Ended December 31,
	2008 Compared to 2007			2007 Compared to 2006
	Change Due to			Change Due to
	Net	Volume	Rate	Net	Volume	Rate
	(In thousands)

Interest-Earning Assets:
Federal funds sold and interest-bearing due from banks	$(512)	$9	$(521)	$333	$349	$(16)
Securities taxable	(2,619)	(101)	(2,518)	4,308	3,037	1,271
Securities exempt from federal income taxes	72	109	(37)	(2,001)	(2,047)	46
FRB and FHLB stock	(98)	158	(256)	146	231	(85)
Loans held for sale	(89)	(89)	—	(36)	(35)	(1)
Commercial loans	(2,630)	4,231	(6,861)	10,886	11,782	(896)
Commercial real estate loans	1,158	20,626	(19,468)	17,063	17,041	22
Agricultural loans	135	192	(57)	77	75	2
Consumer real estate loans	(2,453)	1,810	(4,263)	3,000	3,049	(49)
Consumer installment loans	(163)	(95)	(68)	157	146	11

Total interest-earning assets	$(7,199)	$26,850	$(34,049)	$33,933	$33,628	$305

	Year Ended December 31,
	2008 Compared to 2007			2007 Compared to 2006
	Change Due to			Change Due to
	Net	Volume	Rate	Net	Volume	Rate
	(In thousands)

Interest-Bearing Liabilities:
Interest-bearing demand deposits	$(1,389)	$315	$(1,704)	$1,607	$429	$1,178
Money market demand accounts and savings accounts	(4,955)	(57)	(4,898)	2,378	929	1,449
Time deposits of less than $100,000	(4,497)	1,047	(5,544)	2,401	(1,520)	3,921
Time deposits of $100,000 or more	174	8,646	(8,472)	13,319	12,044	1,275
Public funds	—	—	—	(531)	(531)	—
Federal funds purchased and repurchase agreements	2,195	3,462	(1,267)	1,218	2,136	(918)
FHLB advances	(2,945)	791	(3,736)	4,961	4,057	904
Junior subordinated debentures	(1,579)	(402)	(1,177)	534	424	110
Revolving note payable	288	351	(63)	186	186	—
Term note payable	1,459	1,922	(463)	1,184	1,184	—
Subordinated note payable	707	707	—	—	—	—

Total interest-bearing liabilities	$(10,542)	$15,822	$(26,364)	$27,257	$19,338	$7,919

Net interest	$3,343	$11,028	$(7,685)	$6,676	$14,290	$(7,614)

Financial Condition

Set forth below are some balance sheet highlights at December 31, 2008 compared to December 31, 2007.

•	Total assets decreased $122.6 million, or 3.3%, mainly as a result of the securities and goodwill impairment charges as well as loan charge-offs.

•	Loans increased $35.4 million, or 1.4%, reflecting internal growth. Without charged off loans of $55.8 million and transfers of $10.4 million into foreclosed properties, loan growth would have been $101.6 million, or 4.1%.

•	Securities decreased by $96.3 million, or 12.9%, following impairment charges on certain FHLMC and FNMA preferred equity securities.

•	Deposits decreased by $45.4 million, or 1.9%.

Set forth below are some asset quality highlights at December 31, 2008 compared to December 31, 2007.

•	The allowance for loan losses was 1.77% of total loans at December 31, 2008 versus 1.08% at December 31, 2007. The allowance for loan losses increased by $17.7 million, reflecting management’s updated assessments of impaired loans and concerns about the continued deterioration of economic conditions.

•	Nonaccrual loans increased to 2.43% of total loans at December 31, 2008 from 1.99% at December 31, 2007. The Large Problem Credit accounted for $6.1 million, or 10.0%, of the $61.1 million in nonaccrual loans at December 31, 2008.

•	Allowance to nonaccrual loans coverage 0.73x for 2008 compared to 0.54x for 2007.

•	Net loans charged off to average total loans were 2.18% for 2008 compared to 0.20% for 2007.

Loans

The following table sets forth the composition of the Company’s loan portfolio as of the indicated dates.

	December 31,
	2008(1)	2007(1)(2)	2006(3)	2005(3)	2004(3)
	(In thousands)

Commercial	$1,090,078	$1,079,631	$376,944	$201,284	$184,558
Construction	366,178	464,583	424,181	358,785	270,836
Commercial real estate	729,729	627,928	761,742	496,819	411,535
Home equity	194,673	142,158	147,366	115,429	100,322
Other consumer	6,332	10,689	9,373	4,273	4,377
Residential mortgage	123,161	149,703	227,762	174,184	126,047

Total loans, gross	2,510,151	2,474,692	1,947,368	1,350,774	1,097,675
Net deferred fees	(392)	(365)	(552)	(778)	(376)

Total loans	2,509,759	2,474,327	1,946,816	1,349,996	1,097,299
Allowance for loan losses	(44,432)	(26,748)	(23,229)	(17,760)	(16,217)

Net loans	$2,465,327	$2,447,579	$1,923,587	$1,332,236	$1,081,082

Loans held for sale:
Consumer real estate	$—	$—	$2,672	$1,912	$693

(1)	Source of repayment classification.

(2)	Amounts have been reclassified to conform to current period presentation.

(3)	Collateral-based classification.

During the fourth quarter of 2007, the Company revised its classification of commercial loans and commercial real estate loans, changing its prior practice of classifying as commercial real estate loans all loans to a business that included real estate as collateral (“collateral-based” classification). The classification of construction, home equity, and residential mortgages were also reviewed. The new method of presentation (“source of repayment” classification) recognizes that loans to owner-occupied businesses engaged in manufacturing, sales and/or services are commercial loans, regardless of whether real estate is taken as collateral. These loans generally have a lower risk profile than traditional commercial real estate loans. They are primarily dependent on the borrower’s business- generated cash flows for repayment, not on the conversion of real estate that may be pledged as collateral. Loans related to rental income producing properties and properties intended to be sold will continue to be classified as commercial real estate loans. Completing this change in methodology involved a loan-by-loan review of the Company’s commercial and commercial real estate loans. The new presentation methodology was implemented only as of December 31, 2007 and prospectively, as it is impracticable to apply it to prior years’ data.

Set forth below are other highlights of changes in the loan portfolio at December 31, 2008 compared to December 31, 2007.

•	Total loans increased $35.4 million, or 1.4%. Without charged off loans of $55.8 million and transfers of $10.4 million into foreclosed properties, loan growth would have been $101.6 million, or 4.1%.

•	Commercial loans increased $10.4 million, or 1.0%.

•	Construction loans decreased by $98.4 million, or 21.2%.

•	A reduction in construction lending that began earlier in the 2008 continued throughout the year with construction and land development loans declining to 14.6% of the total loan portfolio, down from 18.8% one year ago.

•	Commercial real estate loans rose by $101.8 million, or 16.2%.

•	Home equity loans increased $52.5 million, or 36.9%.

•	Consumer loans decreased $4.4 million, or 40.8%.

•	Residential mortgage loans decreased $26.5 million, or 17.7%.

•	The Company had loan growth in the latter part of the fourth quarter of 2008 which was facilitated by the new capital raised in December 2008 under the TARP program. In addition, most new and renewing loans beginning in the fourth quarter of 2008 have floors in place which will help mitigate future margin contraction.

There were no loans held for sale at December 31, 2008 and 2007. In July 2007, the Company entered into a joint marketing arrangement with a leading privately held mortgage bank in Chicago and exited the mortgage banking business resulting in no loans held for sale at year-end 2007. Management believes that this arrangement enabled the Company to provide better pricing to its customers while also providing the Company with a high quality source of additional loan volume.

The Company attempts to balance the types of loans in its portfolio with the objective of managing risk. Some of the risks the Company evaluates in its lending business include:

•	The primary risks associated with commercial loans are the quality of the borrower’s management, financial strength and cash flow resources, and the impact of local economic factors.

•	Risks associated with real estate loans include concentrations of loans in a certain loan type, such as commercial or residential, and fluctuating land and property values.

•	Consumer loans also have risks associated with concentrations of loans in a single type of loan, as well as the risk a borrower may become unemployed as a result of deteriorating economic conditions.

The Company does not hold any sub-prime loans in its portfolio.

Loan Maturities

The following table sets forth the remaining maturities, based upon contractual dates, for selected loan categories (source of repayment classification) as of December 31, 2008.

	One Year	1-5 Years		Over 5 Years
	Or Less	Fixed	Variable	Fixed	Variable	Total
	(In thousands)

Commercial	$498,986	$453,690	$56,074	$61,859	$19,469	$1,090,078
Construction	324,696	10,442	31,040	—	—	366,178
Commercial real estate	265,978	410,443	38,823	14,485	—	729,729
Home equity	7,237	13,403	7,821	225	101,987	194,673
Other consumer	2,636	3,274	422	—	—	6,332
Residential mortgage	8,457	23,975	417	44,443	45,869	123,161

Total loans, gross	1,107,990	915,227	198,597	121,012	167,325	2,510,151
Net deferred fees						(392)

Total loans	$1,107,990	$915,227	$198,597	$121,012	$167,325	$2,509,759

Nonaccrual Loans

The accrual of interest on loans is discontinued at the time a loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. A loan is returned to accrual status when all the principal and interest amounts contractually due are current and future payments are reasonably assured.

Under SFAS No. 114 and No. 118, the Company currently defines loans that are individually evaluated for impairment to include all loans over $300,000 where the internal credit rating is at or below a predetermined classification. All other smaller balance loans with similar attributes are evaluated for impairment in total.

The classification of a loan as impaired or nonaccrual does not necessarily indicate that the principal is uncollectible, in whole or in part. Subject to the de minimus level noted above, the Company makes a determination as to the collectibility on a case-by-case basis based upon the specific facts of each situation. The Company considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect impaired or nonaccrual loans. Alternatives that are typically considered to collect impaired or nonaccrual loans are foreclosure, collection under guarantees, loan restructuring, or judicial collection actions.

Loans that are considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of the related collateral, adjusted for selling and other discounts, by allocating a portion of the allowance to such loans. If these allocations require an increase to be made to the allowance for loan losses, such increases are included in the provision for loan losses charged to expense.

The following table sets forth information on the Company’s nonaccrual loans and nonperforming assets as of the indicated dates.

	December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)

Impaired and other loans 90 days past due and accruing	$—	$—	$34	$4	$21

Nonaccrual and impaired loans not accruing	$61,104	$49,173	$42,826	$7,905	$9,296
Troubled-debt restructuring	11,006	—	—	—	—
Foreclosed properties	12,018	2,220	2,640	11,154	8,064

Total nonperforming assets	$84,128	$51,393	$45,466	$19,059	$17,360

Total nonaccrual loans to total loans	2.43%	1.99%	2.20%	0.59%	0.85%
Total nonperforming assets to total loans and foreclosed properties	3.34	2.08	2.33	1.40	1.57
Total nonperforming assets to total assets	2.36	1.39	1.55	0.83	0.78

In addition to the loans summarized above, on December 31, 2008, the Company had $71.0 million of loans currently performing that have been internally assigned higher credit risk ratings. The higher risk ratings are primarily due to internally identified specific or collective credit characteristics including decreased capacity to repay loan obligations due to adverse market conditions, a lack of borrower or guarantor’s capital capacity and reduced collateral valuations securing the loans as a secondary source of repayment. These loans continue to accrue interest. Management does not expect losses on these loans, but recognizes that a higher level of scrutiny is prudent under the circumstances. Similarly rated loans were $43.0 million as of September 30, 2008 and $3.5 million as of December 31, 2007.

Interest payments on impaired loans are generally applied to principal, unless the loan principal is considered to be fully collectible, in which case interest is recognized on a cash basis. During 2008, 2007, and 2006, the Company recognized interest income on impaired loans of $836,000, $1.4 million, and $2.9 million, respectively.

Nonaccrual loans increased $11.9 million to $61.1 million at December 31, 2008 from $49.2 million at December 31, 2007. This increase in nonaccrual loans is net of $53.3 million of nonaccrual loans charged-off during the year and reflects the continued deterioration of economic conditions.

In 2008, the Company charged off $11.6 million of loan balances related to the previously announced Large Problem Credit, reduced outstanding balances on these loans by a net $5.7 million through the sale of assets, and took title to a substantial piece of real estate previously serving as collateral at an estimated net realizable value of $5.3 million. At December 31, 2008, total outstanding loan balances related to the Large Problem Credit represented $6.1 million, or 10.0%, of nonaccrual loans. While the current carrying value of these loans at

December 31, 2008 reflects management’s best current estimate of net realizable value, there can be no assurance that additional losses may not be incurred.

Foreclosed properties increased to $12.0 million in 2008 from $2.2 million in 2007 mainly as a result of the $5.3 million Large Problem Credit property and a condominium development property. Foreclosed properties are carried at their estimated net realizable value.

Total nonperforming assets increased by $32.7 million from $51.4 million in 2007 to $84.1 million in 2008. The Company had $11.0 million in troubled-debt restructuring to one borrower as of December 31, 2008 and none as of December 31, 2007. In order to improve the collectibility of the troubled-debt restructuring, the Company restructured the terms of the debt by terminating the forbearance agreement and lowering the interest rates including changing them from fixed to floating rates. No additional commitments were outstanding on the troubled-debt restructured loans as of December 31, 2008. These troubled-debt restructured loans were still accruing and no allowance was allocated at December 31, 2008.

Analysis of Allowance for Loan Losses

The Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things; general economic conditions; the type of loan being made; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral. The allowance for loan losses represents the Company’s estimate of the amount deemed necessary to provide for probable future losses to be incurred in the portfolio. In making this determination, the Company analyzes the ultimate collectibility of the loans in its portfolio by incorporating feedback provided by internal loan staff.

On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Each loan officer grades his or her individual commercial credits and the Company’s independent loan review personnel review the officers’ grades. In the event that the loan is downgraded during this review, the loan is included in the allowance analysis at the lower grade. The grading system is in compliance with the regulatory classifications, and the allowance is allocated to the loans based on the regulatory grading, except in instances where there are known differences (e.g., collateral value is nominal).

Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The Company’s methodology for determining the allowance for loan losses represents an estimation performed pursuant to SFAS No. 5, “Accounting for Contingencies,” and SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The allowance reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on regular analyses of all loans over $300,000 where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. The allowance for loan losses also includes consideration of concentrations and changes in portfolio mix and volume and other qualitative factors. In addition, regulatory agencies, as an integral part of their examinations, may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment. The process for determining the allowance (which management believes adequately considers all of the potential factors which potentially result in credit losses) includes subjective elements and, therefore, may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provisions for credit losses could be required that could adversely affect the Company’s earnings or financial position in future periods.

The following table sets forth loans charged off and recovered by type of loan and an analysis of the allowance for loan losses for the indicated periods.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)

Average total loans	$2,483,070	$2,088,696	$1,658,920	$1,210,873	$984,976

Total loans at end of year	$2,509,759	$2,474,327	$1,946,816	$1,349,996	$1,097,299

Total nonaccrual loans	$61,104	$49,173	$42,826	$7,905	$9,296

Allowance at beginning of year	$26,748	$23,229	$17,760	$16,217	$14,459
Addition resulting from acquisition	—	2,767	3,244	—	—
Charge-offs:
Commercial loans	11,475	5,092	5,912	1,668	819
Consumer real estate loans(1)	3,846	458	360	15	37
Commercial real estate loans(1)	40,389	336	4,401	772	1,162
Agricultural loans	—	—	—	—	—
Consumer installment loans	139	89	136	64	130

Total charge-offs	55,849	5,975	10,809	2,519	2,148
Recoveries:
Commercial loans	1,149	885	616	1,448	163
Consumer real estate loans(1)	91	9	4	5	32
Commercial real estate loans(1)	508	927	339	6	261
Agricultural loans	—	—	—	—	—
Consumer installment loans	20	15	25	14	50

Total recoveries	1,768	1,836	984	1,473	506

Net charge-offs	54,081	4,139	9,825	1,046	1,642
Provision for loan losses	71,765	4,891	12,050	2,589	3,400

Allowance at end of the year	$44,432	$26,748	$23,229	$17,760	$16,217

Net charge-offs to average total loans	2.18	0.20	0.59	0.09	0.17
Allowance to total loans at end of year	1.77	1.08	1.19	1.32	1.48
Allowance to nonaccrual loans	0.73	0.54	0.54	2.25	1.74x

(1)	Includes construction loans.

The provision for loan losses increased $66.9 million to $71.8 million for the year ended December 31, 2008 from $4.9 million for the year ended December 31, 2007, reflecting management’s updated assessments of impaired loans and concerns about the continued deterioration of economic conditions. The allowance for loan losses was $44.4 million at December 31, 2008 and $26.7 million at December 31, 2007. Total recoveries on loans previously charged off were $1.8 million for the year ended December 31, 2008 and 2007.

Net charge-offs increased $49.9 million to $54.1 million, or 2.18% of average loans, in 2008 compared to $4.1 million, or 0.20% of average loans in 2007. Allowance for loan losses to nonaccrual loans ratio was 0.73x at December 31, 2008 and 0.54x at December 31, 2007.

The following table sets forth the Company’s allocation of the allowance for loan losses by types of loans (collateral based classification) as of the indicated dates.

	December 31,
	2008		2007		2006		2005		2004
		Loan		Loan		Loan		Loan		Loan
		Category		Category		Category		Category		Category
		to Gross		to Gross		to Gross		to Gross		to Gross
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Commercial	$8,829	20.80%	$6,369	21.52%	$6,156	19.87%	$7,727	14.54%	$8,124	16.72%
Commercial real estate	24,518	65.79	19,336	65.15	16,166	65.35	7,807	69.24	6,837	68.92
Agricultural	171	0.29	2	0.20	3	0.13	3	0.15	—	0.11
Consumer real estate	6,258	12.67	603	12.64	352	14.10	864	15.76	385	13.90
Consumer installment	302	0.25	81	0.49	90	0.55	46	0.31	438	0.35
Unallocated	4,354	—	357	—	462	—	1,313	—	44	—

Total allowance for loan losses	$44,432	100.00%	$26,748	100.00%	$23,229	100.00%	$17,760	100.00%	$16,217	100.00%

Due to concerns about the collectibility of loan balances that could grow due to letter of credit draw downs, the Company increased the accrual for losses on unfunded commitments to $1.1 million at December 31, 2008 from $233,000 at December 31, 2007.

The Company uses an internal asset classification system as a means of reporting problem and potential problem assets. At each scheduled Bank Board of Directors meeting, a watch list is presented, showing significant loan relationships listed by internal risk rating as Special Mention, Substandard, and Doubtful. Set forth below is a discussion of each of these classifications.

Special Mention:  A special mention extension of credit is defined as having potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects for the credit or the institution’s credit position. Special mention credits are not considered as part of the classified extensions of credit category and do not expose an institution to sufficient risk to warrant classification. They are currently protected but are potentially weak. They constitute an undue and unwarranted credit risk.

Loans in this category have some identifiable problem but, in management’s opinion, offer no immediate risk of loss. An extension of credit that is not delinquent also may be identified as special mention. These loans are classified due to Bank management’s actions or the servicing of the loan. The lending officer may be unable to properly supervise the credit because of an inadequate loan or credit agreement. There may be questions regarding the condition of and/or control over collateral. Economic or market conditions may unfavorably affect the obligor in the future. A declining trend in the obligor’s operations or an imbalanced position in the balance sheet may exist, although it is not to the point that repayment is jeopardized. Another example of a special mention credit is one that has other deviations from prudent lending practices.

If the Bank may have to consider relying on a secondary or alternative source of repayment, then collection may not yet be in jeopardy, but the loan may be considered special mention. Other trends that indicate that the loan may deteriorate further include such “red flags” as continuous overdrafts, negative trends on a financial statement, such as a deficit net worth, a delay in the receipt of financial statements, accounts receivable ageings, etc. These loans on a regular basis can be 30 days or more past due. Judgments, tax liens, delinquent real estate taxes, cancellation of insurance policies and exceptions to Bank policies are other “red flags.”

Substandard:  A substandard extension of credit is one inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Extensions of credit so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. In other words, there is more than a normal risk of loss. Loss potential, while existing in the aggregate amount of substandard credits, does not have to exist in individual extensions of credit classified substandard.

The likelihood that a substandard loan will be paid from the primary source of repayment may also be uncertain. Financial deterioration is underway and very close attention is warranted to insure that the loan is collected without a loss. The Bank may be relying on a secondary source of repayment, such as liquidating collateral, or collecting on guarantees. The borrower cannot keep up with either the interest or principal payments. If the Bank is forced into a subordinated or unsecured position due to flaws in documentation, the loan may also be substandard. If the loan must be restructured, or interest rate concessions made, it should be classified as such. If the bank is contemplating foreclosure or legal action, the credit is likely substandard.

Doubtful:  An extension of credit classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. The possibility of loss is extremely high; however, because of certain important and reasonably specific pending factors that may work to the advantage of and strengthen the credit, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors may include a proposed merger or acquisition, liquidation proceedings, capital injection, perfecting liens on additional collateral, or refinancing plans.

If the primary source of repayment is gone, and there is doubt as to the quality of the secondary source, then the loan will be considered doubtful. If a court suit is pending, and is the only means of collection, a loan is generally doubtful. As stated above, the loss amount in this category is often undeterminable, and the loan is classified doubtful until said loss can be determined.

The Company’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Bank’s primary regulators in the course of its regulatory examinations, which can order the establishment of additional general or specific loss allowances. There can be no assurance that regulators, in reviewing the Company’s loan portfolio, will not request the Company to materially increase its allowance for loan losses. Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary. The Company’s allowance for loan losses at December 31, 2008 is considered by management to be adequate.

The Company holds certain loans that are accounted for under Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”), which addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in purchase business combinations and applies to all nongovernmental entities. SOP 03-3 does not apply to loans originated by the Company. The Company’s assessment identified $5.9 million in acquired loans to which the application of the provisions of SOP 03-3 was required. As a result of the application of SOP 03-3, the Company recorded purchase accounting adjustments reflecting a reduction in loans of $2.0 million related to acquired impaired loans, thus reducing the carrying value of these loans to $3.9 million as of December 31, 2007. See Note 3 — Business Combinations to the consolidated financials statements. The carrying value of these loans was $778,000 as of December 31, 2008, and there continues to be no allowance for loan losses regarding these loans. The Company does not consider prepayments in the determination of contractual or expected cash flows.

Securities

The Company manages its securities portfolio to provide a source of both liquidity and earnings. The Company has an asset/liability committee which develops current investment policies based upon its operating needs and market circumstances. The investment policy of the Bank is reviewed by senior financial management of the Company in terms of its objectives, investment guidelines and consistency with overall Company performance and risk management goals. The Bank’s investment policy is formally reviewed and approved annually by its Board of Directors. The asset/liability committee of the Bank is responsible for reporting and monitoring compliance with the investment policy. Reports are provided to the Bank’s Board of Directors and the Board of Directors of the Company on a regular basis.

The following tables set forth the composition of the Company’s securities portfolio by major category as of the indicated dates. The securities portfolio as of December 31, 2008, 2007, and 2006 has been categorized as either available-for-sale or held-to-maturity in accordance with SFAS No. 115.

	December 31, 2008
	Held-to-Maturity		Available-for-Sale		Total
							% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)

U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$263,483	$265,435	$263,483	$265,435	40.3%
Obligations of states and political subdivisions	1,251	1,263	57,309	56,664	58,560	57,927	9.0
Mortgage-backed securities	29,016	29,124	281,592	283,679	310,608	312,803	47.4
Equity securities	—	—	2,749	930	2,749	930	0.4
Other bonds	—	—	19,176	15,241	19,176	15,241	2.9

Total	$30,267	$30,387	$624,309	$621,949	$654,576	$652,336	100.0%

	December 31, 2007
	Held-to-Maturity		Available-for-Sale		Total
							% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)

U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$181,983	$183,613	$181,983	$183,613	23.6%
Obligations of states and political subdivisions	1,254	1,268	60,985	61,400	62,239	62,668	8.1
Mortgage-backed securities	36,347	35,644	383,633	379,040	419,980	414,684	54.4
Equity securities	—	—	85,139	65,979	85,139	65,979	11.0
Other bonds	—	—	22,095	20,849	22,095	20,849	2.9

Total	$37,601	$36,912	$733,835	$710,881	$771,436	$747,793	100.0%

	December 31, 2006
	Held-to-Maturity		Available-for-Sale		Total
							% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)

U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$6,958	$6,958	$6,958	$6,958	1.1%
Obligations of states and political subdivisions	1,686	1,697	97,167	96,987	98,853	98,684	15.3
Mortgage-backed securities	44,245	42,990	444,392	434,108	488,637	477,098	75.5
Equity securities	—	—	41,131	41,521	41,131	41,521	6.4
Other bonds	—	—	11,034	10,407	11,034	10,407	1.7

Total	$45,931	$44,687	$600,682	$589,981	$646,613	$634,668	100.0%

As of December 31, 2008, the Company held no securities of a single issuer with a book value exceeding 10% of stockholders’ equity other than those of the U.S. government or government-sponsored entities.

The total fair value of the securities portfolio was $652.3 million as of December 31, 2008, or 99.7% of amortized cost. The total fair value of the securities portfolio was $747.8 million and $634.7 million as of December 31, 2007 and 2006, respectively.

Securities available-for-sale are carried at fair value, with related unrealized net gains or losses, net of deferred income taxes, recorded as an adjustment to equity capital. At December 31, 2008, unrealized losses on securities available-for-sale were $2.4 million, or $1.4 million net of taxes, compared to $23.0 million, or $13.9 million net of taxes, at December 31, 2007. The Company recognized an other-than-temporary impairment charge of $17.6 million at March 31, 2008 on certain FNMA and FHLMC preferred equity securities with a cost basis of $85.1 million. In September 2008, the Company sold $16.9 million of the remaining $67.5 million recognizing a $16.7 million loss. The Company recognized an additional other-than-temporary impairment charge of $47.8 million at September 30, 2008 on the remaining securities and thereby reduced the amortized cost to their fair value of $2.7 million. Management believes this impairment was primarily attributable to economic conditions at that time, FNMA and FHLMC being placed into the Federal Housing Finance Agency’s conservatorship, and the discontinued dividend payments. Since recovery did not appear likely in the near future, the Company recognized the impairment losses. See Note 4 — Securities of the Notes to the consolidated financial statements for more details on the Company’s securities portfolio. The securities portfolio does not contain any sub-prime or Alt-A mortgage-backed securities.

The Company’s securities available-for-sale portfolio decreased $88.9 million, or 12.5%, in 2008 compared to 2007 mainly as a result of the impairment charges and sales of the FNMA and FHLMC preferred equity securities. The Company also changed the mix of its securities portfolio to improve earnings through the sale of certain mortgage-backed securities and the investment in higher-yielding U.S. government-sponsored entities notes during 2008. Set forth below is a summary of the change in the available-for-sale securities:

•	U.S. Treasury and obligations of U.S. government-sponsored entities increased by $81.8 million to $265.4 million, or 40.3% of the securities portfolio, at December 31, 2008 compared to $183.6 million at year end 2007.

•	U.S. government agency and government-sponsored entity mortgage-backed securities decreased 25.2%, or $95.4 million, from $379.0 million at December 31, 2007 to $283.7 million at December 31, 2008.

•	As noted above, the Company recognized a impairment charges of $65.4 million on the FHLMC and FNMA preferred equities in 2008 bringing the amortized cost to $2.7 million. During 2008, $16.9 million in equity securities were sold at a loss of $16.7 million. Equity securities were $930,000 at December 31, 2008 compared to $66.0 million at December 31, 2007. Equity securities included capital securities of U.S. government-sponsored entities.

•	Obligations of state and political subdivisions decreased $4.7 million to $56.7 million at December 31, 2008 from $61.4 million at December 31, 2007.

•	Other bonds decreased by $5.6 million to $15.2 million at December 31, 2008 compared to $20.8 million at December 31, 2007. Other bonds include high grade corporate bonds primarily issued by financial institutions.

Securities held-to-maturity decreased $7.3 million, or 19.5%, from $37.6 million at December 31, 2007 to $30.3 million at December 31, 2008, due to paydowns and sales of mortgage-backed securities as permitted under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” These securities sold had paid down to less than 15% of their original face value.

There were no trading securities held at December 31, 2008 or December 31, 2007. When acquired, the Company holds trading securities and derivatives on a short-term basis based on market and liquidity conditions.

Investment Maturities and Yields

The following tables set forth the contractual or estimated maturities of the components of the Company’s securities portfolio as of December 31, 2008 and the weighted average yields. The table assumes estimated fair values for available-for-sale securities and amortized cost for held-to-maturity securities:

	Maturing
	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)

Available-for-Sale-Securities:
U.S. Treasury and obligations of U.S. government-sponsored entities	$7,687	2.81%	$52,617	3.43%	$205,131	5.34%	$—	—%	$265,435	4.90%
Obligations of states and political subdivisions	682	3.61	8,135	3.60	36,034	3.74	11,813	4.08	56,664	3.79
Mortgage-backed securities	27,795	5.40	255,884	4.09	—	—	—	—	283,679	4.23
Equity securities(1)	—	—	—	—	—	—	930	—	930	—
Other bonds	—	—	3,745	4.53	3,063	4.39	8,433	1.91	15,241	2.96

Total	$36,164	4.82%	$320,381	3.98%	$244,228	5.09%	$21,176	3.04%	$621,949	4.44%

Held-to-Maturity Securities:
Obligations of states and political subdivisions	$—	—%	451	4.31	$800	3.85%	$—	—%	$1,251	4.02%
Mortgage-backed securities	—	—	29,016	4.42	—	—	—	—	29,016	4.42

Total	$—	—%	$29,467	4.42	$800	3.85%	$—	—%	$30,267	4.40%

(1)	Equity securities, although they do not have a maturity date, are included in the after ten years column.

Deposits

The following table sets forth the changes in deposits as of the periods presented.

	December 31,
	2008	2007
	(Dollars in thousands)

Noninterest-bearing demand	$334,495	$321,317
Interest-bearing demand	176,224	226,225
Money market	208,484	291,501
Savings	129,101	129,476
Certificates of deposit less than $100,000	689,896	633,022
Certificates of deposit over $100,000	435,687	511,743
Brokered certificates of deposit	438,904	344,864

Total interest-bearing deposits	2,078,296	2,136,831

Total deposits	$2,412,791	$2,458,148

Total core deposits(1)	$848,304	$968,519

(1)	Includes noninterest-bearing and interest-bearing demand, money market, and savings.

Set forth below is a summary of the change in the Company’s deposits:

•	Deposits decreased by $45.4 million, or 1.8%; noninterest-bearing deposits increased by $13.2 million while interest-bearing deposits decreased by $58.5 million.

•	Core deposits, which include noninterest-bearing demand, interest-bearing demand, money market, and savings deposits, decreased $120.2 million, or 12.4%.

•	Certificates of deposits less than $100,000 increased 9.0% or $56.9 million.

•	Certificates of deposit over $100,000 decreased $76.1 million, or 14.9%.

•	Brokered certificates of deposit increased $94.0 million, or 27.3%. The Company purchased brokered certificates of deposit in order to move away from purchasing Federal funds during the financial system disruption. The underlying certificates of deposits of the brokered certificates of deposit are in denominations of less than $100,000.

The Company continues to participate in the FDIC’s Temporary Liquidity Guarantee Program. This program consists of two components. The first is the Transaction Account Guarantee Program where all noninterest-bearing transaction deposit accounts, including all personal and business checking deposit accounts, and NOW accounts, which are capped at a rate no higher than 0.50% are fully guaranteed, through December 31, 2009, regardless of dollar amount. All other deposit accounts continue to be covered by the FDIC’s expanded deposit insurance limit of $250,000 through December 31, 2009. The second component is the Debt Guarantee Program, which guarantees newly issued senior unsecured debt.

In 2009, the FDIC plans to increase premium assessments to maintain adequate funding of the Deposit Insurance Fund. Assessment rates set by the FDIC effective December 5, 2009 range from 5 to 43 basis points. These increases in premium assessments will increase the Company’s expenses. See “Item 1. Business — Supervision and Regulation — FDIC Insurance Premiums on Deposit Accounts.”

On February 27, 2009, the FDIC board agreed to impose an emergency special assessment of 20 basis points on all banks to restore the Deposit Insurance Fund to an acceptable level. The assessment, which will be payable on September 30, 2009, is in addition to a planned increase in premiums and a change in the way regular premiums are assessed, which the board also approved on that date. This emergency special assessment for the Company is projected to be $5.0 million based on December 31, 2008 data.

The Company competes for core deposits in the heavily-banked Chicago Metropolitan Statistical Area. Competitive pricing has made it difficult to maintain and grow these types of deposits. The level of competition for core deposits is not expected to ease in the near term. To overcome this challenge, the Company has changed and expanded staffing and management at its banking centers and initiated a number of customer outreach initiatives. The Company is also pursuing a new on-line account opening process to further develop the growth of core deposit relationships. The Company’s “Big Bank Relief” marketing campaign is focused on building relationships.

The Company’s recent campaigns have been promoting relationship savings accounts and other core products. In conjunction with this strategy, the Bank’s retail incentive program has shifted its focus to relationship building, with incentives being paid for cross-selling achievements. Relationship building, along with a continued focus on providing excellent customer service, is key to solidifying and growing the Bank’s customer base.

The following table sets forth the average amount of and the average rate paid on deposits by category for the indicated periods.

	Year Ended December 31,
	2008			2007			2006
		Percent			Percent			Percent
	Average	of		Average	of		Average	of
	Balance	Deposits	Rate	Balance	Deposits	Rate	Balance	Deposits	Rate
	(Dollars in thousands)

Noninterest-bearing demand deposits	$326,104	13.46%	0.00%	$274,819	12.90%	0.00%	$220,706	12.23%	0.00%
Interest-bearing demand deposits	200,869	8.29	0.98	182,276	8.55	1.85	150,503	8.34	1.17
Savings and money market accounts	384,496	15.87	1.30	386,722	18.15	2.57	346,933	19.23	2.18
Time Deposits:
Certificates of deposit, less than $100,000(1)	619,829	25.58	4.05	598,012	28.06	4.95	631,993	35.03	4.30
Certificates of deposit, over $100,000(1)(2)	891,354	36.80	3.81	689,335	32.34	4.90	442,199	24.51	4.63
Public funds	—	—	—	—	—	—	11,703	0.65	4.54

Total time deposits	1,511,183	62.38	3.91	1,287,347	60.40	4.92	1,085,895	60.19	4.44

Total deposits	$2,422,652	100.00%	2.73%	$2,131,164	100.00%	3.60%	$1,804,037	100.00%	3.19%

(1)	Certificates of deposit exclusive of public funds.

(2)	Includes brokered deposits.

The following table summarizes the maturity distribution of certificates of deposit in amounts of $100,000 or more as of the dates indicated. These deposits have been made by individuals, businesses, and public and other not-for-profit entities, most of which are located within the Company’s market area.

	December 31,
	2008	2007	2006
	(In thousands)

Three months or less	$402,122	$308,259	$271,994
Over three months through six months	172,417	241,765	63,168
Over six months through twelve months	229,867	230,985	160,478
Over twelve months	70,185	75,598	58,020

Total	$874,591	$856,607	$553,660

Borrowings

The following table summarizes the Company’s borrowings as of the dates indicated.

	December 31,
	2008	2007	2006
	(In thousands)

Federal funds purchased	$—	$81,000	$66,000
Revolving note payable	8,600	2,500	—
Securities sold under agreements to repurchase	297,650	283,400	201,079
Advances from the Federal Home Loan Bank	380,000	323,439	319,883
Junior subordinated debentures	60,791	60,724	65,812
Subordinated debt	15,000	—	—
Term note payable	55,000	70,000	—

Total	$817,041	$821,063	$652,774

The Company’s borrowings include overnight federal funds purchased, securities sold under agreements to repurchase, FHLB advances, junior subordinated debentures, and commercial bank notes payable and subordinated debt. The following tables set forth categories and the balances of the Company’s borrowings for the periods indicated.

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)

Federal funds purchased:
Balance at end of year	$—	$81,000	$66,000
Weighted average interest rate at end of year	—%	4.15%	5.30%
Maximum amount outstanding(1)	$184,500	$109,000	$95,000
Average amount outstanding	77,000	35,630	29,474
Weighted average interest rate during year(2)	2.62%	5.13%	5.18%

(1)	Based on amounts outstanding at each month end during the year.

(2)	During 2008, the federal funds target rate decreased by 225 basis points.

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)

Securities sold under repurchase agreements:
Balance at end of year	$297,650	$283,400	$201,079
Weighted average interest rate at end of year	4.29%	4.21%	4.40%
Maximum amount outstanding(1)	$394,764	$317,118	$294,599
Average amount outstanding	311,346	268,639	226,369
Weighted average interest rate during year	4.26%	4.21%	4.59%

(1)	Based on amount outstanding at month end during each year.

The Bank is a member of the FHLB. Membership requirements include common stock ownership in the FHLB. At December 31, 2008, the majority of the FHLB advances have various call provisions ranging from three months to two years. The Bank is currently in compliance with the FHLB’s membership requirements.

The following table sets forth categories and the balances of the Company’s FHLB advances as of the indicated dates or for the indicated periods.

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)

FHLB advances:
Balance at end of year	$380,000	$323,439	$319,883
Weighted average interest rate at end of year	3.38%	4.49%	4.54%
Maximum amount outstanding(1)	$380,000	$323,439	$319,883
Average amount outstanding	335,039	317,232	228,811
Weighted average interest rate during year	3.53%	4.66%	4.29%

(1)	Based on amount outstanding at month end during each year.

The Company’s credit agreements with a correspondent bank at December 31, 2008 consisted of a revolving line of credit, a term note loan, and subordinated debenture in the amounts of $8.6 million, $55.0 million, and $15.0 million, respectively.

At December 31, 2008, the revolving line of credit had a maximum availability of $25.0 million, an interest rate of one-month LIBOR plus 155 basis points, and at December 31, 2008, matured on March 3, 2009. During the fourth quarter of 2007, the Company utilized the proceeds from a $75.0 million term note loan to pay for the cash requirements of the Northwest Suburban acquisition. On March 31, 2008, the Company converted $15.0 million of this term note into subordinated debt and further reduced the remaining term note balance to $55.0 million. The resulting term note had an interest rate of one-month LIBOR plus 155 basis points at December 31, 2008 and matures on September 28, 2010.

At December 31, 2008, the subordinated debt had an interest rate of one-month LIBOR plus 350 basis points and matures on March 31, 2018, and qualifies as Tier 2 capital.

The revolving line of credit and term note included the following covenants at December 31, 2008: (1) the Bank must not have nonperforming loans (loans on nonaccrual status and 90 days or more past due and troubled-debt restructured loans) in excess of 3.00% of total loans, (2) the Bank must report a quarterly profit, excluding charges related to acquisitions, and (3) the Bank must remain well capitalized. The Company was in compliance with these debt covenants at December 31, 2008.

As a result of the effects of recent economic conditions, the increase in nonperforming assets, and the impairment charges on goodwill and the FNMA and FHLMC preferred securities, the Company sought covenant waivers on two occasions since December 31, 2007. First, the lender waived a covenant violation in the first quarter of 2008 resulting from the Company’s net loss recognized in that period. Second, the lender waived a covenant violation in the third quarter of 2008 resulting from the Company’s net loss recognized in that period, contingent upon the Company making accelerated principal payments under the aforementioned term loan agreement. See Note 14 — Credit Agreement of the Notes to the consolidated financial statements for more details. Since December 31, 2008, the Company has incurred additional covenant violations and has been subject to default rates of interests. See “Risk Factors — The Company is party to loan agreements that require it to observe certain covenants that limit its flexibility in operating its business; and it has recently breached covenants under its loan agreements, which , as a result, have given its lenders the right to take certain courses of actions that have been and, with respect to unexercised rights, would be significantly detrimental to holders of the Company’s securities.”

At December 31, 2008, the Company had $60.8 million in junior subordinated debentures owed to unconsolidated trusts that were formed to issue trust preferred securities.

The following table details the unconsolidated trusts and their common and trust preferred securities:

		December 31,			Mandatory	Optional
		2008	2007		Redemption	Redemption
Issuer	Issue Date	Amount	Amount	Rate	Date	Date(1)
		(In thousands)

MBHI Capital Trust III	December 19, 2003	$9,279	$9,279	LIBOR+3.00%	December 30, 2033	December 30, 2008
MBHI Capital Trust IV	December 19, 2003	10,310	10,310	LIBOR+2.85%	January 23, 2034	January 23, 2009
MBHI Capital Trust V	June 7, 2005	20,619	20,619	LIBOR+1.77%	June 15, 2035	June 15, 2010
Royal Capital Trust I	March 30, 2004	10,310	10,310	6.62% until July 23, 2009; then LIBOR+2.75%	July 23, 2034	July 23, 2009
Unamortized purchase
accounting adjustment		(37)	(104)
Northwest Suburban
Capital Trust I	May 18, 2004	10,310	10,310	LIBOR+2.70%	July 23, 2034	July 23, 2009

Total		$60,791	$60,724

(1)	Redeemable at option of the Company.

Capital Resources

The Company monitors compliance with bank and bank-holding company regulatory capital requirements, focusing primarily on risk-based capital guidelines. Under the risk-based capital method of capital measurement, the ratio computed is dependent upon the amount and composition of assets recorded on the balance sheet and the amount and composition of off-balance-sheet items, in addition to the level of capital. Included in the risk-based capital method are two measures of capital adequacy: Tier 1, or core capital, and total capital, which consists of Tier 1 plus Tier 2 capital. See “Business — Supervision and Regulation — Bank Holding Company Regulation” for definitions of Tier 1 and Tier 2 capital and Note 16 to the Notes to the consolidated financial statements.

The following tables set forth the Company’s capital ratios as of the indicated dates.

	Risk-Based Capital Ratios December 31,
	2008		2007		2006
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Tier 1 capital to risk-weighted assets	$238,873	8.30%	$258,862	9.21%	$266,753	11.92%
Tier 1 capital minimum requirement	115,123	4.00	112,457	4.00	89,492	4.00
Total capital to risk-weighted assets	289,967	10.07	285,843	10.17	290,158	12.97
Total capital minimum requirements	230,247	8.00	224,914	8.00	178,984	8.00
Total risk-weighted assets	2,878,087		2,811,423		2,237,305

In December 2008, the Company issued 84,784 shares of Series T fixed cumulative perpetual preferred stock at $1,000 per share to the U.S. Treasury under the TARP CPP raising $84.8 million in capital, which qualifies for Tier I capital.

In October 2007, the Company issued 3.7 million shares of common stock as a result of the Northwest Suburban acquisition increasing capital by $55.1 million. In December 2007, the Company issued 1,725,000 depositary shares each representing 1/100th of a share of its Series A noncumulative redeemable convertible perpetual preferred stock at $25.00 per share through a public offering raising net new equity capital of $41.4 million.

In July 2006, the Company issued 2.9 million shares of common stock as a result of the Royal American acquisition increasing capital by $63.8 million. In August 2005, the Company issued 3.5 million new common shares through a public offering raising a net amount of new capital of $67.9 million.

The Company includes $59.0 million for 2008 and 2007 and $64.0 million for 2006 of trust preferred securities in Tier I capital based on regulatory limitations.

Liquidity

The Company manages its liquidity position with the objective of maintaining access to sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. At December 31, 2008, the Company had cash and cash equivalents of $63.1 million. In addition to the normal inflow of funds from its securities portfolio, and repayments and maturities of loans and securities, the Company utilizes other short-term, intermediate-term and long-term funding sources such as securities sold under agreements to repurchase and overnight funds purchased from correspondent banks.

The FHLB provides an additional source of liquidity which has been used by the Bank since 1999. The Bank also has various funding arrangements with commercial and investment banks in the form of Federal funds lines, repurchase agreements, and brokered certificate of deposit programs. The Bank maintains these funding arrangements to achieve favorable costs of funds, manage interest rate risk, and enhance liquidity in the event of deposit withdrawals. The FHLB advances and repurchase agreements are subject to the availability of collateral. The Company believes it has sufficient liquidity to meet its current and future liquidity needs.

The Company monitors and manages its liquidity position on several levels, which vary depending upon the time period. As the time period is expanded, other data is factored in, including estimated loan funding requirements, estimated loan payoffs, securities portfolio maturities or calls, and anticipated depository buildups or runoffs.

The Company classifies the majority of its securities as available-for-sale, thereby maintaining significant liquidity. Certain available-for-sale securities were temporarily impaired at December 31, 2008, primarily due to changes in interest rates as well as current economic conditions that appear to be cyclical in nature. The Company has both the intent and ability to hold each of the temporarily impaired securities for the time necessary to recover its amortized cost. See the “Securities” section and “Risk Factors” for more details. The Company’s liquidity position is further enhanced by the structuring of a majority of its loan portfolio interest payments as monthly.

The Company’s cash flows are comprised of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. See Statement of Cash Flows in the Consolidated Financial Statements.

The Company continues to seek opportunities to diversify the customer base, enhance the product suite, and improve the overall liquidity position. The Company has developed analytical tools to help support the overall liquidity forecasting and contingency planning. In addition, the Company is developing a more efficient collateral management process which will further strengthen the Company’s liquidity.

Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements

	December 31, 2008
	Payments Due By Period
	Within	2-3	4-5	After
	1 Year	Years	Years	5 Years	Other(1)	Total
	(In thousands)

Deposits without a stated maturity	$848,304	$—	$—	$—	$—	$848,304
Consumer and brokered certificates of deposits	1,406,407	143,367	14,702	11	—	1,564,487
Revolving note payable	8,600	—	—	—	—	8,600
Securities sold under agreements to repurchase	—	—	—	297,650	—	297,650
FHLB advances	40,000	—	—	340,000	—	380,000
Junior subordinated debentures	—	—	—	60,791	—	60,791
Subordinated debt	—	—	—	15,000	—	15,000
Term note payable	10,000	45,000	—	—	—	55,000
Operating leases	1,530	2,749	2,381	14,141	—	20,801
FIN 48 liability	—	—	—	—	2,378	2,378

Total contractual cash obligations	$2,314,841	$191,116	$17,083	$727,593	$2,378	$3,253,011

(1)	Duration of liability is not determinable.

The following table details the amounts and expected maturities of significant commitments as of December 31, 2008.

	Amount of Commitment Expiration Per Period
	Within	2-3	4-5	After
	1 Year	Years	Years	5 Years	Total
	(In thousands)

Lines of Credit:
Commercial real estate	$104,884	$13,098	$5,319	$133	$123,434
Consumer real estate	26,757	37,496	33,252	54,481	151,986
Consumer	—	—	—	2,220	2,220
Commercial	235,855	18,364	1,765	3,238	259,222
Letters of credit	43,934	11,602	3,496	—	59,032
Commitments to extend credit	68,213	—	—	—	68,213

Total commitments	$479,643	$80,560	$43,832	$60,072	$664,107

Asset/Liability Management

The business of the Company and the composition of its consolidated balance sheet consist of investments in interest-earning assets (primarily loans, mortgage-backed securities, and other securities) that are primarily funded by interest-bearing liabilities (deposits and borrowings). All of the financial instruments of the Company as of December 31, 2008 were held for other-than-trading purposes. Such financial instruments have varying levels of sensitivity to changes in market rates of interest. The Company’s net interest income is dependent on the amounts of and yields on its interest-earning assets as compared to the amounts of and rates on its interest-bearing liabilities. Net interest income is therefore sensitive to changes in market rates of interest.

The Company’s asset/liability management strategy is to maximize net interest income while limiting exposure to risks associated with changes in interest rates. This strategy is implemented by the Company’s ongoing analysis and management of its interest rate risk. A principal function of asset/liability management is to coordinate the levels of interest-sensitive assets and liabilities to manage net interest income fluctuations within limits in times of fluctuating market interest rates.

Interest rate risk results when the maturity or repricing intervals and interest rate indices of the interest-earning assets, interest-bearing liabilities, and off-balance-sheet financial instruments are different, thus creating a risk that will result in disproportionate changes in the value of and the net earnings generated from the Company’s interest-earning assets, interest-bearing liabilities, and off-balance-sheet financial instruments. The Company’s exposure to interest rate risk is managed primarily through the Company’s strategy of selecting the types and terms of interest-earning assets and interest-bearing liabilities that generate favorable earnings while limiting the potential negative effects of changes in market interest rates. Because the Company’s primary source of interest-bearing liabilities is customer deposits, the Company’s ability to manage the types and terms of such deposits may be somewhat limited by customer maturity preferences in the market areas in which the Company operates. Over the past decade, hundreds of new bank branches have opened in the Company’s marketplace. Deposit pricing is competitive with promotional rates frequently offered by competitors. Ongoing competition for core and time deposits are driving up yields paid. Borrowings, which include FHLB advances, short-term borrowings, and long-term borrowings, are generally structured with specific terms which, in management’s judgment, when aggregated with the terms for outstanding deposits and matched with interest-earning assets, reduce the Company’s exposure to interest rate risk. The rates, terms, and interest rate indices of the Company’s interest-earning assets result primarily from the Company’s strategy of investing in securities and loans (a substantial portion of which have adjustable rates). This permits the Company to limit its exposure to interest rate risk, together with credit risk, while at the same time achieving a positive interest rate spread from the difference between the income earned on interest-earning assets and the cost of interest-bearing liabilities.

Management uses a duration model for the Bank’s internal asset/liability management. The model uses cash flows and repricing information from loans and certificates of deposit, plus repricing assumptions on products without specific repricing dates (e.g., savings and interest-bearing demand deposits), to calculate the durations of the Bank’s assets and liabilities. Securities are stress tested, and the theoretical changes in cash flow are key elements of the Company’s model. The model also projects the effect on the Company’s earnings and theoretical value for a change in interest rates. The model computes the duration of the Bank’s rate sensitive assets and liabilities, a theoretical market value of the Bank’s rate sensitive assets and liabilities and the effects of rate changes on the Bank’s earnings and market value. The Bank’s exposure to interest rates is reviewed on a monthly basis by senior management and the Company’s Board of Directors.

Effects of Inflation

Interest rates are significantly affected by inflation, but it is difficult to assess the impact, since neither the timing nor the magnitude of the changes in the various inflation indices coincide with changes in interest rates. Inflation does impact the economic value of longer term, interest-earning assets and interest-bearing liabilities, but the Company attempts to limit its long-term assets and liabilities, as indicated in the tables set forth under “Financial Condition” and “Item 7A. Quantitative and Qualitative Disclosures about Market Risk.”

Quantitative and Qualitative Disclosures About Market Risk

The Company performs a net interest income analysis as part of its asset/liability management practices. Net interest income analysis measures the change in net interest income in the event of hypothetical changes in interest rates. This analysis assesses the risk of change in net interest income in the event of sudden and sustained 1.0% and 2.0% increases in market interest rates. The tables below present the Company’s projected changes in net interest income for the various rate shock levels at December 31, 2008 and December 31, 2007, respectively. As result of current market conditions, 1.0% and 2.0% decreases in market interest rates are not applicable for 2008 as those decreases would result in some deposit interest rate assumptions falling below zero. Nonetheless, the Company’s net interest income could decline in those scenarios as yields on earning assets could continue to adjust downward.

	Change in Net Interest Income Over One Year Horizon
					Guideline
	December 31, 2008		December 31, 2007		Maximum
	Dollar	%	Dollar	%	%
	Change	Change	Change	Change	Change
	(Dollars in thousands)

+200 bp	$6,274	8.23%	$(2,161)	(2.36)%	(10.0)%
+100 bp	2,850	3.74	694	0.76	—
−100 bp	N/A	N/A	(225)	(0.25)	—
−200 bp	N/A	N/A	(3,507)	(3.83)	(10.0)

As shown above, at December 31, 2008, the effect of an immediate 200 basis point increase in interest rates would increase the Company’s net interest income by 8.23%, or $6.3 million. Overall net interest income sensitivity remains within the Company’s and recommended regulatory guidelines.

The changes in the Company’s net interest income sensitivity were due, in large part, to the addition of optionality on both sides of the balance sheet. The changes in net interest income over the one year horizon for December 31, 2008 under the 1.0% and 2.0% increases in market interest rates scenarios are reflective of this optionality. In a rising rate environment, yields on floating rate loans and investment securities are expected to re-price upwards more quickly than the cost of funds. The Company believes it manages such volatility to acceptable levels and is being appropriately compensated for the additional risk.

The Company does not have any sub-prime or Alt-A mortgage-backed securities in its securities portfolio nor does it have any sub- prime loans.

“Gap” analysis is used to determine the repricing characteristics of the Company’s assets and liabilities. The following table sets forth the interest rate sensitivity of the Company’s assets and liabilities as of December 31, 2008, and provides the repricing dates of the Company’s interest-earning assets and interest-bearing liabilities as of that date, as well as the Company’s interest rate sensitivity gap percentages for the periods presented.

	0-3	4-12	1-5	Over
	Months	Months	Years	5 Years	Total
	(Dollars in thousands)

Interest-earning assets:
Federal funds sold and other short-term investments	$1,735	$—	$—	$—	$1,735
Securities available-for-sale, at fair value	224,510	106,857	186,407	104,175	621,949
Securities held-to-maturity, at amortized cost	1,659	4,378	13,947	10,283	30,267
Federal Reserve Bank and Federal Home Loan Bank stock	31,698	—	—	—	31,698
Loans	1,211,502	338,705	876,678	82,874	2,509,759

Total interest-earning assets	$1,471,104	$449,940	$1,077,032	$197,332	$3,195,408

	0-3	4-12	1-5	Over
	Months	Months	Years	5 Years	Total
	(Dollars in thousands)

Interest-bearing liabilities:
Interest-bearing demand deposits	$15,860	$47,580	$—	$112,784	$176,224
Money market deposits	18,764	56,291	—	133,429	208,484
Savings deposits	11,619	34,857	—	82,625	129,101
Time deposits	524,127	883,728	156,621	11	1,564,487

Total interest-bearing deposits	570,370	1,022,456	156,621	328,849	2,078,296

Federal funds purchased	—	—	—	—	—
Revolving note payable	8,600	—	—	—	8,600
Securities sold under agreements to repurchase	—	—	—	297,650	297,650
Advances from the Federal Home Loan Bank	40,000	—		340,000	380,000
Junior subordinated debentures	50,481	10,310	—	—	60,791
Subordinated debt	15,000	—	—	—	15,000
Term note payable	55,000	—	—	—	55,000

Total borrowings	169,081	10,310	—	637,650	817,041

Total interest-bearing liabilities	$739,451	$1,032,766	$156,621	$966,499	$2,895,337

Interest sensitivity gap	$731,653	$(582,826)	$920,411	$(769,167)	$300,071
Cumulative interest sensitivity gap	$731,653	$148,827	$1,069,238	$300,071
Interest sensitivity gap to total assets	20.5%	(16.3)%	25.8%	(21.5)%
Cumulative interest sensitivity gap to total assets	20.5%	4.2%	29.9%	8.4%

The chart above shows the Company was asset sensitive or had a positive Gap in the short-term (0-3 months) meaning a greater amount of interest-earning assets are repricing or maturing than the amount of interest-bearing liabilities during the same time period. A positive gap generally indicates the Company is positioned to benefit from a rising interest rate environment. The cumulative interest sensitivity Gap is still positive but substantially decreased in the 4-12 month period, indicating the Company’s GAP position is much more closely matched through that time period and rate changes would theoretically have much less effect on net interest income. In the 1-5 year period the cumulative interest sensitivity Gap becomes much more positive again showing the Company’s benefit from rising interest rates would increase. The Gap position does not necessarily indicate the level of the Company’s interest rate sensitivity or the impact to net interest income because the interest-earning assets and interest-bearing liabilities are repricing off of different indices.

Mortgage-backed securities, including adjustable rate mortgage pools, are included in the above table based on their estimated principal paydowns obtained from outside analytical sources. Loans are included in the above table based on contractual maturity or contractual repricing dates. Deposits are based on management’s analysis of industry trends and customer behavior.

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates. These computations should not be relied upon as indicative of actual results. Actual values may differ from those projections set forth above, should market conditions vary from assumptions used in preparing the analyses. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. The “Gap” analysis is based upon assumptions as to when assets and liabilities will reprice in a changing interest rate environment. Because such assumptions can be no more than estimates, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes than those estimated. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. Therefore, the gap table included above does not and cannot necessarily indicate the actual future impact of general interest rate movements on the Company’s net interest income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Asset/Liability Management.”

BUSINESS

The Company

Midwest Banc Holdings, Inc., the Company, a Delaware corporation founded in 1983, is a community-based bank holding company headquartered in Melrose Park, Illinois. Through its wholly owned subsidiaries, the Company provides a wide range of services, including traditional banking services, personal and corporate trust services, and insurance brokerage and retail securities brokerage services. The Company’s principal operating subsidiary is Midwest Bank and Trust Company, the Bank, an Illinois state bank that operates 26 full-service banking centers throughout the Chicago metropolitan area. The Company operates in one business segment, community banking, providing a full range of services to individual and corporate customers. Midwest Financial and Investment Services, Inc., a subsidiary of the Bank, is a Financial Industry Regulatory Authority, FINRA, registered broker/dealer that provides securities brokerage and insurance services to customers of the Bank.

The Company focuses on establishing and maintaining long-term relationships with customers and is committed to providing for the financial services needs of the communities it serves. In particular, the Company continues to emphasize its relationships with individual customers and small-to-medium-sized businesses. The Company actively evaluates the credit needs of its markets, including low- and moderate-income areas, and offers products that are responsive to the needs of its customer base. The markets served by the Company provide a mix of real estate, commercial and industrial, and consumer lending opportunities, as well as a stable core deposit base. The Company has expanded its trust administration and trust services activities along with broker/dealer activities.

Recent Developments

On July 28, 2009, we announced the implementation of our Capital Plan. See “Summary — Our Capital Plan.”

On July 28, 2009, the Board of Directors of the Bank and the Company accepted the resignation of three directors, reducing the Boards from eleven to eight members. The departing directors — Angelo A. DiPaolo, Dennis M. O’Hara and Joseph R. Rizza — provided many years of valued service to the Bank and the Company. The Company also announced cost reduction initiatives accomplished through a reduction in force of over 100 employees, to be completed by September 30, 2009, salary reductions for employees led by top executives’ salaries decreasing 7% to 10%, suspension of certain benefits, elimination of discretionary projects and initiatives and an increased focus on expense control.

On May 6, 2009, the Company announced that Roberto R. Herencia was named president and Chief Executive Officer of the Company and the Bank, replacing J. J. Fritz, who became senior executive vice president of Midwest Banc Holdings. Mr. Herencia, who also was appointed to the board of directors of the Company, was formerly president and director of Banco Popular North America based in Chicago and executive vice president of Popular, Inc., the parent company. See “Management.”

The Company also announced on May 6, 2009, that the board of directors made the decision to suspend the dividend on the $43.1 million of Series A Preferred Stock; defer the dividend on the $84.8 million of Series T Preferred Stock; and take steps to defer interest payments on its junior subordinated debentures as permitted by the terms of the underlying debentures. Since the May 6th announcement, the Company has begun deferring interest on its $59 million of outstanding junior subordinated debentures.

In response to the financial crises affecting the overall banking system and financial markets, on October 3, 2008, the Emergency Economic Stabilization Act of 2008, EESA, was enacted. Under the EESA, the United States Treasury Department, the U.S. Treasury, has the authority to, among other things, purchase mortgages, mortgage backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

On October 3, 2008 the Troubled Asset Relief Program, TARP, became effective. The TARP gave the U.S. Treasury authority to deploy up to $700 billion into the financial system with an objective of improving liquidity in capital markets. On October 14, 2008, the U.S. Treasury announced plans to direct $250 billion of this authority into preferred stock investments in financial institutions. The general terms of this preferred stock program are as follows for a participant: pay 5% dividends on the U.S. Treasury’s preferred stock for the first five years and 9% dividends thereafter; cannot increase common stock dividends for three years while U.S. Treasury is an investor without their permission; the U.S. Treasury receives warrants entitling it to buy a participant’s common stock equal to 15% of the U.S. Treasury’s total initial investment in the participant; and the participating company’s executives must agree to certain compensation restrictions, and restrictions on the amount of executive compensation which is tax deductible and other detailed terms and conditions. The terms of this preferred stock program could reduce investment returns to participating companies’ stockholders by restricting dividends to common stockholders, diluting existing stockholders’ interests, and restricting capital management practices. The TARP capital purchase program, CPP, is a voluntary program designed to help healthy institutions build capital to support the U.S. economy by increasing the flow of financing to U.S. businesses and consumers.

Although the Company then exceeded all applicable regulatory capital requirements, it submitted an application for participation in the CPP and, on December 5, 2008, it sold 84,784 shares of Series T Preferred Stock to the U.S. Treasury for an aggregate purchase price of $84.784 million and issued a warrant to the U.S. Treasury which will allow it to acquire 4,282,020 shares of its common stock for $2.97 per share. The Series T Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series T Preferred Stock may be redeemed by the Company after three years. Prior to the end of three years, the Series T Preferred Stock may be redeemed by the Company only with proceeds from the sale of qualifying equity securities. The senior preferred stock is non-voting, other than class voting rights on certain matters that could amend the rights of or adversely affect the stock.

If the Company completes one or more qualified equity offerings on or prior to December 31, 2009 that result in its receipt of aggregate gross proceeds of not less than $84.784 million, which is equal to 100% of the aggregate liquidation preference of the Series T Preferred Stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 2,141,010 shares. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event the Company pays stock dividends or makes distributions of its common stock, subdivide, combine or reclassify outstanding shares of its common stock. As part of our Capital Plan, we intend to seek the exchange of the Series T Preferred Stock for another class of mandatorily convertible preferred stock to be issued to the U.S. Treasury under CAP. See “Summary — Our Capital Plan.”

The EESA included a provision for an increase in the amount of deposits insured by the FDIC to $250,000 until December 2009. On October 14, 2008, the FDIC announced a new program, the Temporary Liquidity Guarantee Program, that provides unlimited deposit insurance on funds in noninterest-bearing transaction deposit accounts not otherwise covered by the existing deposit insurance limit of $250,000. The Company has elected to participate in the Temporary Liquidity Guarantee Program and incur a 10 basis point surcharge as a cost of participation. The behavior of depositors in regard to the level of FDIC insurance could cause the Company’s existing customers to reduce the amount of deposits held at the Company, or could cause new customers to open deposit accounts. The level and composition of the Company’s deposit portfolio directly impacts its funding cost and net interest margin.

The EESA followed, and has been followed by, numerous actions by the Federal Reserve, the U.S. Congress, U.S. Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.

On February 17, 2009, President Barack Obama signed the American Recovery and Reinvestment Act of 2009, ARRA, more commonly known as the economic stimulus or economic recovery package. ARRA includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health and education needs. In addition, ARRA imposes new executive compensation and corporate governance limits on current and future participants in TARP, including the Company, which are in addition to those previously announced by U.S. Treasury. The new limits remain in place until the participant has redeemed the preferred stock sold to U.S. Treasury, which is now permitted under ARRA without penalty and without the need to raise new capital, subject to U.S. Treasury’s consultation with the recipient’s appropriate federal regulator. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments” for a discussion of ARRA provisions affecting financial institutions.

On February 27, 2009, the FDIC board agreed to impose an emergency special assessment of 20 basis points on all banks to restore the Deposit Insurance Fund to an acceptable level. The assessment, which would be payable on September 30, 2009, is in addition to a planned increase in premiums and a change in the way regular premiums are assessed, which the board also approved on that date. This emergency special assessment for the Company, if assessed in accordance with the February 27, 2009 directive, is projected to be $5.0 million based on March 31, 2009 data.

2008 Developments

The Company recognized a non-cash, non-operating, other-than-temporary impairment charge of $47.8 million at September 30, 2008 on certain FNMA and FHLMC preferred equity securities similar to the impairment charge of $17.6 million taken in the first quarter of 2008. In September 2008, the Company sold a portion of its FNMA and FHLMC preferred equity securities recognizing a $16.7 million loss. It also recognized an impairment charge of $80.0 million on its goodwill intangible asset based upon an appraisal by an independent third party. The decline in value was primarily the result of a decline in market capitalization. During 2008, the Company recognized net loan charge-offs of $54.1 million and recorded a $71.8 million loan loss provision, reflecting management’s updated assessments of impaired loans and concerns about the continued deterioration of economic conditions. During the first quarter of 2008, the Company also incurred a $7.1 million loss on the early extinguishment of debt arising from the prepayment of $130.0 million in FHLB advances, and recognized a $15.2 million gain on the sale of real estate.

On December 16, 2008, the Board of Directors of the Company and the Bank elected Percy L. Berger Chairman of the Board of Directors of the Company and the Bank effective December 31, 2008. Mr. Berger replaced Homer J. Livingston, Jr. who resigned as a Director and Chairman of the Company and the Bank effective December 31, 2008.

2007 Developments

On October 1, 2007, the Company completed its acquisition of Northwest Suburban Bancorp, Inc., Northwest Suburban, in a cash and stock merger transaction. At acquisition, Northwest Suburban had total assets of $546.2 million. The agreement and plan of merger provided that the Company’s stock comprised up to 45% of the purchase price, at an exchange ratio of 2.4551 shares of Company common stock for each Northwest Suburban common share, and that the remainder be paid in cash at the rate of $42.75 for each share of Northwest Suburban common stock. The Company issued 3.7 million shares of common stock, paid $81.2 million in cash, and incurred $414,000 in costs which were capitalized for a total purchase price of $136.7 million. The Company used the proceeds from a $75.0 million term note under a borrowing facility it has with a correspondent bank to pay for a portion of the cash requirement of the acquisition. The term note had an initial rate of one-month LIBOR plus 140 basis points and matures on September 28, 2010.

This acquisition added five more branches and made the Company, based on deposits, the 17th largest bank in the Chicago area as well as expanding the Company’s geographic footprint in the northwest suburbs. Northwest Suburban’s branch locations in Des Plaines, Lakemoor, Lake Zurich, Mount Prospect, and North Barrington provided a complimentary addition to the Company’s branches in northwest Cook, Kane, Lake, and McHenry counties. In addition, the Company believes that this acquisition contributed to the expansion and diversification of its loan portfolio, its deposit base, and its noninterest income.

In December 2007, the Company raised $41.4 million in new equity capital, net of issuance costs, through an offering of 1,725,000 depositary shares, including the over-allotment exercised by the underwriters, each representing 1/100th of a share of its Series A noncumulative redeemable convertible perpetual preferred stock, at $25.00 per depositary share. The infusion of capital strengthened the Company’s balance sheet as well as allowed it to partially pay down balances outstanding on its term note and revolving line of credit and contribute capital to the Bank.

Strategy

The current near term strategy of the Company is to preserve, restructure and restore capital in order to realize future community banking opportunities in the Chicago MSA. To take advantage of the growth prospects in Chicago, the Company must first address preservation of capital through a disciplined business approach. The Company is very focused on its existing customers and pursuing new core deposit customers. The Company will consider lending to existing customers under redefined target market criteria and risk acceptance criteria.

The Company plans on improving pre-tax pre-provision income by right-sizing the organization and taking an aggressive approach to expense reduction. Management is implementing such steps along with actions to restructure and restore capital. Cost reduction initiatives are expected to eliminate $15 million in expenses on an annualized basis when compared to either 2008 expenses, excluding large non-run rate items (goodwill impairment and loss on extinguishment of debt), or second quarter 2009 expenses similarly, excluding the FDIC special assessment and severance expenses. This will be accomplished through a reduction in force of over 100 employees, in-process and to be completed by September 30, 2009, salary reductions for employees led by top executives’ salaries decreasing 7% to 10%, suspension of certain benefits, elimination of discretionary projects and initiatives and an increased focus on expense control.

The Company has restructured the special assets group. Management has added important resources to that group so that the Company is properly organized and properly staffed to address a portfolio that has experienced significant growth since December 2008.

The Company has a fifty year history of serving communities in the Chicago MSA. Once the Company’s capital position is restored it will have the ability to further serve the needs of new and existing local community business customers that allowed the Midwest to become a $3.6 billion Chicago community bank.

Certain information with respect to the Bank and the Company’s nonbank subsidiaries as of December 31, 2008, is set forth below:

			Number of Banking
Company Subsidiaries	Headquarters	Market Area	Centers or Officer

Banks:
Midwest Bank and Trust Company	Elmwood Park, IL	Algonquin, Bensenville, Bloomingdale, Buffalo Grove, Chicago, Des Plaines, Downers Grove, Elgin, Elmwood Park, Franklin Park, Glenview, Hinsdale, Inverness, Island Lake, Lakemoor, Long Grove, McHenry, Melrose Park, Mount Prospect, Naperville, Norridge, North Barrington, Roselle, and Union	27
Non-banks:
MBTC Investment Company	Las Vegas, NV	*	2
Midwest Funding, L.L.C.	Melrose Park, IL	**	1
MBHI Capital Trust III	Melrose Park, IL	***	—
MBHI Capital Trust IV	Melrose Park, IL	***	—
MBHI Capital Trust V	Melrose Park, IL	***	—
Royal Capital Trust I	Melrose Park, IL	***	—
Northwest Capital Trust I	Melrose Park, IL	***	—
Midwest Financial and Investment Services, Inc.	Elmwood Park, IL	****	24

*	Provides additional investment portfolio management to the Bank.

**	Provides real estate management services to the Bank.

***	The trust is a statutory business trust formed as a financing subsidiary of the Company.

****	Provides securities brokerage services.

History

The Bank

Midwest Bank and Trust Company was established in 1959 in Elmwood Park, Illinois to provide community and commercial banking services to individuals and businesses in the neighboring western suburbs of Chicago. The Company has pursued growth opportunities through acquisitions and the establishment of new branches. The more recent are described below.

•	On July 1, 2006, the Company completed its acquisition of Royal American. The Company issued 2.9 million common shares, paid $64.6 million in cash, and incurred $795,000 in costs that were capitalized for a total purchase price of $129.2 million. Royal American Bank merged into the Bank on July 1, 2006. Royal American had total assets of $561.2 million.

•	On October 1, 2007, the Company completed its acquisition of Northwest Suburban. The Company issued 3.7 million common shares, paid $81.2 million in cash, and incurred $414,000 in costs which were capitalized for a total purchase price of $136.7 million. Mount Prospect National Bank merged into the Bank on October 1, 2007. Northwest Suburban had total assets of $546.2 million.

•	During December 2008, the Company closed two unprofitable branches located in Addison and Lake Zurich, Illinois. The Company also took steps to relocate its Bucktown and Michigan Avenue Chicago branches and to open a second branch in the downtown Chicago business district.

Non-bank Subsidiaries

The Company’s non-bank subsidiaries were established to support the retail and commercial banking activities of the Bank.

In August 2002, the Bank established MBTC Investment Company. This subsidiary was capitalized through the transfer of investment securities from the Bank and was formed to diversify management of that portion of the Company’s securities portfolio. In May 2006, MBTC Investment Company established Midwest Funding, L.L.C. This subsidiary holds real estate assets.

In July 2006, the Bank acquired Midwest Financial and Investment Services, Inc., Midwest Financial, a registered bank-affiliated securities broker-dealer and registered investment advisor, through the Royal American merger. Midwest Financial is registered with the SEC as a broker-dealer and is a member of FINRA. It operates a general securities business as an introducing broker-dealer.

The Company formed four statutory trusts between October 2002 and June 2005 to issue $54.0 million in floating-rate trust preferred securities. Through the Royal American merger in July 2006, the Company acquired a statutory trust that in March 2004 had issued $10.0 million in trust preferred securities which have a fixed rate until the optional redemption date of July 23, 2009 and a floating rate thereafter until maturity. Through the Northwest Suburban merger in October 2007, the Company acquired a statutory trust that in May 2004 had issued $10.0 million in floating-rate trust preferred securities. These offerings were pooled private placements exempt from registration under the Securities Act pursuant to Section 4(2) thereunder. In November 2007, the Company redeemed $15.0 million in trust preferred securities originally issued through MBHI Capital Trust II. The Company has provided a full, irrevocable, and unconditional subordinated guarantee of the obligations of the five existing trusts under the preferred securities. The Company is obligated to fund dividends on these securities before it can pay dividends on its shares of common and preferred stock. See Note 13 to the Notes to the Consolidated Financial Statements. These five trusts and their trust preferred securities are detailed below as follows:

				Mandatory	Option
				Redemption	Redemption
Issuer	Issue Date	Amount	Rate	Date	Date(1)
		(In thousands)

MBHI Capital Trust III	December 19, 2003	$9,000	LIBOR+3.00%	December 30, 2033	December 30, 2008
MBHI Capital Trust IV	December 19, 2003	$10,000	LIBOR+2.85%	January 23, 2034	January 23, 2009
MBHI Capital Trust V	June 7, 2005	$20,000	LIBOR+1.77%	June 15, 2035	June 15, 2010
Royal Capital Trust I	March 30, 2004	$10,000	6.62% until July 23, 2009; LIBOR+2.75% thereafter	July 23, 2034	July 23, 2009
Northwest Suburban Capital Trust I	May 18, 2004	$10,000	LIBOR+2.70%	July 23, 2034	July 23, 2009

(1)	Redeemable at option of the Company.

Markets

The largest segments of the Company’s customer base live and work in relatively mature markets in Cook, DuPage, Kane, Lake, and McHenry Counties. The Company considers its primary market areas to be those areas immediately surrounding its offices for retail customers and generally within a 10-20 mile radius for commercial relationships. The Bank operates 26 full-service locations in the Chicago metropolitan area. The communities in which the Bank’s offices are located have a broad spectrum of demographic characteristics. These communities include a number of densely populated areas as well as suburban areas, and some extremely high-income areas as well as many middle-income and some low-to-moderate income areas.

Competition

The Company competes in the financial services industry through the Bank and Midwest Financial. The financial services business is highly competitive. The Company encounters strong direct competition for deposits, loans, and other financial services with the Company’s principal competitors including other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, insurance companies and agencies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms.

Several major multi-bank holding companies operate in the Chicago metropolitan market. Generally, these financial institutions are significantly larger than the Company and have access to greater capital and other resources. Over the past few years, several hundred new bank branches have opened in the Company’s marketplace. Deposit pricing is competitive with promotional rates frequently offered by competitors. In addition, many of the Company’s non-bank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks, and Illinois-chartered banks. As a result, such non-bank competitors have advantages over the Company in providing certain services.

The Company addresses these competitive challenges by creating market differentiation and by maintaining an independent community bank presence with local decision-making within its markets. The Bank competes for deposits principally by offering depositors a variety of deposit programs, convenient office locations and hours, and other services. The Bank competes for loan originations primarily through the interest rates and loan fees charged, the efficiency and quality of services provided to borrowers, the variety of loan products, and a trained staff of professional bankers.

The Chicago market is highly competitive making it more difficult to retain and attract customer relationships. The Company recognizes this and has initiatives to address the competition. Part of the Company’s marketing strategy is to create a performance-driven sales environment, increase activity in its branches, launch a renewed promotional image, and build and market a strong private banking program. The Company competes for qualified personnel by offering competitive levels of compensation, management and employee cash incentive programs, and by augmenting compensation with stock options and restricted stock grants pursuant to its stock and incentive plan. Attracting and retaining high quality employees is important in enabling the Company to compete effectively for market share.

Products and Services

Deposit Products

Management believes the Bank offers competitive deposit products and programs which address the needs of customers in each of the local markets served. These products include:

Checking and Interest-bearing Checking Accounts.  The Company has developed a range of different checking account products (e.g., Free Checking and Business Advantage Checking) designed and priced to meet specific target segments of the local markets served by each branch.

Savings and Money Market Accounts.  The Company offers multiple types of money market accounts and savings accounts (e.g., Relationship Savings which offers higher rates with deeper banking relationships).

Time Deposits.  The Company offers a wide range of innovative time deposits (including traditional and Roth Individual Retirement Accounts), usually offered at premium rates with special features to protect the customer’s interest earnings in changing interest rate environments.

Lending Services

The Company’s loan portfolio consists of commercial loans, construction loans, commercial real estate loans, consumer real estate loans, and consumer loans. Management emphasizes credit quality and seeks to avoid undue concentrations of loans to a single industry or based on a single class of collateral. The Company generally requires personal guarantees of the principal except on cash secured, state or political subdivision, or not-for-profit organization loans. The Company has focused its efforts on building its lending business in the following areas:

Commercial Loans.  Commercial and industrial loans are made to small-to medium-sized businesses that are sole proprietorships, partnerships, and corporations. Generally, these loans are secured with collateral including accounts receivable, inventory and equipment. The personal guarantees of the principals may also be required. Frequently, these loans are further secured with real estate collateral. Beginning with the fourth quarter of 2007, owner-occupied commercial real estate loans, where repayment is not dependent on the real estate collateral, were reclassified as commercial loans where previously they were included in the commercial real estate classification.

Construction Loans.  Construction loans include loans for land development and for commercial and residential development and improvements. The majority of these loans are in-market to known and established borrowers. During the past two years, these types of loans decreased as a percentage of the loan portfolio to 14.6% at December 31, 2008 from 21.8% at December 31, 2006.

Commercial Real Estate Loans.  Commercial real estate loans are loans secured by real estate including farmland, multifamily residential properties, and other nonfarm-nonresidential properties. These loans are generally short-term balloon loans, with fixed or adjustable rate mortgages and terms of one to five years.

Consumer Real Estate Loans.  Consumer real estate loans are made to finance residential units that will house from one to four families. While the Company originates both fixed and adjustable rate consumer real estate loans, most medium-term fixed-rate loans originated pursuant to Fannie Mae and Freddie Mac guidelines were sold in the secondary market. In the normal course of business, the Company retains one-to five-year adjustable rate loans. The Company exited the residential mortgage origination business in June 2007.

Home equity lines of credit, included within the Company’s consumer real estate loan portfolio, are secured by the borrower’s home and can be drawn at the discretion of the borrower. These lines of credit are generally at variable interest rates. Home equity lines, combined with the outstanding loan balance of prior mortgage loans, generally do not exceed 80% of the appraised value of the underlying real estate collateral.

Consumer Loans.  Consumer loans (other than consumer real estate loans) are collateralized loans to individuals for various personal purposes such as automobile financing.

Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Loan approval is also subject to the Company’s formal loan policy, as established by the Bank’s Board of Directors. The Bank’s loan policies establish lending authority and limits on an individual and committee basis. The loan approval process is designed to facilitate timely decisions while adhering to policy parameters and risk management targets.

ATMs

The Bank maintains a network of 29 ATM sites generally located within the Bank’s local market. All ATMs are owned by the Bank. Twenty-five of the ATM sites are located at various banking centers and four are maintained off-site. The Bank is a member of the STAR, Allpoint/STARsf, and MoneyPass Networks. The Bank’s participation in the STARsf/Allpoint and MoneyPass networks allows customers to have surcharge free access to their accounts at thousands of ATMs nationwide.

Trust Activities

The Bank offers personal and corporate trust, employee benefit trust, land trust, and agencies, custody, and escrow services. As of December 31, 2008, the Bank maintained trust relationships holding an aggregate market value of $154.5 million in assets and administered 1,608 land trust accounts.

Insurance and Securities Brokerage

The Bank’s subsidiary, Midwest Financial is registered with the SEC as a broker-dealer and is a member of FINRA. Midwest Financial operates a general securities business as an introducing broker-dealer. The area served by Midwest Financial is the Chicago metropolitan area. It holds neither customer accounts nor customers’ securities. Licensed brokers serve all branches and provide insurance and investment-related services, including securities trading, financial planning, mutual funds sales, fixed and variable rate annuities, and tax-exempt and conventional unit trusts. This activity furthers one of the Company’s strategic goals of increasing revenues from investment sources to enhance the Company’s profitability.

Employees

As of December 31, 2008, the Company and its subsidiaries had 536 full-time equivalent employees compared to 539 full-time equivalent employees at December 31, 2007. Management considers its relationship with its employees to be good.

Properties

The following table sets forth certain information regarding the Company’s principal office and bank branches as of December 31, 2008.

		Net Book
		Value at
	Date	December 31,	Leased or
Location	Acquired	2008	Owned
		(In thousands)

Principal Office of the Company and Midwest Bank and Trust Company Banking Office
501 West North Avenue Melrose Park, Illinois 60160	1987	$1,139	Owned
Other Midwest Bank and Trust Company Banking Offices
1606 North Harlem Avenue Elmwood Park, Illinois 60607	1959	3,228	Owned
2045 East Algonquin Road Algonquin, Illinois 60102	1994	580	Owned
1000 Tower Lane #125 Bensenville, Illinois 60106	2006	4	Leased

		Net Book
		Value at
	Date	December 31,	Leased or
Location	Acquired	2008	Owned
		(In thousands)

236 West Lake Street Bloomingdale, Illinois 60108	2006	477	Leased
1001 Johnson Drive Buffalo Grove, Illinois 60089	2006	55	Leased
300 South Michigan Avenue Chicago, Illinois 60604	1986	119	Leased
4012 North Pulaski Road Chicago, Illinois 60641	1993	756	Owned
7227 West Addison Street Chicago, Illinois 60634	1996	997	Owned
1601 North Milwaukee Avenue Chicago, Illinois 60647	2003	2	Leased
1545 Ellinwood Ave Des Plaines, Illinois 60016	2007	5,242	Owned
927 Curtiss Street Downers Grove, Illinois 60515	1996	101	Leased
645 Tollgate Road Elgin, Illinois 60123	2006	—	Leased
9668 Franklin Avenue Franklin Park, Illinois 60131	2006	151	Leased
1441 Waukegan Road Glenview, Illinois 60025	2003	409	Leased
500 West Chestnut Street Hinsdale, Illinois 60521	1991	1,308	Owned
1604 West Colonial Parkway Inverness, Illinois 60067	2006	—	Leased
204 E. State Road Island Lake, Illinois 60042	1998	306	Owned
274444 W. Route 120 Lakemoor, Illinois 60050	2007	2,262	Leased
1190 Old McHenry Road Long Grove, Illinois 60047	2003	—	Leased
5555 Bull Valley Road McHenry, Illinois 60050	1998	1,028	Owned
50 N. Main Street Mount Prospect, Illinois 60056	2007	5,141	Owned
1730 Park Street Naperville, Illinois 60563	2006	524	Owned
8301 West Lawrence Norridge, Illinois 60656	2003	280	*
444 N. Rand Road North Barrington, Illinois 60010	2007	4,567	Owned

		Net Book
		Value at
	Date	December 31,	Leased or
Location	Acquired	2008	Owned
		(In thousands)

505 North Roselle Road Roselle, Illinois 60172	1999	1,996	Owned
17622 Depot Street Union, Illinois 60180	1987	64	Owned

*	Land is leased and building is owned.

Management believes that the facilities are of sound construction, in good operating condition, appropriately insured, and adequately equipped for carrying on the business of the Company. During December 2008, the Company closed two unprofitable branches located in Addison and Lake Zurich, Illinois.

Legal Proceedings

The Company and its subsidiaries are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding pending against the Company or any of its subsidiaries which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of the Company.

Supervision and Regulation

Bank holding companies and banks are extensively regulated under federal and state law. References under this heading to applicable statutes or regulations are brief summaries of portions thereof which do not purport to be complete and which are qualified in their entirety by reference to those statutes and regulations. Any change in applicable laws or regulations may have a material adverse effect on the business of commercial banks and bank holding companies, including the Company and the Bank. However, management is not aware of any current recommendations by any regulatory authority which, if implemented, would have or would be reasonably likely to have a material effect on the liquidity, capital resources or operations of the Company or the Bank. Finally, please remember that the supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than stockholders of banks and bank holding companies.

Recent Developments

In response to the financial crisis affecting the overall banking system and financial markets, on October 3, 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”), was enacted. EESA authorized the Secretary of the U.S. Treasury to, among other things, purchase mortgages, mortgage-backed securities and certain other financial instruments from financial institutions pursuant to the Troubled Asset Relief Program (“TARP”) for the purpose of stabilizing and providing liquidity to the U.S. financial markets. On October 14, 2008, the U.S. Treasury, pursuant to its authority under TARP, announced the public company Capital Purchase Program (“CPP”), pursuant to which the U.S. Treasury would provide capital to viable financial institutions through the purchase of preferred stock on standardized terms, which includes issuing warrants to the U.S. Treasury for future purchases of common stock.

As indicated above, on December 5, 2008, the Company sold 84,784 shares of Series T Preferred Stock to the U.S. Treasury for an aggregate purchase price of $84.784 million and issued a warrant to the U.S. Treasury to acquire 4,282,020 shares of its common stock for $2.97 per share pursuant to the Letter Agreement between the Company and the U.S. Treasury. As a financial institution participating in the CPP, the Company is subject and must agree to certain restrictions, including restrictions on dividends, stock redemptions and repurchases, and executive compensation.

Prior to the earlier of the third anniversary of the CPP investment or the date on which the U.S. Treasury’s CPP investment has been fully redeemed or transferred, the financial institution may not increase common dividends without the consent of the U.S. Treasury. In addition, the financial institution may not pay dividends on common stock unless the financial institution has paid dividends on the CPP preferred stock. If the financial institution does not pay dividends on the senior preferred stock for six dividend periods, the U.S. Treasury will have the right to elect two members to the board of directors. On May 6, 2009, the Company determined to defer dividend payments on the Series T Preferred Stock issued to the U.S. Treasury under the CPP.

Prior to the earlier of the third anniversary of the CPP investment or the date on which the U.S. Treasury’s CPP investment has been fully redeemed or transferred, the financial institution may not repurchase other equity securities or trust preferred securities without the consent of the U.S. Treasury, except repurchases in the ordinary course related to employee benefit plans in a manner consistent with past practice, certain market-making and related transactions by a broker-dealer subsidiary of the financial institution, certain custodian or trustee transactions for another beneficial owner, or certain agreements pre-dating participation in the CPP.

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009, (“ARRA”), more commonly known as the economic stimulus or economic recovery package. Among other things, ARRA imposes executive compensation and corporate governance limits on current and future participants in TARP, including the Company, through amendments to EESA executive compensation provisions. The new limits remain in place until the participant has redeemed the preferred stock sold to U.S. Treasury, which is now permitted under ARRA without penalty and without the need to raise new capital, subject to U.S. Treasury’s consultation with the recipient’s appropriate federal banking regulator.

In general, the executive compensation rules applicable to financial institutions pursuant to EESA, as amended by ARRA, and the interim final rules promulgated thereunder, include the following restrictions, requirements and provisions:

•	Prohibition on executive compensation agreements that encourage senior executive officers and certain other highly compensated employees to take unnecessary and excessive risks;

•	Recovery of incentive compensation payments paid to senior executive officers and certain other highly compensated employees if such payments are subsequently determined to be based on materially inaccurate financial results;

•	Prohibition on making golden parachute payments to senior executive officers and certain other highly compensated employees;

•	Limitation on the federal tax deduction for compensation paid to senior executive officers of $500,000.

•	Restrictions on paying or accruing any bonus, retention award or incentive compensation to certain highly compensated employees, subject to certain exceptions for (i) amounts payable in long-term restricted stock that does not fully vest until repayment of TARP assistance or (ii) payments required to be made pursuant to written employment contracts executed on or before February 11, 2009;

•	Requirement that participating financial institutions establish an independent compensation committee of its board of directors to review, discuss and evaluate employee compensation plans;

•	Requirement that participating financial institutions create a company-wide policy regarding excessive or luxury expenditures;

•	Requirement that participating financial institutions permit a separate, nonbinding shareholder vote to approve the compensation of executive officers;

•	Requirement that the Chief Executive Officer and Chief Financial Officer of the participating financial institution provide a written certification of compliance with certain executive compensation and corporate governance procedures in annual securities filings; and

•	Provision allowing U.S. Treasury to review bonuses, retention awards and other compensation paid to senior executive officers before the enactment of ARRA to determine whether any payments were inconsistent with the executive compensation restrictions of EESA, as amended, or TARP were otherwise contrary to the public interest.

The Company has agreed that, until such time as the U.S. Treasury ceases to own any of the Company’s debt or equity securities acquired pursuant to the Letter Agreement, the Company will take all necessary actions to ensure that its benefit plans with respect to its senior executive officers and certain other highly compensated officers comply with Section 111(b) of EESA as implemented by any guidance or regulation under EESA.

In addition, the Company expects that its participation in the CPP will subject it to increased oversight by the U.S. Treasury, federal banking regulators and Congress. Under the terms of the CPP, the U.S. Treasury has the power to unilaterally amend the terms of the purchase agreement to the extent required to comply with changes in applicable federal law and to inspect the Company’s corporate books and records through its primary federal regulator.

On January 12, 2009, the FDIC announced that state nonmember institutions should implement a process to monitor the use of capital injections, liquidity support and/or financing guarantees obtained through recent financial stability programs established by the U.S. Treasury, the FDIC and the Federal Reserve. In particular, the FDIC indicated that the monitoring processes should help determine how participation in these federal programs has assisted institutions in supporting prudent lending and/or supporting efforts to work with existing borrowers to avoid unnecessary foreclosures. The FDIC has encouraged institutions to include a summary of this information in stockholder and public reports, annual reports and financial statements, as applicable. While the Company is not subject to this directive, it is foreseeable that similar requirements may be imposed on the Company by its primary federal regulator.

In addition, Congress may adopt legislation impacting financial institutions that obtain funding under the CPP or change lending practices that legislators believe led to the current economic situation. Such provisions could restrict or require changes to the Company’s lending or governance practices or increase governmental oversight of our businesses. See “Item 1. Business — Supervision and Regulation” and “Item 1A. Risk Factors — The impact on us of recently enacted legislation and government programs to stabilize the financial markets cannot be predicted at this time.”

EESA followed, and has been followed by, numerous actions by the Federal Reserve, the U.S. Congress, U.S. Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that commenced in 2007. These measures include homeowner relief that encourages loan restructuring and modification, the establishment of significant liquidity and credit facilities for financial institutions and investment banks, the lowering of the federal funds rate, emergency action against short selling practices, a temporary guaranty program for money market funds, the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers, and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.

On February 25, 2009, the U.S. Treasury announced the Capital Assistance Program (“CAP”), pursuant to its authority under EESA, applicable to publicly- held companies. CAP consists of two components. First, the U.S. Treasury would conduct a coordinated supervisory capital assessment exercise for each banking organization whose assets exceed $100 billion. Second, the U.S. Treasury may purchase mandatory convertible preferred stock from qualifying financial institutions in order to create a bridge to private capital in the future. CAP is supplemental to the various programs enacted by the U.S. Government and does not replace any existing program. Pursuant to CAP, qualifying institutions may issue mandatory convertible securities in an amount up to 2% of the institution’s risk-weighted assets. In addition, institutions participating in the CPP and that have issued preferred under the CPP, in an amount up to 3% or risk-weighted assets, may apply to issue mandatory convertible securities under CAP in an amount up to 5% of risk-weighted assets, so long as proceeds from the issuance of the mandatory convertible securities are used to redeem the original CPP investment. CAP participants must agree to a similar set of restrictions as those under CPP, including restrictions on executive compensation, dividends, stock redemptions and repurchases. The Company intends to apply for a CAP investment from the U.S. Treasury in an amount equal to 5% of risk-weighted assets.

Bank Holding Company Regulation

The Company is registered as a “bank holding company” with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and, accordingly, is subject to supervision and regulation by the Federal Reserve under the Bank Holding Company Act and the regulations issued thereunder (collectively referred to as the “BHC Act”). The Company is required to file with the Federal Reserve periodic reports and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve examines the Company and the Bank, and may examine the Company’s other subsidiaries.

The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined, by regulation or order, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto, such as performing functions or activities that may be performed by a trust company, or acting as an investment or financial advisor. The Federal Reserve, however, expects bank holding companies to maintain strong capital positions while experiencing growth. In addition, the Federal Reserve, as a matter of policy, may require a bank holding company to be “well-capitalized” at the time of filing an acquisition application and upon consummation of the acquisition.

Under the BHC Act, the Company and the Bank are prohibited from engaging in certain tie-in arrangements in connection with an extension of credit, lease, sale of property or furnishing of services. This means that, except with respect to traditional banking products, the Company may not condition a customer’s purchase of one of its services on the purchase of another service.

The Gramm-Leach-Bliley Act allows bank holding companies to elect to become financial holding companies. Financial Holding Companies may engage in, or become affiliates with companies engaging in, a full range of financial activities, including banking, certain insurance activities, securities activities and merchant banking activities.

Under the Illinois Banking Act, any person (or person acting in concert) who acquires 25% or more of the Company’s stock may be required to obtain the prior approval of the Illinois Department of Financial and Professional Regulation (the “IDFPR”). Under the Change in Bank Control Act, a person may be required to obtain prior approval from the Federal Reserve before acquiring the power to directly or indirectly control the management, operations or policies of the Company or before acquiring 10% or more of any class of its outstanding voting stock.

It is the policy of the Federal Reserve that the Company is expected to act as a source of financial and managerial strength to the Bank and to commit resources to support the Bank. The Federal Reserve takes the position that in implementing this policy, it may require the Company to provide such support when the Company otherwise would not consider it advisable to do so.

The Federal Reserve has adopted risk-based capital requirements for assessing bank holding company capital adequacy. These standards define regulatory capital and establish minimum ratios in relation to assets, both on an aggregate basis and as adjusted for credit risks and off-balance-sheet exposures. The Federal Reserve’s risk-based guidelines apply on a consolidated basis to any bank holding company with consolidated assets of $500 million or more. The risk-based guidelines also apply on a consolidated basis to any bank holding company with consolidated assets of less than $500 million if the holding company is engaged in significant nonbanking activities either directly or through a nonbank subsidiary; conducts significant off-balance-sheet activities (including securitization and asset management or administration) either directly or through a nonbank subsidiary; or has a material amount of debt or equity securities outstanding (other than trust preferred securities) that are registered with the Securities and Exchange Commission.

Under the Federal Reserve’s capital guidelines, bank holding companies are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8%, of which 4% must be in the form of Tier 1 capital. The Federal Reserve also requires a minimum leverage ratio of Tier 1 capital to total assets of 3% for strong bank holding companies, defined as those bank holding companies rated a composite “1” under the rating system used by the Federal Reserve. For all other bank holding companies, the minimum ratio of Tier 1 capital to total assets is 4%. Under its capital adequacy guidelines, the Federal Reserve emphasizes that the foregoing standards are supervisory minimums and that banking organizations are expected to operate well above the minimum ratios. Bank holding companies with supervisory, financial, operational or managerial weaknesses, as well as those that are anticipating or experiencing significant growth, are expected to maintain capital positions substantially above the minimum levels.

The Federal Reserve’s capital guidelines classify bank holding company capital into two categories. Tier 1, or “core capital,” generally is defined as the sum of eligible core capital elements, less any amounts of goodwill and other items that are required to be deducted in accordance with the Federal Reserve capital guidelines. Eligible Tier 1 or core capital elements consist of qualifying common stockholders’ equity, qualifying noncumulative perpetual preferred stock (including related surplus), senior perpetual preferred stock issued to the U.S. Treasury under the TARP (including related surplus), minority interests related to qualifying common or noncumulative perpetual preferred stock directly issued by a consolidated U.S. depository institution or foreign bank subsidiary, and restricted core capital elements. Tier 1 capital must represent at least 50% of a bank holding company’s qualifying total capital. In addition, applicable capital regulations require that the majority of Tier 1 capital must consist of common stock.

For purposes of determining bank holding company Tier 1 capital, restricted core capital elements include cumulative perpetual preferred stock (including related interests), minority interests related to qualified perpetual preferred stock directly issued by a consolidated U.S. depository institution or foreign bank subsidiary, minority interests related to qualifying common stockholders, equity or perpetual preferred stock issued by a consolidated subsidiary that is neither a U.S. depository institution or a foreign bank, and qualifying trust preferred securities.

The Federal Reserve capital guidelines limit the amount of “restrictive core” elements that a bank holding company may include in Tier 1 capital. Until March 31, 2011, the aggregate amount of “restrictive core” elements consisting of cumulative perpetual preferred stock (including related surplus) and qualifying trust preferred securities that a bank holding company may include in Tier 1 capital is limited to 25% of the sum of (i) qualifying common stockholder equity, (ii) qualifying noncumulative and cumulative perpetual preferred stock (including related surplus), (iii) qualifying minority interest in the equity accounts of consolidated subsidiaries and (iv) qualifying trust preferred securities.

After March 31, 2011, the aggregate amount of all restricted core capital elements that may be included by a bank holding company as Tier 1 capital must not exceed 25% of the sum of all core capital elements, including restricted core capital elements, net of goodwill less any associated deferred tax liability.

The excess of restricted core capital not included in Tier 1 may generally be included in the Tier 2 capital calculation. After March 31, 2011, however, the aggregate of excess qualifying trust preferred securities, excess Class C minority interests, term subordinated debt (excluding mandatory convertible debt) and limited life preferred stock that may be treated as Tier 2 capital is limited to 50% of Tier 1 capital. Amounts of these instruments in excess of this limit, although not included in Tier 2 capital, will be taken into consideration by the Federal Reserve in its overall assessment of a bank holding company’s funding and financial condition.

Eligible Tier 2 capital, or “supplementary capital,” includes allowance for loan and lease losses (subject to limitations); perpetual preferred stock and related surplus, hybrid capital instruments, perpetual debt and mandatory convertible debt securities; term subordinated debt and intermediate-term preferred stock, including related surplus (subject to limits); and unrealized holding gains on equity securities (subject to limitations). The maximum amount of Tier 2 capital that may be included in a bank holding company’s total capital is limited to 100% of Tier 1 capital, net of goodwill, other intangible assets, interest-only strips receivables and nonfinancial equity investments that are required to be deducted under the Federal Reserve capital guidelines.

As of March 31, 2009, the Company had regulatory capital in excess of the Federal Reserve’s minimum requirements. The Company had a total capital to risk-weighted assets ratio of 9.2%, a Tier 1 capital to risk-weighted assets ratio of 7.4%, and a leverage ratio of 6.2% as of March 31, 2009. See “Capital Resources.”

The Sarbanes-Oxley Act of 2002 implemented legislative reforms intended to prevent corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which enforces auditing, quality control and independence standards and is funded by fees from all publicly traded companies, the legislation and the related regulations restrict the providing of both auditing and consulting services by accounting firms. To ensure auditor independence, any nonaudit services being provided to an audit client require preapproval by the company’s audit committee. In addition, audit partners must be rotated. The legislation and the related regulations require the principal chief executive officer and the principal chief financial officer to certify to the accuracy of periodic reports filed with the SEC and subject such officers to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, legal counsel is required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and if such officer does not appropriately respond, legal counsel is to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

The legislation provides for disgorgement of bonuses issued to top executives prior to restatement of a company’s financial statements if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during pension fund “blackout” periods, and loans to company executives are restricted. Pursuant to the legislation and related regulations, public companies must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

The legislation and the related regulations also increase the oversight of, and codifies certain requirements relating to, audit committees of public companies and how such committees interact with a company’s registered public accounting firm. Audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the company. In addition, companies must disclose whether at least one member of the committee is a “financial expert” as defined by the SEC and, if not, why not. The SEC has also prescribed rules requiring inclusion of an internal control report and assessment by management in the annual report to stockholders. The registered public accounting firm issues an audit report expressing an opinion on the fair presentation of the financial statements and on the effectiveness of internal control over financial reporting.

As a bank holding company, the Company is primarily dependent on dividend distributions from its operating subsidiaries for its income. Federal and state statutes and regulations impose restrictions on the payment of dividends by the Company and the Bank.

Federal Reserve policy provides that, as a general matter, a bank holding company should eliminate, defer or severely limit the payment of dividends if (i) the bank holding company’s net income over the prior four quarters is not sufficient to fully fund the dividends; (ii) the bank holding company’s prospective rate of earnings retention is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition; and (iii) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. The Federal Reserve may find that the bank holding company is operating in an unsafe and unsound manner if the bank holding company does not comply with the Federal Reserve dividend policy and may use its enforcement powers to limit or prohibit the payment of dividends by bank holding companies.

Delaware law also places certain limitations on the ability of the Company to pay dividends. For example, if the capital of the bank holding company has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock, a dividend may not be paid until the deficiency in capital is repaired. Because a major source of the Company’s revenues is dividends the Company receives and expects to receive from the Bank, the Company’s ability to pay dividends to stockholders is likely to be dependent on the amount of dividends paid by the Bank. No assurance can be given that the Bank will pay such dividends to the Company on its stock. Because the Bank had a net loss of $151.1 million in 2008, the Bank will only be able to pay dividends in 2009 upon receipt of regulatory approval. In addition, under the terms of the Company’s decision to defer dividend payments on the Series T Preferred Stock issued to the U.S. Treasury under the CPP, the Company will only be able to pay common stock dividends with the approval of the U.S. Treasury.

Bank Regulation

Under Illinois law, the Bank is subject to supervision and examination by the IDFPR. The Bank is a member of the Federal Reserve System and as such is also subject to examination by the Federal Reserve. The Federal Reserve also supervises compliance with the provisions of federal law and regulations, which place restrictions on loans by member banks to their directors, executive officers and other controlling persons. The Bank is also a member of the FHLB of Chicago and may be subject to examination by the FHLB of Chicago. Any affiliates of the Bank and the Company are also subject to examination by the Federal Reserve and the IDFPR.

The deposits of the Bank are insured by the FDIC Deposit Insurance Fund (DIF), under the provisions of the Federal Deposit Insurance Act (“FDIA”), and the Bank is, therefore, also subject to supervision and examination by the FDIC. The FDIA requires that the appropriate federal regulatory authority approve any merger and/or consolidation by or with an insured bank, as well as the establishment or relocation of any bank or branch office. The FDIA also gives the Federal Reserve and other federal bank regulatory agencies the power to issue cease and desist orders against banks, holding companies or persons regarded as “institution affiliated parties.” A cease and desist order can either prohibit such entities from engaging in certain unsafe and unsound banking activity or can require them to take certain affirmative action.

Furthermore, banks are affected by the credit policies of the Federal Reserve, which regulates the national supply of bank credit. Such regulation influences the overall growth of bank loans, investments and deposits and may also affect interest rates charged on loans and paid on deposits. The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

As discussed above, under Illinois law the Bank is subject to supervision and examination by the IDFPR, and, as a member of the Federal Reserve System, by the Federal Reserve. Each of these regulatory agencies conducts routine, periodic examinations of the Bank and the Company.

Financial Institution Regulation

Transactions with Affiliates.  Transactions between a bank and its holding company or other affiliates are subject to various restrictions imposed by state and federal regulatory agencies. Such transactions include loans and other extensions of credit, purchases of securities and other assets and payments of fees or other distributions. In general, these restrictions limit the amount of transactions between a bank and an affiliate of such bank, as well as the aggregate amount of transactions between a bank and all of its affiliates, impose collateral requirements in some cases and require transactions with affiliates to be on terms comparable to those for transactions with unaffiliated entities.

Dividend Limitations.  As a state member bank, the Bank may not, without the approval of the Federal Reserve, declare a dividend if the total of all dividends declared in a calendar year exceeds the total of its net income for that year and the retained net income of the prior two calendar years, less any required transfers to the surplus account. Under Illinois law, the Bank may not pay dividends in an amount greater than its net profits then on hand, after deducting losses and bad debts. For the purpose of determining the amount of dividends that an Illinois bank may pay, bad debts are defined as debts upon which interest is past due and unpaid for a period of six months or more, unless such debts are well-secured and in the process of collection.

In addition to the foregoing, the ability of the Company and the Bank to pay dividends may be affected by the various minimum capital requirements and the capital and noncapital standards established under the Federal Deposit Insurance Corporation Improvements Act of 1991, (FDICIA), as described below. The right of the Company, its stockholders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

Capital Requirements.  State member banks are required by the Federal Reserve to maintain certain minimum capital levels. The Federal Reserve’s capital guidelines for state member banks require state member banks to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier 1 capital. In addition, the Federal Reserve requires a minimum leverage ratio of Tier 1 capital to total assets of 3% for strong banking institutions (those rated a composite “1” under the Federal Reserve’s rating system) and a minimum leverage ratio of Tier 1 capital to total assets of 4% for all other banks.

At March 31, 2009, the Bank has a Tier 1 capital to risk-weighted assets ratio and a total capital to risk-weighted assets ratio which meet the above requirements. The Bank has a Tier 1 capital to risk-weighted assets ratio of 7.5% and a total capital to risk-weighted assets ratio of 10.5%. See “Capital Resources.”

Standards for Safety and Soundness.  The Federal Reserve and the other federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to FDICIA. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. In addition, the Federal Reserve adopted regulations that authorize, but do not require, the Federal Reserve to order an institution that has been given notice by the Federal Reserve that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the Federal Reserve must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the “prompt corrective action” provisions of FDICIA. If an institution fails to comply with such an order, the Federal Reserve may seek to enforce the order in judicial proceedings and to impose civil money penalties. The Federal Reserve and the other federal bank regulatory agencies also adopted guidelines for asset quality and earnings standards.

A range of other provisions in FDICIA include requirements applicable to closure of branches; additional disclosures to depositors with respect to terms and interest rates applicable to deposit accounts; uniform regulations for extensions of credit secured by real estate; restrictions on activities of and investments by state-chartered banks; modification of accounting standards to conform to generally accepted accounting principles, including the reporting of off-balance-sheet items and supplemental disclosure of estimated fair market value of assets and liabilities in financial statements filed with the banking regulators; increased penalties in making or failing to file assessment reports with the FDIC; greater restrictions on extensions of credit to directors, officers and principal stockholders; and increased reporting requirements on agricultural loans and loans to small businesses.

In addition, the federal banking agencies adopted a final rule, which modified the risk-based capital standards to provide for consideration of interest rate risk when assessing the capital adequacy of a bank. Under this rule, the Federal Reserve and the FDIC must explicitly include a bank’s exposure to declines in the economic value of its capital due to changes in interest rates as a factor in evaluating a bank’s capital adequacy. The federal banking agencies also have adopted a joint agency policy statement providing guidance to banks for managing interest rate risk. The policy statement emphasizes the importance of adequate oversight by management and a sound risk management process. The assessment of interest rate risk management made by the bank’s examiners will be incorporated into the bank’s overall risk management rating and used to determine the effectiveness of management.

As part of their ongoing supervisory monitoring process, the federal regulatory agencies use certain criteria to identify institutions that are potentially exposed to significant loan concentration risks. In 2007, the regulatory agencies issued new guidelines relating to commercial real estate (CRE), lending risks. An institution experiencing rapid growth in CRE lending, having notable exposure to a specific type of CRE or approaching or exceeding the specified CRE supervisory criteria may be subjected to further supervisory analysis. Because these are guidelines, the supervisory monitoring criteria do not constitute limits on an institution’s lending activity but rather serve as high-level indicators to identify institutions potentially exposed to CRE concentration risk. The criteria do not constitute a “safe harbor” for institutions if other risk indicators are present. Existing capital adequacy guidelines require an institution to hold capital commensurate with the level and nature of the risks to which it is exposed. Regulatory agencies may consider the level and nature of inherent risk in an institution’s CRE portfolio along with other factors to determine if an institution is maintaining an adequate capital level to serve as a buffer against unexpected losses and can require such an institution to develop a plan for reducing its CRE concentrations or for increasing or maintaining capital appropriate to the level and nature of its lending concentration risk.

Prompt Corrective Action.  FDICIA requires the federal banking regulators to take prompt corrective action with respect to depository institutions that fall below minimum capital standards and prohibits any depository institution from making any capital distribution that would cause it to be undercapitalized. Institutions that are not adequately capitalized may be subject to a variety of supervisory actions, including but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions, and will be required to submit a capital restoration plan which, to be accepted by the regulators, must be guaranteed in part by any company having control of the institution (such as the Company). In other respects, FDICIA provides for enhanced supervisory authority, including greater authority for the appointment of a conservator or receiver for undercapitalized institutions. The capital-based prompt corrective action provisions of FDICIA and their implementing regulations apply to FDIC-insured depository institutions. However, federal banking agencies have indicated that, in regulating bank holding companies, the agencies may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed on subsidiary insured depository institutions pursuant to the prompt corrective action provisions of FDICIA.

FDIC Insurance Premiums on Deposit Accounts.  The Bank is required to pay deposit insurance premiums based on the risk it poses to the DIF. The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve statutorily required reserve ratios in the insurance funds and to impose special additional assessments.

On February 8, 2006, President Bush signed into law the Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”). Pursuant to the Reform Act, the FDIC merged the Bank Insurance Fund, (“BIF”), and the Savings Association Insurance Fund, (“SAIF”), to form the DIF on March 31, 2006. The FDIC maintains the DIF by assessing depository institutions an insurance premium. The FDIC annually sets the reserve level of the DIF within a statutory range between 1.15% and 1.50% of insured deposits. The FDIC set the reserve level at 1.25% for 2008. If the reserve level of the insurance fund falls below 1.15%, or is expected to do so within six months, the FDIC must adopt a restoration plan that will restore the DIF to a 1.15% ratio generally within five years. If the reserve level exceeds 1.35%, the FDIC may return some of the excess in the form of dividends to insured institutions.

Effective January 1, 2007 the FDIC introduced a new risk-based system for deposit insurance premium assessments. This risk-based assessment system established four Risk Categories. Risk Category I includes well-capitalized institutions that are financially sound with only a few minor weaknesses. Approximately 95% of FDIC-insured institutions fall within Risk Category I. In 2008 Risk Category I institutions paid quarterly assessments for deposit insurance at annual rates of 5 to 7 basis points for every $100 of deposit accounts. The 2008 rates for FDIC-insured institutions that were assigned Risk Categories II, III and IV paid an annual rate of 7, 28 and 43 basis points, respectively, for every $100 of deposit accounts.

During 2008, the FDIC determined that the DIF reserve ratio had fallen below the minimum 1.15% threshold and therefore announced a DIF reserve restoration plan. In connection with this restoration plan, the FDIC increased the 2009 first quarter DIF premium assessment rates uniformly by 7 basis points. Therefore, FDIC-insured institutions that are assigned as Risk Category I will pay a first quarter 2009 assessment of between 12 and 14 basis points for every $100 of deposit accounts. FDIC-insured institutions that are assigned Risk Categories II, III and IV will pay a first quarter 2009 assessment of 17, 35 and 50 basis points, respectively.

On February, 27, 2009, the FDIC Board of Directors adopted a new final rule that modifies the risk-based assessment fee system applied to FDIC insured financial institutions. The new final rule established new base assessment rates beginning on March 1, 2009. The new initial base assessment rates are as follows:

Initial Base Assessment Rates

Risk Category I	Risk Category II	Risk Category III	Risk Category IV

12-16	22	32	45

In addition, the new final rule introduced three possible adjustments to the base assessment rates. The new final rule provides for a possible adjustments that decreases the base assessment rate up to five basis points for long-term unsecured debt, including senior unsecured debt (other than debt guaranteed under the Temporary Liquidity Guarantee Program) and subordinated debt and, for small institutions, a portion of Tier 1 capital. The new rule also provides for a potential adjusted increase of the base assessment rate in an amount of up to 50% of an institution’s prior assessment rate for secured liabilities that exceed 25% of its domestic deposits. In addition, a possible adjustment to the base rate assessment of up to an additional deposits in excess of 10% of their domestic deposits.

After applying all possible adjustments, minimum and maximum total assessment rates for each risk category are as follows:

Total Base Assessment Rates

	Risk	Risk	Risk	Risk
	Category I	Category II	Category III	Category IV

Initial Base Assessment Rate	12-16	22	32	45
Unsecured Debt Adjustment	−5-0	−5-0	−5-0	−5-0
Secured Liability Adjustment	0-8	0-11	0-16	0-22.5
Brokered Deposit Adjustment	—	0-10	0-10	0-10
Total Base Assessment Rate	7-24.0	17-43.0	27-58.0	40-77.5

In addition to the new final rule regarding base rate assessments, the FDIC, on May 22, 2009, adopted a final rule with respect to an emergency assessment to be imposed on insured depository institutions (“Emergency Assessment Rule”) to bolster the DIF. Pursuant to the Emergency Assessment Rule, the emergency assessment will levy an assessment of five basis points of each insured depository institution’s assets, less its Tier 1 capital, as of June 30, 2009. This emergency assessment will be collected September 30, 2009. The FDIC has indicated that it is probable that an additional emergency assessment will be necessary in the fourth quarter of 2009.

In addition to the FDIC insurance program, the Bank is required to pay a Financing Corporation, (FICO) assessment (on a semi-annual basis) in order to share in the payment of interest due on bonds used to provide liquidity to the savings and loan industry in the 1980s. During 2008, the Bank’s FICO assessment totaled $275,000, or 1.12 basis points of its insured deposits.

The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. There are no pending proceedings to terminate the deposit insurance of the Bank. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

On October 3, 2008, the EESA was signed into law. EESA included a provision for an increase in the amount of deposits insured by the FDIC to $250,000 until December 2009. Pursuant to the Helping Families Save Their Homes Act, signed by President Obama on May 20, 2009, the $250,000 limit has been extended to December 31, 2013. On October 14, 2008, the FDIC announced a new program, the Temporary Liquidity Guarantee Program (“TLGP”), that provides unlimited deposit insurance on funds in non-interest-bearing transaction deposit accounts otherwise covered by the existing deposit insurance limit of $250,000. The Company has elected to participate in the program and will be assessed a 10 basis point surcharge for its participation.

Another component of the TLGP is a voluntary program whereby the FDIC will temporarily guarantee newly issued senior unsecured debt of an eligible financial institution up to 125% of the par or face value of a debt that is scheduled to mature before October 31, 2009. The FDIC implemented an additional assessment for institutions that elected to participate in the Debt Guarantee program. The Debt Guarantee Program also allowed for financial institutions to opt out from coverage. The Company elected to participate in the Debt Guarantee Program, but it has not issued any debt under this program.

Federal Reserve System.  The Bank is subject to Federal Reserve regulations requiring depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require 3% reserves on the first $44.4 million of transaction accounts and 10% on the remainder. The first $10.3 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements.

Community Reinvestment.  Under the Community Reinvestment Act (“CRA”), a financial institution has a continuing and affirmative obligation, consistent with the safe and sound operation of such institution, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. However, institutions are rated on their performance in meeting the needs of their communities. Performance is judged in three areas: (a) a lending test, to evaluate the institution’s record of making loans in its assessment areas; (b) an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing and programs benefiting low- or moderate-income individuals and businesses; and (c) a service test to evaluate the institution’s delivery of services through its branches, ATMs and other offices. The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities and savings and loan holding company acquisitions. The CRA also requires that all institutions make public disclosure of their CRA ratings. The Bank received a “satisfactory” rating on its most recent CRA performance evaluation.

Brokered Deposits.  Well-capitalized institutions are not subject to limitations on brokered deposits, while an adequately capitalized institution is able to accept, renew or roll over brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits. Undercapitalized institutions are generally not permitted to accept brokered deposits.

Enforcement Actions.  Federal and state statutes and regulations provide financial institution regulatory agencies with great flexibility to undertake enforcement action against an institution that fails to comply with regulatory requirements, particularly capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to civil money penalties, cease and desist orders, receivership, conservatorship or the termination of deposit insurance.

Bank Secrecy Act and USA Patriot Act.  In 1970, Congress enacted the Currency and Foreign Transactions Reporting Act, commonly known as the Bank Secrecy Act (“BSA”). The BSA requires financial institutions to maintain records of certain customers and currency transactions and to report certain domestic and foreign currency transactions, which may have a high degree of usefulness in criminal, tax or regulatory investigations or proceedings. Under this law, financial institutions are required to develop a BSA compliance program. In 2001, the President signed into law comprehensive anti-terrorism legislation commonly known as the USA Patriot Act. The USA Patriot Act requires financial institutions to assist in detecting and preventing international money laundering and the financing of terrorism.

The U.S. Treasury has adopted additional rules and regulations in order to implement the USA Patriot Act. Under these regulations, law enforcement officials communicate names of suspected terrorists and money launderers to financial institutions so as to enable financial institutions to promptly locate accounts and transactions involving those suspects. Financial institutions receiving names of suspects must search their account and transaction records for potential matches and report positive results to the U.S. Treasury’s Financial Crimes Enforcement Network (“FinCEN”). Each financial institution must designate a point of contact to receive information requests. These regulations outline how financial institutions can share information concerning suspected terrorist and money laundering activity with other financial institutions under the protection of a statutory safe harbor if each financial institution notifies FinCEN of its intent to share information.

The U.S. Treasury has also adopted regulations intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Financial institutions are required to take reasonable steps to ensure that they are not providing banking services directly or indirectly to foreign shell banks. In addition, banks must have procedures in place to verify the identity of the persons with whom they deal, and financial institutions must undertake additional due diligence when circumstances warrant and in the case of money service businesses.

Interstate Banking and Branching Legislation.  Under the Interstate Banking and Efficiency Act of 1994 (the “Interstate Banking Act”), bank holding companies are allowed to acquire banks across state lines subject to various requirements of the Federal Reserve. In addition, under the Interstate Banking Act, banks are permitted, under some circumstances, to merge with one another across state lines and thereby create a main bank with branches in separate states. After establishing branches in a state through an interstate merger transaction, a bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger could have established or acquired branches under applicable federal and state law.

The State of Illinois has adopted legislation “opting in” to interstate bank mergers, and allows out-of-state banks to enter the Illinois market through de novo branching or through branch-only acquisitions if Illinois state banks are afforded reciprocal treatment in the other state. It is anticipated that this interstate merger and branching ability will increase competition and further consolidate the financial institutions industry.

Insurance Powers.  Under state law, a state bank is authorized to act as agent for any fire, life or other insurance company authorized to do business in the State of Illinois. Similarly, the Illinois Insurance Code was amended to allow a state bank to form a subsidiary for the purpose of becoming a firm registered to sell insurance. Such sales of insurance by a state bank may only take place through individuals who have been issued and maintain an insurance producer’s license pursuant to the Illinois Insurance Code.

State banks are prohibited from assuming or guaranteeing any premium on an insurance policy issued through the bank. Moreover, state law expressly prohibits tying the provision of any insurance product to the making of any loan or extension of credit and requires state banks to make disclosures of this fact in some instances. Other consumer oriented safeguards are also required.

Insurance products are sold through Midwest Financial, a subsidiary of the Bank acquired in 2006 through the acquisition of Royal American Corporation. Midwest Financial is registered with, and subject to examination by, the Illinois Department of Insurance.

Securities Brokerage.  Midwest Financial, a registered bank-affiliated securities broker-dealer and registered investment advisor, operates a general securities business as an introducing broker-dealer. It is registered with the SEC as a broker-dealer and is a member of FINRA.

Consumer Compliance.  The Bank has been examined for consumer compliance on a regular basis. The Bank is subject to many federal consumer protection statutes and regulations including the Equal Credit Opportunity Act, the Fair Housing Act, the Truth in Lending Act, the Truth in Savings Act, the Real Estate Settlement Procedures Act and the Home Mortgage Disclosure Act. Among other things, these acts:

•	require lenders to disclose credit terms in meaningful and consistent ways;

•	prohibit discrimination against an applicant in any consumer or business credit transaction;

•	prohibit discrimination in housing-related lending activities;

•	require certain lenders to collect and report applicant and borrower data regarding loans for home purchases or improvement projects;

•	require lenders to provide borrowers with information regarding the nature and cost of real estate settlements;

•	prohibit certain lending practices and limit escrow account amounts with respect to real estate transactions; and

•	prescribe possible penalties for violations of the requirements of consumer protection statutes and regulations.

Federal Fair Lending Laws.  The federal fair lending laws prohibit discriminatory lending practices. The Equal Credit Opportunity Act prohibits discrimination against an applicant in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs or good-faith exercise of any rights under the Consumer Credit Protection Act. Under the Fair Housing Act, it is unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap or familial status. Among other things, these laws prohibit a lender from denying or discouraging credit on a discriminatory basis, making excessively low appraisals of property based on racial considerations, or charging excessive rates or imposing more stringent loan terms or conditions on a discriminatory basis. In addition to private actions by aggrieved borrowers or applicants for actual and punitive damages, the U.S. Department of Justice and other regulatory agencies can take enforcement action seeking injunctive and other equitable relief for alleged violations.

Home Mortgage Disclosure Act.  The Federal Home Mortgage Disclosure Act (“HMDA”) grew out of public concern over credit shortages in certain urban neighborhoods. One purpose of HMDA is to provide public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. HMDA also includes a “fair lending” aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti- discrimination statutes. HMDA requires institutions to report data regarding applications for loans for the purchase or improvement of one-to-four family and multi-family dwellings, as well as information concerning originations and purchases of such loans. Federal bank regulators rely, in part, upon data provided under HMDA to determine whether depository institutions engage in discriminatory lending practices.

The appropriate federal banking agency, or, in some cases, U.S. Department of Housing and Urban Development, enforces compliance with HMDA and implements its regulations. Administrative sanctions, including civil money penalties, may be imposed by supervisory agencies for violations of this act.

Real Estate Settlement Procedures Act.  The Federal Real Estate Settlement Procedures Act (“RESPA”) requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. RESPA also prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts. Violations of RESPA may result in imposition of penalties, including: (1) civil liability equal to three times the amount of any charge paid for the settlement services or civil liability of up to $1,000 per claimant, depending on the violation; (2) awards of court costs and attorneys’ fees; and (3) fines of not more than $10,000 or imprisonment for not more than one year, or both.

Truth in Lending Act.  The federal Truth in Lending Act is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As result of the act, all creditors must use the same credit terminology and expressions of rates, and disclose the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule for each proposed loan.

On July 14, 2008, the Federal Reserve Board approved a final rule, which will become effective on July 1, 2009, amending Regulation Z (Truth in Lending) to prohibit unfair, abusive or deceptive home mortgage lending practices and restricts certain other mortgage practices. The final rule also establishes advertising standards and requires certain mortgage disclosures to be given to consumers earlier in the transaction.

The final rule adds four new protections for a newly defined category of “higher-priced mortgage loans” secured by a consumer’s principal dwelling. For loans in this category, these protections will: (1) prohibit a lender from making a loan without regard to borrowers’ ability to repay the loan from income and assets other than the home’s value; (2) require creditors to verify the income and assets they rely upon to determine repayment ability; (3) ban any prepayment penalty if the payment can change in the initial four years (and for certain other higher-priced loans, the prepayment penalty period cannot last for more than two years); and (4) require creditors to establish escrow accounts for property taxes and homeowner’s insurance for all first-lien mortgage loans.

In addition to the rules governing higher-priced loans, the rules adopted new protections for loans secured by a consumer’s principal dwelling, regardless of whether the loan is considered to be a “higher-priced mortgage loan.” Under the new rules: (1) creditors and mortgage brokers are prohibited from coercing a real estate appraiser to misstate a home’s value; (2) companies that service mortgage loans are prohibited from engaging in certain practices, such as pyramiding late fees; (3) servicers are required to credit consumers’ loan payments as of the date of receipt and provide a payoff statement within a reasonable time of request; (4) creditors must provide a good-

faith estimate of the loan costs, including a schedule of payments, within three days after a consumer applies for any mortgage loan secured by a consumer’s principal dwelling, such as a home improvement loan or a loan to refinance an existing loan; and (5) consumers cannot be charged any fee until after they receive the early disclosures, except a reasonable fee for obtaining the consumer’s credit history.

For all mortgages, the new rules also set additional advertising standards. Advertising rules now require additional information about rates, monthly payments, and other loan features. The final rule bans seven deceptive or misleading advertising practices, including representing that a rate or payment is “fixed” when it can change.

Violations of the Truth in Lending Act may result in regulatory sanctions and in the imposition of both civil and, in the case of willful violations, criminal penalties. Under certain circumstances, the Truth in Lending Act and Regulation Z of the Federal Reserve Act also provide a consumer with a right of rescission, which if exercised would require the creditor to reimburse any amount paid by the consumer to the creditor or to a third party in connection with the offending transaction, including finance charges, application fees, commitment fees, title search fees and appraisal fees. Consumers may also seek actual and punitive damages for violations of the Truth in Lending Act.

Fair Credit Reporting Act.  In connection with the passage of the Fair and Accurate Credit Transactions (FACT) Act, the Bank’s federal regulator issued final rules and guidelines, effective November 1, 2008, requiring the Bank to adopt and implement a written identity theft prevention program, paying particular attention to 26 identified “red flag” events. The program must also assess the validity of address change requests for card issuers and for users of consumer reports to verify the subject of a consumer report in the event of notice of an address discrepancy.

The FACT Act also gives consumers the ability to challenge the Bank with respect to credit reporting information provided by the Bank. The new rule also prohibits the Bank from using certain information it may acquire from an affiliate to solicit the consumer for marketing purposes unless the consumer has been give notice and an opportunity to opt out of such solicitation for a period of five years.

Federal Home Loan Bank System.  The Bank is a member of the Federal Home Loan Bank system, which consists of 12 regional FHLBs. The FHLB system provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB of Chicago (“FHLBC”), is required to acquire and hold shares of capital stock in FHLBC in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLBC, whichever is greater. At March 31, 2009, the Bank had advances from the FHLBC with aggregate outstanding principal balances of $340 million, and the Bank’s investment in the FHLBC stock of $19.0 million was at its minimum requirement. FHLB advances must be secured by specified types of collateral and are available to member institutions primarily for funding purposes.

Regulatory directives, capital requirements and net income of the FHLBs affect their ability to pay dividends to the Bank. In addition, FHLBs are required to provide funds to cover certain obligations and to fund the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members.

In October 2007, the FHLBC announced that it entered into a consensual cease and desist order with its regulator which prohibits it from redeeming or repurchasing any capital stock from members or declaring dividends on its capital stock without prior approval. The FHLBC announced in October 2007 that it would suspend dividends on its stock and no dividends have been declared or paid since that time. In July 2008, the FHLBC announced that it had received regulatory approval to make limited redemptions of its capital stock. The redemptions are limited to capital stock purchased in connection with member borrowing advances which will be redeemed when the advances are paid.

Monetary Policy and Economic Conditions

The earnings of banks and bank holding companies are affected by general economic conditions and by the fiscal and monetary policies of federal regulatory agencies, including the Federal Reserve. Through open market transactions, variations in the discount rate and the establishment of reserve requirements, the Federal Reserve exerts considerable influence over the cost and availability of funds obtainable for lending or investing.

The above monetary and fiscal policies and resulting changes in interest rates have affected the operating results of all commercial banks in the past and are expected to do so in the future. Banks and their respective holding company cannot fully predict the nature or the extent of any effects which fiscal or monetary policies may have on their business and earnings.

MANAGEMENT

Executive Officers and Directors

Listed below are the executive officers and directors of the Company as of March 26, 2009.

Name(1)	Age	Position(s) Held

Percy L. Berger	60	Chairman of the Board of the Company and the Bank
Roberto R. Herencia	49	President and Chief Executive Officer of the Company and the Bank, Director of the Company and the Bank
Barry I. Forrester	46	Director of the Company and the Bank
Robert J. Genetski	66	Director of the Company and the Bank
Gerald F. Hartley	70	Director of the Company and the Bank
Thomas A. Rosenquist	57	Director of the Company and the Bank
E. V. Silveri	78	Director of the Company and the Bank
Monsignor Kenneth Velo	61	Director of the Company and the Bank
J. J. Fritz	60	Senior Executive Vice President of the Company
JoAnn Sannasardo Lilek	52	Executive Vice President and CFO of the Company and the Bank
Mary C. Ceas	51	Senior Vice President — Human Resources
Jan R. Thiry	56	Chief Accounting Officer of the Company
Sheldon Bernstein	62	Executive Vice President of the Bank
Thomas J. Bell, III	42	Executive Vice President and Chief Investment Officer of the Company
Thomas A. Caravello	60	Executive Vice President and Chief Credit Officer of the Bank
Bruno P. Costa	48	Executive Vice President and Chief Operations and Technology Officer of the Bank
Jonathan P. Gilfillan	48	Executive Vice President and Division Head of Commercial Real Estate Lending of the Bank
Thomas H. Hackett	61	Executive Vice President of the Bank
Stephan L. Markovits	59	Executive Vice President of the Bank
Dennis M. Motyka	58	Executive Vice President of the Bank
Kelly J. O’Keeffe	48	Executive Vice President of the Bank
Brogan M. Ptacin	48	Executive Vice President of the Bank
David Taylor	43	Executive Vice President of the Bank

(1)	The table does not reflect Angelo DiPaolo, Dennis M. O’Hara and Joseph Rizza, each of whom were directors of the Company and the Bank as of March 26, 2009, but resigned as directors on July 28, 2009. The table also does not reflect certain persons who were executive officers of the Company and/or the Bank who have terminated with the Company and/or the Bank since March 26, 2009.

Percy L. Berger, CPA, was elected chairman of the board of the Company and the Bank effective December 31, 2008 and has served as a director of the Company and the Bank since May 2008. Mr. Berger is the founder and managing partner of Dempster Group, a middle-market private equity investment firm. He is chairman of the board and chief executive officer of NEATT Wireless, LLC, a regional wireless telecommunications company. Mr. Berger founded Green Leaf Ridge Company, a private equity investment firm in 1998. Mr. Berger is a former vice chairman and director of Dynix.com. He also served as a director of PrimeCo Wireless Communication, LLC and Chicago’s Lincoln Park Zoo. He is currently a director of NorthShore University Health System. Mr. Berger was managing director, senior vice president and senior client manager at Bank of America, and its predecessor bank, NationsBanc, NA in the midwest. During his career, Mr. Berger served in progressively increasing capacities as a corporate banker in Continental Bank, Wells Fargo Bank, and Chemical Bank (now JPMorgan Chase). Mr. Berger is a member of the Illinois Society of Certified Public Accountants and The American Institute of Certified Public Accountants.

Roberto R. Herencia assumed the roles of President and Chief Executive Officer of the Company and the Bank, and was appointed to the board of directors of the Company on May 15, 2009. He was formerly president and director of Banco Popular North America based in Chicago and executive vice president of Popular, Inc., the parent company. Mr. Herencia spent 17 years at Banco Popular. In addition to serving as executive vice president of Popular, Inc. since 1997, and president and director of Banco Popular North America since December 2001, he served as chief operating officer, senior credit officer and reported to Popular’s CFO in charge of capital markets, M&A and rating agencies between 1991 and 2001. Prior to joining Popular, Mr. Herencia spent 10 years in a variety of senior positions at The First National Bank of Chicago, including serving as head of the emerging markets division and operations in Latin America. He was directly involved in the restructure, workout and debt for equity swaps of public and private sector credits in Latin America.

Barry I. Forrester, CFA, has served as a director of the Company since May 2005 and as a director of the Bank since June 2005. He has been a private investor since 2004. Previously, he had worked over 14 years as an investment banker specializing in providing corporate finance services to financial institutions including public offerings of equity and debt, mergers and acquisitions, and mutual-to-stock conversion transactions. He served clients through positions at William Blair & Company from 2000 through 2004, ABN AMRO Incorporated from 1997 to 2000, and EVEREN Securities, Inc. (including predecessors Kemper Securities and Blunt Ellis & Loewi) from 1989 to 1997. Prior thereto he was a financial analyst with Crowe Chizek and Company, LLP. He was a director of Eagle Savings Bank from January 2006 to June 2007. He holds the Chartered Financial Analyst designation and is a member of the CFA Institute and CFA Society of Chicago.

Robert J. Genetski, PhD, has served as director of the Company since June 2005. He has also served as a director of the Bank since 2004. He has been president of Robert Genetski & Associates, Inc. since 1991. He also serves as a director of DNP Select Income Fund. He has previously taught at the University of Chicago Graduate School of Business, New York University, and Wheaton College.

Gerald F. Hartley, CPA, has served as a director of the Company and chairman of the audit committee since June 2003. Mr. Hartley was named director of the Bank in February 2004. Mr. Hartley has over 40 years experience in financial, accounting, and auditing responsibilities. He served as a director of Republic Bank of Chicago and Republic Bancorp Co. from August 2000 through May 2003. Previously, he spent 35 years in the public accounting profession, primarily with Crowe Chizek and Company, LLP, dealing with community-based banks and bank holding companies. Mr. Hartley served as a member of the AICPA Committee on Bank Accounting and Auditing and as a director of the Illinois CPA Society.

Thomas A. Rosenquist was named a director of the Company and the Bank in July of 2006. Mr. Rosenquist served as a director of Royal American Corporation from April 1997 to June 2006. He formerly served as a director of Gurnee National Bank and American National Bank and Trust Company of Waukegan. Mr. Rosenquist is owner, president, and chief executive officer of Lake County Grading Company, a trucking and excavating company.

E. V. Silveri served as chairman of the board of the Company from 1983 until December 31, 2007. Mr. Silveri was elected a director of the Bank in 1972 and served as chairman of the board of the Bank from 1975 until December 31, 2007. He was also a member of the board of directors of Midwest Bank of Hinsdale, and served as chairman of First Midwest Data Corp from 1991 to 2002. Since 1984, Mr. Silveri has been the president and also a director of Go-Tane Service Stations, Inc., a firm he co-founded in 1966.

Monsignor Kenneth Velo has served as a director of the Company since June 2005. He has served as a director of the Bank since 2004. He has been a priest in the Archdiocese of Chicago since 1973 and named Monsignor in 1996. He has been the head of the Office of Catholic Collaboration of DePaul University serving in the capacity of senior executive since 2001. He has also been president of The Big Shoulders Fund since 2003. Monsignor Velo was president of Catholic Extension, a national organization funding more than 75 dioceses in the United States of

America. He is a member of the board of Children’s Memorial Hospital and serves on the board of Trustees of Fenwick College Preparatory School as well as other civic and community efforts.

J. J. Fritz previously served as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank since January 29, 2009. He was named Director and Executive Vice President of the Company and Director, President, and Chief Operating Officer of the Bank in July 2006. Mr. Fritz was also named director, president, and chief executive officer of Midwest Financial in July 2006. Mr. Fritz and other investors founded Royal American in 1991, where he served as chairman and chief executive officer, after he served as chief executive officer of First Chicago Bank of Mt. Prospect. His lengthy career in the Chicago metropolitan area also includes positions at Northern Trust, First National Bank of Libertyville and Continental Illinois National Bank.

JoAnn S. Lilek was named Executive Vice President and Chief Financial Officer of the Company and the Bank in March 2008. Ms. Lilek was Chief Financial Officer for DSC Logistics, a Chicago-based national supply chain management firm. Before joining DSC, Lilek had a 23 year career at ABNAmro North American Inc. where her positions included Executive Vice President reporting directly to the Chairman, Executive Vice President and Chief Financial Officer Wholesale Banking North America and Group Senior Vice President and Corporate Controller.

Mary C. Ceas, SPHR, was named Senior Vice President — Human Resources of the Company in 2000. Previously, Ms. Ceas was Vice President — Human Resources since 1997 and served as Director — Training and Development from 1995 to 1997.

Jan R. Thiry, CPA was named Chief Accounting Officer of the Company effective March 15, 2007. Mr. Thiry was also named director of Midwest Financial in June 2007 and director and secretary of MBTC Investment Company in March 2008. Mr. Thiry was hired in December 2006 as Senior Vice President and Controller of the Company and the Bank. He served as senior vice president and controller of CIB Marine Bancshares in Pewaukee, Wisconsin from 1999 to 2006. Mr. Thiry has also held senior positions at M&I Corporation and Security Bank in Milwaukee, Wisconsin. Additionally, he was a senior auditor at KPMG LLP. Mr. Thiry is a member of the American Institute of Certified Public Accountants and the Financial Managers Society.

Sheldon Bernstein was named Executive Vice President of the Bank in January 2005. He previously served as Senior Vice President of the Company from 2001 to 2005. Mr. Bernstein has served as President of the Bank, Cook County Region from 2000 to 2004. From 2000 through 2002, he served as Chief Operating Officer of the Bank. Previously, Mr. Bernstein served as Executive Vice President-Lending of the Bank since 1993. He was also served as director of Midwest Financial and Investment Services, Inc. from 2002 to 2005. Mr. Bernstein was a director of First Midwest Data Corp from 2001 to 2002.

Thomas J. Bell, III was named Executive Vice President and Chief Investment Officer of the Company in December 2008. Mr. Bell previously served as Senior Vice President for ABN AMRO North America Inc., a Chicago-based bank holding company for the LaSalle Banks. In his fourteen years of service at ABN AMRO, Mr. Bell contributed to multiple disciplines within the asset and liability management, capital markets and treasury functions. Prior to ABN AMRO/LaSalle, Mr. Bell spent several years with the Federal Reserve Bank of Chicago.

Thomas A. Caravello was named Executive Vice President and Chief Credit Officer of the Bank in January 2005. Mr. Caravello was named manager, president, and chief executive officer of Midwest Funding, L.L.C. in May 2006. He has served as Senior Vice President — Credit Administration from 2003 to 2005. Previously he served as Vice President — Credit Administration from 1998 to 2003.

Bruno P. Costa was named Executive Vice President and Chief Operations and Technology Officer of the Bank in January 2005. He served as President of the Information Services Division of the Bank from 2002 to 2005. Mr. Costa served as President and Chief Executive Officer of First Midwest Data Corp. from 1995 to 2002. He held various management positions at the Bank since 1983.

Jonathan Gilfillan was named Executive Vice President and Division Head of Commercial Real Estate Lending of the Bank in July 2008. Mr. Gilfillan previously served as Senior Vice President for Park National Bank since 2007. Prior to joining Park National, Mr. Gilfillan spent his career at LaSalle Bank NA, where he had been specializing in CRE lending since 1992.

Thomas H. Hackett was named Executive Vice President of the Bank in November 2003. Mr. Hackett was named manager and vice president of Midwest Funding, L.L.C. in May 2006. He previously was division manager at Banc One, Chicago, Illinois from 2002 to 2003. Prior, he was first vice president of American National Bank of Chicago from 1997 to 2002. He has also served in similar capacities at First Chicago/NBD, Park Ridge, IL, NBD of Woodridge and Heritage Bank of Woodridge, Illinois.

Stephan L. Markovits was named Executive Vice President of the Bank in October 2007. Mr. Markovits previously was president of Northwest Suburban Bancorp, Inc. from 2003 to 2007. He also held various management positions at Plains Bank of Illinois from 1998 to 2003.

Dennis M. Motyka was named Executive Vice President of the Bank and director of Midwest Financial in October 2005. He previously was senior vice president and director of banking centers for Cole Taylor Bank in Rosemont from 2002 to 2005. He served as senior vice president and Illinois regional manager for LaSalle Bank in Chicago from 1996 to 2002. He also held positions with Comerica Bank and Affiliated Bank, both in Franklin Park, as well as with Western National Bank in Cicero.

Kelly J. O’Keeffe was named Executive Vice President of the Bank in July 2006. Mr. O’Keeffe was a founder of Royal American Bank and its president from 1997 to 2006. Previously, he served at First Chicago Bank of Mt. Prospect and Northern Trust, in addition to a public service career with the Illinois Department of Financial and Professional Regulation.

Brogan M. Ptacin was named Executive Vice President of the Bank in July 2006. He was named Division Head of Commercial Lending of the Bank in July 2008 and manager of Midwest Funding, L.L.C. in September 2006. Mr. Ptacin previously was executive vice president and senior loan officer at Royal American Bank. Ptacin joined Royal American Bank in 1995 after a twelve year career with American National Bank leaving as president of its Melrose Park subsidiary.

David Taylor was named Executive Vice President of the Bank’s wealth management group in August 2008. Mr. Taylor previously held management positions at Bank of America US Trust Wealth Management (formerly LaSalle Bank) for 11 years. Mr. Taylor began his career in 1989 with Pioneer Bank & Trust Company.

Director Independence

The board of directors (after receiving a recommendation from the corporate governance and nominating committee) determined on February 24, 2009 that Messrs. Berger, Forrester, Hartley, O’Hara, Rizza, Rosenquist, Silveri, and Dr. Genetski and Monsignor Velo are “independent directors” as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards. A copy of our director independence standards is available at www.midwestbanc.com — About Us — Corporate Info — Governance.

When making the independence determinations, both the corporate governance and nominating committee and the board of directors reviewed the information relating to transactions certain directors had in the ordinary course of business with the Company and the Bank (see “Certain Relationships and Related Party Transactions” for a discussion of these transactions). After considering this information, both the committee and the board concluded that these transactions would not interfere with the exercise of independent judgment of these directors in carrying out their responsibilities as directors of the Company.

Independent directors may meet in executive session, without management, at any time, and are regularly scheduled for such executive sessions four times a year.

Compensation Committee Interlocks and Insider Participation

Roberto Herencia, president and chief executive officer of the Company and the Bank, serves on the board of directors of the Company and the Bank. Each of the directors of the Company is also a director of the Bank.

Determinations regarding compensation of the employees of Midwest and the Bank are made by the compensation committee of the board of directors, who are all independent directors. Additionally, there were no compensation committee interlocks during 2008, which generally means that no executive officer of Midwest served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of our compensation committee.

Directors’ Compensation

The following table summarizes the compensation earned by or paid to non-employee directors in 2008, and the amount recorded as expense in the Company’s 2008 financial statements with respect to restricted stock awards.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
(a)(1)	($)(b)(2)	($(c)(3)(4)	($)(d)	($)(e)	(f)(5)	($)(g)	($)(b)

Percy Berger	$44,000	$15,643	$—	$—	$—	$—	$59,643
Angelo DiPaolo	57,000	—	—	—	—	—	57,000
Barry I. Forrester	82,125	8,317	—	—	—	—	90,442
Robert Genetski	75,250	9,875	—	—	—	—	85,125
Gerald F. Hartley	87,000	8,317	—	—	—	—	95,317
Homer J. Livingston, Jr.	76,000	115,917	—	—	—	—	191,917
Dennis M. O’Hara	70,250	—	—	—	—	—	70,250
Thomas A. Rosenquist	68,000	22,510	—	—	—	—	90,510
Joseph R. Rizza	58,500	—	—	—	—	—	58,500
E. V. Silveri	66,500	—	—	—	—	—	66,500
Kenneth J. Velo	64,250	9,875	—	—	—	—	74,125
Leon Wolin	28,250	—	—	—	—	—	28,250

(1)	Executive officers who serve as directors (Messrs. Giancola and Fritz during 2008) do not receive any director’s fees. Mr. Wolin retired as a director on May 7, 2008. Mr. Livingston resigned as a director effective December 31, 2008.

(2)	Board and committee meeting fees or paid in 2008 totaled $777,125, which includes fees paid for service on the boards and committees of the Company and the Bank. Each director serves as a director of the Bank. Each director receives a $15,000 retainer from each of the Company and the Bank and $1,000 for each board meeting attended. Committee members receive the following fees:

•	$750 per meeting attended for the audit committee (eleven meetings in 2008); and

•	$500 per meeting attended for the compensation (seven meetings in 2008), corporate governance and nominating (six meetings in 2008), strategic planning (six meetings in 2008), asset liability (ten meetings in 2008), enterprise risk management (three meetings in 2008) and trust (four meetings in 2008) committees.

Committee chairmen receive the following fees for serving as chairmen:

•	audit committee (Hartley) — $18,000; and compensation (Velo); corporate governance and nominating (Livingston in 2008; Rosenquist in 2009); strategic planning (Forrester); asset liability (Forrester); trust (Rosenquist); and enterprise risk management (Genetski) — $2,500 each.

•	On December 11, 2007, the board of directors elected Mr. Livingston, chairman of the board of directors of Midwest and the Bank, effective January 1, 2008. The compensation committee of the board of directors of Midwest granted 15,000 restricted shares of Midwest common stock effective January 1, 2008 to Mr. Livingston as permitted under Midwest’s Stock and Incentive Plan. A total of 5,000 shares vested on January 1, 2008. The remaining shares were forfeited because Mr. Livingston resigned as a director effective December 31, 2008. The compensation committee of the board of directors granted Mr. Berger 30,000 restricted shares on January 1, 2009, when he became chairman of the board. These shares will vest on January 1, 2010 provided he is still serving as chairman of the board of directors of Midwest on that date and will vest earlier upon a change-in-control. In addition, the board of directors determined that for 2009, Mr. Berger would receive a quarterly retainer of $24,000 for each quarter and no other director’s fees.

(3)	The amounts in column (c) reflect the dollar amount of restricted stock awards recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in Note 20 — Stock Compensation and Restricted Stock Awards to our audited financial statements for the fiscal year ended December 31, 2008, included in our annual report on Form 10-K filed with the SEC on March 11, 2009.

(4)	Under our stock and incentive plan, each person elected or appointed to serve as a non-employee director (except for a non-employee director who is elected or appointed in connection with an acquisition by Midwest) receives a restricted stock award of 3,000 shares of our common stock. Messrs. Hartley, Livingston, Forrester, Genetski, Velo and Rosenquist each received a restricted stock award for 3,000 shares of common stock; these shares have vested. Mr. Berger received a restricted stock award for 3,000 shares of common stock upon his election as a director. 1,000 shares have vested and 1,000 shares will vest following the 2009 and 2010 annual meetings, provided he is still serving as a director following each such meeting. During the period of restriction, the directors have voting rights and receive dividends with respect to the shares which are restricted.

(5)	We offer our directors a deferred compensation plan. The plan permits directors to elect, prior to the year in which the director’s fees will be paid, to defer a specified portion of the director’s fees into a common stock account or a money market account. Deferred fees will be credited to the director’s common stock account as of the last day of each calendar quarter based upon the closing price of our common stock on the last trading day for such quarter. Eligible directors who do not elect to participate in the plan will continue to receive cash compensation for attendance at board or committee meetings for the Company and the Bank. Directors are not eligible to receive deferred shares or cash until they cease serving as a director. Amounts deferred are not taxable until the director receives the cash or stock.

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis addresses the following topics: the members and role of our compensation committee; our compensation-setting process; our compensation philosophy and policies regarding executive compensation; our compensation-setting process; the components of our executive compensation program; and our compensation decisions for 2008 and for the first quarter of 2009.

Executive Summary

2008 was the most challenging year that Midwest has ever faced. Due to the economic crisis in the U.S. and other factors, Midwest experienced a substantial loss and its stock price declined precipitously. Midwest’s financial performance for 2008 is reflected in the total compensation paid to executives. For example:

•	On January 29, 2009, J. J. Fritz, formerly the chief operating officer of Midwest, was appointed president and chief executive officer of Midwest, replacing James J. Giancola. Mr. Fritz assumed these positions without any salary or benefit increase.

•	The chief executive officer and all executive vice presidents as a group (15 people), the executive officer group, did not receive bonuses (whether in the form of cash, restricted stock or options) based upon our 2008 performance.

•	The maximum total incentive compensation approved for all participants in Midwest’s 2008 management incentive plan has decreased by 47% from 2007 payouts and was only 43% of the 2008 targeted amount.

•	Unvested restricted stock held by employees, including members of the executive officer group, has declined in value along with the decline in Midwest’s stock price.

•	The 2009 management incentive plan will not provide for any bonuses to the executive officer group members unless earnings exceed targeted earnings per share.

•	Even if targeted earnings per share are exceeded, the maximum bonus pool will only be 75% of the 2007 targeted bonus pool.

•	If targeted earnings per share are not met, executive officer group members will not participate in the bonus pool and the payout will not exceed 20% of the 2007 target bonus pool and 20% of the 2008 target bonus pool.

•	We increased base salaries for the executive officer group, on average, by 3% for 2009 (except for Mr. Giancola and Mr. Fritz whose base salaries were not increased), reflecting both merit and market-based cost-of-living adjustments.

•	In order to more closely align the interest of employees with those of our stockholders, the committee approved a one-time grant of stock options to employees which will vest in 3 years. Members of the executive officer group did not receive stock option awards.

In addition to the above, on December 5, 2008, Midwest issued $84.78 million of preferred stock and warrants to the U.S. Department of the Treasury, under the Capital Purchase Program, or the CPP, enacted under the Troubled Asset Relief Program.

•	As required by the terms of the CPP, our executive officers subject to these rules entered into agreements with Midwest that amended our executive compensation arrangements. These amendments are described below.

•	The compensation committee met with Midwest’s senior risk officers in February 2009 to review Midwest’s incentive compensation arrangements and risks. The risk assessment is described in more detail under “Incentive Compensation Plan CPP Risk Assessment below.”

Committee Members and Independence

The compensation committee consists of Monsignor Velo (Chairman), Messrs. Berger, Forrester, Rizza and Rosenquist. The members of the committee are “independent directors” as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards currently in effect. A copy of the committee charter is available at our website www.midwestbanc.com — About Us — Corporate Info — Governance.

Committee Meetings

The committee meets as often as necessary to perform its duties and responsibilities. It held seven meetings during 2008 and has held two meetings so far during 2009. Monsignor Velo works with our chief executive officer and our senior vice president — human resources to establish the meeting agenda. The committee typically meets with these officers, outside counsel and, where appropriate, outside advisors. The committee also meets in executive session without management.

Many of our compensation decisions relating to 2008 performance were made in the first quarter of 2009. However, our compensation planning process neither begins nor ends with any particular committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance, and consideration of the business environment are year-round processes.

The committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the committee as well as materials that the committee has specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	reports on our strategic objectives and budgets for future periods;

•	information on the executive officers’ stock ownership, option holdings and restricted stock holdings, vested and unvested;

•	information regarding equity compensation plan dilution;

•	estimated values of restricted stock awards;

•	tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement, under the supplemental executive retirement plan or following a change-in-control of Midwest;

•	information regarding compensation programs and compensation levels at study groups of companies identified by our compensation consultant and reviewed and approved by the committee; and

•	reports on our performance relative to peer companies.

Philosophy and Policies

We believe that the skills, abilities and commitment of our senior executives are essential to our long-term success and competitiveness. The primary goal of our compensation program is to attract, retain and motivate talented individuals who can assist us in delivering high performance to our stockholders and customers. This philosophy is intended to align the interests of management with those of our stockholders.

A variety of compensation elements is used to attract, retain and motivate talented individuals who can assist us in delivering high performance to our stockholders and customers. These include:

•	base salary,

•	annual incentives,

•	performance-accelerated restricted stock awards,

•	employment and change-in-control agreements,

•	retirement plans and supplemental executive retirement plans, and

•	welfare benefits.

The allocation of each component varies by executive and is set to balance appropriately for each executive at-risk pay and fixed compensation. We have developed a compensation philosophy of providing market competitive salaries and incentive awards that, when combined with base salaries, rewards performance that exceeds objectives with above-market total compensation, performance below objectives with below-market total compensation, and performance that meets objectives with at-market total compensation. We accomplish this through annual and long-term incentive awards and provide that the awards vary significantly with performance.

At the core of our compensation philosophy is our guiding belief that pay should be directly linked to performance. This philosophy has guided many compensation related decisions:

•	A substantial portion of executive officer compensation (33% at target to 44% at maximum in 2008) was contingent on, and variable with, achievement of objective corporate and/or individual performance objectives. No executive officer group member received incentive compensation awards for 2008.

•	We provide performance-accelerated equity awards to improve the relationship between long-term compensation and performance and to align more closely management and stockholders interests.

•	We offer employment agreements and transitional employment agreements to our senior officers which are designed to:

•	mitigate the concerns of change-in-control transactions on key officers allowing them to focus on the business,

•	discourage the adoption of policies that may serve to entrench management over the long-term interests of the stockholders, and

•	protect our business with non-competition or non-solicitation provisions.

•	We offer a supplemental executive retirement plan for the purpose of providing retirement benefits to certain of our senior officers in order to promote a balance between the executive’s retirement compensation and short-term cash compensation encouraging executive retention and long-term careers with our company.

We also believe that total compensation and accountability should generally increase with position and responsibility. Consistent with this philosophy:

•	Total compensation is higher for individuals with greater responsibility and greater ability to influence our achievement of targeted results and strategic initiatives.

•	As position and responsibility increases, a greater portion of the executive officer’s total compensation is performance-based pay contingent on the achievement of performance objectives.

•	Equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

Program Design

We have developed a compensation program which is comprised of components typically offered to executives by financial institutions similar to us. The committee recognizes that attracting and retaining key executives is critical to our long term success. The committee has set certain guidelines regarding the compensation of our executive officers. Each executive officer is reviewed annually and that officer’s compensation is based on the committee’s assessment of that individual’s contribution to the Company.

Compensation Decisions Should Promote the Interests of Stockholders

We believe that compensation should focus management on achieving strong short-term (annual) performance in a manner that supports and ensures our long-term success and profitability. The cash incentive portion of our incentive program is designed to encourage executives to meet annual performance targets while the restricted stock award portion of the incentive program encourages the achievement of objectives on a one year performance cycle, with vesting in three years if the objectives are not met. We believe that restricted stock awards create long-term incentives that align the interest of management with the long-term interests of stockholders.

Compensation Disclosures Should be Clear and Complete

We have decided that all aspects of executive compensation should be clearly and comprehensibly disclosed in plain English. We believe that compensation disclosures should provide all of the information necessary to permit stockholders to understand our compensation philosophy, our compensation-setting process and how much our executives are paid.

Management’s Role in the Compensation-Setting Process

Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are suggesting business performance targets and objectives; formulating individual performance objectives; evaluating employee performance; and recommending salary levels, cash incentives and restricted stock awards. The senior vice president — human resources and chief executive officer work with Monsignor Velo in establishing the agenda for committee meetings. Management also prepares meeting information for each committee meeting.

The chief executive officer and the senior vice president — human resources participate in committee meetings at the committee’s request to provide background information regarding our strategic objectives; the chief executive officer’s evaluation of the performance of the senior officers; and compensation recommendations as to the senior officers (other than himself). The chief executive officer does not participate in those portions of the committee meetings where his compensation is reviewed and approved.

Committee Advisors

The committee charter grants the committee the sole and direct authority to hire and terminate its advisors and compensation consultants and approve their compensation. These advisors report directly to the committee. Midwest pays the committee’s advisors and consultants. The committee uses the services of a compensation consultant to identify specific study groups of companies and to provide research regarding compensation programs, compensation levels and performance among the companies in the study groups (see discussion below at Benchmarking).

The committee engaged The Delves Group to serve as a consultant for 2008 and 2009. The Delves Group has provided consulting services to the committee since 2005. The committee has determined that The Delves Group is independent because it has not performed any other work for Midwest other than providing advice to the committee and has no prior relationship with management. The Delves Group reports directly to the committee but is authorized to communicate with the senior vice president — human resources to obtain information. The Delves Group will not do any work for Midwest except as authorized by the committee.

During 2008, The Delves Group was engaged to evaluate the effectiveness and structure of our executive compensation programs and practices. This included a market review of competitive compensation levels as well as a review of our annual incentive plan. The committee directed the consultant to design study groups of companies and to provide a research report regarding compensation levels and compensation programs at those companies. The consultant in its report indicated that our base salaries and cash incentive targets were below market. In response thereto, the committee recommended and the board approved adjustments to the base salary levels for our key employees during 2008 and adjusted the payout percentages for cash incentives for the 2009 management incentive plan.

Participation in Capital Purchase Program

On December 5, 2008, Midwest completed the sale to the U.S. Treasury of $84.78 million of newly issued non-voting cumulative perpetual preferred shares as part of the Treasury’s Capital Purchase Program, CPP. To finalize Midwest’s participation in the CPP, Midwest and the U.S. Treasury entered into a Letter Agreement, including the Securities Purchase Agreement — Standard Terms. Pursuant to the Securities Purchase Agreement, Midwest sold to the U.S. Treasury the preferred shares and a warrant to purchase 4,282,020 common shares of the Company, at an exercise price of $2.97 per share (subject to certain anti-dilution and other adjustments).

In the Securities Purchase Agreement, Midwest agreed that, until such time as the U.S. Treasury ceases to own any preferred shares or the warrant, Midwest will (i) take all necessary action to ensure that its benefit plans with respect to its senior executive officers (as defined in the Securities Purchase Agreement) comply with Section 111(b) of Emergency Economic Stabilization Act of 2008, or EESA, as implemented by the U.S. Treasury regulations issued under Section 111(b) of EESA and in effect as of December 5, 2008 (the date of the sale of the preferred shares and the warrant to the Treasury), or the CPP executive compensation rules, and (ii) not adopt any benefit plans with respect to, or which cover, the Company’s senior executive officers that do not comply with EESA.

On December 5, 2008, the Midwest senior executive officers subject to the CPP executive compensation rules were: James Giancola, J.J. Fritz, JoAnn Lilek, Brogan Ptacin and Kelly O’Keeffe. Prior to December 5, 2008, as required by the Securities Purchase Agreement, the senior executive officers amended their compensation arrangements with Midwest to ensure that these arrangements complied with the CPP executive compensation rules. In these amendments, each officer:

•	agreed that he or she would not be able to receive a golden parachute payment (any payment to a senior executive officer upon his involuntary termination of employment or in connection with any bankruptcy filing, insolvency or receivership of Midwest that equals or exceeds three times his or her average annual salary for the five-year period preceding the officer’s severance from employment) during the period that the U.S. Treasury holds any debt or equity position in Midwest acquired pursuant to the CPP;

•	agreed that all bonus and incentive compensation paid while the U.S. Treasury owns any debt or equity acquired pursuant to the CPP is subject to recovery by Midwest if such payments are based on materially inaccurate financial statements or any other materially inaccurate performance metric; and

•	acknowledged that Midwest’s compensation committee would be reviewing the bonus and incentive compensation arrangements annually to ensure that such arrangements did not encourage the officer to take unnecessary and excessive risks that threaten the value of Midwest.

Midwest also agreed that it would limit the annual federal tax deduction for compensation paid to each senior executive officer to $500,000.

As of March 26, 2009, Midwest’s senior executive officers subject to the CPP executive compensation rules are: J.J. Fritz, JoAnn Lilek, Brogan Ptacin, Kelly O’Keeffe and Sheldon Bernstein.

The American Recovery and Reinvestment Act of 2009, or ARRA, which was passed by Congress and signed by the President on February 17, 2009, retroactively amends the Section 111(b) of EESA and directs the U.S. Treasury to adopt rules amending its CPP executive compensation rules. The ARRA executive compensation standards remain in effect during the period in which any obligation arising from financial assistance provided under the CPP remains outstanding excluding any period during which the U.S. Treasury holds only the Midwest warrant. The ARRA executive compensation standards apply to Midwest’s senior executive officers (as defined in the ARRA), and (in some situations) other employees.

In general, the executive compensation rules applicable to financial institutions pursuant to EESA, as amended by ARRA, and the interim final rules promulgated thereunder, include the following restrictions, requirements and provisions:

•	prohibition on executive compensation agreements that encourage senior executive officers and certain other highly compensated employees to take unnecessary and excessive risks;

•	recovery of incentive compensation payments paid to senior executive officers and certain other highly compensated employees if such payments are subsequently determined to be based on materially inaccurate financial results;

•	prohibition on making golden parachute payments to senior executive officers and certain other highly compensated employees;

•	limitation on the federal tax deduction for compensation paid to senior executive officers of $500,000.

•	restrictions on paying or accruing any bonus, retention award or incentive compensation to certain highly compensated employees, subject to certain exceptions for (i) amounts payable in long-term restricted stock that does not fully vest until repayment of TARP assistance or (ii) payments required to be made pursuant to written employment contracts executed on or before February 11, 2009;

•	requirement that participating financial institutions establish an independent compensation committee of its board of directors to review, discuss and evaluate employee compensation plans;

•	requirement that participating financial institutions create a company-wide policy regarding excessive or luxury expenditures;

•	requirement that participating financial institutions permit a separate, nonbinding shareholder vote to approve the compensation of executive officers;

•	requirement that the Chief Executive Officer and Chief Financial Officer of the participating financial institution provide a written certification of compliance with certain executive compensation and corporate governance procedures in annual securities filings; and

•	provision allowing U.S. Treasury to review bonuses, retention awards and other compensation paid to senior executive officers before the enactment of ARRA to determine whether any payments were inconsistent with the executive compensation restrictions of EESA, as amended, or TARP were otherwise contrary to the public interest.

Midwest has agreed that, until such time as the U.S. Treasury ceases to own any of the Company’s debt or equity securities, Midwest will take all necessary actions to ensure that its benefit plans with respect to its senior executive officers and certain other highly compensated officers comply with Section 111(b) of EESA as implemented by any guidance or regulation under EESA.

In light of these new ARRA and EESA requirements governing executive compensation, the committee has begun a review of existing policies, programs and arrangements and will implement additional or take appropriate steps to modify existing policies, programs and arrangements as necessary to comply with the new regulations, including with respect to 2009 executive compensation.

Annual Evaluation

During the first quarter of 2009, the committee evaluated the performance of members of the executive officer group (15 people), in order to determine the cash incentive compensation and their restricted stock awards for 2008. As indicated above, the committee determined that no bonuses (whether in the form of cash, restricted stock or options) would be paid to members of the executive officer group. Adjustments to the base salaries of all senior officers for 2009 were determined in December of 2008. All of these committee actions were subsequently approved by the board of directors.

Performance Objectives

In February of 2009, the chief executive officer prepared (at the committee’s request) a series of performance goals for 2009 for himself. At its February meeting, the committee reviewed these performance goals, suggested changes, and approved the basic format, goals and percentages which have been approved by the board of directors.

For other members of the executive officer group, the process begins with establishing individual and corporate performance objectives during the first quarter of each fiscal year. The committee engages in an active dialogue with the chief executive officer concerning strategic objectives and performance targets and reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. The target measures and the amount of the awards are set on a yearly basis by the committee. The 2009 performance objectives have been finalized.

Benchmarking

We do not believe it is appropriate to establish compensation levels primarily based on benchmarking. However, it is our belief that information regarding pay practices at other companies is useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace especially in light of the competitive nature of the Chicago market. Second, this marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation.

Accordingly, the committee reviews compensation levels for our named executive officers and other senior officers against compensation levels at the companies in a study group identified by our compensation consultant. The compensation consultant provided the committee with information regarding compensation programs and compensation levels at the median and 75th percentiles among companies in this study group described below.

To remain consistent from year to year, the committee currently intends to use this study group (same industry, high growth and geographic) as part of the annual marketplace study. The specific companies included in each group may change based on their size, relevance or other pertinent factors.

Decisions on compensation levels for members of the executive group are based on the committee’s assessment of each executive’s contribution to our success as well as median competitive market compensation levels determined by the consultant. The review of median competitive data includes both a component-by-component analysis as well as a total compensation review for each of our executive officers. In determining competitive compensation levels, we reviewed survey data for similarly sized financial institutions. Included in the analysis for 2008 awards were data from the following seven Chicago-market peer community banks: Amcore Financial, PrivateBancorp, Taylor Capital Group, First Midwest Bancorp, Inc., Old Second Bancorp, MB Financial, Inc., and Wintrust Financial Corporation. The median asset size of the Chicago-market peer group was $5.2 billion, with an observed range from $2.5 to $10.0 billion.

Targeted Compensation Levels

Together with the performance objectives, targeted total compensation levels are established (i.e., maximum achievable compensation) for each of our senior officers. In making this determination, we are guided by the compensation philosophy described above. We also consider historical compensation levels, competitive pay practices at the companies in the study group, and the relative compensation levels among our senior officers. We may also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels.

Performance Pay

Under the terms of their employment agreements for 2008, Mr. Giancola and Mr. Fritz were eligible for performance based awards with a range from zero to 70% of their base salaries in cash and the other executive officer group members were eligible for performance based awards ranging from zero to 80% of their base salaries in a combination of cash and stock.

As targeted total compensation levels are determined, we also determine the portion of total compensation that will be contingent, performance-based pay. Performance-based pay generally includes awards made under our incentive plan for achievement of specified performance objectives. For 2008, no incentive compensation was paid to the executive officers.

Committee Effectiveness

The committee reviews, on an annual basis, its performance and the effectiveness of our compensation program in obtaining desired results.

Base Salary

We believe that base salaries are a key element in attracting and retaining our management team. We, therefore, target base salaries at the competitive median level for companies of similar size, performance and industry. In determining individual salaries, the committee considers — in addition to market median data and study group data — the scope of the executive’s responsibilities, individual contributions, experience in the position, our financial performance, historical compensation and the relative compensation levels among our executive officers. Salary ranges and individual salaries for executive officers are reviewed annually, and adjusted from time to time to take into account outstanding performance, promotions, and updated competitive information. While there are no specific performance weightings established, salary recommendations are based on performance criteria such as:

•	our financial performance with a balance between long- and short-term growth in earnings, revenue, and asset growth;

•	the executive’s role in development and implementation of long-term strategic plans;

•	responsiveness to changes in the financial institution marketplace; and

•	growth and diversification of the Company.

The committee also considers the minimum base salaries set for the chief executive officer of the Company (Mr. Giancola during 2008) and chief operating officer of the Bank (Mr. Fritz during 2008) in their employment agreements.

Set forth below is a table showing the 2009 base salary of each officer who was a named executive officer as of March 31, 2009 and the increase over 2008.

Base Salary

2009 Base Salary
Name	Title	(Increase Over 2008)

J.J. Fritz	President and Chief Executive Officer	$331,500 (0)
JoAnn Sannasardo Lilek	Executive Vice President and Chief Financial Officer	343,200 (13,200)
Brogan M. Ptacin	Executive Vice President, the Bank	277,680 (10,680)
Kelly O’Keeffe	Executive Vice President, the Bank	243,585 (9,367)
Sheldon Bernstein	Executive Vice President, the Bank	222,480 (8,477)

In setting these base salaries, we considered:

•	the compensation philosophy and guiding principles described above;

•	the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership;

•	all of the components of executive compensation, including base salary, incentive compensation, including restricted stock awards, retirement and other benefits under the SERP, and other benefits and perquisites;

•	competitive market pay and performance levels;

•	the mix of performance pay to total compensation;

•	internal pay equity among our senior executives;

•	the base salary paid to the officers in comparable positions at companies in the study group, using the median as our point of reference; and

•	the base salary of the chief executive officer of the Company is subject to conditions in his employment agreement.

The committee believes that increases in future total compensation should be more heavily weighted toward the cash and stock incentive components rather than salary to promote a pay for performance compensation framework.

Annual Management Incentive Compensation Program

Annual incentives are paid to motivate and reward exceptional performance for the year. Our management incentive compensation plan provides officers and key employees an opportunity to earn an annual cash incentive compensation and a stock incentive compensation for achieving specified, performance-based goals established for the fiscal year. Awards to executive officers are based upon the committee’s review and discussion with our chief executive officer concerning his evaluation of each executive’s performance during the year relative to specific goals developed at the beginning of the year. These goals are position specific and include a mix of individual, corporate, and — where relevant — business unit measures. These performance objectives allow the named executive officers and other members of the executive officer group to earn a cash and stock incentive compensation (50%/50% mix) up to a specified percentage of their base salary if the Company or their particular business unit achieves established goals.

The incentive compensation for each of the executive officer group members (except the chief executive officer of the Company and chief operating officer of the Bank during 2008) are recommended by management, and reviewed, revised as appropriate, and approved by the committee and then the board of directors. For 2008, the incentive compensation for our chief executive officer and the chief executive officer of the Bank were recommended by the committee and approved by the board of directors. In reviewing annual incentive awards, the committee takes into account both competitive median annual incentive values as well as the impact of annual incentive awards on total compensation.

Under our management incentive plan, the amount of incentives (cash and restricted stock) to be awarded for 2008 depended upon an assessment of Company-wide financial performance, business unit or department performance, an assessment of the executive’s individual contribution to Midwest’s performance and a subjective adjustment, if any, by the committee

Messrs. Giancola’s and Fritz’s incentive awards were determined based upon their achievement of performance goals approved by the committee and the board of directors. Midwest had to meet a minimum earnings per share target of $0.52 for incentives to be paid. Because this target was not met, no incentive awards were made to Messrs. Giancola and Fritz. For all other members of the executive officer group, bonuses were calculated based on Company-wide performance scores (with a 60% weighting assigned to Company-wide performance) and individual performance which may include business unit or department performance (with a 40% weighting assigned to individual performance) and any subjective adjustments.

For example, if an officer’s target bonus amount was $150,000, and Company-wide performance was scored at 90% and his or her individual performance was scored at 95%, the officer would earn a bonus of $138,000 ($150,000 x ((60% x 90%) + (40% x 95%)), prior to any committee adjustment.

The threshold, target and maximum amounts that could have been payable to the named executive officers for 2008 are set forth in the Grants of Plan-Based Awards table under “Estimated Possible Payouts under Non-Equity Incentive Plan Awards.” The lower end of the range reflects the fact that we will not always achieve all of our performance objectives. The higher end of the range was established assuming that in some years, Company-wide and business unit or department performance, as well as the contributions of individual officers to that performance, may be extraordinary and exceed our expectations. No discretionary bonuses were awarded for 2008.

For 2008, the committee introduced into its method for evaluating Company-wide performance an objective, balanced, scorecard approach. Under this approach, the committee selected a balanced set of quantitative measures. Absolute targets were set based upon Company-wide performance including: earnings per share, non-performing assets and the growth of core deposits and loans. Relative targets were set based upon comparing Midwest’s performance relative to local peers. The committee viewed performance in these areas to be most important to the Company’s continued growth and success. Local peer institutions are: Amcore Financial, Inc., First Midwest Bancorp, Inc., MB Financial, Inc., Old Second Bancorp, Inc., PrivateBancorp, Inc., Taylor Capital, Inc., and Wintrust Financial Corp.

In order for incentive compensation to be paid for Company-wide performance, Midwest had to meet a minimum earnings per share target of $0.52. Because this target was not met, no incentive awards were made for Company-wide performance.

Taking into account the Company’s performance, the committee did not grant incentive awards to either Mr. Giancola or Mr. Fritz for 2008. For the other named executive officers (and the other members of the executive officer group), the zero Company-wide score meant that they would not receive an incentive award attributable to Company-wide performance and that the award, if any, would be entirely dependent on business unit or department performance and individual performance.

Due to Midwest’s performance in 2008, the committee determined that other named executive officers and all of the other executive officer group members would not receive incentive awards for 2008.

Incentive awards were made to other employees based upon the business unit or department performance and individual performance. This resulted in a 2008 incentive award payout equal to 47% of the 2007 incentive award payouts and only 43% of the 2008 targeted payout amount. In addition, the committee decided to award stock options to certain employees except for the executive officer group members.

Ms. Lilek received a stock award in 2008 as an inducement to accept employment with Midwest. Her award is described in the compensation tables below.

The targeted levels of maximum incentive compensation as a percentage of base salary for 2008 for the named executive officers are specified below.

	Incentive
	Compensation at	Incentive	Incentive
	Threshold	Compensation at	Compensation at
	Performance	Target Performance	Outstanding
Executive Officer	Level(3)	Level	Performance Level

J. J. Fritz(1)	—	—	70%
Joann Sannasardo Lilek(2)	—	46%	80%
Brogan M. Ptacin(2)	—	46%	80%
Kelly O’Keeffe(2)	—	46%	80%
Sheldon Bernstein(2)	—	46%	80%
James Giancola(1)	—	—	70%

(1)	The incentive compensation ranges for Messrs. Fritz and Giancola for 2008 were set pursuant to their employment agreements and range between zero to 70%. They were also eligible for stock awards as approved by the committee.

(2)	The named executive officers are eligible to receive incentive compensation (50% cash; 50% performance-accelerated restricted stock) up to the specified percentage of their base salary if Midwest and/or their business unit, as applicable, achieve specific performance objectives. If the performance exceeds the threshold level but is less than the target level, the incentive compensation is prorated, and if performance exceeds the target level but is less than the outstanding level, the incentive compensation is prorated. The incentive compensation for these individuals is determined partly by reference to the results achieved by Midwest and partly by the results achieved by the divisions that they lead. The objectives for individual divisions are set at different levels.

(3)	There is no threshold performance level established in the incentive plan.

On February 23, 2009, the compensation committee approved the Midwest 2009 management incentive plan, or the 2009 Plan, and recommended approval to the board of directors of Midwest. On February 24, 2009, the board of directors of Midwest approved the 2009 Plan. The 2009 Plan provides employees an opportunity to earn annual cash incentive compensation for achieving specified, performance-based goals established for the fiscal year. These goals are position specific and include a mix of corporate, individual, and where relevant, business unit measures. The performance objectives allow the employee to earn cash incentive compensation up to a specified percentage of his or her base salary. Two criteria must be met to earn an incentive payment. First, established corporate goals relating to earnings per share, core deposit and fee income growth must be met for the 2009 Plan to fund, and second, the employee must achieve his or her individual performance goals. Awards to executive officer group members may be made only if earnings exceed budgeted earnings per share and other specific goals are achieved. If earnings exceed budgeted earnings per share and other specific goals are achieved, executive awards will be based upon the compensation committee’s review and discussion with Midwest’s chief executive officer concerning his evaluation of each executive’s performance during the year relative to specific goals developed at the beginning of the year. The primary corporate goals for the Plan in 2009 include earnings per share, core deposit growth and fee income growth.

The plan applies to various executive officers of Midwest including: JoAnn Lilek, executive vice president and chief financial officer of Midwest; Brogan Ptacin — executive vice president of Midwest Bank; Kelly O’Keeffe — executive vice president of Midwest Bank; and Sheldon Bernstein — executive vice president of Midwest Bank.

The incentive award for J.J. Fritz, president and chief executive officer of Midwest, is governed by his employment agreement. The employment agreement provides that he will be eligible for a performance based incentive bonus in accordance with mutually agreed upon goals and objectives established by the board of directors. On February 24, 2009, the board of directors of Midwest, acting on the recommendation of the compensation committee, approved Mr. Fritz’s 2009 performance goals. The amount of the bonus to be awarded to him will depend upon the extent to which these performance goals are met. These performance goals will be based primarily on the achievement of target goals relating to financial and operational targets, including, among others, earnings per share, budgeted financial performance, risk management, improved credit quality, and maintaining good regulatory relations with sufficient capital to insure safety and soundness while supporting the longer-term, strategic goals of Midwest. The compensation committee will determine to what extent the performance goals have been satisfied. The committee will then recommend to the board of directors the amount of the bonus to be paid to Mr. Fritz.

Equity Based Compensation

We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to officers and other key management personnel with gains realized by the stockholders. We have elected to use performance-accelerated restricted stock awards as our equity compensation vehicle.

In 2005 with the assistance of the consultant, the committee designed a performance-based, executive long-term incentive program. Under this program, the committee decided to award a mix of performance-accelerated options and performance-accelerated restricted stock. The intention was to encourage employees to create stockholder value through both the prospect of higher stock values anticipated from achieving performance goals and the vesting structure which encourages employees to achieve the performance goals as soon as possible. This program was also intended to both ensure a closer alignment between long-term compensation and performance, and reduce the dilutive impact to stockholders of service vested equity grants.

During 2006 and 2007, the timing of equity award vesting was determined by performance on two measures: earnings per share and return on assets. For 2006 and 2007 performance, the committee and the board elected to award only performance accelerated restricted stock. If the performance targets were met, the awards would vest in three years; if not, the awards would vest in five years. The performance targets for 2006 and 2007 were not met.

When initially setting incentive awards granted in January 2008 for performance in 2007, the committee determined that the incentive awards would be made in the form of cash (50%) and performance-accelerated restricted stock awards (50%). The committee also determined that the timing of vesting for these restricted stock awards would be based on one performance measure: earnings per share for 2008. The awards would vest in approximately three years if the performance target was met and in five years if it was not met. The 2008 performance measure was not met so these awards will vest in 2013.

When setting incentive awards to be granted in 2009 for performance in 2008, the committee determined that awards would be made in the form of cash and restricted stock awards. These restricted stock awards will vest in three years. The committee also determined that in order to more closely align the interest of employees with those of our stockholders, the committee approved a one-time grant of stock options to employees which will vest in three years.

The committee developed guidelines, set forth below, in awarding equity based compensation:

•	To promote closer alignment between long-term compensation and performance, equity awards will be performance based.

•	The amount of shares available for awards to employees should equal a target maximum percentage consistent with comparable group medians (in most situations) and should not exceed 12-13%.

•	Awards in any given year (absent unusual circumstances) should not exceed 1.5% of the issued and outstanding shares of our common stock.

•	Outstanding awards of restricted stock (absent unusual circumstances) should not exceed 5% of the issued and outstanding shares of our common stock.

•	As part of its philosophy, the committee is opposed to equity plans that contain evergreen features (automatic yearly increases of shares covered by the plan) or permit repricing of previously granted awards.

For 2008, no incentive compensation awards (whether in the form of cash, restricted stock or options) were made to the members of the executive officer group (15 people).

Variable Performance-Based Pay as a Percentage of Potential Compensation

We place great emphasis on variable performance-based compensation. However, because no incentive awards were made to executive officers for 2008, none of their 2008 compensation was variable-performance based.

Severance Arrangements

None of our named executive officers has any arrangement that provides for payment of severance payments except as may be provided in their employment or transitional employment agreements discussed below, under the captions “Employment Agreements” and “Transitional Employment Agreements”. We do offer a severance program in which all eligible employees participate that does not discriminate in favor of the senior officers, including the named executive officers. Severance arrangements are subject to the CPP executive compensation rules described under “Participation in the Capital Purchase Program” above.

Employment Agreements and Transitional Employment Agreements

When reviewing compensation matters and developing compensation packages for executive officers during 2008, the committee takes into consideration that the Company and certain of its subsidiaries have entered into an employment agreements with Messrs. Giancola and Fritz and transitional employment agreements with each of the other named executive officers and certain other officers. For a discussion of these agreements, “Executive Compensation” as described under “Participation in Capital Program” above, “Employment Agreements” and “Transitional Employment Agreements”. Under our employment agreements and our transitional employment agreements with the other named executive officers, the executive officers are entitled to receive certain payments upon a change-in-control. Our stock plan provides that upon a change in control (as defined in the plan) all unvested stock options and restricted stock awards shall immediately become vested. For a discussion of post-employment termination payments, see “Executive Compensation” as described under “Participation in Capital Program” above and “Potential Payments Upon Termination of Employment or Change-in-Control.”

Supplemental Executive Retirement Plan and Retirement Benefits

The committee also considers that we have implemented a supplemental executive retirement plan, the SERP, for the purpose of providing retirement benefits to certain officers of the Company and its subsidiaries. The annual retirement benefit available under the SERP is calculated to range from 20% to 35% of final salary (as defined in the SERP agreement) at normal retirement age of 65 and is payable over 15 years. For a further discussion of the SERP, see “Supplemental Executive Retirement Plan”. The amounts accrued for the benefit of the named executive officers for 2008 are set out in column (h) of the “Summary Compensation Table”.

401(k) Plan

We offer a 401(k) salary reduction plan to almost all of our employees under which participants may elect to make tax deferred contributions. We contribute 1% more than the employee’s contribution up to a maximum of 5% (e.g., if the employee contributes 3% of his salary, we contribute an amount equal to 4% of the employee’s salary). The amounts contributed to the plan for the benefit of the named executive officers for 2008 are set out in column (i) of the “Summary Compensation Table”.

Employee Stock Purchase Plan

The board of directors, based upon a recommendation from the compensation committee, approved the Midwest Employee Stock Purchase Plan in 2008. The plan is offered to employees in order to encourage and facilitate the purchase of shares of Company common stock by our employees by offering shares at a discount to the market price. Employees will be permitted to purchase the common stock through accumulated payroll deductions. We believe that the acquisition of shares of our common stock by employees allows us to offer additional incentives to existing employees and to attract and retain key personnel.

Additional Benefits

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. In addition, certain executive officers receive certain other additional perquisites that are described in column (i) of the Summary Compensation Table. The committee requested that Midwest disclose all perquisites provided to the executives shown in the table even if the perquisites fall below the disclosure thresholds under SEC rules.

Incentive Compensation Plan CPP Risk Assessment

The CPP executive compensation rules require that Midwest’s compensation committee, within 90 days following the December 5, 2008 (the closing of Midwest’s participation in the CPP), perform a review of Midwest’s incentive compensation programs with Midwest’s senior risk officers to ensure that the programs do not encourage the senior executive officers subject to the CPP executive compensation rules to take unnecessary or excessive risk that threaten the value of Midwest.

Midwest’s only incentive compensation program available to its executive officer group (15 people in total) is its management incentive plan. Cash and restricted stock awards have been made to the plan participants in 2005, 2006 and 2007 based upon their performance and that of Midwest. In 2008, no awards were made under the plan to the members of the executive officer group. The 2009 plan provides that no payments will be made to the chief executive officer or any other executive officer group member unless earnings exceed targeted earnings per share. If earnings exceed targeted earnings per share, incentives will be paid on a graduated percentage of excess earnings not to exceed an amount equal to 75% of the management incentive plan’s customary target payout level.

The compensation committee met with Midwest’s senior risk officers in February 2009 to identify any features of the Midwest’s incentive compensation plan that would encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of Midwest.

The compensation committee reviewed the incentive compensation plan design features as part of its assessment. The features that were reviewed included the “mix” of salary and incentive compensation, the incentive compensation performance measures themselves, the relationship between the performance measures and the corresponding incentive payouts and the use of equity in incentive awards.

With respect to the plan, the committee believed that incentive goals (earnings per share, core deposit growth and fee income growth) had been set at achievable, yet challenging, levels. The committee also concluded that the payment of a portion of the incentives in cash was appropriate and consistent with past practices and market practice. The committee also noted that it had exercised downward discretion for incentive payments on an informal basis for 2008 as the committee deemed appropriate based on the circumstances.

With respect to the features of Midwest’s long-term incentive plan, the compensation committee concluded that the “mix” of restricted stock unit awards and stock options was appropriate since there are advantages and disadvantages to every form of equity award. The committee also concluded that the earnings target was in the best long-term interests of stockholders, and that it did not encourage senior executive officers to take unnecessary or excessive risks through short-term actions that could influence stock price.

The committee concluded that none of the features of the management incentive plan encourages executive officers to take unnecessary and excessive risks that could threaten Midwest’s value. The committee intends to undertake this review at least twice a year.

Compensation Policies

Set forth below is a discussion of other policies that impact our compensation decisions.

Internal Pay Equity

We believe that internal equity is an important factor to be considered in establishing compensation for the officers. We have not established a policy regarding the ratio of total compensation of the chief executive officer to that of the other officers, but we do review compensation levels to ensure that appropriate equity exists. We intend to continue to review internal compensation equity and may adopt a formal policy in the future if we deem such a policy to be appropriate.

The Tax Deductibility of Compensation Should be Maximized Where Appropriate

Midwest generally seeks to maximize the deductibility for tax purposes of all elements of compensation. Section 162(m) of the Internal Revenue Code, the Code, generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million. We review compensation plans in light of applicable tax provisions, including Section 162(m) and Section 409A of the Code, and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the best interests of Midwest.

The committee will continue to evaluate the impact of Section 162(m) and Section 409A and to consider compensation policies and programs appropriate for an organization of the Company’s size and history in an effort to address the potential impact. The committee may determine that it is appropriate to continue to compensate an executive above the 162(m) limit for various reasons, including in circumstances of outstanding corporate or executive achievement.

As a result of our participation in CPP, we agreed to be subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance based compensation, to $500,000 per executive with respect to any taxable year during which the U.S. Treasury retains its investment in Midwest. CPP executive compensation rules provide for application of the $500,000 limitation on a pro rata basis with respect to calendar years during which the U.S. Treasury held its investment for less than the full year, as was the case in 2008 when the U.S. Treasury held the investment for less than one month.

When our board of directors determined to participate in CPP, it was aware of, factored into its analysis and agreed to, the potential increased after-tax cost of our executive compensation program that would arise because of the $500,000 deduction limitation. As a result, while the committee will remain mindful of the deduction limitation, it has concluded that the $500,000 deduction limitation will not be a significant factor in its decision-making with respect to the compensation of our executive officers.

Financial Restatement

It is the board of directors’ policy that the compensation committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

In addition, under the CPP we must condition the payment of bonus and incentive compensation paid to the senior executive officers based on financial statements or financial performance to repayment if such financial statements or performance figures later prove to be materially inaccurate. ARRA expands this rule so that it applies to the five senior executive officers and the next twenty highest paid employees.

Timing of Stock Option Grants and Restricted Stock Awards

Midwest has adopted a policy on stock option grants and restricted stock awards that includes the following provisions relating to the timing of the award:

•	Except for inducement grants for new executives, we determined all restricted stock awards and stock option grants at a compensation committee meeting held during the first quarter of 2009.

•	Midwest executives do not have any role in selecting the grant date.

•	The grant date of the stock options and restricted stock is always the date of approval of the grants (unless a later date is determined by the committee).

Summary Compensation Table

The following table discloses information concerning the compensation of the named executive officers during the years ending December 31, 2008, 2007 and 2006.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary		Awards	Awards	Compensation	Earnings	Compensation	Total
Position(s)	Year(b)	($)(c)	Bonus ($)(d)	($)(e)(1)	($)(f)(2)	($)(g)(3)	(4)(h)	($)(f)(4)	($)(j)

J.J. Fritz(5)	2008	$331,500	$—	$86,021	$—	$—	$402,908	$81,700	$902,129
President and Chief	2007	315,000	—	809,994	—	64,981	115,497	81,174	1,386,646
Operating Officer,	2006	144,231	—	400,863	—	132,000	—	21,163	698,257
Midwest Bank
JoAnn Sannasardo Lilek(6)	2008	253,846	—	47,375	—	—	17,489	1,285	319,995
Executive Vice President	2007	—	—	—	—	—	—	—	—
and Chief Financial Officer	2006	—	—	—	—	—	—	—	—
Brogan M. Ptacin(5)	2008	243,952	—	147,374	—	—	20,631	40,684	452,641
Executive Vice	2007	225,750	—	146,942	—	55,000	25,830	41,061	494,583
President, Midwest Bank	2006	103,365	—	111,250	—	55,000	—	12,381	281,996
Kelly J. O’Keeffe(5)	2008	234,216	—	139,196	—	—	38,059	40,418	541,889
Executive Vice	2007	223,063	—	136,943	—	40,000	25,830	43,410	469,246
President, Midwest Bank	2006	103,365	—	111,250	—	45,000	—	11,668	271,283
Sheldon Bernstein	2008	212,003	—	24,465	3,143	—	66,499	19,856	325,966
Executive Vice	2007	203,849	—	26,937	3,143	35,000	59,564	16,244	344,737
President, Midwest Bank	2006	194,142	—	16,192	5,500	45,000	53,218	75,158	389,210
James J. Giancola*	2008	601,500	—	842,439	—	—	222,170	483,210	2,149,319
Former President and	2007	585,000	—	859,256	—	129,960	245,870	119,546	1,939,632
Chief Executive Officer	2006	560,000	—	921,265	—	250,000	218,871	86,158	2,036,294
Daniel R. Kadolph*	2008	109,184	—	8,225	786	—	8,110	155,150	281,455
Former Executive Vice	2007	181,563	—	22,216	1,571	20,000	14,571	16,276	256,197
President and Chief	2006	164,460	—	12,953	2,750	25,000	13,052	75,880	294,095
Financial Officer

*	Mr. Giancola served as president and chief executive officer of Midwest during 2008. Mr. Fritz replaced him in these positions on January 29, 2009. Mr. Kadolph served as executive vice president and chief financial officer until February 12, 2008. He served as executive vice president and chief administrative officer until July 7, 2008. Payments made to Mr. Kadolph reflect his compensation through July 7, 2008 and his severance payments thereafter.

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R) of restricted stock awards and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 20 — Stock Compensation and Restricted Stock Awards to our audited financial statements for the fiscal year ended December 31, 2008, included in our annual report on Form 10-K filed with the SEC on March 11, 2009.

(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R), of stock option awards and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in Note 20 — Stock Compensation and Restricted Stock Awards to our audited financial statements for the year ended December 31, 2008, included in our annual report on Form 10-K with the SEC on March 11, 2009.

(3)	The amounts in column (g) reflect the cash awards to the named individuals under our management incentive compensation plan, which is discussed in further detail under the heading “Annual Management Incentive Compensation Program” above.

(4)	The following tables provide information related to column (i) — All Other Compensation (automobile allowance, club membership fees, matching contributions to our 401(k) plan, health club, and insurance expenses (long-term disability).

	2008
	Auto			Restricted Stock
	Allowance	Club Fees	401(k)	Dividends	Health Club	Insurance	Other

J. J. Fritz	$7,455	$19,470	$16,575	$28,122	$1,416	$—	$8,662
JoAnn Sannasardo Lilek	—	—	635	650	—	—	—
Brogan M. Ptacin	1,750	10,436	12,198	14,920	1,380	—	—
Kelly J. O’Keeffe	2,475	9,989	11,711	13,863	1,380	—	1,000
Sheldon Bernstein	4,749	—	10,600	3,278	300	929	—
James J. Giancola	2,633	6,875	21,515	36,088	300	—	415,799	*
Daniel R. Kadolph	2,269	—	5,459	2,354	300	474	144,294

	2007
	Auto			Restricted Stock
	Allowance	Club Fees	401(k)	Dividends	Health Club	Insurance	Other

J. J. Fritz	$6,918	$22,242	$15,750	$33,540	$1,224	$—	$1,500
JoAnn Sannasardo Lilek	—	—	—	—	—	—	—
Brogan M. Ptacin	1,878	9,846	11,288	16,749	1,300	—	—
Kelly J. O’Keeffe	3,135	11,565	11,153	16,257	1,300	—	—
Sheldon Bernstein	3,191	—	10,192	1,632	300	929	—
James J. Giancola	2,562	39,200	21,350	54,634	300	—	1,500
Daniel R. Kadolph	5,383	—	7,888	1,861	300	844	—

	2006
	Auto			Restricted Stock
	Allowance	Club Fees	401(k)	Dividends	Health Club	Insurance	Other

J. J. Fritz	$4,988	$1,064	$—	$7,211	$7,800	$100	$—
JoAnn Sannasardo Lilek	—	—	—	—	—	—	—
Brogan M. Ptacin	989	2,737	—	4,755	3,900	—	—
Kelly J. O’Keeffe	1,450	1,150	—	5,168	3,900	—	—
Sheldon Bernstein	3,239	—	60,855	8,656	1,250	300	858
James J. Giancola	2,616	2,910	—	20,592	59,740	300	—
Daniel R. Kadolph	4,600	—	61,250	7,939	1,000	300	791

*	Midwest has determined it made an error in the original W-2 reporting for James J. Giancola relating to restricted stock awards vesting in 2005, 2006 and 2007. It failed to include income related to the vesting of restricted stock in Mr. Giancola’s W-2s which resulted in the failure to report non-cash income that should have been included in the W-2s. Due to these reporting failures, Midwest did not withhold sufficient funds from Mr. Giancola’s compensation or pay such funds as withholding to federal and state taxing authorities, which have now been paid. Midwest has paid $415,799 to Mr. Giancola to settle this matter.

**	In 2006, we amended our officers’ personal day policy (which had allowed officers to accumulate their personal days and to be paid for them upon termination of the officer’s employment). As part of these revisions, we distributed the funds accrued under the plan to the officer participants.

(5)	2006 compensation was from July 1, 2006 to December 31, 2006. Mr. Fritz’s compensation in column (h) reflects the fact that he vested in his SERP during 2008.

(6)	2008 compensation was from March 17, 2008 to December 31, 2008.

Grants of Plan-Based Awards

The following table presents information relating to non-stock grants of incentive plan awards, stock based incentive plan awards and awards of options, restricted stock and similar instruments under plans that are performance based which were granted in 2008.

The table also shows the equity based compensation awards granted in 2008 that are not performance based where the payout or future value is tied to the Company’s stock price and not to other performance criteria. We did not grant any stock options to the named executive officers during 2008.

The awards described below (f) — (h) were made in 2008 based upon 2007 performance. No awards were made for 2008 performance.

											Grant
								All Other	All Other		Date
								Stock	Option		Fair
								Awards:	Awards:	Exercise	Value of
								Number of	Number of	or Base	Stock
								Shares of	Securities	Price of	and
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name(a)	Date(b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	(#)(i)	(#)(j)	($/Sh)(k)	(l)

J. J. Fritz	3/10/08	$—	$—	$232,050	$—	$—	$—	—	—	—	—
JoAnn Sannasardo Lilek	3/10/08	—	75,900	132,000	—	54,214	94,286	—	—	—	—
Brogan M. Ptacin	3/10/08	—	61,410	106,800	—	43,864	76,286	—	—	—	—
Kelly J. O’Keeffe	3/10/08	—	53,870	93,687	—	38,479	66,919	—	—	—	—
Sheldon Bernstein	3/10/08	—	48,761	84,801	—	34,829	60,572	—	—	—	—
James J. Giancola	3/10/08	—	—	421,050	—	—	—	—	—	—	—

(1)	Amounts in columns (c)-(e) represent possible payouts under the incentive plan for 2008 while shares listed in columns (f)-(h) represent restricted stock awards under the incentive plan awarded in 2008 for 2007 performance. For a discussion of our incentive plan awards, see “Annual Management Incentive Compensation Program.”

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes for each named executive officer the information regarding outstanding stock and option awards at December 31, 2008.

						Stock Awards
										Equity
										Incentive
									Equity	Plan
	Option Awards								Incentive	Awards:
			Equity						Plan	Market or
			Incentive						Awards:	Payout
			Plan						Number of	Value of
			Awards:					Market	Unearned	Unearned
	Number of	Number of	Number of			Number of		Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or		Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of		Units of	Other	Other Rights
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That		Stock that	Rights that	That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Options	Price ($)	Date	Vested (#)		Vested ($)	Vested (#)	Vested ($)
Name(s)	(b)	(c)(2)	(#)(d)	(e)	(f)	(g)(2)		(h)(1)	(i)	(j)

J. J. Fritz	—	—	—	—	—	11,902	(3)	16,663	—	—
J. J. Fritz	—	—	—	—	—	6,000	(3)	8,400	—	—
J. J. Fritz	—	—	—	—	—	9,163	(3)	12,828	—	—
JoAnn Sannasardo Lilek	—	—	—	—	—	5,000	(4)	7,000	—	—
Brogan M. Ptacin	—	—	—	—	—	30,000	(5)	42,000	—	—
Brogan M. Ptacin	—	—	—	—	—	2,947	(5)	4,126	—	—
Brogan M. Ptacin	—	—	—	—	—	7,964	(5)	11,150	—	—
Kelly J. O’Keeffe	—	—	—	—	—	30,000	(6)	42,000	—	—
Kelly J. O’Keeffe	—	—	—	—	—	1,684	(6)	2,358	—	—
Kelly J. O’Keeffe	—	—	—	—	—	5,792	(6)	8,109	—	—
Sheldon Bernstein	3,000	—	—	10.75	4/14/09	—		—	—	—

						Stock Awards
										Equity
										Incentive
									Equity	Plan
	Option Awards								Incentive	Awards:
			Equity						Plan	Market or
			Incentive						Awards:	Payout
			Plan						Number of	Value of
			Awards:					Market	Unearned	Unearned
	Number of	Number of	Number of			Number of		Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or		Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of		Units of	Other	Other Rights
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That		Stock that	Rights that	That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Options	Price ($)	Date	Vested (#)		Vested ($)	Vested (#)	Vested ($)
Name(s)	(b)	(c)(2)	(#)(d)	(e)	(f)	(g)(2)		(h)(1)	(i)	(j)

Sheldon Bernstein	5,928	—	—	9.09	1/28/10	—		—	—	—
Sheldon Bernstein	15,000	—	—	8.83	8/2/10	—		—	—	—
Sheldon Bernstein	15,000	—	—	10.21	3/29/11	—		—	—	—
Sheldon Bernstein	15,000	—	—	14.90	3/27/12	—		—	—	—
Sheldon Bernstein	5,000	—	—	22.03	7/1/14	—		—	—	—
Sheldon Bernstein	—	4,000	—	19.43	7/1/15	—		—	—	—
Sheldon Bernstein	—	—	—	—	—	2,500	(7)	3,500	—	—
Sheldon Bernstein	—	—	—	—	—	2,526	(7)	3,536	—	—
Sheldon Bernstein	—	—	—	—	—	5,068	(7)	7,095	—	—
James J. Giancola	—	—	—	—	—	30,000	(8)	42,000	—	—
James J. Giancola	—	—	—	—	—	29,316	(8)	41,042	—	—
James J. Giancola	—	—	—	—	—	11,000	(8)	15,400	—	—
James J. Giancola	—	—	—	—	—	18,326	(8)	25,656	—	—

(1)	Market values are based on the closing price of our common stock ($1.40) on December 31, 2008 (the last trading day of 2008) as reported by Nasdaq.

(2)	Unvested options and restricted stock awards vest following a change-in-control.

(3)	11,902 shares vest on July 1, 2011; 6,000 shares vest on December 29, 2011 and 9,163 shares vest on January 28, 2013.

(4)	5,000 shares vested on March 17, 2009.

(5)	30,000 shares vest on July 1, 2011; 2,947 shares vest on December 29, 2011 and 7,964 shares vest on January 28, 2013.

(6)	30,000 shares vest on July 1, 2011; 1,684 shares vest on December 29, 2011 and 5,792 shares vest on January 28, 2013.

(7)	2,500 shares vest on July 1, 2010; 2,526 shares vest on December 29, 2011 and 5,068 shares will vest on January 28, 2013.

(8)	30,000 shares vested on January 1, 2009. The remaining shares will be forfeited on March 30, 2009 when Mr. Giancola’s employment with Midwest ends.

Option Exercises and Stock Vested in Last Fiscal Year

The following table summarizes for each named executive officer the number of shares acquired and amounts received upon exercise of options and vesting of restricted stock for the year ended December 31, 2008.

Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)
Name(a)	(b)	(c)(1)	(d)	(e)(2)

J. J. Fritz	—	—	—	—
JoAnn Sannasardo Lilek	—	—	—	—
Brogan M. Ptacin	—	—	—	—
Kelly O’Keeffe	—	—	—	—
Sheldon Bernstein	—	—	—	—
James J. Giancola	—	—	30,000	360,000
Daniel R. Kadolph	—	—	—	—

(1)	The amount represents the aggregate amount realized determined by subtracting the exercise price of the options from the market price on the date the options were exercised.

(2)	The amount represents the aggregate amount realized determined by multiplying the number of shares by the market value as of the vesting date.

Pension Benefits Table

The following table sets forth for each named executive officer the specified years of credited service and the estimated present value of accumulated benefits under our supplemental executive retirement plan. The benefits information regarding the supplemental executive retirement plans can be found under the heading “Supplemental Executive Retirement Plan” below.

		Number of Years	Present Value of	Payments During
	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year
Name(a)	(b)	(#)(c)	($)(d)	($)(e)

J. J. Fritz	SERP	3	571,385	—
JoAnn Sannasardo Lilek	SERP	—	17,489	—
Brogan M. Ptacin	SERP	3	58,310	—
Kelly O’Keefe	SERP	3	75,738	—
Sheldon Bernstein	SERP	8	441,477
James J. Giancola(1)	SERP	4	686,911	—
Daniel R. Kadolph(2)	SERP	8	—	—

(1)	Mr. Giancola’s employment with Midwest ended on March 30, 2009. Under the terms of his SERP, he is entitled to receive a yearly early retirement benefit of $105,263 for 15 years.

(2)	Mr. Kadolph’s employment with Midwest ended on July 7, 2008. He is fully vested in the early termination benefit under his SERP.

Nonqualified Deferred Compensation

The named executive officers did not receive any non-tax qualified deferred compensation that Midwest is obligated to pay during 2008.

Equity Compensation Plan Information as of December 31, 2008

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants,	Options, Warrants,	Reflected in
Plan Category	and Rights	and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	959,272	15.50	1,881,507
Equity compensation plans not approved by security holders	30,000	18.71	—
Total	989,272	15.60	1,881,507

(1)	The Company’s Stock and Incentive Plan permits 3,900,000 shares for issuance as either incentive stock options, nonqualified stock options, or restricted shares. As of December 31, 2008, 980,516 options were exercised.

Employment Agreements

Employment Agreement with Roberto R. Herencia.  Effective May 15, 2009, Mr. Herencia was appointed president and chief executive officer of Midwest and the Bank as well as to the board of directors of Midwest and the Bank. At that time, Mr. Fritz, the then-current president and chief executive officer of Midwest and the Bank, became senior executive vice president of Midwest.

Mr. Herencia entered into an employment agreement with Midwest and the Bank, pursuant to which he receives a base salary of $500,000 per year. Upon the termination of Mr. Herencia’s employment, he will be entitled to (i) payment of any earned but unpaid base salary accrued through and including the date of termination; (ii) payment of any earned but unpaid annual bonus from a prior fiscal year, (iii) payment of accrued paid time off; (iv) reimbursement of any unreimbursed business expenses, incurred prior to the date of termination, plus (v) any vested benefits accrued under Midwest’s employee benefits through the date of termination (collectively (i)-(v) being the “Accrued Compensation”).

Mr. Herencia may terminate his agreement for good reason (as defined in the agreement). If Mr. Herencia is terminated without cause or terminates his employment for good reason, he shall, in addition to his Accrued Compensation, be entitled to his base salary for a period of twelve months following the date of termination, plus continuation of medical, dental and vision coverage at active employee rates for that same period. In addition, he shall become fully vested in certain restricted stock awards outstanding at that time as contemplated by the agreement (the “RSA Award”). To the extent that Section 111 of EESA and the rules and regulations promulgated thereunder as amended by Section 7001 of ARRA and the rules and regulations to be promulgated thereunder limit Midwest’s ability to pay such payments and benefits or to allow the vesting of the RSA Award, such payments and benefits will be paid and/or provided (and the RSA Award will vest) at such time as they are permitted under EESA and ARRA.

Mr. Herencia has agreed that for a one-year period following the termination of his employment, he will not solicit employees of Midwest or customers of Midwest.

Employment Agreement with J. J. Fritz.  On May 6, 2009, the Company announced that J.J. Fritz, the Company’s then-current president and chief executive officer of the Company and the Bank, would become senior executive vice president of the Company on May 15, 2009. Additionally, Mr. Fritz resigned as a director of the Company and the Bank effective May 15, 2009. Also, on May 15, 2009, the Company entered into a new employment agreement with Mr. Fritz terminating his old agreement.

Under the new agreement, Mr. Fritz will receive a base salary of $331,500 per year until May 14, 2012. His base salary did not change. His old agreement terminated on November 1, 2010 and provided him with an option at that date to receive a lump-sum payment equal to one year’s base salary.

As provided in his old agreement, the new agreement requires the Company to provide Company-paid health insurance coverage, to be no less comprehensive than the health insurance coverage provided to all other employees, for Mr. Fritz and his spouse until such time as he and his spouse reach age sixty-five or such later date as necessary for Medicare eligibility.

In the event that Mr. Fritz’s employment is terminated by the Company prior to May 14, 2012, unless such termination by the Company is for cause (as defined in the agreement), Mr. Fritz shall continue to receive the compensation and benefits as provided in the agreement until May 14, 2012. In the event Mr. Fritz is terminated for cause or he terminates his employment for any reason, the Company shall have no obligation to make any payment to him under the agreement other than an amount equal to his base salary on a prorated basis to the date of termination.

Mr. Fritz has agreed to comply with certain non-solicitation and non-compete provisions for a one-year period from the last day on which he receives a timely payment of his base salary (the “Restriction Period”).

Because of the Company’s participation in the EESA Programs, Mr. Fritz and the Company have agreed to amend the agreement if, and as may be, required by the regulatory guidance issued pursuant to the EESA and the ARRA. In this regard, the agreement, as amended, shall impose the minimum level of limitations on payments under the agreement as are required to permit the Company to comply with the limitations on executive compensation under the EESA Programs.

If any amounts or benefits due or payable pursuant to the agreement are not payable during the period the Company participates in the EESA Programs, the Company’s obligations, absent such restrictions, shall continue, and all payments and benefits which would otherwise have been paid or provided shall be immediately paid and provided as soon as legally permissible. The Company, however, shall not be obligated to make such payments or provide such benefits if it is prohibited from doing so by EESA or ARRA or the rules and regulations issued, or to be issued, thereunder.

Agreement with JoAnn Sannasardo Lilek.  On February 15, 2008, Midwest announced that JoAnn S. Lilek had been appointed to serve as executive vice president and chief financial officer of the Company effective March 17, 2008. Ms. Lilek has entered into a letter agreement with Midwest concerning the terms of her employment which provide that: (i) her salary will be $330,000 per year for 2008; (ii) she will receive an award of 5,000 restricted shares of Company common stock which vested on March 17, 2009 because she was still employed by Midwest; (iii) she will be eligible to participate in Midwest’s management incentive plan and stock and incentive plan; and (iv) she will be eligible to receive one year of severance if she is terminated without cause. The Company has entered into a Transitional Employment Agreement with Ms. Lilek and she will participate in Midwest’s supplemental executive retirement plan

Transitional Employment Agreements

The Company and certain subsidiaries of the Company have entered into separate transitional employment agreements with certain of the named executive officers (Ms. Lilek and Messrs. Ptacin, O’Keeffe and Bernstein) and certain other officers of the Company’s subsidiaries. The agreements are designed to mitigate the impact of change-in-control transactions on the performance of key officers and executives.

In the event of a “change-in-control” (generally, the acquisition of 50% or more of the fair market value of our stock or our voting power, the change in a majority of the members of our board of directors under certain circumstances or the sale of more than 50% of the assets of the Company or the relevant subsidiary), the agreements require the Company, the relevant subsidiary or any successor, as the case may be, to continue the employment of the affected officers for either 12 or 24 months in their respective positions and at their respective salaries (including the payment of directors’ fees, if any) with the right to participate in new or continuing incentive, benefit and other plans.

In the event the employment of an officer is terminated by (1) the officer for “good reason” during one to two years following the change-in-control (e.g., a material reduction in salary, a material diminution in authority, duties or responsibility, or a material change in the geographic location at which the employee performs services) (subject to the requirement that certain officers must wait 90 days following the initial existence of one of the good reason conditions to exercise such right of termination), or (2) by an acquiror for any reason other than death, disability or cause, the acquiror is obligated to continue the affected officer’s salary (including the payment of directors’ fees, if any) for 12 or 24 months after the termination of employment and the affected officer is prohibited from soliciting customers and employees of the Company for 12 months or 24 months, respectively.

Supplemental Executive Retirement Plan

The Company has implemented a supplemental executive retirement plan, the SERP, for the purpose of providing certain retirement benefits to those executive and other corporate officers of the Company and its subsidiaries approved by the board of directors.

The annual retirement benefit available under the SERP is calculated to range from 20% to 35% of final salary (as defined in the SERP agreement) at normal retirement age of 65 and is payable over 15 years. Benefits are payable in various forms in the event of normal retirement, early retirement, death, disability, and separation from service, subject to certain conditions defined in the plan. The SERP also provides for the payment of certain death benefits. The SERP also provides for lump sum payment of the present value of a percentage of SERP benefits if employment is terminated following a change-in-control.

All of the named executive officers participate in the SERP. In addition, 35 other officers also participate in the SERP. For information relating to the amounts we contributed to the SERPs in 2008 for the named executive officers, see column (h) in the Summary Compensation Table.

Potential Payments Upon Termination of Employment or Change-in-Control

The tables below in this section reflect the amount of compensation to each of our named executive officers as of December 31, 2008 in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, early retirement, involuntary not-for-cause termination, termination for cause, termination following a change-in-control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2008 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	Non-equity incentive compensation earned under our management incentive compensation;

•	Amounts contributed under our 401(k) plan;

•	Unused earned vacation; and

•	Amounts accrued and vested through the officer’s SERP. No benefit is paid if employment is terminated for cause.

If Mr. Fritz’s employment is terminated by the Company without cause prior to November 1, 2010, he will receive his base salary and incentive compensation for a period of three years.

Payments Made Upon Retirement

In the event of retirement of a named executive, in addition to earned non-equity incentive compensation, 401(k) contributions and unused vacation, he or she will receive the following amounts.

•	All stock options fully vest and must be exercised within one year from the date of normal retirement (age 65). Options must be exercised within three months from date of early retirement (age 55).

•	At normal retirement all outstanding restrictions are lifted on performance accelerated restricted stock. Outstanding restricted shares are forfeited if executive retires before age 65.

•	At normal retirement, a percentage of final salary as defined by the executive’s SERP is paid in monthly installments over fifteen years. An amount equal to an increasing percentage of the executive’s normal benefit amount is paid at early retirement beginning at age 60 (50% at age 60, 60% at age 61, 70% at age 62, 80% at age 63, and 90% at age 64).

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive, in addition to earned non-equity incentive compensation, 401(k) contributions and unused vacation, he or she will receive the following amounts.

•	All stock options fully vest and must be exercised within one year.

•	All outstanding restrictions are lifted on performance accelerated restricted stock and the shares fully vest.

•	If the executive terminates employment due to a disability, a percentage of current salary as defined by the executive’s SERP is paid in monthly installments over fifteen years beginning the month following the executive’s 65th birthday.

•	Under the SERP, if the executive dies while in active service death benefits will be provided by way of a compensatory split-dollar life insurance arrangement in an amount equal to the age 65 accrual balance. If the executive dies during payment of a benefit the remaining benefits will be paid to the executive’s beneficiary. If the executive dies after termination of employment but before the benefit starts, the beneficiary will be paid the same benefits that the executive was entitled to prior to death.

In the event of Mr. Fritz’s death, his estate will continue to receive his base salary for 90 days along with employer paid health insurance coverage for his spouse through age 65.

Payments Made Upon a Change-in-Control

We have entered into employment agreements or transitional employment agreements with each named executive officer. If an executive’s employment is terminated following a change-in-control or the executive terminates his employment in certain circumstances defined in the agreement, in addition to earned non-equity incentive compensation, 401(k) contributions and unused vacation, he will receive the following amounts:

•	All stock options fully vest.

•	All outstanding restrictions are lifted on performance accelerated restricted stock and the shares fully vest.

•	Under the SERP, the executive is paid the present value of a percentage of the age 65 projected benefit.

•	The named executives, except Mr. Fritz, have entered into transitional employment agreements which provide for a payment equal to two times annual salary and cash incentive compensation. They are also eligible to continue insurance benefits under COBRA at the employee cost sharing rate for two years.

•	Mr. Fritz’s employment agreement provides a monthly payment equal to 1/12th of his average total annual compensation for the last three years of full time employment payable for a period of 35 months. He is also eligible for employer paid health insurance coverage for himself and his wife through age 65. These payments may not exceed 299% of his base amount (as defined in Section 280G(b)(3) of the Code.

Employment Terminations of Named Executive Officers

Mr. Giancola served as president and chief executive officer of Midwest during 2008. He was replaced by Mr. Fritz on January 29, 2009, and continued as an employee of Midwest until March 30, 2009. A description of the payments made or owed to Mr. Giancola as of his date of termination is contained under the subcaption “Employment Agreement with James J. Giancola” above.

Mr. Kadolph served as executive vice president and chief financial officer of Midwest until February 12, 2008. He served as executive vice president and chief administrative officer of Midwest until July 7, 2008. On August 6, 2008, Midwest and Mr. Kadolph reached an agreement on his severance which provides, among other things, that (1) he will receive 39 weeks of severance for a total of $139,577, plus an additional 13 weeks of severance if he has not found employment at the end of the 39 week period; (2) the Company will pay his monthly COBRA premiums during the severance period; (3) he is fully vested in his early termination benefit under his SERP; (4) he was paid the fair market value (as of July 7, 2008) of his 7,001 unvested shares of restricted stock; and (5) Midwest will pay for tax planning and executive outplacement services for him of up to $17,500 and will transfer title to him of his Company car.

EESA and ARRA

The following tables (and the preceding discussion) do not reflect the limitation on the timing or amount of payments upon departure from Midwest for any reason which may be imposed by the EESA or ARRA.

The following table shows the potential payments upon termination or change of control of Midwest for J. J. Fritz as if such events had occurred on December 31, 2008.

						Involuntary
						for
				Involuntary		Good Reason
				not for	For	Termination
Executive Benefits and	Voluntary	Early	Normal	Cause	Cause	(Change-in-
Payments Upon Separation	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability	Death

Compensation:
Management incentive compensation plan	$—	$—	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	—	N/A	—	—	37,891	37,891	37,891
401(k) plan(2)	69,484	69,484	N/A	69,484	69,484	69,484	69,484	69,484
Retirement plans including SERP(3)	631,049	631,049	N/A	631,049	—	746,174	1,262,099	1,200,847
Health and welfare benefits(4)	—	—	N/A	36,894	—	40,003	2,084	2,084
Disability income(5)	—	—	N/A	—	—	—	413,508	—
Life insurance benefits(6)	—	—	N/A	—	—	—	—	582,875
Excise tax and gross-up	—	—	N/A	—	—	—	—	—
Cash severance	—	—	N/A	994,500	—	1,084,986	—	—
Accrued vacation pay	—	—	N/A	—	—	—	—	—

Total	$700,533	$700,533	N/A	$1,731,927	$69,484	$1,978,538	$1,785,066	$1,893,181

(1)	Reflects the value of all unvested stock option and restricted stock awards shares that would vest.

(2)	Reflects the value of Mr. Fritz’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Mr. Fritz would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Fritz under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Mr. Fritz would be entitled to receive under our disability program. Mr. Fritz would be entitled to receive such benefits until he reaches age 65.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Mr. Fritz’s beneficiaries upon his death.

(7)	Mr. Fritz does not qualify for normal retirement based on his age.

The following table shows the potential payments upon termination or change of control of Midwest for JoAnn Sannasardo Lilek as if such events had occurred on December 31, 2008.

						Involuntary
						for
				Involuntary		Good Reason
				not for		Termination
	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Termination	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability	Death

Compensation:
Management incentive compensation plan	$—	N/A	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	N/A	N/A	—	—	7,000	7,000	7,000
401(k) plan(2)	11,899	N/A	N/A	11,899	11,899	11,899	11,899	11,899
Retirement plans including SERP(3)	—	N/A	N/A	—	—	657,340	760,729	1,636,005
Health and welfare benefits(4)	—	N/A	N/A	—	—	16,885	—	—
Disability income(5)	—	N/A	N/A	—	—	—	676,168	—
Life insurance benefits(6)	—	N/A	N/A	—	—	—	—	660,000
Excise tax and gross-up	—	N/A	N/A	—	—	—	—	—
Cash severance	—	N/A	N/A	330,000	—	660,000	—	—
Accrued vacation pay	—	N/A	N/A	—	—	—	—	—

Total	$11,899	N/A	N/A	$341,899	$11,899	$1,353,124	$1,455,796	$2,314,904

(1)	Reflects the value of all unvested stock option and restricted stock awards shares that would vest.

(2)	Reflects the value of Ms. Lilek’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Ms. Lilek would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Ms. Lilek under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Ms. Lilek would be entitled to receive under our disability program. Ms. Lilek would be entitled to receive such benefits until she reaches age 65.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Ms. Lilek’s beneficiaries upon her death.

(7)	Ms. Lilek does not qualify for either early retirement or normal retirement based on her age.

The following table shows the potential payments upon termination or change of control of Midwest for Brogan M. Ptacin as if such events had occurred on December 31, 2008.

						Involuntary
						for
				Involuntary		Good Reason
Executive Benefits and				not for		Termination
Payments Upon	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Separation	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability	Death

Compensation:
Management incentive compensation plan	$—	N/A	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	N/A	N/A	—	—	57,275	57,275	57,275
401(k) plan(2)	48,628	N/A	N/A	48,628	48,628	48,628	48,628	48,628
Retirement plans including SERP(3)	—	N/A	N/A	—	—	453,776	501,007	1,374,745
Health and welfare benefits(4)	—	N/A	N/A	—	—	25,327	—	—
Disability income(5)	—	N/A	N/A	—	—	—	806,796	—
Life insurance benefits(6)	—	N/A	N/A	—	—	—	—	534,000
Excise tax and gross-up	—	N/A	N/A	—	—	—	—	—
Cash severance	—	N/A	N/A	133,500	—	534,000	—	—
Accrued vacation pay	—	N/A	N/A	—	—	—	—	—

Total	$48,628	N/A	N/A	$182,128	$48,628	$1,119,006	$1,413,706	$2,014,648

(1)	Reflects the value of all unvested stock option and restricted stock awards shares that would vest.

(2)	Reflects the value of Mr. Ptacin’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Mr. Ptacin would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Ptacin under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Mr. Ptacin would be entitled to receive under our disability program. Mr. Ptacin would be entitled to receive such benefits until he reaches age 65.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Mr. Ptacin’s beneficiaries upon his death.

(7)	Mr. Ptacin does not qualify for either early retirement or normal retirement based on his age.

The following table shows the potential payments upon termination or change of control of Midwest for Kelly J. O’Keeffe as if such events had occurred on December 31, 2008.

						Involuntary
						for
				Involuntary		Good Reason
				not for		Termination
Executive Benefits and	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Payments Upon Separation	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability	Death

Compensation:
Management incentive compensation plan	$—	N/A	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	N/A	N/A	—	—	52,466	52,466	52,466
401(k) plan(2)	43,396	N/A	N/A	43,396	43,396	43,396	43,396	43,396
Retirement plans including SERP(3)	—	N/A	N/A	—	—	446,174	439,491	1,303,893
Health and welfare benefits(4)	—	N/A	N/A	—	—	25,309	—	—
Disability income(5)	—	N/A	N/A	—	—	—	806,796	—
Life insurance benefits(6)	—	N/A	N/A	—	—	—	—	468,436
Excise tax and gross-up	—	N/A	N/A	—	—	—	—	—
Cash severance	—	N/A	N/A	117,109	—	468,436	—	—
Accrued vacation pay	—	N/A	N/A	—	—	—	—	—

Total	$43,396	N/A	N/A	$160,505	$43,396	$1,035,781	$1,342,149	$1,868,191

(1)	Reflects the value of all unvested stock option and restricted stock awards shares that would vest.

(2)	Reflects the value of Mr. O’Keeffe’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Mr. O’Keeffe would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. O’Keeffe under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Mr. O’Keeffe would be entitled to receive under our disability program. Mr. O’Keeffe would be entitled to receive such benefits until he reaches age 65.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Mr. O’Keeffe’s beneficiaries upon his death.

(7)	Mr. O’Keeffe does not qualify for either early retirement or normal retirement based on his age.

The following table shows the potential payments upon termination or change of control of Midwest for Sheldon Bernstein as if such events had occurred on December 31, 2008.

						Involuntary
						for
				Involuntary		Good Reason
				not for		Termination
Executive Benefits and	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Payments Upon Separation	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability	Death

Compensation:
Management incentive compensation plan	$—	$—	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	—	N/A	—	—	14,132	14,132	14,132
401(k) plan(2)	274,998	274,998	N/A	274,998	274,998	274,998	274,998	274,998
Retirement plans including SERP(3)	500,759	500,759	N/A	500,759	—	505,741	834,590	738,436
Health and welfare benefits(4)	—	—	N/A	—	—	8,665	—	—
Disability income(5)	—	—	N/A	—	—	—	268,919	—
Life insurance benefits(6)	—	—	N/A	—	—	—	—	424,006
Excise tax and gross-up	—	—	N/A	—	—	—	—	—
Cash severance	—	—	N/A	106,002	—	424,006	—	—
Accrued vacation pay	—	—	N/A	—	—	—	—	—

Total	$775,757	$775,757	N/A	$881,759	$274,998	$1,227,542	$1,392,639	$1,451,572

(1)	Reflects the value of all unvested stock option and restricted stock awards shares that would vest.

(2)	Reflects the value of Mr. Bernstein’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Mr. Bernstein would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Bernstein under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Mr. Bernstein would be entitled to receive under our disability program. Mr. Bernstein would be entitled to receive such benefits until he reaches age 65.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Mr. Bernstein’s beneficiaries upon his death.

(7)	Mr. Bernstein does not qualify for normal retirement based on his age.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 30, 2009, for: (1) those people believed by management to be the beneficial owners of more than 5% of our Common Stock; (2) members of the board of directors of Midwest; and (3) certain executive officers of Midwest. The table includes, with respect to directors, the year in which each became a director of Midwest. The table also sets forth the amount of our Common Stock (and Depositary Shares) and the percent thereof beneficially owned by each director and executive officer and by all executive officers as a group. Ownership information is based upon information furnished by the respective individuals. On December 5, 2008, Midwest completed the sale to the U.S. Treasury of $84.78 million of its non-voting cumulative perpetual preferred shares as part of the Treasury’s Capital Purchase Program, CPP, and issued a warrant to the U.S. Treasury to purchase 4,282,020 shares of Midwest common stock for $2.97 per share. The warrant shares represent approximately 13% of the shares of Common Stock outstanding as of June 30, 2009. The shares of common stock issuable upon the exercise of the warrant are assumed to be outstanding for purposes of determining the percentage of shares beneficially owned by the U.S. Treasury. The U.S. Treasury has no voting rights at this time.

		Shares of
	Director of	Common Stock
	Company	Beneficially		Percent
Name(1)	Since	Owned(2)		of Class

Directors
Percy L. Berger	2008	33,000	(3)	*
Barry I. Forrester	2005	20,000	(4)	*
Robert J. Genetski	2005	17,711	(5)	*
Gerald F. Hartley	2003	65,000	(6)	*
Thomas A. Rosenquist	2006	395,399	(7)(17)	1.42
E. V. Silveri	1983	2,254,287	(8)	8.07
Kenneth Velo	2005	9,202		*
Non-Director, Executive Officers
JoAnn Sannasardo Lilek	—	8,475	(9)	*
Mary C. Ceas	—	31,591	(9)(11)	*
Sheldon Bernstein	—	85,062	(9)(11)(12)	*
J. J. Fritz	—	117,612	(10)	*
Thomas A. Caravello	—	26,355	(9)(11)(17)	*
Bruno P. Costa	—	75,883	(9)(11)	*
Thomas J. Bell, III	—	21,312	(13)	*
Thomas H. Hackett	—	11,445	(9)(11)	*
Stephan L. Markovits	—	44,409	(9)(11)	*
Dennis M. Motyka	—	8,592	(9)(11)	*
Brogan M. Ptacin	—	128,456	(9)(11)(14)	*
Kelly J. O’Keeffe	—	70,677	(9)(11)(15)	*
Jan R. Thiry	—	6,997	(9)(11)	*
Jonathan P. Gilfillan	—	7,500	(9)	*
David Taylor	—	16,240	(9)(16)	*
Midwest Banc Holdings, Inc. 401(k) Plan and Trust		118,223	(11)	*
All directors and executive officers as a group (23 persons)		3,583,428	(18)	12.82%

*	Less than one percent.

(1)	The address of each principal stockholder is 501 West North Avenue, Melrose Park, Illinois 60160.

(2)	Unless otherwise stated below, each person has sole voting and investment power with respect to all such shares.

(3)	Includes 2,000 shares of restricted stock, 1,000 shares of which will vest following the 2009 and 2010 annual meetings, provided, Mr. Berger is still serving as a director and 30,000 shares of restricted stock, which will vest on January 1, 2010, provided Mr. Berger is serving as Chairman of the Board of Directors.

(4)	Includes 11,500 shares held by a trust for which Mr. Forrester acts as trustee and 5,000 shares held in an IRA account for the benefit of Mr. Forrester and 3,500 shares held in an IRA account for the benefit of Mr. Forrester’s spouse.

(5)	Includes 10,671 shares held in an IRA account for the benefit of Dr. Genetski.

(6)	Includes 19,500 shares held in an IRA account for the benefit of Mr. Hartley and 2,000 shares held by trusts for which Mr. Hartley acts as trustee.

(7)	Includes 95,354 shares held by a trust for which Mr. Rosenquist acts as trustee.

(8)	Includes 12,312 shares held by trusts for which Mr. Silveri acts as trustee; 52,074 shares held directly by Mr. Silveri’s spouse; 3,150 shares held by trusts for which Mr. Silveri’s spouse acts as trustee; and 1,307,056 shares held by Go-Tane Service Stations, Inc., a company controlled by Mr. Silveri, and the Go-Tane Pension Plan.

(9)	Includes shares of restricted stock, which will vest on July 1, 2010 as follows: Costa — 2,000 shares; Ceas — 1,000 shares; Bernstein, and Caravello — 2,500 shares each; and Hackett — 1,500 shares. Includes shares of restricted stock, which will vest on July 1, 2011 as follows: O’Keeffe — 30,000 shares and Ptacin — 30,000 shares. Includes shares of restricted stock, which will vest on December 31, 2011 as follows: Costa — 2,526 shares, Ceas — 842 shares, Bernstein — 2,526 shares, Caravello — 2,526 shares, Hackett — 1,684 shares, Motyka — 1,684 shares, O’Keeffe — 1,684 shares, and Ptacin — 2,947 shares. Includes 10,000 shares of restricted stock held by Markovits which will vest on October 1, 2012. Includes shares of restricted stock which will vest on January 28, 2013 as follows: Costa — 4,344 shares; Ceas — 2,896 shares; Bernstein — 5,062 shares; Caravello — 5,068 shares, Hackett — 2,896 shares, Markovits — 2,896 shares, Motyka — 3,620 shares, O’Keeffe — 5,792 shares, Ptacin — 7,964 shares, and Thiry — 2,896 shares. Includes 7,500 shares of restricted stock held by Gilfillan which will vest on July 7, 2013. Includes 10,000 shares of restricted stock held by Taylor which will vest on August 19, 2013. Includes 2,000 shares of restricted stock held by Ceas which will vest on February 23, 2012. Include shares subject to currently exercisable options as follows: Ceas — 20,398 shares; Bernstein — 55,928 shares; Caravello — 4,500 shares; Costa — 58,101 shares; and Hackett — 3,000 shares.

(10)	Includes 11,902 shares of restricted stock which will vest on July 1, 2011, 6,000 shares of restricted stock which will vest on December 29, 2011, 91,163 shares of restricted stock which will vest on January 28, 2013, 1,500 shares held in an IRA account for the benefit of Mr. Fritz, 7,500 shares held by a trust for which Mr. Fritz acts as trustee, and 116 shares held by Mr. Fritz’ spouse.

(11)	Includes shares held in Midwest’s 401(k) Plan as follows: Ceas — 3,540 shares; Bernstein — 1,740 shares; Caravello — 2,678 shares; Costa — 712 shares; Hackett — 2,365 shares; Lilek — 975 shares; Motyka — 1,258 shares; O’Keeffe — 1,372 shares; Thiry — 3,526 shares; and 115,386 shares held by other employees.

(12)	Includes 17,300 shares held by a trust for which Mr. Bernstein acts as trustee.

(13)	Includes 2,000 shares held by trusts for which Mr. Bell acts as trustee.

(14)	Includes 70,613 shares held by a trust for which Mr. Ptacin acts as trustee.

(15)	Includes 25,052 shares held by a trust for which Mr. O’Keeffe acts as trustee and 25,052 shares are pledged as collateral for a borrowing.

(16)	Includes 6,240 shares held by Mr. Taylor’s spouse.

(17)	Includes Depositary Shares are convertible at the holder’s option at any time and at the option of Midwest (if certain conditions are met) five years after the issuance date into the following number of shares of common stock: Mr. Rosenquist — 12,165 shares and Mr. Caravello — 3,333 shares.

(18)	Includes an aggregate 141,937 shares subject to currently exercisable options (which are also included in the totals above) and 136,389 shares (which are also included in the totals above), held in the Company’s 401(k) Plan, for which American Stock Transfer Company, acts as trustee. The trustee under the 401(k) Plan has sole voting and investment power with respect to such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The board of directors has adopted a policy concerning the approval of related party transactions — transactions between the Company and its subsidiaries and our related parties, our directors, officers or principal stockholders, and their respective family members and businesses they control. Except as noted below, any related party transaction may be consummated or may continue only if:

•	the corporate governance and nominating committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy; or

•	the transaction is approved or ratified by a majority of the disinterested, independent members of our board (the “independent directors”); or

•	the transaction involves compensation approved by our compensation committee or the board of directors.

All related party transactions where the amount involved is less than $100,000 may be approved by our chief executive officer and if so approved shall be presented for ratification to the committee or a majority of the independent directors.

All loans to a related party shall be approved by the board of directors of the Bank as required by Regulation O of the Board of Governors of the Federal Reserve System and by a majority of the independent directors. Any loan to a related party: (i) must be made in the ordinary course of business; (ii) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us; and (iii) must not involve more than the normal risk of collectibility or present other unfavorable features.

All related party transactions approved by our chief executive officer must be submitted for ratification by the committee or a majority of the independent directors. All other related party transactions (except loans approved as discussed above) shall be submitted for approval to the committee or a majority of the independent directors. After such approval, management must update the committee and the full board of directors as to any material change to those proposed transactions.

All related party transactions are to be disclosed in our applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934, the Exchange Act, and related rules. Furthermore, all related party transactions shall be disclosed to the audit committee and to the full board of directors.

Some of our executive officers and directors are, and have been during the preceding year, clients of the Bank and some of our executive officers and directors are direct or indirect owners of 10% or more of the equity of entities which are, or have been in the past, clients of the Bank. As such clients, they have had transactions in the ordinary course of business of the Bank, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. At December 31, 2008, the Company’s directors, executive officers, and their business interests had loans outstanding, whose individual aggregate indebtedness to the Bank exceeded $120,000, totaling approximately $47.3 million in the aggregate, which represented 15.5% of total stockholders’ equity as of that date. All such loans were approved in conformity with the guidelines established by bank regulatory agencies. In addition, such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us, and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features.

During 2008, the Company paid $7,500 for subscription to an economic service provided by Dr. Robert J. Genetski.

The Company made payments totaling $1.4 million in 2008 to DiPaolo Company, a company controlled by Angelo DiPaolo, a director of the Company, for construction services described below. The Company also made payments totaling $127,000 for the purchases of bank owned vehicles and services on bank owned vehicles performed by Joe Rizza Ford, a company controlled by Joseph Rizza, a director of the Company (which represented less than 1% of the consolidated gross revenues of these entities).

On December 29, 2005, the Bank entered into a lease for a branch office in Franklin Park, Illinois with Crossings Commercial, LLC, an entity controlled by Angelo DiPaolo. The lease is for fifteen years and provides for annual rental payments of approximately $43,500 on average. However, if another tenant enters into a lease at this facility for a square foot rental less than what the Bank is paying, the annual rental for the Bank will be reduced to this amount.

In the first quarter of 2008, the board of directors (including all of the independent directors) approved an agreement with the DiPaolo Company pursuant to which the DiPaolo Company made repairs at one of the Bank’s branches. The total contract award is $1.5 million. The Company received three other bids for this project. Management, after reviewing all of the bids, concluded that the DiPaolo Company made the best bid for the work.

THE EXCHANGE OFFER

Purpose and Background of the Transaction

As described in greater detail below, we are conducting the Exchange Offer as part of our larger capital plan, which we refer to as our “Capital Plan,” that is designed to increase our common equity capital so that we may withstand continued and potentially more adverse economic conditions and credit scenarios that financial institutions, including larger community banking institutions such as Midwest, currently face and may continue to face in the foreseeable future. Our decision to engage in the Exchange Offer, as well as the other components of our Capital Plan, reflects the adverse effect that the severe downturn in the real estate and housing markets has had on our financial condition and capital base, as well as our assessment of current regulatory expectations of adequate levels of common equity capital. As described further under “How important is the Exchange Offer to the success of the rest of the Capital Plan?”, the Exchange Offer is a critical first step toward achieving the goals of our Capital Plan.

Economic Disruption and Effect on the Company.  Presently, the disruptions in the mortgage, real estate, credit, and housing markets, both locally and nationally, that began in the latter half of 2007 continue to have a major negative impact on real estate and related industries, including residential and commercial real estate development and lending, which has led to a decrease in residential home sales and residential home values, and a decrease in commercial real estate values and declines in the financial condition of borrowers and their cash flows. These disruptions continue to have a significant negative impact on our loan portfolio, resulting in a significant deterioration in credit quality and an increase in loan losses and our allowance for loan losses. For the six months ended June 30, 2009, we expect to report net loan charge-offs of approximately $13.5 million and as of June 30, 2009 expect to report nonaccrual loans equal to 3.7% of total loans. We believe it is likely that the credit quality of our loan portfolio will further deteriorate through the end of 2009. In addition, we have experienced significant impairment charges and have realized losses on investments in government sponsored enterprises as the housing market declined. These events, coupled with taking on increased debt and preferred stock obligations in order to finance our acquisition of Northwest Suburban in October 2007, have negatively impacted our capital base and have left us vulnerable to continuing asset quality deterioration. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition” for a further discussion of our recent financial results.

Regulatory Expectations After the Results of SCAP.  Our decision to engage in the Exchange Offer was also motivated by the results of the Supervisory Capital Assessment Program, or the “SCAP,” which consisted of a review of the capital of the 19 largest U.S. banking institutions by Federal banking regulators. The SCAP was instituted by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC and the Office of the Comptroller of the Currency as part of the implementation of the U.S. Treasury’s Capital Assistance Program, or the “CAP.” Based on the SCAP review, Federal banking regulators determined that 10 of the 19 banking institutions needed to raise additional capital and to submit a capital plan to their Federal banking regulators by June 8, 2009 for their review.

Even though we were not included in the group of 19 banking institutions reviewed under the SCAP, we have closely assessed the announced SCAP results, particularly noting that (1) the SCAP credit loss assumptions applied to regional banking institutions included in the SCAP are based on a more adverse economic and credit scenario and (2) Federal banking regulators are focused on the composition of regulatory capital. Specifically, the regulators have indicated that voting common equity should be the dominant element of Tier 1 capital and have established a 4% Tier 1 common ratio as a threshold for determining capital needs.

Although the SCAP results are not applicable to us, we believe they do express general regulatory expectations. As of March 31, 2009, Midwest remained adequately capitalized based on a ratio of Tier 1 capital to risk-weighted assets of 7.42%, a ratio of total capital to risk-weighted assets of 9.18% and a ratio of Tier 1 capital to average tangible assets of 6.24%. Additionally, the Bank remained well-capitalized as of March 31, 2009. Notwithstanding these capital ratios, we believe an improvement in the composition of our regulatory capital is necessary in order to adequately position us in a continued and potentially more adverse economic and credit scenario. Accordingly, through the Exchange Offer and the other capital enhancement proposals of our Capital Plan, we seek to substantially increase our Tier 1 Common Ratio and TCE. Our Tier 1 Common Ratio and TCE were 1.25% and 2.35%, respectively, as of March 31, 2009, and we expect to report Tier 1 Common Ratio and TCE of 0.33% and 0.12%, respectively, as of June 30, 2009. See “Regulatory Capital Ratios — Non-GAAP Reconciliation of Certain Ratios to Stockholder’s Equity” for a reconciliation of TCE and other ratios and a discussion of our use of non-GAAP financial measures in this document. Our Capital Plan is structured to increase our Tier 1 common equity by up to approximately $214.9 million, to 8.26%, and our TCE by up to approximately $214.9 million, or 8.08%, on a pro forma basis as of March 31, 2009 assuming the High Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” below) is achieved. See “Unaudited Pro Forma Financial Information” for a discussion of our pro forma capital ratios and the significant assumptions that should be taken into consideration in assessing these pro forma ratios.

Our Capital Plan.  This Exchange Offer is a critical component of our Capital Plan that we have adopted in order to, among other things, improve our common equity capital and raise additional capital to enable us to better withstand and respond to adverse market conditions. The principal capital improvement components of the Capital Plan include:

•	effecting this Exchange Offer;

•	seeking an investment by the U.S. Treasury of approximately $137.9 million (based on our June 30, 2009 risk-weighted assets) pursuant to the CAP that would principally be used to exchange our existing Fixed Rate Cumulative Perpetual Preferred Stock, Series T, with an aggregate liquidation preference of $84,784,000 (the “Series T Preferred Stock”), which is currently held by the U.S. Treasury, for another class of mandatorily convertible preferred stock to be issued to the U.S. Treasury under the CAP, and to thereafter convert this new class of preferred stock into shares of Common Stock, subject to regulatory approval;

•	negotiating with our primary lender to restructure $55.0 million of senior debt and $15.0 million of subordinated debt; and

•	engaging in one or more private and/or public offerings of common and/or convertible preferred stock.

In addition, our Capital Plan contemplates a number of additional actions that we have taken or expect to take, such as cost reduction initiatives through reductions in force, salary reductions and other expense control activities.

We believe the successful completion of our Capital Plan would substantially improve our capital position. However, we can offer no assurances that we will be able to successfully complete all or any of the proposals contemplated under our Capital Plan, or that our Capital Plan will not need to be materially modified in the future. Accordingly, you should not assume that the Capital Plan will be completed in whole or in part when deciding whether to participate in the Exchange Offer.

In addition, we may act opportunistically to raise further Tier 1 common equity or increase our Tier 1 common ratio through sales of non-core assets and businesses and, if necessary, the further issuance of common equity for cash.

The capital issuances as a result of the Exchange Offer, together with any additional transactions in our Capital Plan involving the issuance of equity securities, will be highly dilutive to our common stockholders and may affect the market price of our Common Stock. See “Risks Related to the Implementation of Our Capital Plan — We contemplate issuing a significant amount of Common Stock to accomplish the goals of our Capital Plan. The issuance of even a portion of the additional Common Stock contemplated under our Capital Plan will be dilutive, potentially significantly, to holders of our Common Stock, including participants in the Exchange Offer.”

Relationship of Exchange Offer to Rest of Capital Plan.  The success of our overall Capital Plan is dependent on the success of our Exchange Offer. We view this Exchange Offer as a critical first step toward achieving the Capital Plan’s principal objective of increasing our common equity capital so that we may withstand continued and potentially more adverse economic conditions, as currently being experienced and as assumed under the SCAP as applied to regional banking institutions. A significant number of Depositary Shares must be exchanged in our

Exchange Offer in order to improve our opportunities to successfully realize the other components of our Capital Plan. If we are not able to successfully complete the Exchange Offer, it may be difficult, or impossible, to complete the other components of our Capital Plan. If we are not able to successfully complete a substantial portion of our Capital Plan, our business, and the value of our securities, may be materially and adversely affected, and it will be more difficult for us to meet the capital requirements expected of us by our primary banking regulators. See “Risk Factors — Our results of operations, financial condition and business may be materially, adversely affected if we fail to successfully implement our Capital Plan” and “— Failure to maintain compliance with regulatory standards and mandates could result in adverse regulatory action against us and restrict certain activities.”

The Amendments

Together with this document, we have delivered to holders of our Depositary Shares two proxy statements, one relating to the Preferred Stock Amendments and another relating to the Common Stock Amendments, each as discussed below. The proxy statements accompany this prospectus and form a part of this prospectus.

Preferred Stock Amendments and Other Proposals

We are seeking approval of the holders of our Depositary Shares and our Common Stock to amend our Certificate of Incorporation and the certificate of designation (the “Certificate of Designation”) of the Series A Preferred Stock as follows):

•	to eliminate the requirements that:

•	full dividends on all outstanding shares of the Series A Preferred Stock must have been declared and paid or declared and set aside for the then current dividend period before we may pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to our common stock or any other securities junior to the Series A Preferred Stock;

•	if full dividends are not declared and paid in full on the Series A Preferred Stock, dividends with respect to all series of stock ranking equally with the Series A Preferred Stock will be declared on a proportional basis, such that no series is paid a greater percentage of its stated dividend than any other equally ranking series;

•	a series of preferred stock ranking equally with the Series A Preferred Stock cannot be issued without the approval of holders of the Depositary Shares if the certificate of designation for such parity preferred stock will provide that the dividends on the parity preferred stock will cumulate; and

•	no dividends shall be paid or declared on any particular series of preferred stock unless dividends are paid or declared pro rata on all shares of outstanding preferred stock which rank equally as to dividends with such particular series (collectively, the “Dividend Blocker Amendment”).

•	to eliminate, the right of holders of Depositary Shares to elect two directors if dividends have not been paid for six quarterly dividend periods, whether or not consecutive (the “Director Amendment” and, together with the Dividend Blocker Amendment, the “Preferred Stock Amendments”);

We are also seeking approval from the holders of our Depositary Shares to (i) issue, subject to regulatory approval, a senior class of mandatorily convertible preferred stock to the U.S. Treasury under the CAP in exchange for our existing Series T Preferred Stock as discussed under “Summary — Our Capital Plan” (the “Senior Preferred Issuance”), and (ii) grant authority to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation if there are not sufficient votes at the time of the special meeting to approve any of the Preferred Stock Amendments and the Senior Preferred Issuance (the “Adjournment Proposal” and, together with the Senior Preferred Issuance, the “Other Preferred Stock Proposals”).

Pursuant to the Preferred Proxy Statement, we are soliciting Voting Instructions from holders of the Depositary Shares as of the close of business on          , 2009, which is the Preferred Stock Record Date.

In order to validly tender your Depositary Shares in the Exchange Offer, you must: (1) if you were a record holder of your Depositary Shares as of the close of business on the Record Date, give a voting instruction in the manner specified in the letter of transmittal with respect to such Depositary Shares, instructing Illinois Stock Transfer Company, as depository (the “Depository”), to vote your Depositary Shares in favor of each of the Preferred Stock Amendments and the Other Preferred Stock Proposals, or (2) if you were a beneficial owner of Depositary Shares as of the close of business on the Record Date, contact your bank, broker, custodian or other nominee promptly and instruct it to give to the Depository instruction, in the manner specified in the letter of transmittal with respect to such Depositary Shares, to vote in favor of the Preferred Stock Amendments and the Other Preferred Stock Proposals (the instructions referred to in (1) and (2) above, the “Tendering Voting Instructions”).

If you were not a record or beneficial holder of your Depositary Shares as of the close of business on the Preferred Stock Record Date, you will not be required to grant a Tendering Voting Instruction with respect to such shares in order to tender your shares in the Exchange Offer, but you will be required to certify that you were not a holder of Depositary Shares as of the close of business on the Record Date (a “Tender Certification”).

If you do not wish to tender your Depositary Shares in the Exchange Offer, but you wish to take action with respect to the Preferred Stock Amendments or the Other Preferred Stock Proposals, you must: (1) if you were a record holder of your Depositary Shares as of the close of business on the Record Date, give a voting instruction to the Depository, using the detachable form provided in the letter of transmittal instructing the Depository to vote for, vote against, or abstain on each Preferred Stock Amendment and/or the Other Preferred Stock Proposals and discard the remaining portions of the letter of transmittal, or (2) if you were a beneficial owner of Depositary Shares as of the close of business on the Record Date, contact your bank, broker, custodian or other nominee promptly and instruct it to give a voting instruction on your behalf to the Depository (the instructions referred to in (1) and (2) above, the “Non-Tendering Voting Instructions” and, together with the Tendering Voting Instructions, the “Voting Instructions”).

Under Delaware law and our Certificate of Incorporation, the affirmative vote of holders, as of the close of business on the Preferred Stock Record Date, of two-thirds of the Depositary Shares, voting together as a class, are required to approve each of the Dividend Blocker Amendment, the Director Amendment and the Preferred Stock Issuance. In addition, the U.S. Treasury, as holder of our Series T Preferred Stock, must approve the Senior Preferred Issuance. All of the Preferred Stock Amendments must also be approved by holders of a majority of our Common Stock. The Senior Preferred Issuance does not have to be approved by the holders of our Common Stock. The Adjournment Proposal requires the affirmative vote of the holders of a majority of the Series A Preferred Stock represented and entitled to vote at the special meeting (and, therefore, the holders of a majority of the Depositary Shares represented and entitled to vote at the special meeting).

Pursuant to the depositary agreement entered into by Midwest, the Depository and the holders from time to time of the Depositary Shares, the Depository will vote the shares of Series A Preferred Stock in accordance with the votes of the Depositary Shares. Each Depositary Share represents a 1/100th fractional interest in a share of Series A Preferred Stock. Accordingly, when voting on the Preferred Stock Amendments and the Other Preferred Stock Proposals, the holder of each Depositary Share is entitled to 1/100th of a vote per Depositary Share held as of the close of business on the Record Date. Fractional votes of each Depositary Share on each matter will be aggregated with the fractional votes of other Depositary Shares submitting the same Voting Instructions on that matter, and the Depository will vote or abstain on each matter for the number of whole shares resulting from such aggregation in accordance with the instructions on the Voting Instruction.

For additional information on the Preferred Stock Amendments and the Other Preferred Stock Proposals, please refer to the proxy statement describing the Preferred Stock Amendments and the Other Preferred Stock Proposals (the “Preferred Proxy Statement”), which accompanies and forms a part of this prospectus and which we delivered to holders of Depositary Shares together with this prospectus.

Common Stock Amendments and Approvals

In addition to the Preferred Stock Amendments, we are also seeking the approval of the holders of our Common Stock to amend our Certificate of Incorporation as follows (the “Common Stock Amendments,” and together with the Preferred Stock Amendments, the “Amendments”):

•	increasing the number of authorized shares of our Common Stock from 64 million to 4 billion (the “Authorized Share Increase”);

•	(i) effecting a reverse stock split of our Common Stock at any time prior to September 30, 2010 at one of four alternative reverse split ratios, 1-for-100, 1-for-150, 1-for-200 or 1-for-250, as determined by our board of directors in its sole discretion, and (ii) if and when the reverse stock split is effected, reducing the number of authorized shares of our Common Stock by the reverse stock split ratio determined by the board of directors (the “Reverse Stock Split”); and

•	eliminating the voting rights of shares of Common Stock with respect to any amendment to the Certificate of Incorporation (including any certificate of designation related to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if such series of preferred stock is entitled to vote, either separately or together as a class with the holders of one or more other such series, on such amendment (the “Preferred Stock Change”).

We are also seeking approval from our holders of our Common Stock to (i) in compliance with Nasdaq Global Market rules issue shares of our common stock to the U.S. Treasury upon any conversion of the senior preferred stock issued to the U.S. Treasury in exchange for our Series T Preferred Stock as discussed under “Summary — Our Capital Plan” (the “Common Stock Issuance”); (ii) approve the Preferred Stock Amendments; and (iii) to adjourn, postpone or continue the meeting of holders of Common Stock if there are insufficient votes to approve the proposals described above (the “Adjournment Proposal” and collectively with the Common Stock Issuance and the proposal to approve the Preferred Stock Amendments, the “Other Common Stock Proposals”).

Pursuant to the Common Proxy Statement, we are soliciting your Proxy Instructions in respect of the shares of Common Stock that you will receive if we accept your Depositary Shares for exchange in the Exchange Offer.

We will not accept your Depositary Shares for exchange unless you follow the procedures contained in the letter of transmittal related to the Exchange Offer to instruct the Voting Trustee of the Voting Trust to grant a proxy to the individuals designated by Midwest in the Voting Trust Agreement to vote to approve each of the Common Stock Amendments in respect of the Common Stock to be issued to you in the Exchange Offer (the “Proxy Instructions”). If we accept your Depositary Shares for exchange in the Exchange Offer, your Proxy Instructions will become (and the proxy granted by the Voting Trustee will be) irrevocable, and you will not be able to change your instructions.

Approval of the Common Stock Amendments and the Preferred Stock Amendment requires the affirmative vote of a majority of the shares of our Common Stock outstanding at the close of business on the record date for the Common Stock Amendments, which will be the settlement date of the Exchange Offer. The Common Stock Issuance and the Adjournment Proposal must be approved by the affirmative vote of holders of a majority of the shares of Common Stock represented and entitled to vote thereon at the special meeting.

By tendering your Depositary Shares in the Exchange Offer in accordance with the applicable letter of transmittal, you irrevocably (i) agree and consent to all of the Common Stock Amendments and Other Common Stock Proposals, (ii) instruct Illinois Stock Transfer Company, as trustee (the “Voting Trustee”) of the Voting Trust established pursuant to the voting trust agreement, dated          , 2009 (the “Voting Trust Agreement”) to grant an irrevocable proxy to the individuals designated by Midwest in the Voting Trust Agreement to vote to approve each of the Common Stock Amendments and Other Common Stock Proposals, (iii) subject to and effective upon acceptance for exchange of your tendered Depositary Shares, agree to the terms of the Voting Trust Agreement and (iv) acknowledge that by tendering your Depositary Shares, you will become a party to the Voting Trust Agreement. The shares of Common Stock issued pursuant to the Exchange Offer will be delivered to the Voting Trust on the settlement date of the Exchange Offer to be held in trust. The Voting Trustee, pursuant to the terms of the Voting Trust Agreement, will execute and deliver a proxy in respect of such Common Stock to the individuals named in the

Voting Trust Agreement to vote in favor of the Common Stock Amendments and Other Common Stock Proposals. The shares of Common Stock issued in exchange for your tendered Depositary Shares will thereafter within one business day be released from the Voting Trust and will be distributed to you.

For additional information on the Common Stock Amendments and the Other Common Stock Proposals, please refer to the proxy statement describing the Common Stock Amendments (the “Common Proxy Statement”), which accompanies and forms a part of this prospectus and which we delivered to you together with this prospectus.

Terms of the Exchange Offer

Generally

We are offering to issue shares of our Common Stock in exchange for any and all issued and outstanding Depositary Shares, validly tendered and not validly withdrawn, on or prior to the expiration date, upon the terms and subject to the conditions set forth in this document and in the applicable letter of transmittal (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment). We expect that all shares of Series A Preferred Stock underlying the Depositary Shares accepted for exchange in the Depositary Exchange Offer will be retired by the board of directors and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Offer Consideration

For each Depositary Share we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock (based on the Relevant Price) having a value equal to $     . This value represents a premium of     % over the closing sale price of our Depositary Shares on Nasdaq on                    , 2009. As used in this document:

•	“Relevant Price” is the greater of (i) the Average VWAP of our Common Stock during the last five trading days of the currently scheduled Exchange Offer period and (ii) the “Minimum Share Price” of $ per share;

•	Average VWAP during a period means the simple arithmetic average of VWAP for each trading day during that period; and

•	VWAP for any day means the per share volume weighted average price of our Common Stock on that day as displayed under the heading (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of our Common Stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).

Expressing this as a formula, for each Depositary Share we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock equal to $      divided by the Relevant Price.

Depending on the trading price of our Common Stock compared to the Relevant Price described above, the market value of the Common Stock we issue in exchange for each Depositary Share we accept for exchange may be less than, equal to or greater than the $      value referred to above.

We refer to the number of shares of Common Stock we will issue for each Depositary Share we accept in the Exchange Offer as the “exchange ratio,” and we will round the exchange ratio to four decimal places.

As a result of the Minimum Share Price limitation, the maximum number of shares of Common Stock that we may issue under the Exchange Offer per Depositary Share accepted is          .

We are not offering any consideration with respect to undeclared dividends on Depositary Shares tendered and accepted for exchange in the Exchange Offer.

Throughout the Exchange Offer, the indicative Average VWAP, the Minimum Share Price, the resulting indicative Relevant Price, and the indicative exchange ratio will be available at http://www.           and from the Information Agent at one of its numbers listed on the back cover page of this document. We will announce the final exchange ratio by 4:30 p.m., New York City time, on the date the Exchange Offer is currently scheduled to expire, and that final exchange ratio will also be available by that time at http://www.           and from the Information Agent.

The following summarizes the exchange ratio information that will be available during the Exchange Offer:

•	By 4:30 p.m., New York City time, on each trading day before the five trading day period referred to in the next bullet, the web page referred to above will show an indicative exchange ratio calculated using VWAP for that day and the preceding four trading days (as though that day were the expiration date of the Exchange Offer);

•	During the five trading day period ending on and including the currently scheduled expiration date, the web page will show indicative exchange ratios using cumulative actual trading data, updated every three hours starting at 10:30 a.m., New York City time. In particular:

•	On the first trading day of that five trading day period, indicative ratios will reflect actual Intra-day VWAP during the elapsed portion of that day.

•	On each subsequent trading day during that five trading day period, indicative ratios will reflect the simple arithmetic average of VWAP on the preceding trading days in that five trading day period and actual Intra-day VWAP during the elapsed portion of that subsequent trading day, weighting VWAP for each preceding trading day in the period the same as such actual Intra-day VWAP. For example, on the last trading day of the five trading day period the simple arithmetic average will equal (a) the combined VWAP for the preceding four trading days plus the actual Intra-day VWAP during the elapsed portion of the last trading day divided by (b) five.

“Intra-day VWAP” at any time on any day means the volume weighted average price of our Common Stock on the Nasdaq for the period beginning at the official open of trading on that day and ending as of that time on that day, as calculated by Bloomberg. The data used to derive the Intra-day VWAP during the last five trading days will reflect a 20-minute reporting delay.

•	We will announce the final exchange ratio by 4:30 p.m., New York City time, on the date the Exchange Offer is scheduled to expire, and that final exchange ratio will also be available by that time at http://www. .

•	At any time during the Exchange Offer, you may also contact the Information Agent to obtain the indicative Average VWAP, the Minimum Share Price, the resulting indicative Relevant Price, and the indicative exchange ratio (and, once it is determined, the final exchange ratio) at its toll-free number provided on the back cover page of this document.

Conditions of the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue Common Stock in respect of, the Depositary Shares tendered pursuant to the Exchange Offer, and we may terminate, extend or amend the Exchange Offer and may (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act), postpone the acceptance for exchange of, and issuance of Common Stock in respect of, the Depositary Shares so tendered in the Exchange Offer, if, in our reasonable judgment, any of the following conditions exist with respect to the Exchange Offer:

•	there shall have been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects;

•	there has been instituted, threatened in writing or be pending, any action, proceeding or investigation by or before any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the Federal Reserve Board, or “FRB”) that challenges the Exchange Offer or otherwise relates in any manner to the Exchange Offer that, in our reasonable judgment, has had, could or could reasonably be expected to have, a material adverse effect on our business, condition (financial or otherwise), results of operations or prospects;

•	there has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the FRB) any order, statute, rule, regulation, judgment, injunction, stay, decree, executive order, or any change in the interpretation of any of the foregoing, that, in our reasonable judgment, has had, could or could reasonably be expected to have, a material adverse effect on our business, condition (financial or otherwise), results of operations or prospects;

•	there has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable to Midwest, any change in United States Generally Accepted Accounting Principles that, in our reasonable judgment, has had, could or could reasonably be expected to have, a material adverse effect on our business, condition (financial or otherwise), results of operations or prospects;

•	there has occurred, or is reasonably likely to occur, any material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Midwest and its subsidiaries, taken as a whole; or

•	there has occurred:

•	any general suspension of, or limitation on prices for trading in securities in the United States securities or financial markets;

•	any material adverse change in the price of our Common Stock in the United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, or other event that, in our reasonable judgment would, or would be reasonably likely to affect, the extension of credit by banks or other lending institutions;

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens; or

•	the registration statement of which this document forms a part shall not have become effective, a stop order suspending its effectiveness shall have been issued, or any proceedings for that purpose shall have been instituted or shall be pending or, to our knowledge, shall be contemplated or threatened by the SEC.

All conditions to the Exchange Offer must be satisfied or waived prior to the applicable expiration date. The Exchange Offer is not subject to any minimum tender condition or to completion of any other transaction. The Exchange Offer is not subject to receiving approval of any Preferred Stock Amendment or Common Stock Amendment.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any Depositary Shares not previously accepted for exchange, upon the occurrence of any of the conditions to the Exchange Offer, as specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any conditions of the Exchange Offer, in whole or in part, except as to the requirement that the registration statement be declared effective, which condition we will not waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them, regardless of the circumstances that may give rise to them, or waive them in whole or in part, at any time or at various times in our sole discretion, prior to our acceptance for exchange of the Depositary Shares. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Expiration Date; Extension; Termination; Amendment

The Exchange Offer will expire at 5:00 p.m., New York City time, on          , 2009, unless extended or earlier terminated by us. The term “expiration date” means such date and time or, if the Exchange Offer is extended, then the latest date and time to which the Exchange Offer is so extended. In any event, we will hold the Exchange Offer open for at least 20 business days.

We reserve the right to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of the Depositary Shares tendered in the Exchange Offer, by giving oral or written notice to the Exchange Agent and by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Depositary Shares previously tendered and not validly withdrawn in the Exchange Offer will remain subject to the Exchange Offer, subject to your right to withdraw the Depositary Shares in accordance with the Exchange Offer.

If the Average VWAP in effect at the expiration of the currently scheduled Exchange Offer period is below the Minimum Share Price (so that the exchange ratio will be based on the Minimum Share Price rather than Average VWAP), we will, if the conditions to the Exchange Offer are otherwise satisfied or waived by us, extend the Exchange Offer until 5:00 p.m., New York City time, on the second trading day following the original expiration date to permit holders to tender or withdraw their Depositary Shares during those days. Any changes in the prices of the Common Stock on those additional days of the Exchange Offer will not, however, affect the exchange ratio.

We reserve the right, regardless of whether or not the conditions to the Exchange Offer have been satisfied but subject to applicable law, to terminate the Exchange Offer prior to the time it expires or to amend it in any respect. If we terminate or amend the Exchange Offer, we will notify the Exchange Agent by oral or written notice and will issue a timely public announcement regarding the termination or amendment. Upon termination of the Exchange Offer for any reason, any Depositary Shares previously tendered in the Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the change or waiver, and extend the Exchange Offer, if required by law, so that the Exchange Offer remains open a minimum of five business days from the date we disseminate that disclosure.

If we make a change in Minimum Share Price or the manner of calculating the exchange ratios, we will promptly disseminate disclosure regarding the change and extend the Exchange Offer, if required by law, so that the Exchange Offer remains open a minimum of ten business days from the date we disseminate that disclosure.

Fractional Shares

We will not issue fractional shares of our Common Stock in the Exchange Offer. Instead, the number of shares of our Common Stock received by each registered holder whose Depositary Shares are accepted for exchange in the Exchange Offer will be rounded up or down to the nearest whole number, with any fractional share of 0.5 or greater being rounded up and any fractional share of less than 0.5 being rounded down.

Procedures for Tendering Depositary Shares

All of the Depositary Shares were issued in book-entry form, and all of the Depositary Shares are currently represented by one or more global certificates held for the account of DTC. If you desire to tender Depositary Shares, you may tender them to the Exchange Agent through DTC’s Automated Tender Offer Program, or “ATOP”, or by submitting a signed Letter of Transmittal, together with a confirmation of book-entry transfer of the Depositary Shares and any other required documents, in either case by following the procedures set forth below.

How to Tender If You Are a Beneficial Owner but Not a DTC Participant

Any beneficial owner whose Depositary Shares are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Depositary Shares should contact such nominee promptly and instruct such entity to tender Depositary Shares on such beneficial owner’s behalf.

If you hold your Depositary Shares through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Exchange Offer a number of days before the expiration date of the Exchange Offer in order for such entity to tender your Depositary Shares on or prior to the expiration date.

How to Tender If You Are a DTC Participant

To participate in the offer, a DTC participant must:

•	comply with the ATOP procedures of DTC described below; or

•	(i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal; (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and (iii) mail or deliver the Letter of Transmittal or facsimile thereof to the Exchange Agent prior to the expiration date.

In addition, either:

•	the Exchange Agent must receive, prior to the expiration date, a properly transmitted Agent’s Message (as defined below under “Tendering through DTC’s ATOP”); or

•	the Exchange Agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such securities into the Exchange Agent’s account at DTC according to the procedure for book-entry transfer described below, the Letter of Transmittal and any other documents required by the Letter of Transmittal.

Tenders of Depositary Shares pursuant to the procedures described above, and acceptance thereof by us, will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Exchange Offer, which agreement will be governed by the laws of the State of New York.

No documents should be sent to us or the Information Agent. Delivery of a Letter of Transmittal or an Agent’s Message transmitted through ATOP is at the election and risk of the person delivering or transmitting, and delivery will be deemed made only when actually received by the Exchange Agent.

By tendering Depositary Shares pursuant to the Exchange Offer, you will be deemed to have agreed that the delivery and surrender of the Depositary Shares is not effective, and the risk of loss of the Depositary Shares does not pass to the Exchange Agent, until receipt by the Exchange Agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Exchange Agent on or prior to the expiration date.

By tendering Depositary Shares pursuant to the Exchange Offer, you will be deemed to have made the representations and warranties set forth in the Letter of Transmittal, including that you have full power and authority to tender, sell, assign and transfer the Depositary Shares tendered thereby and that when such Depositary Shares are accepted for exchange by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. You will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Depositary Shares tendered thereby.

We have not provided guaranteed delivery provisions in connection with the Exchange Offer. You must tender your Depositary Shares in accordance with the procedures set forth herein.

Tendering through DTC’s ATOP

The Exchange Agent will establish an account at DTC with respect to the Depositary Shares for purposes of the Exchange Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible

Depositary Shares by causing DTC to transfer such Depositary Shares into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer.

The Exchange Agent and DTC have confirmed that Depositary Shares held in book-entry form through DTC that are to be tendered in the Exchange Offer are eligible for ATOP. To effectively tender Depositary Shares eligible for ATOP that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an Agent’s Message to the Exchange Agent for its acceptance. The confirmation of a book-entry transfer into the Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Exchange Offer as set forth in this prospectus and the Letter of Transmittal, and that we may enforce such agreement against such participant.

If you desire to tender your Depositary Shares on the expiration date through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Signature Guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Depositary Shares tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of Depositary Shares who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Depositary Shares are registered in the name of a person other than the signer of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if delivery of the Common Stock is to be made or tendered Depositary Shares that are not accepted are to be returned to a person other than the holder, then the signature on the Letter of Transmittal accompanying the tendered Depositary Shares must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Depositary Shares will be determined by us, in our sole discretion, which determination shall be final and binding. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Depositary Shares that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Depositary Shares. A waiver of any defect or irregularity with respect to the tender of one Depositary Share shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Depositary Shares except to the extent we may otherwise so provide. Our interpretations of the terms and conditions of the Exchange Offer will be final and binding. Tenders of Depositary Shares shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Exchange Agent, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Depositary Shares, or will incur any liability to you for failure to give any such notice.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Depositary Shares for such person’s own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Depositary Shares being tendered and (b) will cause such Depositary Shares to be delivered in accordance with the terms of the Exchange Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Depositary Shares in response to the Exchange Offer under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the Exchange Offer upon the terms and subject to the conditions of the Exchange Offer, including the tendering holder’s acceptance of the terms and conditions of the Exchange Offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in the Depositary Shares being tendered pursuant to the Exchange Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Depositary Shares complies with Rule 14e-4.

Acceptance of Depositary Shares for Purchase; Delivery of Common Stock

Upon the terms and subject to the conditions of the Exchange Offer, we will accept for exchange, and promptly after the expiration of the Exchange Offer deliver the Common Stock in exchange for, validly tendered Depositary Shares that were not validly withdrawn pursuant to the Exchange Offer. Valid tenders of the Depositary Shares pursuant to the Exchange Offer will be accepted only in liquidation amounts of $25 or integral multiples thereof.

For purposes of the Exchange Offer, we will be deemed to have accepted Depositary Shares for exchange if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

We will deliver Common Stock in exchange for and pay accrued distributions on Depositary Shares accepted for exchange in the Exchange Offer as soon as practicable after the expiration of the Exchange Offer by issuing the Common Stock and paying such accrued distributions on the Settlement Date to the Exchange Agent, which will act as agent for you for the purpose of receiving the Common Stock and transmitting the Common Stock to you. Tendering holders of the Depositary Shares should indicate in the applicable box in the Letter of Transmittal or to the book-entry transfer facility in the case of holders who electronically transmit their acceptance through ATOP, the name and address to which delivery of the Common Stock is to be sent, if different from the name and address of the person signing the Letter of Transmittal or transmitting such acceptance through ATOP.

We expressly reserve the right, subject to applicable law, to (1) delay acceptance for exchange of Depositary Shares tendered under the Exchange Offer or the delivery of Common Stock in exchange for the Depositary Shares accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Depositary Shares deposited by or on behalf of the holders promptly after the termination or withdrawal of any of the Exchange Offer), or (2) terminate the Exchange Offer at any time.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to exchange all or any of the Depositary Shares tendered pursuant to the Exchange Offer for the Common Stock, but any such transfer or assignment will not relieve us of our obligations under the Exchange Offer and will in no way prejudice your rights to receive the Common Stock and accrued distributions on Depositary Shares validly tendered and not validly withdrawn and accepted for payment pursuant to the Exchange Offer as provided for herein.

You will not be obliged to pay brokerage commissions or fees to the Exchange Agent, the Information Agent or us with respect to the Exchange Offer.

We will pay all transfer taxes applicable to the exchange and transfer of Depositary Shares pursuant to the Exchange Offer, except if the delivery of the Common Stock is being made to, or if Depositary Shares not tendered or not accepted for payment are registered in the name of, any person other than the holder of Depositary Shares tendered thereby or Depositary Shares are credited in the name of any person other than the person(s) signing the Letter of Transmittal or electronically transmitting acceptance through ATOP, as applicable; then, in such event, delivery and payment shall not be made unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

Withdrawal of Tenders

You may withdraw your tender of Depositary Shares at any time on or prior to the expiration date. You may only withdraw your tender of Depositary Shares after the expiration date as permitted by Rule 13e-4 under the Exchange Act or otherwise by law.

For a withdrawal of a tender of Depositary Shares to be effective, a written or facsimile transmission notice of withdrawal, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part must be received by the Exchange Agent on or prior to the expiration date, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:

•	specify the name of the person who tendered the Depositary Shares to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Depositary Shares, if different from that of the person who deposited the Depositary Shares,

•	contain the aggregate liquidation amount represented by the Depositary Shares to be withdrawn,

•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s), and

•	if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of Depositary Shares, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of Depositary Shares can only be accomplished in accordance with the foregoing procedures.

Holders may not rescind their valid withdrawals of tendered Depositary Shares. However, Depositary Shares validly withdrawn may thereafter be retendered at any time on or prior to the expiration date by following the procedures described under “— Procedures for Tendering Depositary Shares.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us, which determination shall be final and binding. We reserve the absolute right to reject any or all attempted withdrawals of Depositary Shares that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Depositary Shares. A waiver of any defect or irregularity with respect to the withdrawal of one Depositary Share shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Depositary Shares except to the extent we may otherwise so provide. Withdrawals of Depositary Shares shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Return of Unaccepted Depositary Shares

Any tendered Depositary Shares that are not accepted for exchange will be returned without expense to the tendering holder. Such Depositary Shares will be credited to the account maintained at DTC from which they were delivered and returned promptly after the expiration or termination of the Exchange Offer.

Security Ownership

Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Depositary Shares during the 60 days prior to the date of this document.

Consequences of Failure to Exchange Depositary Shares

Depending on the amount of Depositary Shares that are accepted for exchange in the Exchange Offer, the trading market for the Depositary Shares that remain outstanding after the Exchange Offer may be more limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of the Depositary Shares that remain outstanding following the Exchange Offer. If the Exchange Offer is successful, the market price for the Depositary Shares may be depressed and there may be a limited trading market for the Depositary Shares.

Following the Exchange Offer we intend to delist any remaining Depositary Shares from trading on the Nasdaq and, to the extent permitted by law, we intend to deregister any such remaining securities. The reduction in the number of Depositary Shares available for trading and the suspension of dividends indefinitely on the Depositary Shares may have a significant and adverse effect on the liquidity of any trading market for, and the price of, Depositary Shares not exchanged in the Exchange Offer and may result in the Depositary Shares being illiquid for an indefinite period of time.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of Depositary Shares under applicable law in connection with the Exchange Offer.

Accounting Treatment

We will eliminate the carrying amount of the Depositary Shares (which is currently recorded as stockholders equity) exchanged for Common Stock. The premium amount exchanged over the closing price of the Depositary Shares will be recorded in Accumulated deficit and will result in an increase in net losses per share. The excess of fair value over the par value of the Common Stock issued in the exchange will be recorded in Additional paid-in capital. The par value of .$.01 per share will be recorded in Common Stock.

Subsequent Repurchases

Following completion of the Exchange Offer, we may repurchase additional Depositary Shares in the open market, in privately negotiated transactions or otherwise. Future purchases of Depositary Shares may be on terms that are more or less favorable than those of the Exchange Offer. Future repurchases, if any, will depend on many factors, including market conditions and the condition of our business.

Exchange Agent

Illinois Stock Transfer Company is the Exchange Agent for the Exchange Offer. Letters of Transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Depositary Shares, or a beneficial owner’s bank, broker, custodian or other nominee, to the Exchange Agent at the address listed on the back cover page of this document. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Information Agent

Morrow & Co., LLC is the Information Agent for the Exchange Offer. Questions concerning the terms of the Exchange Offer or tender procedures and requests for additional copies of this document or the Letter of Transmittal should be directed to the Information Agent at its address and telephone number listed on the back cover page of this document. Holders of Depositary Shares may also contact their bank, broker, custodian, or other nominee concerning the Exchange Offer. We will pay the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Brokerage Commissions

Holders that tender their Depositary Shares to the Exchange Agent do not have to pay a brokerage fee or commission to us or the Exchange Agent in connection with the tender of such securities. However, if a tendering holder handles the transaction through its bank, broker, custodian or nominee, that holder may be required to pay that bank, broker, custodian or nominee brokerage fees or commissions.

Fees and Expenses

We will bear the expenses of soliciting tenders of Depositary Shares. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf.

No Recommendation

None of us, the Exchange Agent or the Information Agent makes any recommendation as to whether you should exchange your Depositary Shares in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Depositary Shares for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. The value of the Common Stock to be issued in the Exchange Offer may not equal or exceed the value of the Depositary Shares tendered. You must make your own independent decision regarding your participation in the Exchange Offer.

Certain Matters Relating to Non-U.S. Jurisdictions

Although Midwest will mail this document to holders of the Depositary Shares to the extent required by U.S. law, this Prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy securities in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. Midwest has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange outside the United States. Therefore, the ability of any non-U.S. person to tender Depositary Shares in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for Midwest to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. holders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Common Stock that may apply in their home countries. Midwest cannot provide any assurance about whether such limitations may exist. By signing or being deemed to sign the Letter of Transmittal, you are representing that if you are located outside the United States the offer to you and your acceptance of it does not contravene the applicable laws where you are located.

MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION

Market Price of and Dividends on the Common Stock

Our Common Stock is currently listed on Nasdaq under the symbol “MBHI.” As of July 30, 2009, we had approximately 27,943,994 shares of Common Stock outstanding. As of July 30, 2009, the Company had approximately 991 stockholders of record, based upon securities position listings furnished by the Company’s transfer agent. The Company believes the number of beneficial owners is greater than the number of record holders because a large portion of the Company’s common stock is held through brokerage firms. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Common Stock and the cash dividends declared per share of the Common Stock.

	Share Prices		Cash Dividends
	High	Low	Declared per Share

2007
First Quarter	$24.44	$17.40	$0.13
Second Quarter	18.03	14.50	0.13
Third Quarter	15.95	12.78	0.13
Fourth Quarter	15.80	11.45	0.13
2008
First Quarter	$13.93	$9.63	$0.13
Second Quarter	13.21	4.87	0.13
Third Quarter	7.50	2.90	—
Fourth Quarter	4.50	1.30	—
2009
First Quarter	$2.00	$0.69	—
Second Quarter	1.93	0.67	—
Third Quarter (through July 30, 2009)	0.82	0.54	—

On July 30, 2009, the closing sales price of our Common Stock on Nasdaq was $0.56 per share.

Market Price of and Dividends on the Depositary Shares

Our Depositary Shares are currently listed on Nasdaq under the symbol “MBHIP.” As of July 30, 2009, we had 1,725,000 Depositary Shares representing the 17,250 shares of Series A Preferred Stock outstanding, held by one holder of record. The following table sets forth, for the periods indicated, the high and low sales prices per Depositary Share and the cash dividends declared per Depositary Share.

	Depositary		Cash Dividends
	Share Prices		Declared per
	High	Low	Depositary Share

2007
First Quarter	—	—	—
Second Quarter	—	—	—
Third Quarter	—	—	—
Fourth Quarter	$26.90	$25.01	$0.12
2008
First Quarter	$27.64	$23.50	$0.48
Second Quarter	26.00	20.75	0.48
Third Quarter	22.00	9.31	0.48
Fourth Quarter	14.99	8.05	0.48
2009
First Quarter	$13.98	$3.47	$0.48
Second Quarter	9.00	3.75	—
Third Quarter (through July 30, 2009)	4.57	2.56	—

On July 30, 2009, the closing sales price of a Depositary Share on Nasdaq was $2.56 per share.

DESCRIPTION OF THE COMMON STOCK

General

The following description summarizes the material provisions of our Common Stock. This description is not complete, and is qualified in its entirety by reference to the provisions of our Certificate of Incorporation and our amended and restated bylaws, or the “Bylaws,” as well as the Delaware General Corporation Law, or the “DGCL.”

The transfer agent and registrar for our Common Stock is Computershare Investors Services, L.L.C., 2 North LaSalle Street, Chicago, Illinois 60602.

Dividends

The holders of Common Stock are entitled to receive and share equally in such dividends, if any, declared by the board of directors out of funds legally available therefor. We may pay dividends if, as and when declared by our board of directors. The payment of dividends by Midwest is subject to limitations imposed by the DGCL and the Federal Reserve Board. Additionally, the holders of our shares of preferred stock have priority over the holders of the Common Stock with respect to dividends. Accordingly, we may not pay dividends on our Common Stock unless and until we pay dividends on our outstanding Series A and Series T Preferred Stock. We also may not pay dividends on our Common Stock if we have currently deferred interest payments on our trust preferred securities.

Voting Rights

The holders of Common Stock possess voting rights in Midwest. They elect Midwest’s board of directors and act on such other matters as are required to be presented to them under the DGCL or our Certificate of Incorporation or as are otherwise presented to them by the board of directors. Each holder of Common Stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Certain matters require an 85% shareholder vote. See “Certain Anti-takeover Effects of Our Certificate and Bylaws and Delaware Law” below.

Liquidation; Dissolution

In the event of any liquidation, dissolution or winding up of Midwest, the holders of Midwest Common Stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Midwest (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Midwest available for distribution, subject to liquidation and other priority rights held by holding of our current and future outstanding shares of preferred stock.

Preemptive Rights; Redemption

Holders of our Common Stock are not entitled to preemptive rights with respect to any shares that may be issued in the future. The Common Stock is not subject to mandatory redemption by Midwest.

Certain Anti-takeover Effects of Our Certificate and Bylaws and Delaware Law

Certain provisions of our Certificate of Incorporation, Bylaws and the DGCL may have the effect of impeding the acquisition of control of Midwest by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our board of directors.

These provisions may have the effect of discouraging a future takeover attempt that is not approved by our board of directors but which individual Midwest shareholders may deem to be in their best interests or in which Midwest shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of our current board of directors or management more difficult.

These provisions of our Certificate of Incorporation and Bylaws include the following:

•	Our board of directors may issue additional authorized shares of our capital stock to deter future attempts to gain control of Midwest, and the board has the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions.

•	Our Certificate of Incorporation does not provide for cumulative voting for any purpose, and our Certificate of Incorporation and Bylaws also provide that any action required or permitted to be taken by our shareholders may be taken only at an annual or special meeting and prohibit shareholder action by written consent in lieu of a meeting.

•	Our Bylaws also provide that special meetings of the shareholders may only be called by the Chairman or President of Midwest or at the request of a majority of our board of directors.

•	The presence in person or by proxy of the holders of a majority of the outstanding shares of stock entitled to vote at a meeting on every matter that is to be voted on constitutes a quorum under our Bylaws.

•	Our Bylaws provide that, unless otherwise provided in the resolution electing a person as director, each person, in order to be eligible to serve as a director, must own, of record or beneficially, at least 3,000 shares of our Common Stock, which shares must be acquired within three years of an individual’s election to serve as a director.

•	Under the DGCL, members of a board of directors may be removed with or without cause unless the Certificate of Incorporation provides otherwise. Our Certificate of Incorporation does not provide for removal of directors without cause. Our Bylaws provide that a vacancy occurring on the board of directors, including a vacancy created by an increase in the number of the directors, shall be filled by a majority of the directors then in office.

•	Our Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting stock, voting together as a single class, is required to amend provisions of the Certificate of Incorporation prohibiting shareholder action without a meeting or specifying the vote required to amend such provision. Our Bylaws may be amended by the board of directors. Our Bylaws may also be amended by the holders of voting shares constituting a majority of the shares voting on the amendment. However, Bylaw provisions relating to the calling of special meetings of shareholders, shareholder action without a meeting, the classified board of directors, filling of board vacancies or the amendment of our Bylaws by shareholders, must be approved by the holders of at least 66 2/3% of the voting stock, voting together as a single class.

•	Under our Bylaws, the only business which may be conducted at an annual meeting of shareholders is that business brought before the meeting by the board of directors or by any stockholder who is entitled to vote and who complied with the notice procedures set forth in our Bylaws. For business to be brought before an annual meeting by a shareholder, the shareholder must be a shareholder of record and must have given timely notice in writing to the President of Midwest. To be timely, a shareholder’s notice must be delivered or mailed to and received at the offices of the President of Midwest not less than 120 days prior to the date of the meeting; provided, however, that, in the event that less than 130 days notice or prior public disclosure of the meeting date is given or made to shareholders, such notice by the shareholder to be timely must be so delivered not later than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting.

A shareholder’s notice to the President must set forth as to each matter the shareholder proposes to bring before the annual meeting:

1. a brief description of the matter the shareholder desires to present,

2. the name and record address of the shareholder who proposed such matter,

3.	the class and number of shares of Midwest’s capital stock that are beneficially owned by the shareholder, and

4. any material interest of such shareholder in such business.

Our Bylaws provide that nominations for election to our board of directors may be made only by the board of directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures set forth in our Bylaws described above.

In addition to the information described above, the shareholder’s notice must set forth, as to each person the shareholder proposes to nominate for election or re-election as a director, his or her name and qualifications, including all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

•	The DGCL restricts and places requirements on our ability to engage in a business combination (as defined by the DGCL) with an interested shareholder (a person who owns, directly or indirectly, 15% or more of Midwest’s voting stock) for a three year period from the date, or the acquisition date, the person became an interested shareholder.

•	The Change in Bank Control Act generally prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition.

The provisions described above are intended to reduce, or have the effect of reducing, our vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its board of directors.

COMPARISON OF RIGHTS BETWEEN THE
DEPOSITARY SHARES AND THE COMMON STOCK

The following briefly summarizes the material differences between the rights of holders of the Depositary Shares as currently in effect (prior to adoption of any of the Preferred Stock Amendments, which would adversely affect the remaining holders of the Depositary Shares) and the rights of holders of our Common Stock. The discussion below is a summary and is qualified in its entirety by reference to our Certificate of Incorporation, including the Certificate of Designation of the Series A Preferred Stock, our Bylaws and other documents referred to herein. We urge you to read these documents for a more complete understanding of the differences between the Depositary Shares and the Common Stock.

Governing Documents

Depositary Shares.  Holders of the Depositary Shares have their rights set forth in our Certificate of Incorporation, including the applicable Certificate of Designation, the deposit agreement among us, the Depository and the holders of Depositary Shares, our Bylaws and under the DGCL. Certain provisions of the Certificate of Incorporation and the Certificate of Designation would be amended by the Preferred Stock Amendments. See “Summary — The Amendments” and the Preferred Proxy Statement and the Common Proxy Statement.

Common Stock.  Holders of shares of our Common Stock have their rights set forth in the Certificate of Incorporation, the Bylaws and under the DGCL.

Dividends and Distributions

Depositary Shares.  Dividends of 7.75% per year of the liquidation preference on the Depositary Shares are payable quarterly, when, as and if declared by our board of directors on the last day of March, June, September and December of each year (or if such day is not a business day, the next business day). Dividends on shares of the Depositary Shares are not mandatory and are not cumulative. Holders of Depositary Shares are entitled to receive dividends, to the extent declared by our board of directors, out of assets legally available under Delaware law. On May 6, 2009, the Board of Directors made the decision to suspend the dividend payments on the Series A Preferred Stock, including the Depositary Shares.

We must pay, or declare and set apart for payment, dividends on Depositary Shares before we may pay dividends or make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our junior stock, including the Common Stock, subject to certain exceptions.

Common Stock.  Subject to the preferential rights of any other class or series of capital stock or other securities, including the Depositary Shares, holders of Common Stock will be entitled to receive such dividends when, as and if declared by our board of directors. On September 16, 2008, we announced the suspension of dividend payments on our Common Stock.

The Preferred Stock Amendments, if approved by the holders of our Common Stock and Depositary Shares, would allow us to declare and pay dividends on Common Stock without paying or setting apart for payment any dividends on the Depositary Shares.

Ranking

Depositary Shares.  The Depositary Shares currently rank senior to the Common Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of Midwest. The Depositary Shares are equal in right of payment with any stock that is expressly on parity with the Series A Preferred Stock. The Depositary Shares rank junior in right of payment to all of our existing and future indebtedness and any other stock that is expressly senior to the Series A Preferred Stock.

Common Stock.  Our Common Stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding up of Midwest to all other securities and indebtedness of Midwest.

If the Preferred Stock Amendments are approved by the holders of our Common Stock and Depositary Shares and become effective, holders of Depositary Shares will no longer be entitled to receive dividends in preference or priority to the holders of Common Stock and would not have the right to approve the creation of a parity stock with cumulative dividends.

Liquidation Preference

Depositary Shares.  The liquidation preference for each Depositary Share is $25.00, plus declared and unpaid dividends for any prior and the then-current dividend period, if any, provided that the payment of such dividends for prior dividend periods has been approved by the Federal Reserve Board.

Common Stock.  Shares of Common Stock do not carry any preferences upon liquidation.

Conversion Rights

Each Depositary Share is convertible at the holder’s option into the number of shares of our Common Stock equal to $25.00 divided by the conversion price then in effect, which initially is $15.00. Cash will be paid in lieu of issuing any fractional share interest. The conversion price is subject to anti-dilution adjustments upon the occurrence of certain events.

Optional Conversion of Depositary Shares.  Holders of Depositary Shares may convert, at their option, Depositary Shares into such whole numbers of shares of Common Stock per Depositary Shares as is equal to the then-applicable conversion ratio in effect on the date of conversion, plus cash in lieu of any fractional share of Common Stock.

Mandatory Conversion of Depositary Shares at Midwest’s Option.  On or after the fifth anniversary of the issue date of the Series A Preferred Stock, we may, at our option, require holders of the Series A Preferred Stock (and, therefore, the Depositary Shares) to convert each share of Series A Preferred Stock into the number of shares of our Common Stock equal to the quotient achieved when $2,500 is divided by the conversion price then in effect. Each Depositary Share would be convertible into the number of shares of our Common Stock equal to $25.00 divided by the conversion price then in effect (initially $15.00). We may exercise this option only if: (i) the closing sale price for our Common Stock equals or exceeds 130% of the then prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the fifth trading day immediately prior to our issuance of a press release announcing our exercise of this option; and

(ii) we have paid full dividends on the Depositary Shares for four consecutive quarters prior to the issuance of the press release.

Common Stock:  The Common Stock is not convertible into any other security.

Voting Rights

Depositary Shares, except as otherwise required by Delaware law and as set forth in the Certificate of Designation, a holder of Depositary Shares has no voting rights. The consent of the holders of at least two-thirds of the outstanding Depositary Shares, voting as a class, is required to (i) amend, alter, repeal or otherwise change any provision of our Certificate of Incorporation or the Certificate of Designation under which the Series A Preferred Stock has been created in a manner that would materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock (and, therefore, the Depositary Shares) or (ii) create, authorize, issue or increase the authorized or issued amount of any class or series of our equity securities that is senior to or on parity with the Series A Preferred Stock (and, therefore, the Depositary Shares) as to dividend rights, or rights upon our liquidation, dissolution or winding-up.

The consent of the holders of the Depositary Shares is not required in connection with (i) the increase in the amount of authorized shares of Series A Preferred Stock; (ii) the issuance of additional shares of Series A Preferred Stock; or (iii) the creation, authorization or issuance of equity securities that are on parity with the Series A Preferred Stock as to dividend rights, or rights upon liquidation, dissolution or winding up, unless such equity securities have cumulative dividend rights.

If dividends on any outstanding shares of Series A Preferred Stock (and, therefore, the Depositary Shares) have not been paid in full for six or more quarterly periods (whether or not consecutive), holders of Depositary Shares (voting separately as a class with all other series of preferred stock on parity with the Series A Preferred Stock upon which like voting rights have been conferred and are exercisable) as a separate class are entitled to elect two additional directors to our Board of Directors to serve until all dividends have been fully paid or declared and set apart for payment for four consecutive quarterly dividend periods.

If the Preferred Stock Amendments become effective, holders of the Depositary Shares will no longer have the right to elect two additional members of the board of directors when dividends remain unpaid on the Depositary Shares for at least six quarterly dividend periods, as described in the first paragraph above and shall not have rights to approve the creation of parity stock with cumulative dividends. See “The Exchange Offer — The Amendments — Preferred Stock Amendments and Other Proposals” for additional information on the Preferred Stock Amendments and the requirements for their approval.

Common Stock:  Holders of shares of Common Stock are entitled to one vote per share on all matters voted on by the Company’s stockholders. Following the adoption of the Common Stock Amendments, the holders of the Common Stock generally will not be entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designation related to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock. See “The Exchange Offer — The Amendments — Common Stock Amendments and Approvals” for additional information on the Common Stock Amendments and the requirements for their approval.

Redemption

Depositary Shares:

Optional Redemption by Midwest.  The Series A Preferred Stock and, therefore, the Depositary Shares are redeemable at our option at any time, in whole or in part, on or after the fifth anniversary of the issue date of the Series A Preferred Stock, at $2,500 per share of Series A Preferred Stock (or $25.00 per Depositary Share), plus declared and unpaid dividends, if any for the prior and the then-current dividend periods; provided that the payment of such dividends for the prior dividend periods has been approved by the Federal Reserve Board.

Redemption at Option of Holders.  The Depositary Shares are not redeemable at the option of the holders.

Common Stock:  We have no obligation or right to redeem our Common Stock.

Listing

Depositary Shares.  The Depositary Shares are listed on Nasdaq. However, subject to the results of the Exchange Offer, we may delist or be required to delist the Depositary Shares from Nasdaq. In such an event, we would not apply for listing of the Depositary Shares on any other securities exchange. To the extent permitted by law and subject to the results of the Exchange Offer, we may deregister the Depositary Shares and the Series A Preferred Stock under the Exchange Act.

Common Stock.  The Common Stock is listed for trading on Nasdaq.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain material U.S. federal income tax consequences relating to the exchange of the Depositary Shares pursuant to the Exchange Offer and to the ownership and disposition of our Common Stock received upon such exchange.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of the Depositary Shares that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of the Depositary Shares or Common Stock (a “U.S. holder”). This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to exchange the Depositary Shares by any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that have held the Depositary Shares or will hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that have not held the Depositary Shares, or will not hold our Common Stock, as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of exchanging the Depositary Shares for our Common Stock and owning and disposing of our Common Stock.

Each holder of Depositary Shares should consult its own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of exchanging the Depositary Shares for our Common Stock and of owning and disposing of our Common Stock.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Depositary Shares or our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership that has held the Depositary Shares or will hold our Common Stock or if you are a partner in such a partnership, you should consult your own tax advisor regarding the U.S. federal income tax consequences of exchanging the Depositary Shares for our Common Stock and owning and disposing of our Common Stock.

Classification of the Voting Trust

The Voting Trust will either be classified as a grantor trust or as merely a custodial arrangement that is not an entity recognized for United States federal tax purposes, and accordingly will not be classified as a partnership or an association taxable as a corporation. Accordingly, for U.S. federal income tax purposes, if you exchange Depositary Shares pursuant to the Exchange Offer, you generally will be considered the owner of an undivided interest in your ratable share of the Common Stock held by the Voting Trust. Therefore the distribution of such Common Stock to you from the Voting Trust will not be a taxable event.

Treatment of the Exchange Offer

The exchange of the Depositary Shares for our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Therefore, no gain or loss will be recognized by you upon the exchange. Accordingly, your tax basis in the Common Stock received in such an exchange should be the same as your tax basis in the Depositary Shares surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and your holding period for such Common Stock should include your holding period for the Depositary Shares that were exchanged.

Non-U.S. Holders

Generally, if you are a foreign corporation or a non-resident alien individual, you will not recognize any gain or loss upon the exchange of Depositary Shares for Common Stock pursuant to the Exchange Offer.

U.S. Holders of Common Stock

Distributions on Common Stock

In general, distributions with respect to our Common Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder in tax years beginning on or before December 31, 2010 will qualify for taxation at special rates if you meet certain holding period and other applicable requirements.

Disposition of Common Stock

Upon the sale or other disposition of our Common Stock received upon exchange of Depositary Shares pursuant to the Exchange Offer, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in our Common Stock. Such capital gain or loss will generally be long-term if your holding period in respect of such Common Stock is more than one year. Your holding period for Common Stock received in exchange for Depositary Shares should include your holding period for the Depositary Shares that were exchanged. Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

U.S. Information Reporting and Backup Withholding

You will be subject to information reporting with respect to any dividend payments by us to you and proceeds of the sale or other disposition by you of our Common Stock, unless you are a corporation or other exempt recipient and appropriately establish that exemption. In addition, such payments will be subject to U.S. federal backup withholding tax, unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. The backup withholding rate is currently 28%.

Non-U.S. Holders of Common Stock

The discussion in this section is addressed to holders of the Common Stock received pursuant to the Exchange Offer that are “non-U.S. holders.” You are a non-U.S. holder if you are a beneficial owner of the Common Stock who is a foreign corporation or a non-resident alien individual.

Dividends

Dividends with respect to our Common Stock ordinarily will be subject to withholding of U.S. federal income tax at a 30 percent rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. However, if the dividends are effectively connected with your conduct of a trade or business within the United States (and, if certain treaties apply, are attributable to your permanent establishment in the United States), then the dividends will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis.

Gain on Disposition of Common Stock

You generally will not be subject to United States federal income tax in respect of gain realized on a disposition of Common Stock, provided that (a) the gain is not effectively connected with your conduct of a trade or business in the United States and (b) if you are an individual who holds the Common Stock as a capital asset, you are present in the United States for less than 183 days in the taxable year of the sale and other conditions are met.

Federal Estate Taxes

Common Stock owned or treated as being owned by a non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. Information Reporting and Backup Withholding Tax

U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on Common Stock, provided that you provide a Form W-8BEN (or satisfy certain documentary evidence requirements for establishing that you are not a U.S. person) or otherwise establish an exemption. Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of Common Stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of Common Stock effected outside the United States by a foreign office of certain U.S.-related brokers, unless the broker has documentary evidence in its records that you are a non-U.S. holder and certain conditions are met, or you otherwise establish an exemption. Payment by a U.S. office of a broker of the proceeds of a sale of Common Stock will be subject to both backup withholding and information reporting unless you certify your non-U.S. status under penalties of perjury or otherwise establish an exemption.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the Depositary Shares for Common Stock and the acquisition, holding and, to the extent relevant, disposition of Common Stock by a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”).

A fiduciary with respect to any assets of a Plan should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an exchange of Depositary Shares for Common Stock. Among other factors, the fiduciary should consider whether the investment in Common Stock would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (the “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans

(as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The exchange of Depositary Shares for Common Stock by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Common Stock is acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition or holding of Common Stock. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the acquisition and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any person acquiring or holding Common Stock or any interest therein will be deemed to have represented by its acquisition and holding of Common Stock offered hereby that either (1) it is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring the Common Stock on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition and holding of the Common Stock will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering participating in the Exchange Offer on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Participants in the Exchange Offer have exclusive responsibility for ensuring that their acquisition and holding of Common Stock do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The exchange of any Depositary Shares for Common Stock by a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

LEGAL MATTERS

The validity of the Common Stock to be issued in the Exchange Offer will be passed upon for us by Vedder Price P.C., Chicago, Illinois.

EXPERTS

The financial statements as of December 31, 2008 and December 31, 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2008 included in this Prospectus have been so included in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

MIDWEST BANC HOLDINGS, INC.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except for share data)

	March 31,	December 31,
	2009	2008

ASSETS
Cash	$56,516	$61,330
Short-term investments	1,762	1,735

Total cash and cash equivalents	58,278	63,065
Securities available-for-sale (securities pledged to creditors: $368,168 at March 31, 2009 and $368,714 at December 31, 2008)	685,858	621,949
Securities held-to-maturity (fair value: $29,598 at March 31, 2009 and $30,387 at December 31, 2008)	29,082	30,267

Total securities	714,940	652,216
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	31,698	31,698
Loans	2,591,048	2,509,759
Allowance for loan losses	(53,011)	(44,432)

Net loans	2,538,037	2,465,327
Cash surrender value of life insurance	85,517	84,675
Premises and equipment, net	38,528	38,313
Foreclosed properties	18,534	12,018
Core deposit and other intangibles, net	14,110	14,683
Goodwill	78,862	78,862
Other assets	134,560	129,355

Total assets	$3,713,064	$3,570,212

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$343,422	$334,495
Interest-bearing	2,200,583	2,078,296

Total deposits	2,544,005	2,412,791
Federal funds purchased	55,000	—
Revolving note payable	8,600	8,600
Securities sold under agreements to repurchase	297,650	297,650
Advances from the Federal Home Loan Bank	340,000	380,000
Junior subordinated debentures	60,807	60,791
Subordinated debt	15,000	15,000
Term note payable	55,000	55,000
Other liabilities	35,932	34,546

Total liabilities	3,411,994	3,264,378

Commitments and contingencies (see note 7)
Stockholders’ Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; Series A, $2,500 liquidation preference, 17,250 shares issued and outstanding at March 31, 2009 and December 31, 2008
Series T, $1,000 liquidation preference, 84,784 shares issued and outstanding at March 31, 2009 and December 31, 2008	1	1
Common stock, $0.01 par value, 64,000,000 shares authorized; 29,596,012 shares issued and 27,929,029 outstanding at March 31, 2009 and 29,530,878 shares issued and 27,892,578 outstanding at December 31, 2008	297	296
Additional paid-in capital	384,097	383,491
Warrant	5,229	5,229
Accumulated deficit	(73,533)	(66,325)
Accumulated other comprehensive loss	(268)	(2,122)
Treasury stock, at cost (1,666,983 shares at March 31, 2009 and 1,638,300 shares at December 31, 2008)	(14,753)	(14,736)

Total stockholders’ equity	301,070	305,834

Total liabilities and stockholders’ equity	$3,713,064	$3,570,212

See accompanying notes to unaudited consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
For the three months ended March 31, 2009 and 2008
(In thousands, except per share data)

	2009	2008

Interest Income
Loans	$34,549	$40,806
Securities
Taxable	6,940	9,060
Exempt from federal income taxes	550	598
Dividend income from Federal Reserve Bank stock	190	183
Federal funds sold and other short-term investments	37	148

Total interest income	42,266	50,795
Interest Expense
Deposits	13,685	19,089
Federal funds purchased	29	815
Revolving note payable	43	80
Securities sold under agreements to repurchase	3,205	3,178
Advances from the Federal Home Loan Bank	3,029	3,482
Junior subordinated debentures	739	1,045
Subordinated debt	152	3
Term note payable	282	887

Total interest expense	21,164	28,579

Net interest income	21,102	22,216
Provision for loan losses	13,000	5,400

Net interest income after provision for loan losses	8,102	16,816
Noninterest Income
Service charges on deposit accounts	1,894	1,963
Net gains (losses) on securities transactions	—	12
Impairment loss on securities	—	(17,586)
Insurance and brokerage commissions	320	560
Trust	282	449
Increase in cash surrender value of life insurance	842	858
Gain on sale of property	—	15,196
Other	5	338

Total noninterest income	3,343	1,790
Noninterest Expenses
Salaries and employee benefits	11,083	13,040
Occupancy and equipment	3,245	2,899
Professional services	2,102	1,538
Loss on early extinguishment of debt	—	7,121
Marketing	688	576
Foreclosed properties	345	5
Amortization of intangible assets	573	590
Merger related	—	114
Other	3,725	2,726

Total noninterest expenses	21,761	28,609

Loss before income taxes	(10,316)	(10,003)
Benefit for income taxes	(4,996)	(4,587)

Net Loss	(5,320)	(5,416)
Preferred stock dividends	2,123	835

Loss available to common stockholders	$(7,443)	$(6,251)

Basic loss per share	$(0.27)	$(0.22)

Diluted loss per share	$(0.27)	$(0.22)

Cash dividends declared per common share	$—	$0.13

See accompanying notes to unaudited consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)
For the three months ended March 31, 2009 and 2008

					Retained	Accumulated
			Additional		Earnings	Other		Total
	Preferred	Common	Paid in		(Accumulated	Comprehensive	Treasury	Stockholders’
	Stock	Stock	Capital	Warrant	Deficit)	Income (Loss)	Stock	Equity
	(In thousands, except share and per share data)

Balance, December 31, 2007	$—	$293	$300,762	$—	$102,762	$(13,917)	$(14,736)	$375,164
Cash dividends declared ($48.4375 per share) on Series A preferred stock	—	—	—	—	(835)	—	—	(835)
Cash dividends declared ($0.13 per share) on common stock	—	—	—	—	(3,701)	—	—	(3,701)
Issuance of 223,324 shares restricted stock	—	2	(2)	—	—	—	—	—
Stock-based compensation expense	—	—	873	—	—	—	—	873
Comprehensive income
Net loss	—	—	—	—	(5,416)	—	—	(5,416)
Net increase in fair value of securities classified as available- for-sale, net of income taxes and reclassification adjustments	—	—	—	—	—	15,071	—	15,071

Total comprehensive income								9,655

Balance, March 31, 2008	$—	$295	$301,633	$—	$92,810	$1,154	$(14,736)	$381,156

Balance, December 31, 2008	$1	$296	$383,491	$5,229	$(66,325)	$(2,122)	$(14,736)	$305,834
Cash dividends declared ($48.4375 per share) on Series A preferred stock	—	—	—	—	(836)	—	—	(836)
Cash dividends declared ($9.72 per share) on Series T preferred stock	—	—	—	—	(824)	—	—	(824)
Issuance of 128,970 shares restricted stock	—	1	(1)	—	—	—	—	—
Accreted discount on preferred stock	—	—	228	—	(228)	—	—	—
Stock-based compensation expense	—	—	379	—	—	—	—	379
Repurchase of 10,695 shares of common stock under benefit plan	—	—	—	—	—	—	(17)	(17)
Comprehensive income
Net loss	—	—	—	—	(5,320)	—	—	(5,320)
Prior service cost, net of income taxes	—	—	—	—	—	15	—	15
Net increase in fair value of securities classified as available- for-sale, net of income taxes	—	—	—	—	—	1,839	—	1,839

Total comprehensive loss								(3,466)

Balance, March 31, 2009	$1	$297	$384,097	$5,229	$(73,533)	$(268)	$(14,753)	$301,070

See accompanying notes to unaudited consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
For the three Months Ended March 31, 2009 and 2008

	2009	2008
	(In thousands)

Cash flows from operating activities
Net loss	$(5,320)	$(5,416)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,023	1,026
Provision for loan losses	13,000	5,400
Amortization of core deposit and other intangibles	356	117
Amortization of premiums and discounts on securities, net	211	195
Realized loss on sale of available-for-sale securities, net	—	(12)
Impairment loss on securities	—	17,586
Gain on sale of property	—	(15,196)
Loss on early extinguishment of debt	—	7,121
Increase in cash surrender value of life insurance	(842)	(858)
Deferred income taxes	(9,427)	(4,688)
Loss on sale of other real estate, net	196	—
Amortization of deferred stock based compensation	379	873
Change in other assets	3,696	(5,667)
Change in other liabilities	782	169

Net cash provided by operating activities	4,054	650
Cash flows from investing activities
Sales of securities available-for-sale	—	83,936
Sales of securities held-to-maturity	—	4,443
Maturities of securities available-for-sale	47,000	25,585
Principal payments on securities available-for-sale	17,000	17,961
Principal payments on securities held-to-maturity	1,154	619
Purchases of securities available-for-sale	(125,084)	(148,300)
Loan originations and principal collections, net	(92,505)	(5,168)
Proceeds from sale of property	—	18,259
Proceeds from sale of foreclosed properties	244	—
Additions to property and equipment	(1,237)	(499)

Net cash used in investing activities	(153,428)	(3,164)
Cash flows from financing activities
Net increase in deposits	131,264	(53,272)
Proceeds from borrowings	—	4,000
Repayment of borrowings	(40,000)	(140,575)
Preferred cash dividends paid	(1,660)	(835)
Common cash dividends paid	—	(3,673)
Change in federal funds purchased and securities sold under agreements to repurchase	55,000	214,865
Repurchase of common shares under stock and incentive option plan	(17)	—

Net cash provided by financing activities	144,587	20,510

Increase (decrease) in cash and cash equivalents	(4,787)	17,996
Cash and cash equivalents at beginning of period	63,065	84,499

Cash and cash equivalents at end of period	$58,278	$102,495

Supplemental disclosures
Cash paid during period for:
Interest	$23,169	$29,297
Income taxes	582	1,000

See accompanying notes to unaudited consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	BASIS OF PRESENTATION

The consolidated financial statements of Midwest Banc Holdings, Inc. (the “Company”) included herein are unaudited; however, such statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation for the interim periods. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.

The annualized results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results expected for the full year ending December 31, 2009.

Included within salaries and benefits expense for the first quarter of 2009 was the reversal of $700,000 that had been over accrued at December 31, 2008. This item was identified in the prior year and was considered immaterial to the prior-year financial statements, and the correcting adjustment recorded in the current quarter is estimated to be immaterial to the projected income for the year ending December 31, 2009.

NOTE 2 —	NEW ACCOUNTING PRONOUNCEMENTS

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” on January 1, 2008, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements where the Financial Accounting Standards Board (“FASB”) had previously concluded in those pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new financial assets or liabilities to be measured at fair value. In February 2008, FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157.” This FSP delays the effective dates of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. In October 2008, the FASB issued Staff Position 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (“FSP No. 157-3”), which clarifies the application of SFAS No. 157 in an inactive market and provides an illustrative example to demonstrate how the fair value of a financial asset is to be determined when the market for that financial asset is not active. FSP No. 157-3 became effective for the Company’s interim financial statements as of September 30, 2008 and did not significantly impact the methods by which the Company determines the fair values of its financial assets. On April 9, 2009, the FASB issued Staff Position 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. 157-4”), which indicates that if an entity determines that either the volume and/or level of activity for an asset or liability has significantly decreased or price quotations or observable inputs are not associated with orderly transactions, increased analysis and management judgement will be required to estimate fair value. Valuation techniques such as an income approach might be appropriate to supplement or replace a market approach in those circumstances. FSP No. 157-4 requires entities to disclose in interim and annual periods the inputs and valuation techniques used to measure fair value along with any changes in valuation techniques and related inputs during the period. FSP No. 157-4 is effective for interim and annual periods ending after June 15, 2009. Accordingly, the Company will include these new disclosures beginning April 1, 2009. See Note 8 — Fair Value for more information.

On April 9, 2009, the FASB issued Staff Position No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP No. 107-1”), which relates to fair value disclosures in public entity financial statements for financial instruments that are within scope of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” This guidance increases the frequency of fair value disclosures from annual only to quarterly. FSP No. 107-1 is effective for interim and annual periods ending after June 15, 2009. The adoption of FSP No. 107-1 will not have a material effect on the Company’s results of operations or consolidated financial position, but will enhance required disclosures. Accordingly, the Company will include these new disclosures beginning April 1, 2009.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On April 9, 2009, FASB issued Staff Position No. 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP No. 115-2”). This new guidance revises the recognition and reporting requirements for other-than-temporary impairments of debt securities. FSP No. 115-2 eliminates the “ability and intent to hold” provision for debt securities and impairment is considered to be other than temporary if a company (i) intends to sell the security, (ii) more likely than not will be required to sell the security before recovering its cost, or (iii) does not expect to recover the security’s entire amortized cost. This guidance also eliminates the “probability” standard relating to the collectibility of cash flows and impairment is considered to be other than temporary if the present value of cash flows expected to be collected is less than the amortized cost (credit loss). Other-than-temporary losses also need to be separated between the amount related to credit loss (which is recognized in current earnings) and the amount related to all other factors (which is recognized in other comprehensive income). FSP No. 115-2 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company has not elected to adopt early and is assessing the effect on the Company’s results of operations or consolidated financial position from adopting FSP No. 115-2.

In December 2007, FASB issued SFAS No. 141(R), “Business Combinations,” which replaces the current standard on business combinations, modifies the accounting for business combinations and requires, with limited exceptions, the acquirer in a business combination to recognize all of the assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree at the acquisition-date, at fair value. SFAS No. 141(R) also requires certain contingent assets and liabilities acquired as well as contingent consideration to be recognized at fair value. In addition, the statement requires payments to third parties for consulting, legal, audit, and similar services associated with an acquisition to be recognized as expenses when incurred rather than capitalized as part of the cost of the acquisition. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008 and early adoption is not permitted. The adoption of SFAS No. 141(R) on January 1, 2009 did not have a material effect on the Company’s results of operations or consolidated financial position.

In June 2008, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF No. 07-5”). EITF No. 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF No. 07-5 applies to any freestanding financial instrument or embedded feature that has all of the characteristics of a derivative or freestanding instrument that is potentially settled in an entity’s own stock (with the exception of share-based payment awards within the scope of SFAS 123(R)). To meet the definition of “indexed to own stock,” an instrument’s contingent exercise provisions must not be based on (a) an observable market, other than the market for the issuer’s stock (if applicable), or (b) an observable index, other than an index calculated or measured solely by reference to the issuer’s own operations, and the variables that could affect the settlement amount must be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares. EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of EITF No. 07-5 did not have a material effect on the Company’s results of operations or consolidated financial position.

On June 16, 2008, the FASB issued Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, “Earnings per Share.” FSP EITF No. 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. All prior-period earnings per share data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of this FSP. The adoption of FSP EITF 03-6-1 did not have a material effect on the Company’s results of operations or consolidated financial position.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2008, the FASB issued FASB Staff Position FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP No. FAS 140-4 and FIN 46(R)-8”). FSP No. FAS 140-4 and FIN 46(R)-8 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” and FIN No. 46, “Consolidation of Variable Interest Entities,” requiring additional disclosures about transfers of financial assets and the involvement with variable interest entities. These additional disclosures are intended to provide greater transparency about a transferor’s continuing involvement with transferred assets and variable interest entities. FSP No. FAS 140-4 and FIN 46(R)-8 is effective for fiscal years ending after December 15, 2008. The adoption of FSP No. FAS 140-4 and FIN 46(R)-8 did not have a material effect on the Company’s results of operations or consolidated financial position.

NOTE 3 —	SECURITIES

The following tables set forth the composition of the Company’s securities portfolio by major category as of March 31, 2009 and December 31, 2008.

	March 31, 2009
					Total
	Held-to-Maturity		Available-for-Sale				% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)

U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$316,365	$317,791	$316,365	$317,791	44.3%
Obligations of states and political subdivisions	1,251	1,282	57,283	58,338	58,534	59,620	8.2
Mortgage-backed securities	27,831	28,316	289,680	295,134	317,511	323,450	44.4
Equity securities	—	—	2,749	1,007	2,749	1,007	0.4
Other bonds	—	—	19,135	13,588	19,135	13,588	2.7

Total	$29,082	$29,598	$685,212	$685,858	$714,294	$715,456	100.0%

	December 31, 2008
					Total
	Held-to-Maturity		Available-for-Sale				% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)

U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$263,483	$265,435	$263,483	$265,435	40.3%
Obligations of states and political subdivisions	1,251	1,263	57,309	56,664	58,560	57,927	9.0
Mortgage-backed securities	29,016	29,124	281,592	283,679	310,608	312,803	47.4
Equity securities	—	—	2,749	930	2,749	930	0.4
Other bonds	—	—	19,176	15,241	19,176	15,241	2.9

Total	$30,267	$30,387	$624,309	$621,949	$654,576	$652,336	100.0%

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the fair value of securities held-to-maturity and available-for-sale with unrealized losses and an aging of those unrealized losses:

	March 31, 2009
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

Securities available-for-sale:
Obligations of states and political subdivisions	$10,320	$(105)	$2,439	$(157)	$12,759	$(262)
Mortgage-backed securities:
U.S. government-sponsored entities(1)	29,668	(212)	23,179	(290)	52,847	(502)
Equity securities(2)	1,007	(1,742)	—	—	1,007	(1,742)
Corporate and other debt securities	3,613	(418)	9,975	(5,129)	13,588	(5,547)

Total available-for-sale	44,608	(2,477)	35,593	(5,576)	80,201	(8,053)

Total held-to-maturity	—	—	—	—	—	—

Total temporarily impaired securities	$44,608	$(2,477)	$35,593	$(5,576)	$80,201	$(8,053)

(1)	Includes obligations of the Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA).

(2)	Includes issues from government-sponsored entities (FHLMC and FNMA).

The unrealized loss on available-for-sale securities is included, net of tax, in other comprehensive loss on the consolidated balance sheets. Management does not believe any individual unrealized loss as of March 31, 2009, identified in the preceding table, represents other-than-temporary impairment. The Company has both the intent and ability to hold each of the securities shown in the table for the time necessary to recover its amortized cost.

•	The unrealized loss for U.S. government-sponsored entities’ mortgage-backed securities relate primarily to debt securities issued by FNMA and FHLMC. Each of these securities has a stated maturity date. FNMA has an issuer rating of Aaa by Moody’s and a long-term issuer default rating of AAA by Fitch. FHLMC has senior secured and unsecured debt ratings of Aaa by Moody’s and a long-term issuer default rating of AAA by Fitch. These mortgage-backed securities are notes with a weighted average maturity of approximately 26 years and a weighted average interest rate of 2.11%.

•	The unrealized losses on corporate and other debt securities relate to securities which were rated BBB- or better by either Moody’s or S&P as of March 31, 2009. These debt securities have a weighted average maturity of approximately 19 years and a weighted average interest rate of 2.96%. With respect to the largest unrealized loss position, the Company has approximately 157% senior collateral coverage related to this security.

•	The unrealized losses on equity securities relate to the preferred equity securities issued by FNMA and FHLMC which were rated Ca and C by Moody’s and S&P, respectively, as of March 31, 2009. The dividend on these equity securities has been suspended.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	LOANS

Major classifications of loans are summarized as follows:

	March 31,		December 31,
	2009		2008
		% of Gross		% of Gross
	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Commercial	$1,106,164	42.7%	$1,090,078	43.3%
Construction	373,112	14.4	366,178	14.6
Commercial real estate	773,934	29.9	729,729	29.1
Home equity	213,473	8.2	194,673	7.8
Other consumer	6,327	0.2	6,332	0.3
Residential mortgage	118,792	4.6	123,161	4.9

Total loans, gross	2,591,802	100.0%	2,510,151	100.0%
Net deferred fees	(754)		(392)

Total loans, net	$2,591,048		$2,509,759

Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”) addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in purchase business combinations and applies to all nongovernmental entities. SOP 03-3 does not apply to loans originated by the Company. The Company’s assessment of loans acquired in the acquisition of Northwest Suburban as of October 1, 2007 identified $5.9 million in acquired loans to which the application of the provisions of SOP 03-3 was required. As a result of the application of SOP 03-3, the Company recorded purchase accounting adjustments reflecting a reduction in loans of $2.0 million related to acquired impaired loans, thus reducing the carrying value of these loans to $3.9 million as of December 31, 2007. The carrying value of these loans was $754,000 as of March 31, 2009, and there continues to be no allowance for loan losses regarding these loans. The Company does not consider prepayments in the determination of contractual or expected cash flows.

The following is the carrying value by source of repayment category for loans subject to SOP 03-3:

	March 31,	December 31,
	2009	2008
	(In thousands)

Commercial	$508	$531
Residential mortgage	246	247

Total carrying value	$754	$778

The following is a summary of changes in the accretable yield for the quarter ended March 31, 2009:

(In thousands)

Balance at beginning of period	$33
Accretion	(14)

Balance at end of period	$19

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	ALLOWANCE FOR LOAN LOSSES

Following is a summary of activity in the allowance for loan losses for the three months ended March 31, 2009 and 2008 (in thousands):

	2009	2008

Balance at beginning of period	$44,432	$26,748
Provision charged to operations	13,000	5,400
Loans charged off	(4,819)	(12,250)
Recoveries	398	446

Net loans (charged off) recoveries	(4,421)	(11,804)

Balance at end of period	$53,011	$20,344

A portion of the allowance for loan losses is allocated to impaired loans. Information with respect to impaired loans and the amount of the allowance for loan losses allocated thereto, at March 31, 2009, is as follows (in thousands):

Impaired loans for which no allowance for loan losses is allocated	$16,942
Impaired loans with an allocation of the allowance for loan losses	60,273

Total impaired loans	$77,215

Allowance for loan losses allocated to impaired loans	$11,578

Average impaired loans and interest income recognized on impaired loans are as follows for the three months ended March 31, 2009 (in thousands):

Average impaired loans	$63,838
Interest income recognized on impaired loans on a cash basis	102

Interest payments on impaired loans are generally applied to principal, unless the loan principal is considered to be fully collectible, in which case interest is recognized on a cash basis.

The Company had a reserve for losses on unfunded commitments of $1.3 million at March 31, 2009, up from $1.1 million at December 31, 2008 and $585,000 at March 31, 2008.

Nonaccrual loans were $80.3 million and there were no loans past due 90 days but still accruing as of March 31, 2009. There was $11.0 million in troubled-debt restructured loans as of March 31, 2009.

NOTE 6 —	GOODWILL AND INTANGIBLES

The following table presents the carrying amount and accumulated amortization of intangible assets (in thousands):

	March 31, 2009			December 31, 2008
	Gross			Gross
	Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Amortized intangible assets:
Core deposit and other intangibles	$21,091	$(6,981)	$14,110	$21,091	$(6,408)	$14,683

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amortization of intangible assets was $573,000 for the three months ended March 31, 2009. At March 31, 2009, the projected amortization of intangible assets for the years ending December 31, 2009 through 2013 and thereafter is as follows (in thousands):

2009	$2,292
2010	2,222
2011	1,918
2012	1,803
2013	1,696
Thereafter	4,752

The weighted average amortization period for the core deposit intangibles is approximately eight years as of March 31, 2009.

The following table presents the changes in the carrying amount of goodwill and other intangibles during the three months ended March 31, 2009 (in thousands):

		Core Deposit
		and Other
	Goodwill	Intangibles

Balance at beginning of period	$78,862	$14,683
Amortization	—	(573)

Balance at end of period	$78,862	$14,110

Goodwill is not amortized but assessed at least annually for impairment or, for an interim period, if an event occurs or circumstances change that would more likely than not reduce fair values below carrying amounts. As of September 30, 2008, based upon the guidelines contained in SFAS No. 142, “Goodwill and Other Intangible Assets,” it was determined that the fair value of the Company’s assets and liabilities was lower than amounts recorded in the Company’s financial statements. Accordingly during the quarter ended September 30, 2008, the Company recognized a goodwill impairment charge of $80.0 million. The method for estimating the value of the Company included a weighted average of the discounted cash flows method, the guideline company method, and the guideline transaction methods. The Company does not believe that any new events or changes in circumstances have occurred since December 31, 2008 that would require an interim impairment analysis to be conducted as of March 31, 2009. The Company can give no assurance that it will not be required to record goodwill impairment charges in the future.

NOTE 7 —	OFF-BALANCE-SHEET RISK

In the normal course of business and to meet financing needs of customers, the Company is a party to financial instruments with off-balance-sheet risk. Since many commitments to extend credit expire without being used, the amounts below do not necessarily represent future cash commitments. These financial instruments include lines of credit, letters of credit, and commitments to extend credit. These are summarized as follows as of March 31, 2009:

	Amount of Commitment Expiration Per Period
	Within			After
	1 Year	1-3 Years	4-5 Years	5 Years	Total
	(In thousands)

Lines of Credit:
Commercial real estate	$97,526	$9,613	$6,419	$180	$113,738
Home equity	42,340	26,803	31,379	52,587	153,109
Consumer	—	—	—	2,187	2,187
Commercial	243,471	9,724	1,648	2,035	256,878

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Amount of Commitment Expiration Per Period
	Within			After
	1 Year	1-3 Years	4-5 Years	5 Years	Total
	(In thousands)

Letters of credit	41,512	12,116	3,543	—	57,171
Commitments to extend credit	37,406	—	—	—	37,406

Total commitments	$462,255	$58,256	$42,989	$56,989	$620,489

At March 31, 2009, commitments to extend credit included $7.6 million of fixed rate loan commitments. These commitments are due to expire within 30 to 90 days of issuance and have rates ranging from 4.50% to 7.75%. Substantially all of the unused lines of credit are at adjustable rates of interest.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial position or results of operations.

NOTE 8 —	FAIR VALUE

The Company adopted SFAS No. 157, “Fair Value Measurement,” on January 1, 2008. SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between willing market participants on the measurement date. SFAS No. 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•	Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

•	Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company’s available-for-sale investment securities are the only financial assets that are measured at fair value on a recurring basis; it does not hold any financial liabilities that are measured at fair value on a recurring basis. The fair values of available-for-sale securities are determined by obtaining either quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on these securities’ relationship to other benchmark quoted securities. If quoted prices or matrix pricing are not available, the fair value is determined by an adjusted price for similar securities including unobservable inputs. The fair values of the available-for-sale securities were measured at March 31, 2009 and December 31, 2008 using the following:

	Total	Quoted Prices or	Significant	Significant
	Fair Value	Identical Assets in	Other Observable	Unobservable
	at March 31,	Active Markets	Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Assets:
Available-for-sale securities	$685,858	$1,007	$677,832	$7,019

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Total	Quoted Prices or	Significant	Significant
	Fair Value	Identical Assets in	Other Observable	Unobservable
	at December 31,	Active Markets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Assets:
Available-for-sale securities	$621,949	$930	$612,586	$8,433

The following is a summary of changes in the fair value of the corporate available-for-sale securities that were measured using significant unobservable inputs for the quarters ended March 31, 2009 and 2008:

	March 31,
	2009	2008
	(In thousands)

Beginning balance	$8,433	$10,479
Paydowns received	(39)	—
Total gains or losses (realized/unrealized):
Included in earnings	—	—
Included in other comprehensive income	(1,375)	(819)

Ending balance	$7,019	$9,660

The Company’s impaired loans that are measured using the fair value of the underlying collateral are measured on a non-recurring basis. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” At March 31, 2009, $48.7 million of the total impaired loans were evaluated based on the fair value of the collateral. The fair value of the collateral is determined by obtaining an observable market price or by obtaining an appraised value with management applying selling and other discounts to the underlying collateral value. If an appraised value is not available, the fair value of the impaired loan is determined by an adjusted appraised value including unobservable cash flows.

The fair values of the impaired loans based on the fair value of the collateral were measured at March 31, 2009 and December 31, 2008 using the following:

		Quoted Prices or	Significant	Significant
		Identical Assets in	Other Observable	Unobservable
	March 31,	Active Markets	Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Assets:
Impaired loans	$48,695	$—	$—	$48,695

		Quoted Prices or	Significant	Significant
		Identical Assets in	Other Observable	Unobservable
	December 31,	Active Markets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Assets:
Impaired loans	$37,098	$—	$—	$37,098

Loans which are measured for impairment using the fair value of collateral for collateral dependent loans, had a gross carrying amount of $60.3 million, with an associated valuation allowance of $11.6 million for a fair value of $48.7 million at March 31, 2009. The provision for loan losses for the quarter ended March 31, 2009, included $8.9 million of specific allowance allocations for impaired loans.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	STOCK COMPENSATION AND RESTRICTED STOCK AWARDS

Under the Company’s Stock and Incentive Plan (the “Plan”), officers, directors, and key employees may be granted incentive stock options to purchase the Company’s common stock at no less than 100% of the market price on the date the option is granted. Options can be granted to become exercisable immediately or after a specified vesting period or may be issued subject to performance targets. In all cases, the options have a maximum term of ten years. The Plan also permits the issuance of nonqualified stock options, stock appreciation rights, restricted stock, and restricted stock units. The Plan authorizes a total of 3,900,000 shares for issuance. There are 1,546,267 shares remaining for issuance under the Plan at March 31, 2009. It is the Company’s policy to issue new shares of its common stock in conjunction with the exercise of stock options or grants of restricted stock.

No employee stock options were exercised during the first quarter of 2009. Total employee stock options outstanding at March 31, 2009 were 649,477 with exercise prices ranging between $1.15 and $22.03, with a weighted average exercise price of $8.55, and expiration dates between 2009 and 2019. During the first quarter of 2009, 288,693 stock options were granted with an exercise price of $1.15, which will vest over the service period of three years.

Information about option grants follows:

		Weighted Average	Weighted Average
	Number of	Exercise Price	Grant- Date Fair
	Options	Per Share	Value Per Share

Outstanding at December 31, 2008	379,371	$14.28	$4.80
Granted	288,693	1.15	0.66
Exercised	—	—	—
Forfeited	(18,587)	10.59	2.92

Outstanding at March 31, 2009	649,477	8.55	3.01

Employee compensation expense for stock options previously granted was recorded in the consolidated income statement based on the grant’s vesting schedule. Forfeitures of stock option grants are estimated for those stock options where the requisite service is not expected to be rendered. The grant-date fair value for each grant was calculated using the Black-Scholes option pricing model. The following table reflects the stock options granted in 2009.

2009

Fair value	$0.66
Risk-free interest rate	2.78%
Expected option life	7.5 years
Expected stock price volatility	52.54%

Employee compensation expense related to stock options was $14,000 and $5,000 for the three months ended March 31, 2009 and 2008. The total compensation cost related to nonvested stock options not yet recognized was $182,000 at March 31, 2009 and the weighted average period over which this cost is expected to be recognized is 33 months.

Under the Plan, officers, directors, and key employees may also be granted awards of restricted shares of the Company’s common stock. Holders of restricted shares are entitled to receive cash dividends paid to the Company’s common stockholders and have the right to vote the restricted shares prior to vesting. The existing restricted share grants vest over various time periods not exceeding five years and some may be accelerated subject to achieving certain performance targets. Compensation expense for the restricted shares equals the market price of the related stock at the date of grant and is amortized on a straight-line basis over the vesting period. All restricted shares had a grant-date fair value equal to the market price of the underlying common stock at date of grant.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the three months ended March 31, 2009 and 2008, the Company recognized $366,000 and $868,000, respectively, in compensation expense related to the restricted stock grants. The total compensation cost related to nonvested restricted shares not yet recognized was $3.7 million at March 31, 2009 and the weighted average period over which this cost is expected to be recognized is 34 months.

Information about unvested restricted shares outstanding and quarterly activity follows:

	Number of	Weighted Average
	Restricted	Grant-Date Fair Value
	Shares	Per Share

Outstanding at December 31, 2008	609,901	$16.42
Granted	128,970	1.15
Vested	(47,896)	15.80
Forfeited	(63,836)	18.65

Outstanding at March 31, 2009	627,139	13.09

NOTE 10 —	SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Company and various members of senior management have entered into a Supplemental Executive Retirement Plan (“SERP”). The SERP is an unfunded plan that provides for guaranteed payments, based on a percentage of the individual’s final salary, for 15 years after age 65. The benefit amount is reduced if the individual retires prior to age 65.

Effective April 1, 2008, the SERP agreements with employees constituted a pension plan under SFAS No. 87, “Employers’ Accounting for Pensions.” The objective of SFAS No. 87 is to recognize the compensation cost of pension benefits (including prior service cost) over that employee’s approximate service period. Included in salaries and benefits expense in the statements of income was $319,000 and $742,000 of expense related to the SERP for the three months ended March 31, 2009 and 2008, respectively. The expense related to the SERP for the three months ended March 31, 2008 was calculated under Accounting Principles Board Opinion No. 12, “Omnibus Opinion — 1967.” The benefit obligation was $6.7 million and $6.4 million as of March 31, 2009 and December 31, 2008, respectively.

The following is a summary of changes in the benefit obligation for the three months ended March 31, 2009 (in thousands):

Beginning balance	$6,403
Service cost	206
Interest cost	89
Distributions	(20)

Ending balance	$6,678

The prior service cost amortization expense for the three months ended March 31, 2009 was $15,000, net of tax.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 —	INCOME TAXES

The difference between the provision for income taxes in the consolidated financial statements and amounts computed by applying the current federal statutory income tax rate of 35% to income before income taxes is reconciled as follows:

	Three Months Ended March 31,
	2009		2008
	(In thousands)

Income taxes computed at the statutory rate	$(3,611)	35.0%	$(3,501)	35.0%
Tax-exempt interest income on securities and loans	(229)	2.2	(197)	2.0
General business credits	(609)	5.9	(130)	1.3
State income taxes, net of federal tax benefit due to state operating loss	(523)	5.1	(732)	7.3
Life insurance cash surrender value increase, net of premiums	(293)	2.8	(300)	3.0
Dividends received deduction	—	—	(301)	3.0
Nondeductible costs and other, net	269	(2.6)	574	(5.7)

Benefit for income taxes	$(4,996)	48.4%	$(4,587)	45.9%

The Company recognizes interest related to unrecognized tax benefits and penalties, if any, in income tax expense. During the period ended March 31, 2009 an audit was completed by the Illinois Department of Revenue for the years 2003 through 2005. The results of the audit were consistent with the tax reserves previously recorded. The primary issue related to the exclusion from taxable income of interest on certain state qualified U.S. obligations.

An Illinois Department of Revenue audit has commenced for Royal American Corporation (“Royal American”) for the years 2005 through June 2006. Royal American was acquired by the Company on July 1, 2006. The Company is responsible for all taxes related to Royal American including periods prior to its acquisition. The Company does not anticipate any adjustments that would result in significant change to its financial position as a result of the audit. It is reasonably possible that the gross balance of unrecognized tax benefits may change within the next twelve months. Years that remain subject to examination include 2005 to present for federal, 2003 to present for Illinois, 2005 to present for Indiana, and 2005 to present for federal and Illinois for various acquired entities.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	EARNINGS PER SHARE

	Three Months Ended March 31,
	2009	2008
	(In thousands, except per share data)
Net loss	$(5,320)	$(5,416)
Series A preferred stock dividends	836	835
Series T preferred stock dividends	1,059	—
Series T preferred stock discount accretion	228	—
Income allocated to participating securities(1)	—	—

Loss available to common stockholders	$(7,443)	$(6,251)

Basic
Weighted average common shares outstanding	27,925	27,838

Basic earnings per share	$(0.27)	$(0.22)

Diluted
Weighted average common shares outstanding	27,925	27,838
Dilutive effect of stock options(2)	—	—
Dilutive effect of restricted stock(2)	—	—

Diluted average common shares	27,925	27,838

Diluted earnings per share	$(0.27)	$(0.22)

(1)	No adjustment for unvested restricted shares was included in the computation of loss available to common stockholders for any period there was a loss. See Note 2 — New Accounting Pronouncements.

(2)	No shares of stock options or restricted stock were included in the computation of diluted earnings per share for any period there was a loss.

Options to purchase 649,477 shares at a weighted average exercise price of $8.55 and 259,580 shares at $15.53 were not included in the computation of diluted earnings per share for the three months ended March 31, 2009 and 2008, respectively, because the option exercise prices were greater than the average market price of the common stock and the options were, therefore, anti-dilutive. The warrant to purchase 4,282,020 shares at an exercise price of $2.97 was not included in the computation of diluted earnings per share because the warrant’s exercise price was greater than the average market price of common stock and was, therefore, anti-dilutive. The dilutive effect of the 627,139 and 636,718 shares of restricted stock was not included because of the anti-dilutive effect for the three months ended March 31, 2009 and 2008, respectively. Because of their anti-dilutive effect, the shares that would be issued if the Series A noncumulative redeemable convertible perpetual preferred stock were converted are not included in the computation of diluted earnings per share for the three months ended March 31, 2009 and 2008.

Note 13 —	Credit Agreements

The Company’s credit agreements with a correspondent bank at March 31, 2009 and December 31, 2008 consisted of a revolving line of credit, a term note loan, and a subordinated debenture in the amounts of $8.6 million, $55.0 million, and $15.0 million, respectively.

The revolving line of credit had a maximum availability of $25.0 million, an interest rate of one-month LIBOR plus 155 basis points, and matures on April 3, 2009. In April 2009, the Company renewed the revolving line of credit for sixty days with a maximum availability of $15.0 million and an interest rate of one-month LIBOR plus 155 basis points with an interest rate floor of 4.25%.

The term note had an interest rate of one-month LIBOR plus 155 basis points at March 31, 2009 and matures on September 28, 2010. The subordinated debt had an interest rate of one-month LIBOR plus 350 basis points at March 31, 2009, matures on March 31, 2018, and qualifies as Tier 2 capital.

The revolving line of credit and term note included the following covenants at March 31, 2009: (1) the Bank must not have nonperforming loans (loans on nonaccrual status and 90 days or more past due and troubled-debt restructured loans) in excess of 3.00% of total loans, (2) the Bank must report a quarterly profit, excluding charges related to acquisitions, and (3) the Bank must remain well capitalized. At March 31, 2009, the Company was in violation of two of these debt covenants, (1) and (2), and is currently seeking covenant waivers. It is also negotiating with the lender for a renewal of the revolving line of credit for a longer period and for revisions to other terms of both loans, including the covenants. In connection therewith the Company has agreed to provide additional information, including credit quality projections, to the lender. Management expects that the Company will also violate the nonperforming loans covenant in future quarters unless the credit agreements are renegotiated. If the lender does not waive the covenant violations, $8.6 million outstanding under the revolving line of credit and $55.0 million outstanding under the term loan would become due.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands, except share and per share data)

ASSETS
Cash	$61,330	$70,111
Federal funds sold and other short-term investments	1,735	14,388

Total cash and cash equivalents	63,065	84,499
Securities available-for-sale, at fair value	621,949	710,881
Securities held-to-maturity, at amortized cost (fair value:
$30,387 at December 31, 2008 and $36,912 at December 31, 2007)	30,267	37,601

Total securities	652,216	748,482
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	31,698	29,264
Loans	2,509,759	2,474,327
Allowance for loan losses	(44,432)	(26,748)

Net loans	2,465,327	2,447,579
Cash surrender value of life insurance	84,675	81,166
Premises and equipment, net	38,313	41,821
Foreclosed properties	12,018	2,220
Core deposit and other intangibles, net	14,683	17,044
Goodwill	78,862	160,407
Other assets	129,355	80,300

Total assets	$3,570,212	$3,692,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$334,495	$321,317
Interest-bearing	2,078,296	2,136,831

Total deposits	2,412,791	2,458,148
Federal funds purchased	—	81,000
Revolving note payable	8,600	2,500
Securities sold under agreements to repurchase	297,650	283,400
Advances from the Federal Home Loan Bank	380,000	323,439
Junior subordinated debentures	60,791	60,724
Subordinated debt	15,000	—
Term note payable	55,000	70,000
Other liabilities	34,546	38,407

Total liabilities	3,264,378	3,317,618

Commitments and contingencies (see note 18)
Stockholders’ Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized;
Series A, $2,500 liquidation preference, 17,250 shares issued and outstanding at December 31, 2008 and 2007 Series T, $1,000 liquidation preference, 84,784 shares issued and outstanding at December 31, 2008 and none issued at December 31, 2007	1	—
Common stock, $0.01 par value, 64,000,000 shares authorized; 29,530,878 shares issued and 27,892,578 outstanding at December 31, 2008 and 29,275,687 shares issued and 27,803,794 outstanding at December 31, 2007	296	293
Additional paid-in capital	383,491	300,762
Warrant	5,229	—
(Accumulated deficit) retained earnings	(66,325)	102,762
Accumulated other comprehensive loss	(2,122)	(13,917)
Treasury stock, at cost (1,638,300 shares at December 31, 2008 and 1,471,893 shares at December 31, 2007)	(14,736)	(14,736)

Total stockholders’ equity	305,834	375,164

Total liabilities and stockholders’ equity	$3,570,212	$3,692,782

See accompanying notes to consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)

Interest income
Loans	$151,120	$155,044	$123,854
Loans held for sale	—	89	125
Securities
Taxable	33,157	34,787	30,325
Exempt from federal income taxes	2,316	2,269	3,570
Trading securities	—	2	189
Dividend income from Federal Reserve Bank and Federal Home Loan Bank stock	741	839	693
Federal funds sold and other short-term investments	327	839	506

Total interest income	187,661	193,869	159,262

Interest expense
Deposits	66,025	76,692	57,518
Federal funds purchased and FRB discount window advances	2,064	1,829	1,526
Revolving note payable	474	186
Securities sold under agreements to repurchase	13,262	11,302	10,387
Advances from the Federal Home Loan Bank	11,824	14,769	9,808
Junior subordinated debentures	3,696	5,275	4,741
Subordinated debt	707	—	—
Term note payable	2,643	1,184	—

Total interest expense	100,695	111,237	83,980

Net interest income	86,966	82,632	75,282
Provision for loan losses	71,765	4,891	12,050

Net interest income after provision for loan losses	15,201	77,741	63,232

Noninterest income
Service charges on deposit accounts	7,742	6,697	5,733
Net (losses) gains on securities transactions	(16,596)	32	(153)
Impairment loss on securities	(65,387)	—	—
Net trading profits	—	—	624
(Loss) gains on sale of loans	(75)	443	760
Insurance and brokerage commissions	2,024	2,287	1,990
Trust	1,623	1,857	919
Increase in cash surrender value of life insurance	3,509	3,063	2,394
Gain on sale of property	15,196	—	—
Gain on extinguishment of debt	—	—	1,250
Other	1,368	1,098	1,034

Total noninterest (loss) income	(50,596)	15,477	14,551

Noninterest expense
Salaries and employee benefits	50,389	42,215	34,476
Occupancy and equipment	12,714	9,482	7,076
Professional services	8,590	5,470	4,971
Goodwill impairment	80,000	—	—
Loss on extinguishment of debt	7,121	—	—
Marketing	2,706	2,309	2,049
Foreclosed properties	332	34	311
Amortization of intangible assets	2,361	1,702	1,002
Merger related	271	1,312	1,595
Other	13,467	8,871	7,135

Total noninterest expense	177,951	71,395	58,615

(Loss) income before income taxes	(213,346)	21,823	19,168
(Benefit) provision for income taxes	(55,073)	3,246	1,422

Net (loss) income	(158,273)	18,577	17,746
Preferred stock dividends	3,728	204	—
Income allocated to participating securities	—	325	217

Net (loss) income available to common stockholders	$(162,001)	$18,048	$17,529

Basic (loss) earnings per share	$(5.82)	$0.71	$0.75

Diluted (loss) earnings per share	$(5.82)	$0.71	$0.74

Cash dividends declared per common share	$0.26	$0.52	$0.51

See accompanying notes to consolidated financial statements

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					(Accumulated		Accumulated
			Additional		Deficit)		Other		Total
	Preferred	Common	Paid in		Retained	Restricted	Comprehensive	Treasury	Stockholders’
	Stock	Stock	Capital	Warrant	Earnings	Stock	Loss	Stock	Equity
	(In thousands, except share and per share data)

Balance, December 31, 2005	$—	$221	$134,857	$—	$92,121	$(3,013)	$(7,606)	$(454)	$216,126
Cash dividends declared ($0.51 per share)	—	—	—	—	(12,060)	—	—	—	(12,060)
Issuance of 2,865,933 shares of stock upon acquisition	—	29	63,738	—	—	—	—	—	63,767
Issuance of common stock upon exercise of 151,894 stock options, net of tax benefits	—	2	2,551	—	—	—	—	—	2,553
Purchase of 204,188 treasury shares	—	—	—	—	—	—	—	(4,770)	(4,770)
Reclassification of restricted stock in conjunction with the adoption of FAS 123(R)	—	—	(3,013)	—	—	3,013	—	—	—
Issuance of 347,179 shares of restricted stock	—	3	(3)	—	—	—	—	—	—
Forfeiture of 9,250 shares of restricted stock	—	—	120	—	—	—	—	(120)	—
Stock-based compensation expense	—	—	2,547	—	—	—	—	—	2,547
Comprehensive income
Net income	—	—	—	—	17,746	—	—	—	17,746
Net increase in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	—	—	1,333	—	1,333

Total comprehensive income									19,079

Balance, December 31, 2006	—	255	200,797	—	97,807	—	(6,273)	(5,344)	287,242
Cash dividends declared ($11.84 per share) on preferred stock	—	—	—	—	(204)	—	—	—	(204)
Cash dividends declared ($0.52 per share) on common stock	—	—	—	—	(13,418)	—	—	—	(13,418)
Issuance of 17,250 shares of preferred stock, net of issuance costs	—	—	41,441	—	—	—	—	—	41,441
Issuance of 3,680,725 shares of stock upon acquisition	—	37	54,953	—	—	—	—	—	54,990
Issuance of common stock upon exercise of 36,443 stock options, net of tax benefits	—	—	429	—	—	—	—	—	429
Purchase of 661,500 treasury shares	—	—	—	—	—	—	—	(9,392)	(9,392)
Issuance of 59,700 shares of restricted stock	—	1	(1)	—	—	—	—	—	—
Stock-based compensation expense	—	—	3,143	—	—	—	—	—	3,143
Comprehensive income
Net income	—	—	—	—	18,577	—	—	—	18,577
Net decrease in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	—	—	(7,644)	—	(7,644)

Total comprehensive income									10,933

Balance, December 31, 2007	—	293	300,762	—	102,762	—	(13,917)	(14,736)	375,164
Cash dividends declared ($193.75 per share) on preferred stock	—	—	—	—	(3,342)	—	—	—	(3,342)
Cash dividends declared ($0.26 per share) on common stock	—	—	—	—	(7,404)	—	—	—	(7,404)
Issuance of 84,784 shares of preferred stock	1	—	79,554	—	—	—	—	—	79,555
Issuance of warrant to purchase 4,282,020 shares of common stock	—	—	—	5,229	—	—	—	—	5,229
Issuance of common stock upon exercise of 16,500 stock options, net of tax benefits	—	—	178	—	—	—	—	—	178
Issuance of 24,168 shares of common stock to employee stock purchase plan	—	—	35	—	—	—	—	—	35
Issuance of 278,324 shares of restricted stock	—	3	(3)	—	—	—	—	—	—
Accreted discount on preferred stock	—	—	68	—	(68)	—	—	—	—
Stock-based compensation expense	—	—	2,897	—	—	—	—	—	2,897
Comprehensive income
Net loss	—	—	—	—	(158,273)	—	—	—	(158,273)
Prior service cost resulting from the application of SFAS No. 87, net of income taxes	—	—	—	—	—	—	(433)	—	(433)
Net decrease in the projected benefit obligation, net of income taxes	—	—	—	—	—	—	(240)	—	(240)
Net increase in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	—	—	12,468	—	12,468

Total comprehensive loss									(146,478)

Balance, December 31, 2008	$1	$296	$383,491	$5,229	$(66,325)	$—	$(2,122)	$(14,736)	$305,834

See accompanying notes to consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Cash flows from operating activities
Net (loss) income	$(158,273)	$18,577	$17,746
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	4,206	3,288	2,546
Provision for loan losses	71,765	4,891	12,050
Amortization of other intangibles and purchase accounting adjustments	989	912	933
Goodwill impairment charge	80,000	—	—
Proceeds from sales of trading securities, net	—	—	624
Amortization of premiums and discounts on securities, net	630	819	832
Realized loss(gain) on sales of securities	16,596	(32)	153
Impairment loss on securities	65,387	—	—
Net gain on sales of trading securities	—	—	(624)
Net gain on sales of mortgage loans	—	(443)	(760)
Originations of loans held for sale	—	(40,800)	(61,163)
Proceeds from sales of loans held for sale	—	43,915	61,163
Loss on sale of loans	75	—	—
Gain on sale of property	(15,196)	—	—
Loss of early extinguishment of debt	7,121	—	—
Increase in cash surrender value of life insurance	(3,509)	(3,063)	(2,394)
Deferred income taxes	(43,757)	(323)	5,373
Loss on sale of other real estate, net	222	12	—
Amortization of unearned stock based compensation	2,897	3,085	2,501
Change in other assets	(12,122)	7,602	(15,943)
Change in other liabilities	(15)	(14,569)	10,978

Net cash provided by operating activities	17,016	23,871	34,015

Cash flows from investing activities
Sales of securities available-for-sale	108,770	189,495	101,730
Redemption of Federal Reserve Bank and Federal Home Loan Bank stock	1,000	499	1,427
Sales of securities held-to maturity	4,262	2,039	—
Maturities of securities available-for-sale	137,725	93,571	16,500
Principal payments on securities available-for-sale	50,875	69,254	77,164
Purchases of securities available-for-sale	(270,533)	(428,468)	(80,771)
Purchases of Federal Reserve Bank and Federal Home Loan Bank stock	(4,974)	(3,128)	(8,931)
Maturities of securities held-to-maturity	—	430	4,435
Principal payments on securities held-to-maturity	2,966	5,665	8,829
Purchase of mortgage loans	—	(5,776)	(10,014)
Proceeds from sale of mortgages	5,789	—	—
Loan originations and principal collections, net	(103,298)	(85,378)	(98,312)
Proceeds from sale of branch property	18,259	—	4,403
Cash paid, net of cash and cash equivalents in acquisition	—	(71,658)	(41,044)
Proceeds from sale of other real estate	244	225	8,779
Investment in life insurance	—	—	(5,926)
Additions to property and equipment	(3,889)	(3,869)	(5,178)

Net cash used in investing activities	(52,804)	(237,099)	(26,909)

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Cash flows from financing activities
Net (decrease) increase in deposits	(44,997)	29,324	(32,218)
Payments of junior subordinated debt owed to unconsolidated trusts	—	(15,000)	—
Proceeds from borrowings	289,600	192,500	365,000
Repayments on borrowings	(234,075)	(120,000)	(200,000)
Preferred cash dividends paid	(3,342)	(204)	—
Common cash dividends paid	(11,076)	(13,004)	(11,439)
Change in federal funds purchased and securities sold under agreements to repurchase	(66,750)	91,151	(95,729)
Issuance of common stock to employee stock purchase plan	35	—	—
Issuance of preferred stock and warrant	84,784	41,441	—
Repurchase of common stock	—	(9,392)	(4,770)
Proceeds from issuance of treasury stock under stock option plan	175	379	1,983

Net cash provided by financing activities	14,354	197,195	22,827

(Decrease) increase in cash and cash equivalents	(21,434)	(16,033)	29,933
Cash and cash equivalents at beginning of year	84,499	100,532	70,599

Cash and cash equivalents at end of year	$63,065	$84,499	$100,532

Supplemental disclosures
Cash paid during the year for:
Interest	$103,436	$109,483	$80,191
Income taxes	2,700	10,100	2,811
Dividends declared not paid	$—	$3,672	$3,258
Acquisition
Noncash assets acquired	$—	$624,270	$619,835
Liabilities assumed	—	497,622	$515,024

Net noncash assets acquired	$—	$126,648	$104,811

Cash and cash equivalents acquired	$—	$10,066	$24,363

See accompanying notes to consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Nature of Operations

Midwest Banc Holdings, Inc. (the “Company”) is a bank holding company organized under the laws of the State of Delaware. Through its commercial bank and non-bank subsidiaries, the Company provides a full line of financial services to corporate and individual customers located in the greater Chicago metropolitan area. These services include demand, time, and savings deposits; lending; brokerage and insurance products; and trust services. While the Company’s management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. The Company operates in one business segment, community banking, providing a full range of services to individual and corporate customers. The following disclosures are all related to continuing operations. The Company acquired Northwest Suburban Bancorp., Inc. and Royal American Corporation effective October 1, 2007 and July 1, 2006, respectively. See Note 3 — Business Combinations for more details.

Note 2 —	Summary of Significant Accounting Policies

Basis of Presentation:  The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, Midwest Bank and Trust Company (the “Bank”). Included in the Bank are its wholly owned subsidiaries MBTC Investment Company, Midwest Funding, L.L.C., and Midwest Financial and Investment Services, Inc. (formerly known as Royal American Investment Services, Inc.). Significant intercompany balances and transactions have been eliminated.

Use of Estimates:  The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change are the allowance for loan losses, income taxes, and the fair value of financial instruments.

Cash and Cash Equivalents:  Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was $3.0 million at December 31, 2008.

Securities:  Securities are classified as held-to-maturity when the Company has the ability and the positive intent to hold those securities to maturity. Accordingly, they are stated at cost adjusted for amortization of premiums and accretion of discounts. Securities are classified as available-for-sale when the Company may decide to sell those securities due to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income. Interest income is reported net of amortization of premium and accretion of discount. Realized gains and losses on disposition of securities available-for-sale are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method. Trading securities are carried at fair value. Realized and unrealized gains and losses on trading securities are recognized in the statement of income as they occur. No trading securities were held at December 31, 2008 or 2007. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary, if any, are reflected in earnings as realized losses. In estimating other-than-temporary losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans:  Loans are reported net of the allowance for loan losses and deferred fees. Impaired loans are carried at the present value of expected future cash flows or the fair value of the related collateral, if the loan is considered to be collateral dependent. Interest on loans is included in interest income over the term of the loan based upon the

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

principal balance outstanding. The accrual of interest on loans is discontinued at the time the loan becomes 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Deferred Loan Fees and Costs:  Loan origination fees and origination costs are deferred and amortized over the life of the loan as an adjustment to yield.

Allowance for Loan Losses:  The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows and collateral values on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The Company’s methodology for determining the allowance for loan losses represents an estimation pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” and SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The allowance reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on regular analyses of all loans over $300,000 where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. The allowance for loan losses also includes consideration of concentrations and changes in portfolio mix and volume, and other qualitative factors. In addition, regulatory agencies, as an integral part of their examinations, may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment. The process for determining the allowance includes subjective elements and, therefore, may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provision for loan losses could be required that could adversely affect earnings or financial position in future periods.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of a similar nature such as residential mortgage and consumer loans and on an individual basis for other loans that exceed a set threshold. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Cash Surrender Value of Life Insurance:  The Company has purchased life insurance policies on certain executive and other officers. Life insurance is recorded at its cash surrender value or the amount that can be realized.

Premises and Equipment:  Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization, included in operating expenses, are computed on the straight-line method over the estimated useful lives of the assets ranging from three to thirty-nine years. The cost of maintenance and repairs is charged to income as incurred; significant improvements are capitalized.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreclosed Properties:  Real estate acquired in settlement of loans is recorded at fair value when acquired, establishing a new cost basis. Expenditures that increase the fair value of properties are capitalized as an adjustment to the cost basis. If fair value declines below the cost basis, a valuation allowance is recorded through expense.

Core Deposit and Other Intangibles:  Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank, branch, and non-bank acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives.

Goodwill:  Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired net tangible assets and identifiable intangible assets. Goodwill is not amortized but assessed at least annually, at September 30, for impairment, and any such impairment is recognized in the period it is identified.

Income Taxes:  Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax laws. Changes in enacted tax rates and laws are reflected in the financial statements in the periods they occur. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Securities Sold Under Agreements to Repurchase:  All securities sold under agreements to repurchase represent amounts advanced by various primary dealers. Securities are pledged to secure these liabilities.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Fair Value of Financial Instruments and Derivatives:  Fair values of financial instruments, including derivatives, are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. There is no readily available market for a significant portion of the Company’s financial instruments. Accordingly, fair values are based on various factors relative to expected loss experience, current economic conditions, risk characteristics, and other factors. The assumptions and estimates used in the fair value determination process are subjective in nature and involve uncertainties and significant judgment. As a consequence, fair values cannot be determined with precision. Changes in assumptions or in market conditions could significantly affect these estimates.

Stock Compensation:  Employee compensation cost relating to share-based payment transactions, including grants of employee stock options and restricted stock awards, are measured at fair value and recognized in the financial statements as prescribed by SFAS No. 123(R), “Share-Based Payment.” The Company adopted SFAS No. 123(R) in 2006 using the modified prospective method. Employee compensation expense for stock options and restricted stock granted is recorded in the consolidated income statement based on the grant’s vesting schedule. Forfeitures of stock options and restricted stock grants are estimated for those grants where the requisite service is not expected to be rendered. The grant-date fair value for each stock options grant is calculated using the Black-Scholes option pricing model.

Comprehensive Income:  Comprehensive income includes both net income and other comprehensive income elements, including the change in unrealized gains and losses on securities available-for-sale as well as the prior service cost and unrealized gains and losses related to the projected benefit obligation of the Supplemental Executive Retirement plan, net of tax.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings Per Common Share:  Basic earnings per common share is net income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options, the warrant, and restricted stock awards as well as under the “if converted” method for the noncumulative redeemable convertible perpetual preferred stock. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Dividend Restriction:  Banking regulations require the Company and the Bank to maintain certain capital levels and may limit the dividends paid by the Bank to the Company or by the Company to stockholders. The Company will only be able to pay dividends with the approval of the U.S. Treasury Department.

Reclassifications:  Certain items in the prior year financial statements were reclassified to conform to the current year’s presentation. Such reclassifications had no effect on net income.

Accounting Pronouncements:

In June 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in the application of income tax laws, providing a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax positions taken or expected to be taken in income tax returns. The Company’s adoption of FIN 48 on January 1, 2007 did not have a material impact on the Company’s consolidated financial position and results of operations. See Note 22 — Income Taxes for more details.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” to provide guidance in the process of quantifying financial statement misstatements. SAB No. 108 requires registrants to quantify an error under two methods: (1) quantify the misstatement based on the amount of the error originating in the current-year income statement (“Rollover Approach”) and (2) quantify the misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current-year irrespective of the misstatement’s year(s) origination (“Iron Curtain Approach”). Consequently, a registrant’s financial statements would require adjustment when either approach results in quantifying a misstatement that is material, after considering all relevant quantitative and qualitative factors. SAB No. 108 was effective for financial statements issued for fiscal years ending after November 15, 2006. The application of SAB No. 108 as of January 1, 2007 did not have any impact on the Company’s results of operations or financial position.

The Company adopted SFAS No. 157, “Fair Value Measurements,” on January 1, 2008, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements where the FASB had previously concluded in those pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new financial assets or liabilities to be measured at fair value. In February 2008, FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157.” This FSP delays the effective dates of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. In October 2008, the FASB issued Staff Position 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (“FSP No. 157-3”), which clarifies the application of SFAS No. 157 in an inactive market and provides an illustrative example to demonstrate how the fair value of a financial asset is to be determined when the market for that financial asset is not active. FSP No. 157-3 became effective for the Company’s interim financial statements as of September 30, 2008 and did not significantly impact the methods by which the Company determines the fair values of its financial assets. The adoption of SFAS No. 157 did not have a material effect on the Company’s results of operations or consolidated financial position. See Note 17 — Fair Value for more information.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2007, FASB issued SFAS No. 141(R), “Business Combinations,” which replaces the current standard on business combinations, modifies the accounting for business combinations and requires, with limited exceptions, the acquirer in a business combination to recognize all of the assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree at the acquisition-date, at fair value. SFAS No. 141(R) also requires certain contingent assets and liabilities acquired as well as contingent consideration to be recognized at fair value. In addition, the statement requires payments to third parties for consulting, legal, audit, and similar services associated with an acquisition to be recognized as expenses when incurred rather than capitalized as part of the cost of the acquisition. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008 and early adoption is not permitted.

In June 2008, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF No. 07-5”). EITF No. 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF No. 07-5 applies to any freestanding financial instrument or embedded feature that has all of the characteristics of a derivative or freestanding instrument that is potentially settled in an entity’s own stock (with the exception of share-based payment awards within the scope of SFAS 123(R)). To meet the definition of “indexed to own stock,” an instrument’s contingent exercise provisions must not be based on (a) an observable market, other than the market for the issuer’s stock (if applicable), or (b) an observable index, other than an index calculated or measured solely by reference to the issuer’s own operations, and the variables that could affect the settlement amount must be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares. EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company does not anticipate a material effect on its results of operations or consolidated financial position from adopting EITF No. 07-5.

In December 2008, the FASB issued FASB Staff Position FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP No. FAS 140-4 and FIN 46(R)-8”). FSP No. FAS 140-4 and FIN 46(R)-8 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” and FIN No. 46, “Consolidation of Variable Interest Entities,” requiring additional disclosures about transfers of financial assets and the involvement with variable interest entities. These additional disclosures are intended to provide greater transparency about a transferor’s continuing involvement with transferred assets and variable interest entities. FSP No. FAS 140-4 and FIN 46(R)-8 is effective for fiscal years ending after December 15, 2008. The adoption of FSP No. FAS 140-4 and FIN 46(R)-8 did not have a material effect on the Company’s results of operations or consolidated financial position.

In June 2008, the FASB issued Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, “Earnings per Share.”

The Company adopted FSP EITF 03-6-1 on January 1, 2009. The consolidated statement of operations and all basic and diluted earnings per share for the years ended December 31, 2008, 2007, and 2006 have been restated to give effect to an allocation of income to participating securities. This allocation reduced income available to common stockholders and decreased both basic and diluted earnings per share by $0.01 for the years ended December 31, 2007 and 2006. Note 23 has been updated to reflect the restated amounts, and the unaudited earnings per share information in Notes 3 and 26 have been revised to reflect the impact of the change in accounting.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 —	Business Combinations

Northwest Suburban Bancorp, Inc.

On October 1, 2007, the Company acquired Northwest Suburban Bancorp, Inc. (“Northwest Suburban”), in a cash and stock merger transaction. The agreement and plan of merger provided that the Company’s stock comprise up to 45% of the purchase price, at an exchange ratio of 2.4551 shares of Company common stock for each Northwest Suburban common share, and that the remainder be paid in cash at the rate of $42.75 for each share of Northwest Suburban common stock. The Company issued 3.7 million shares of common stock, paid $81.2 million in cash, and incurred $414,000 in acquisition costs which were capitalized for a total purchase price of $136.7 million at the closing on October 1, 2007. The Company used the proceeds from a $75.0 million term note it has under a borrowing facility with a correspondent bank to pay for a portion of the cash requirement of the acquisition. Northwest Suburban was merged into the Company, thus canceling 100% of Northwest Suburban’s voting shares outstanding.

The acquisition of Northwest Suburban constituted a business combination under SFAS No. 141, “Business Combinations,” and was accounted for using the purchase method. Accordingly, the purchase price was allocated to the respective assets acquired and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of purchase price over the fair value of net assets acquired was recorded as goodwill, which is not deductible for tax purposes. The purchase price allocation was finalized in the third quarter of 2008. The results of operations of Northwest Suburban have been included in the Company’s results of operations since October 1, 2007, the date of acquisition.

The following are the adjustments made to record the transaction and to adjust Northwest Suburban’s assets and liabilities to their estimated fair values at acquisition.

(In thousands)

Purchase price of Northwest Suburban:
Market value of the Company’s stock issued	$55,137
Cash paid	81,163

Total consideration	136,300
Capitalized costs	414

Total cost	$136,714

Historical net assets of Northwest Suburban	$52,388
Fair market value adjustments:
Securities available-for-sale	(323)
Loans	(970)
Goodwill	80,550
Core deposit intangible	8,061
Premises and equipment	1,726
Deposits	(2,140)
Severance	(88)
Deferred taxes on purchase accounting adjustment	(2,490)

Total adjustments to record the transaction	$136,714

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following are the assets acquired and liabilities assumed from Northwest Suburban at October 1, 2007, including the adjustments made to record the transaction and to adjust the assets and liabilities to their estimated fair values.

		Fair Market
	Northwest	Value	As
	Suburban	Adjustment	Adjusted
	(In thousands)

Assets acquired:
Cash and cash equivalents	$10,066	$—	$10,066
Securities available-for-sale	57,920	(323)	57,597
Federal Reserve Bank and Federal Home Loan Bank stock	1,503	—	1,503
Loans, net	437,452	(970)	436,482
Cash value of life insurance	12,884	—	12,884
Premises and equipment, net	17,553	1,726	19,279
Core deposit intangible, net	—	8,061	8,061
Goodwill	—	80,550	80,550
Other assets	7,914	—	7,914

Total assets acquired	545,292	89,044	634,336

Liabilities assumed:
Deposits	468,520	2,140	470,660
Federal funds purchased	6,170	—	6,170
Advances from the Federal Home Loan Bank	3,500	—	3,500
Junior subordinated debentures	10,310	—	10,310
Other liabilities (including severance)	4,404	2,578	6,982

Total liabilities assumed	492,904	4,718	497,622

Assets acquired less liabilities assumed	$52,388	$84,326	$136,714

Royal American Corporation

Effective July 1, 2006, the Company acquired Royal American Corporation (“Royal American”), a bank holding company, in a cash and stock merger transaction. At acquisition, Royal American had total assets of $561.2 million. The Company’s stock comprised approximately 50% of the purchase price, at an exchange ratio of 3.58429 shares of Company common stock for each Royal American common share, and the remainder was paid in cash at the rate of $80 for each share of Royal American common stock. The Company issued 2.9 million common shares, paid $64.6 million in cash, and incurred $795,000 in costs which were capitalized for a total purchase price of $129.2 million. Royal American was merged into the Company, thus canceling 100% of Royal American’s voting shares outstanding.

The acquisition of Royal American constituted a business combination under SFAS No. 141, “Business Combinations,” and was accounted for using the purchase method. Accordingly, the purchase price was allocated to the respective assets acquired and liabilities assumed, based on their estimated fair values on the date of acquisition. The excess of purchase price over the fair value of net assets acquired was recorded as goodwill, which is not deductible for tax purposes. The purchase price allocation was finalized in the first quarter of 2007. The results of operations of Royal American have been included in the Company’s results of operations since July 1, 2006, the date of acquisition.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following are the adjustments made to record the transaction and to adjust Royal American’s assets and liabilities to their estimated fair values at July 1, 2006.

(In thousands)

Purchase price of Royal American:
Market value of the Company’s stock issued	$63,767
Cash paid	64,612

Total consideration	128,379
Capitalized costs	795

Total cost	$129,174

Historical net assets of Royal American	$44,606
Fair market value adjustments:
Loans	(2,837)
Goodwill	78,597
Core deposit intangible	10,488
Premises and equipment	41
Deposits	1,867
Federal Home Loan Bank Advance	146
Junior subordinated debenture	204
Deferred taxes on purchase accounting adjustment	(3,938)

Total adjustments to record the transaction	$129,174

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following are the assets acquired and liabilities assumed from Royal American at July 1, 2006, including the adjustments made to record the transaction and to adjust the assets and liabilities to their estimated fair values.

		Fair Market
	Royal	Value	As
	American	Adjustment	Adjusted
	(In thousands)

Assets acquired:
Cash and cash equivalents	$24,363	$—	$24,363
Securities available-for-sale	16,487	—	16,487
Federal Reserve Bank and Federal Home Loan Bank stock	1,427	—	1,427
Loans, net	497,376	(2,837)	494,539
Cash value of life insurance	12,467	—	12,467
Premises and equipment, net	1,254	41	1,295
Core deposit intangible, net	—	10,488	10,488
Goodwill	—	78,597	78,597
Other assets	4,535	—	4,535

Total assets acquired	557,909	86,289	644,198

Liabilities assumed:
Deposits	467,878	(1,867)	466,011
Federal funds purchased	30,000	—	30,000
Advances from the Federal Home Loan Bank	5,000	(146)	4,854
Junior subordinated debentures	10,310	(204)	10,106
Other liabilities	115	3,938	4,053

Total liabilities assumed	513,303	1,721	515,024

Assets acquired less liabilities assumed	$44,606	$84,568	$129,174

The following are the unaudited pro forma consolidated results of operations of the Company for the years ended December 31, 2007 and 2006 as though Northwest Suburban and Royal American had been acquired as of January 1, 2006.

	2007	2006
	(In thousands, except per share data)

Net interest income	$96,429	$106,061
Net income	16,983	20,386
Basic earnings per share	0.59	0.71
Diluted earnings per share	0.58	0.70

Included in the pro forma results of operations for the years ended December 31, 2007 and 2006 were merger-related expenses, primarily change-in-control and severance payments, investment banker, legal and audit fees, net of tax of $4.3 million and $6.8 million, respectively.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 —	Securities

The amortized cost and fair value of securities available-for-sale and held-to-maturity are as follows:

	December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

Securities available-for-sale
Obligations of U.S. Treasury and U.S. government-sponsored entities(1)	$263,483	$1,952	$—	$265,435
Obligations of states and political subdivisions	57,309	241	(886)	56,664
Mortgage-backed securities(1)(2)	281,592	3,363	(1,276)	283,679
Equity securities(3)	2,749	—	(1,819)	930
Corporate and other debt securities	19,176	—	(3,935)	15,241

Total securities available-for-sale	$624,309	$5,556	$(7,916)	$621,949

Securities held-to-maturity
Obligations of states and political subdivisions	$1,251	$12	$—	$1,263
Mortgage-backed securities(1)(2)	29,016	138	(30)	29,124

Total securities held-to-maturity	$30,267	$150	$(30)	$30,387

(1)	Includes obligations of the Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA).

(2)	Includes obligations of the Government National Mortgage Association (GNMA).

(3)	Includes issues from government-sponsored entities (FNMA and FHLMC).

	December 31, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

Securities available-for-sale
Obligations of U.S. government-sponsored entities(1)	$181,983	$1,630	$—	$183,613
Obligations of states and political subdivisions	60,985	550	(135)	61,400
Mortgage-backed securities(1)(2)	383,633	58	(4,651)	379,040
Equity securities(3)	85,139	—	(19,160)	65,979
Corporate and other debt securities	22,095	—	(1,246)	20,849

Total securities available-for-sale	$733,835	$2,238	$(25,192)	$710,881

Securities held-to-maturity
Obligations of states and political subdivisions	$1,254	$14	$—	$1,268
Mortgage-backed securities(1)(2)	36,347	8	(711)	35,644

Total securities held-to-maturity	$37,601	$22	$(711)	$36,912

(1)	Includes obligations of the FHLMC and FNMA.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Includes obligations of the GNMA.

(3)	Includes issues from government-sponsored entities (FNMA and FHLMC).

The following is a summary of the fair value of securities held-to-maturity and available-for-sale with unrealized losses and the time period of those unrealized losses:

	December 31, 2008
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

Securities available-for-sale
Obligations of states and political subdivisions	$34,293	$(886)	$—	$—	$34,293	$(886)
Mortgage-backed securities
U.S. government-sponsored entities(1)	60,117	(198)	39,778	(1,078)	99,895	(1,276)
Equity securities(2)	899	(1,819)	—	—	899	(1,819)
Corporate and other debt securities	3,746	(287)	11,495	(3,648)	15,241	(3,935)

Total securities available-for-sale	99,055	(3,190)	51,273	(4,726)	150,328	(7,916)

Securities held-to-maturity
Obligations of states and political subdivisions	250	—	—	—	250	—
Mortgage-backed securities
U.S. government-sponsored entities(1)	—	—	20,521	(30)	20,521	(30)

Total securities held-to-maturity	250	—	20,521	(30)	20,771	(30)

Total temporarily impaired securities	$99,305	$(3,190)	$71,794	$(4,756)	$171,099	$(7,946)

(1)	Includes obligations of the FHLMC and FNMA.

(2)	Includes issues from government-sponsored entities (FNMA and FHLMC).

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2007
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

Securities available-for-sale
Obligations of states and political subdivisions	$5,121	$(35)	$9,900	$(100)	$15,021	$(135)
Mortgage-backed securities
U.S. government-sponsored entities(1)	39,127	(182)	331,054	(4,469)	370,181	(4,651)
Equity securities(2)	65,979	(19,160)	—	—	65,979	(19,160)
Corporate and other debt securities	10,479	(603)	10,370	(643)	20,849	(1,246)

Total securities available-for-sale	120,706	(19,980)	351,324	(5,212)	472,030	(25,192)

Securities held-to-maturity
Mortgage-backed securities
U.S. government agencies(3)	—	—	8,105	(54)	8,105	(54)
U.S. government-sponsored entities(1)	—	—	26,394	(657)	26,394	(657)

Total securities held-to-maturity	—	—	34,499	(711)	34,499	(711)

Total temporarily impaired securities	$120,706	$(19,980)	$385,823	$(5,923)	$506,529	$(25,903)

(1)	Includes obligations of the FHLMC and FNMA.

(2)	Includes issues from government-sponsored entities (FNMA and FHLMC).

(3)	Includes obligations of the GNMA.

The unrealized loss on available-for-sale securities is included, net of tax, in other comprehensive loss on the consolidated balance sheets. Management does not believe any individual unrealized loss as of December 31, 2008, identified in the preceding table, represents other-than-temporary impairment. These unrealized losses are primarily attributable to the current credit environment and turmoil in the market for securities related to the housing industry. The Company has both the intent and ability to hold each of the securities shown in the table for the time necessary to recover its amortized cost.

•	The unrealized loss for U.S. government-sponsored entities’ mortgage-backed securities relate primarily to debt securities issued by FNMA and FHLMC. Each of these securities has a stated maturity date. FNMA has an issuer rating of Aaa by Moody’s and a long-term issuer default rating of AAA by Fitch. FHLMC has senior secured and unsecured debt ratings of Aaa by Moody’s and a long-term issuer default rating of AAA by Fitch. These mortgage-backed securities are notes with a weighted average maturity of approximately 26 years and a weighted average interest rate of 4.06%.

•	The unrealized losses on corporate and other debt securities relate to securities which were rated A- or better by either Moody’s or S&P as of December 31, 2008. These debt securities have a weighted average maturity of approximately 19 years and a weighted average interest rate of 3.35%.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recognized an other-than-temporary impairment charge of $17.6 million at March 31, 2008 on certain FNMA and FHLMC preferred equity securities with a cost basis of $85.1 million. In September 2008, the Company sold $16.9 million of the remaining $67.5 million recognizing a $16.7 million loss. The Company recognized an additional other-than-temporary impairment charge of $47.8 million at September 30, 2008 on the remaining securities and thereby reduced the amortized cost to their fair value of $2.7 million. Management believes this impairment was primarily attributable to economic conditions at that time, FNMA and FHLMC being placed into the Federal Housing Finance Agency’s conservatorship and the discontinued dividend payments. Since recovery did not appear likely in the near future, the Company recognized the impairment losses.

Securities with an approximate carrying value of $623.7 million and $600.2 million at December 31, 2008 and 2007 were pledged to secure public deposits, borrowings, and for other purposes as required or permitted by law. Included in securities pledged at December 31, 2008 and 2007 are $113.5 million and $183.9 million, respectively, which have been pledged for FHLB borrowings.

The amortized cost and fair value of securities by contractual maturity at December 31, 2008 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized
	Cost	Fair Value
	(In thousands)

Securities available-for-sale
Due in one year or less	$8,243	$8,369
Due after one year through five years	63,791	64,497
Due after five years through ten years	244,611	244,228
Due after ten years	23,323	20,246

	339,968	337,340
Mortgage-backed securities	281,592	283,679

Total debt securities	621,560	621,019
Equity securities	2,749	930

Total securities available-for-sale	$624,309	$621,949

Securities held-to-maturity
Due in one year or less	$—	$—
Due after one year through five years	451	455
Due after five years through ten years	800	808

	1,251	1,263
Mortgage-backed securities	29,016	29,124

Total securities held-to-maturity	$30,267	$30,387

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Proceeds from sales of securities available-for-sale and the realized gross gains and losses are as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Proceeds from sales	$108,770	$189,495	$101,730

Gross realized gains	$325	$893	$341
Gross realized losses	(17,111)	(831)	(494)

Net gains (losses) on securities transactions	$(16,786)	$62	$(153)

As permitted under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” certain securities held-to-maturity, where a substantial portion of their principal outstanding was collected and had a carrying value of $4.3 million were sold in 2008 at a gain of $151,000 and securities held-to-maturity with a carrying value of $2.1 million were sold in 2007 at a loss of $30,000. These securities had paid down to less than 15% of their original face value.

Note 5 —	Loans

Major classifications of loans are summarized as follows:

	December 31,
	2008		2007(1)
		% of Gross		% of Gross
	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Commercial	$1,090,078	43.3%	$1,079,631	43.6%
Construction	366,178	14.6	464,583	18.8
Commercial real estate	729,729	29.1	627,928	25.4
Home equity	194,673	7.8	142,158	5.8
Other consumer	6,332	0.3	10,689	0.4
Residential mortgage	123,161	4.9	149,703	6.0

Total loans, gross	2,510,151	100.0%	2,474,692	100.0%
Net deferred fees	(392)		(365)

Total loans,net	$2,509,759		$2,474,327

(1)	Amounts have been reclassified to conform to current period presentation.

During the fourth quarter of 2007, the Company revised its classification of commercial loans and commercial real estate loans, changing its prior practice of classifying as commercial real estate loans all loans to businesses that included real estate as collateral (“collateral-based” classification). The classification of construction, home equity, and residential mortgages were also reviewed. The new method of presentation (“source of repayment” classification) recognizes that loans to owner-occupied businesses engaged in manufacturing, sales and/or services are commercial loans regardless of whether real estate is taken as collateral. These loans generally have a lower risk profile than traditional commercial real estate loans. They are primarily dependent on the borrower’s business-generated cash flows for repayment, not on the conversion of real estate that may be pledged as collateral. Loans related to rental income producing properties and properties intended to be sold will continue to be classified as commercial real estate loans. Completing this change in methodology involved a loan-by-loan review of the Company’s commercial and commercial real estate loans.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company reclassified $5.0 million and $1.9 million in overdraft deposits to loans as of December 31, 2008 and 2007, respectively.

Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”) addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in purchase business combinations and applies to all nongovernmental entities. SOP 03-3 does not apply to loans originated by the Company. The Company’s assessment of loans acquired in the acquisition of Northwest Suburban as of October 1, 2007 identified $5.9 million in acquired loans to which the application of the provisions of SOP 03-3 was required. As a result of the application of SOP 03-3, the Company recorded purchase accounting adjustments reflecting a reduction in loans of $2.0 million related to acquired impaired loans, thus reducing the carrying value of these loans to $3.9 million as of December 31, 2007. The carrying value of these loans was $778,000 as of December 31, 2008, and there continues to be no allowance for loan losses regarding these loans. The Company does not consider prepayments in the determination of contractual or expected cash flows.

The following is the carrying value by source of repayment category for loans subject to SOP 03-3:

	December 31,	December 31,
	2008	2007
	(In thousands)

Commercial	$531	$726
Construction	—	211
Commercial real estate	—	2,736
Residential mortgage	247	260

Total carrying value	$778	$3,933

The following is a summary of changes in the accretable yield for the year ended December 31, 2008 and 2007:

	2008	2007
	(In thousands)

Balance at beginning of period	$249	$—
Additions	—	393
Accretion	(216)	(144)

Balance at end of period	$33	$249

The full contractual payment was received on a loan originally accounted for under SOP 03-3, and goodwill was reduced in second quarter of 2008 by the remaining fair value adjustment of that loan.

Note 6 —	Related Party Transactions

Certain executive officers, directors, and their related interests are loan customers of the Bank. These loans were made under comparable terms as for non-related parties and were determined to be arms-length transactions. A summary of loans made by the Bank to or for the benefit of directors, executive officers, and their related interests is as follows:

(In thousands)

Balance at December 31, 2007	$40,984
New loans	12,213
Repayments	(5,822)

Balance at December 31, 2008	$47,375

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7 —	Allowance for Loan Losses

The following is a summary of changes in the allowance for loan losses:

	Year Ended December 31,
	2008	2007
	(In thousands)

Balance at beginning of year	$26,748	$23,229
Addition resulting from acquisition	—	2,767
Provision for loan losses	71,765	4,891
Loans charged off	(55,849)	(5,975)
Recoveries on loans previously charged off	1,768	1,836

Net loans charged off	(54,081)	(4,139)

Balance at end of year	$44,432	$26,748

A portion of the allowance for loan losses is allocated to impaired loans. Information with respect to impaired loans and the related allowance for loan losses is as follows:

	Year Ended December 31,
	2008	2007
	(In thousands)

Impaired loans for which no allowance for loan losses is allocated	$21,784	$15,490
Impaired loans with an allocation of the allowance for loan losses	43,180	43,652

Total impaired loans	$64,964	$59,142

Allowance for loan losses allocated to impaired loans	$4,546	$14,029

	Year Ended December 31,
	2008	2007
	(In thousands)

Average impaired loans	$57,058	$54,956
Interest income recognized on impaired loans on a cash basis	836	1,432

Interest payments on impaired loans are generally applied to principal, unless the loan principal is considered to be fully collectible, in which case interest is recognized on a cash basis.

Nonaccrual loans were $61.1 million and $49.2 million as of December 31, 2008 and 2007, respectively. There were no loans past due 90 days but still accruing as of December 31, 2008 and 2007. There was $11.0 million in troubled-debt restructured loans as of December 31, 2008 and none as of December 31, 2007. In order to improve the collectibility of the troubled-debt restructuring, the Company restructured the terms of the debt by lifting the forebearance agreement and lowering the interest rates including changing them from fixed to floating rates. No additional commitments were outstanding on the troubled-debt restructured loans as of December 31, 2008. These troubled-debt restructured loans were still accruing and no allowance was allocated at December 31, 2008.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 —	Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2008	2007
	(In thousands)

Land and improvements	$14,456	$15,609
Buildings and improvements	33,992	35,686
Furniture and equipment	28,696	26,509

Total cost	77,144	77,804
Accumulated depreciation	(38,831)	(35,983)

Premises and equipment, net	$38,313	$41,821

On March 28, 2008, the Company sold two pieces of real property for $18.4 million creating a pre-tax gain of $15.2 million. The properties (a building with a parking lot and a second parking lot) are located in the Bucktown area of Chicago at 1601 North Milwaukee Avenue and 1617-1622 North Damen Avenue. The Company will continue to operate its existing Milwaukee Avenue branch in Bucktown through a continuing occupancy arrangement with the buyer after which it expects to relocate to a new branch in close proximity to the existing branch location in the second quarter of 2009. The Company pays $75,000 per month to rent the Milwaukee Avenue space and has vacated the Damen Avenue parking lot. The Company is responsible for one-half of the real estate taxes and the premiums for casualty and liability insurance on the Milwaukee Avenue property during the occupancy period.

Note 9 —	Goodwill and Core Deposit Intangibles

The following table presents the carrying amount and accumulated amortization of intangible assets (in thousands):

	December 31, 2008			December 31, 2007
	Gross			Gross		Net
	Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Amortizing intangible assets:
Core deposit intangibles	$21,091	$(6,408)	$14,683	$21,091	$(4,047)	$17,044

The amortization of intangible assets was $2.4 million for the year ended December 31, 2008. At December 31, 2008, the projected amortization of intangible assets is $2.3 million, $2.2 million, $1.9 million, $1.8 million, $1.7 million for the years ending December 31, 2009, 2010, 2011, 2012, 2013, respectively, and $4.8 million in total for the subsequent years. The weighted average amortization period for the core deposit intangibles is approximately eight years as of December 31, 2008.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the changes in the carrying amount of goodwill and other intangibles during the years ended December 31, 2008 and 2007 (in thousands):

	2008		2007
		Core Deposit		Core Deposit
		and Other		and Other
	Goodwill	Intangibles	Goodwill	Intangibles

Balance at beginning of year	$160,407	$17,044	$79,488	$11,273
Addition resulting from acquisition	—	—	80,550	8,061
Impairment	(80,000)	—	—	—
Amortization	—	(2,361)	—	(1,702)
Purchase price adjustment(1)	(1,545)	—	369	—
Core deposit intangible retired(1)	—	—	—	(588)

Balance at end of year	$78,862	$14,683	$160,407	$17,044

(1)	On January 3, 2003, the Company purchased Big Foot Financial Corp. As a result of this acquisition, the Company had unrecognized tax benefits related to employee severance payments and acquisition costs. These unrecognized tax benefits were recognized in the first quarter of 2007, when the statute of limitations for Internal Revenue Service (“IRS”) audit of the final short period return closed. These unrecognized tax benefits, totaling $429,000, were credited to the core deposit intangible created as a result of the acquisition. A reversal of $283,000 in tax liability established on the date of acquisition was also credited to the core deposit intangible in the first quarter of 2007. During the third quarter of 2007, the core deposit intangible was increased by $124,000 due to an adjustment related the estimated tax liability established on the date of acquisition. Goodwill was reduced in the second quarter of 2008 by the remaining fair value adjustment of a loan accounted for under SOP 03-3 for which full contractual payment was received. Goodwill was also adjusted in the third quarter of 2008 for the final purchase price allocation for the Northwest Suburban acquisition.

Goodwill is not amortized but assessed at least annually for impairment, and any impairment recognized in the period it is identified. As of September 30, 2008, based upon the guidelines contained in SFAS No. 142, “Goodwill and Other Intangible Assets,” it was determined that the fair value of the Company’s assets and liabilities was lower than amounts recorded in the Company’s financial statements. Accordingly, the Company recognized a goodwill impairment charge of $80.0 million. Management believes this impairment was primarily attributable to the weakened economic conditions at that time as well as lower market valuations for banking institutions. The method for estimating the value of the Company included a weighted average of the discounted cash flows method, the guideline company method, and the guideline transaction methods. The Company cannot assure that it will not be required to take goodwill impairment charges in the future.

Note 10 —	Time Deposits

Interest-bearing time deposits in denominations of $100,000 and greater were $874.6 million as of December 31, 2008 and $856.6 million as of December 31, 2007. Interest expense related to deposits in denominations of $100,000 and greater was $33.9 million for 2008, $33.8 million for 2007, and $20.5 million for 2006.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certificates of deposit have scheduled maturities for the years 2009 through 2013 and thereafter as follows:

(In thousands)

2009	$1,406,407
2010	104,617
2011	38,751
2012	13,742
2013	959
Thereafter	11

$1,564,487

Note 11 —	Securities Sold Under Agreements to Repurchase

The Company has repurchase agreements with brokerage firms, which are in possession of the underlying securities. The same securities are returned to the Company at the maturity of the agreements. The following summarizes certain information relative to these borrowings:

	2008	2007
	(In thousands)

Outstanding at end of year	$297,650	$283,400
Weighted average interest rate at year end	4.29%	4.21%
Maximum amount outstanding as of any month end	$394,764	$317,118
Average amount outstanding	311,346	268,639
Approximate weighted average rate during the year	4.26%	4.21%

At December 31, 2008, securities sold under agreements to repurchase are summarized below:

			Collateral
			U.S. Government-Sponsored
			Entities Obligations and
			Mortgage-Backed
			Securities
	Repurchase	Weighted Average	Amortized
Original Term	Liability	Interest Rate	Cost	Fair Value
	(In thousands)

Over 3 years	$297,650	4.29%	$365,449	$368,714

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12 —	Advances from the Federal Home Loan Bank

Advances from the Federal Home Loan Bank are summarized as follows:

	December 31, 2008
	Weighted
	Average
	Rate	Amount
	(In thousands)

Advances from the Federal Home Loan Bank due
2009	2.12%	$40,000
2010	—	—
2011	—	—
2012	—	—
2013	—	—
Thereafter	3.53	340,000

Total	3.38%	$380,000

At December 31, 2008, the majority of the Federal Home Loan Bank advances have various call provisions ranging from three months to two years. Various securities are pledged as collateral as discussed in Note 4 — Securities. In addition, the Company has collateralized the advances with a blanket lien arrangement at December 31, 2008 and 2007.

Note 13 —	Junior Subordinated Debentures

At December 31, 2008, the Company had $60.8 million in junior subordinated debentures owed to unconsolidated trusts that were formed to issue trust preferred securities. The trust preferred securities offerings were pooled private placements exempt from registration under the Securities Act pursuant to Section 4(2) thereunder. The Company has provided a full, irrevocable, and unconditional subordinated guarantee of the obligations of these trusts under the preferred securities. The Company is obligated to fund dividends on these securities before it can pay dividends on shares of its common stock and preferred stock. The Company is not deemed to have a controlling financial interest in these variable interest entities, and therefore is required to deconsolidate them.

The following table details the unconsolidated trusts and their common and trust preferred securities:

					Mandatory	Optional
		December 31,			Redemption	Redemption
Issuer	Issue Date	2008	2007	Rate	Date	Date(1)
		(In thousands)

MBHI Capital Trust III	December 19, 2003	$9,279	$9,279	LIBOR+3.00%	December 30, 2033	December 30, 2008
MBHI Capital Trust IV	December 19, 2003	10,310	10,310	LIBOR+2.85%	January 23, 2034	January 23, 2009
MBHI Capital Trust V	June 7, 2005	20,619	20,619	LIBOR+1.77%	June 15, 2035	June 15, 2010
Royal Capital Trust I	April 30, 2004	10,310	10,310	6.62% until July	July 23, 2034	July 23, 2009
				23, 2009; then
				LIBOR+2.75%
Unamortized purchase accounting adjustment		(37)	(104)
Northwest Suburban Capital Trust I	May 18, 2004	10,310	10,310	LIBOR+2.70%	July 23, 2034	July 23, 2009

Total		$60,791	$60,724

(1)	Redeemable at option of the Company.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company acquired $10.3 million in junior subordinated debentures at LIBOR plus 2.70% through the acquisition of Northwest Suburban effective October 1, 2007 and redeemed $15.5 million in junior subordinated debentures at LIBOR plus 3.45% on November 7, 2007.

Note 14 —	Credit Agreements

The Company’s credit agreements with a correspondent bank at December 31, 2008 consisted of a revolving line of credit, a term note loan, and a subordinated debenture in the amounts of $8.6 million, $55.0 million, and $15.0 million, respectively.

The revolving line of credit has a maximum availability of $25.0 million, $16.4 million available at December 31, 2008, an interest rate of one-month LIBOR plus 155 basis points, and matures on April 3, 2009. During the fourth quarter of 2007, the Company utilized the proceeds from a $75.0 million term note loan to pay for the cash requirements of the Northwest Suburban acquisition. On March 31, 2008, the Company converted $15.0 million of this term note into subordinated debt and further reduced the remaining term note balance to $55.0 million. The resulting term note had an interest rate of one-month LIBOR plus 155 basis points at December 31, 2008 and matures on September 28, 2010. The subordinated debt had an interest rate of one-month LIBOR plus 350 basis points at December 31, 2008, matures on March 31, 2018, and qualifies as Tier 2 capital.

The revolving line of credit and term note included the following covenants at December 31, 2008: (1) the Bank must not have nonperforming loans (loans on nonaccrual status and 90 days or more past due and troubled-debt restructured loans) in excess of 3.00% of total loans, (2) the Bank must report a quarterly profit, excluding charges related to acquisitions, and (3) the Bank must remain well capitalized. The Company was in compliance with these debt covenants at December 31, 2008.

As a result of the effects of recent economic conditions, the increase in nonperforming assets, and the impairment charges on goodwill and the FNMA and FHLMC preferred securities, the Company sought covenant waivers on two occasions since December 31, 2007. First, the lender waived a covenant violation in the first quarter of 2008 resulting from the Company’s net loss recognized in that period. Second, the lender waived a covenant violation in the third quarter of 2008 resulting from the Company’s net loss recognized in that period, contingent upon the Company making accelerated principal payments under the aforementioned term loan agreement in the amounts and on or prior to the dates shown below:

July 1, 2009 — $5.0 million

October 1, 2009 — $5.0 million

January 4, 2010 — $5.0 million

Previously, no principal payments were due under the term loan agreement until the final maturity date of September 28, 2010. The waiver further provides that if the Company raises $15.0 million in new capital pursuant to an offering of common or convertible preferred stock, then the Company shall not be obligated to make any of the accelerated principal payments specified above that fall due after the date on which the Company receives such $15.0 million in new capital until the final maturity date of September 28, 2010. The Company has the capacity to satisfy all payment obligations outlined above.

In the event the lender declares the Company to be in default of any covenants, the Company has 30 days to cure the default, or the correspondent bank could, at its option, call the term note and any amounts outstanding on the revolving line of credit due and payable or increase the rate on those loans by 300 basis points.

Note 15 —	Preferred Stock and Warrant

Series T In December 2008, the Company raised $84.8 million in new equity through an offering of 84,784 shares of Series T fixed rate cumulative perpetual preferred stock and issued a warrant to purchase

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4,282,020 shares of common stock at $2.97 per share to the U.S. Treasury Department (“Treasury”) under the Troubled Assets Relief Program (“TARP”) Capital Purchase Program. The Series T preferred stock has a cumulative dividend rate of 5.00% per annum of the stated liquidation preference for five years and increases to 9.00% thereafter.

The Series T preferred stock qualifies as Tier 1 capital. The Company may redeem the Series T preferred stock at its liquidation preference ($1,000 per share) plus accrued and unpaid dividends under the American Recovery and Reinvestment Act of 2009, subject to the Treasury’s consultation with the Company’s appropriate federal regulator.

Prior to the third anniversary of the Treasury’s purchase of the Series T preferred stock, unless the preferred stock has been redeemed or the Treasury has transferred all of the Series T preferred stock to third parties, the consent of the Treasury will be required for the Company to (i) pay any dividend on its common stock or (ii) repurchase its common stock or other equity or capital securities, including trust preferred securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement. The Series T preferred stock will be non-voting except for the class voting rights on matters that would adversely affect the rights of the holders of the Series T preferred stock.

Warrant The warrant has a 10-year term and is immediately exercisable upon its issuance, with an initial per share exercise price of $2.97. The warrant provides for the adjustment of the exercise price and the number of shares of common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of common stock, and upon certain issuances of common stock at or below a specified price relative to the initial exercise price. If the Company receives aggregate gross cash proceeds of not less than $84.784 million from qualified equity offerings on or prior to December 31, 2009, the number of shares of common stock issuable pursuant to Treasury’s exercise of the warrant will be reduced by one half of the original number of shares, taking into account all adjustments, underlying the warrant.

Series A In December 2007, the Company raised $41.4 million in new equity capital, net of issuance costs, through an offering of 1,725,000 depositary shares each representing 1/100th of a share of its Series A noncumulative redeemable convertible perpetual preferred stock, at $25.00 per depositary share. The depositary shares have a dividend rate of 7.75% per annum of the stated liquidation preference, which is initially equivalent to $1.937500 per year and $0.484375 per quarter per depositary share. Dividends are noncumulative and are payable if, when and as declared by the Company’s board of directors.

The depositary shares are convertible, at the option of the holder, at any time into the number of shares of the Company’s common stock equal to $25.00 divided by the conversion price then in effect. The depositary shares are convertible, at the option of the Company, on or after the fifth anniversary of the issue date, into the number of shares of the Company’s common stock equal to $25.00 divided by the conversion price then in effect. The current conversion price is $15.00. The Company may exercise this conversion option only if its common stock price equals or exceeds 130% of the then prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days and the Company has paid full dividends on the depositary shares for four consecutive quarters.

The depositary shares are redeemable, at the option of the Company, on or after the fifth anniversary of the issue date, for $25.00 per share, plus declared and unpaid dividends, if any, provided that the payment of dividends for prior periods has been approved by the Federal Reserve Board.

The preferred stock outstanding has preference over the Company’s common stock with respect to the payment of dividends and distribution of the Company’s assets in the event of a liquidation or dissolution. The holders of preferred stock have no voting rights, except in certain circumstances.

Note 16 —	Capital Requirements

The Company and the Bank are subject to regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require banks and bank holding companies to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. If a bank does not meet these minimum capital requirements, as defined, bank regulators can initiate certain actions that could have a direct material effect on the bank’s financial statements. Management believes that, as of December 31, 2008 and 2007, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2008, the most recent Federal Deposit Insurance Corporation notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s categories. To be categorized as well capitalized, banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios.

The risk-based capital information for the Company is as follows:

	December 31,	December 31,
	2008	2007
	(In thousands)

Risk-weighted assets	$2,878,087	$2,811,423
Average assets	3,590,313	3,721,444
Capital components:
Stockholders’ equity	$305,834	$375,164
Plus: Guaranteed trust preferred securities	59,000	59,000
Less: Core deposit and other intangibles, net	(14,683)	(17,044)
Less: Goodwill	(78,862)	(160,407)
Less: Disallowed deferred tax assets	(32,748)	—
Plus: Unrealized losses on securities, net of tax	1,449	13,917
Less: Unrealized losses on equity securities, net of tax	(1,117)	(11,768)

Tier I capital	238,873	258,862
Allowance for loan losses	44,432	26,748
Reserve for unfunded commitments	1,068	233
Disallowed allowance for loan losses	(9,406)	—
Qualifying subordinated debt	15,000	—

Total risk-based capital	$289,967	$285,843

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The actual capital amounts and ratios for the Company and the Bank are presented in the following table:

			Minimum Required
			For Capital		To Be Well
	Actual		Adequacy Purposes		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

As of December 31, 2008
Total Capital (to risk-weighted assets)
Company	$289,967	10.1%	$230,247	8.0%	n/a	n/a
Bank	301,993	10.5	229,244	8.0	286,555	10.0
Tier 1 Capital (to risk-weighted assets)
Company	238,873	8.3	115,123	4.0	n/a	n/a
Bank	236,054	8.2	114,622	4.0	171,933	6.0
Tier 1 Capital (to average assets)
Company	238,873	6.7	143,613	4.0	n/a	n/a
Bank	236,054	6.6	143,000	4.0	178,750	5.0
As of December 31, 2007
Total Capital (to risk-weighted assets)
Company	$285,843	10.2%	$224,814	8.0%	n/a	n/a
Bank	351,352	12.6	223,959	8.0	279,949	10.0
Tier 1 Capital (to risk-weighted assets)
Company	258,862	9.2	112,457	4.0	n/a	n/a
Bank	324,370	11.6	111,980	4.0	167,969	6.0
Tier 1 Capital (to average assets)
Company	258,862	7.0	148,858	4.0	n/a	n/a
Bank	324,370	8.7	148,407	4.0	185,508	5.0

Note 17 —	Fair Value of Financial Instruments

The Company adopted SFAS No. 157, “Fair Value Measurement,” on January 1, 2008. SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between willing market participants on the measurement date. SFAS No. 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•	Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

•	Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company’s available-for-sale investment securities are the only financial assets that are measured at fair value on a recurring basis; it does not hold any financial liabilities that are measured at fair value on a recurring basis. The fair values of available-for-sale securities are determined by obtaining either quoted prices on nationally

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on these securities’ relationship to other benchmark quoted securities. If quoted prices or matrix pricing are not available, the fair value is determined by an adjusted price for similar securities including unobservable inputs. The fair values of the available-for-sale securities were measured at December 31, 2008 using the following:

	Total	Quoted Prices or	Significant	Significant
	Fair Value	Identical Assets in	Other Observable	Unobservable
	at December 31,	Active Markets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Assets:
Available-for-sale securities	$621,949	$930	$612,586	$8,433

The following is a summary of changes in the fair value of the available-for-sale securities that were measured using significant unobservable inputs for the year ended December 31, 2008:

(In thousands)

Beginning balance	$10,479
Paydowns received	(35)
Total gains or losses (realized/unrealized):
Included in earnings	—
Included in other comprehensive income	(2,011)

Ending balance	$8,433

The Company’s impaired loans that are measured using the fair value of the underlying collateral are measured on a non-recurring basis. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” At December 31, 2008, $41.3 million of the total impaired loans were evaluated based on the fair value of the collateral. The fair value of the collateral is determined by obtaining an observable market price or by obtaining an appraised value with management applying selling and other discounts to the underlying collateral value. If an appraised value is not available, the fair value of the impaired loan is determined by an adjusted appraised value including unobservable cash flows.

At December 31, 2008, the fair values of the impaired loans based on the fair value of the collateral were measured using the following:

		Quoted Prices or	Significant	Significant
		Identical Assets in	Other Observable	Unobservable
	December 31,	Active Markets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Assets:
Impaired loans	$37,098	$—	$—	$37,098

Loans which are measured for impairment using the fair value of collateral for collateral dependent loans, had a gross carrying amount of $41.3 million, with an associated valuation allowance of $4.2 million for a fair value of $37.1 million at December 31, 2008. The provision for loan losses for the year ended December 31, 2008, included $39.0 million of specific allowance allocations for impaired loans.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The methods and assumptions used to determine fair values for each class of financial instrument are presented below.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The carrying amount is equivalent to the estimated fair value for cash and cash equivalents, federal funds purchased, Federal Reserve Bank and Federal Home Loan Bank stock, accrued interest receivable and payable, due from and to broker, noninterest-bearing deposits, short-term borrowings, and variable rate loans, interest-bearing deposits, or notes payable that reprice frequently and fully. The fair values of securities are determined by obtaining either quoted prices on nationally recognized securities exchanges or matrix pricing. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, and securities sold under agreements to repurchase, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. The fair value of fixed rate debt is based on current rates for similar financing. The fair value of off-balance-sheet items, loan commitments, is not material.

The estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2008		2007
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(In thousands)

Financial assets
Cash and cash equivalents	$63,065	$63,065	$84,499	$84,499
Securities available-for-sale	621,949	621,949	710,881	710,881
Securities held-to-maturity	30,267	30,387	37,601	36,912
Federal Reserve Bank and Federal Home Loan Bank stock	31,698	31,698	29,264	29,264
Loans, net of allowance for loan losses	2,465,327	2,485,011	2,447,579	2,452,466
Accrued interest receivable	13,302	13,302	14,519	14,519
Financial liabilities
Deposits
Noninterest-bearing	334,495	334,495	321,317	321,317
Interest-bearing	2,078,296	2,008,100	2,136,831	2,000,618
Federal funds purchased	—	—	81,000	81,000
Revolving note payable	8,600	8,600	2,500	2,500
Securities sold under agreements to repurchase	297,650	369,376	283,400	305,394
Advances from Federal Home Loan Bank	380,000	410,992	323,439	339,108
Junior subordinated debentures	60,791	56,572	60,724	61,154
Subordinated debt	15,000	15,000	—	—
Term note payable	55,000	55,000	70,000	70,000
Accrued interest payable	8,553	8,553	11,014	11,014

The remaining other assets and liabilities of the Company are not considered financial instruments and are not included in the above disclosures.

There is no readily available market for a significant portion of the Company’s financial instruments. Accordingly, fair values are based on various factors relative to expected loss experience, current economic conditions, risk characteristics, and other factors. The assumptions and estimates used in the fair value determination process are subjective in nature and involve uncertainties and significant judgment and, therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect these estimated values.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18 —	Off-Balance-Sheet Risk and Concentrations of Credit Risk

In the normal course of business and to meet financing needs of customers, the Company is a party to financial instruments with off-balance-sheet risk. Since many commitments to extend credit expire without being used, the amounts below do not necessarily represent future cash commitments. These financial instruments include lines of credit, letters of credit, and commitments to extend credit. These are summarized as of December 31, 2008 as follows:

	Amount of Commitment Expiration Per Period
	Within			After
	1 Year	1-3 Years	4-5 Years	5 Years	Total
	(In thousands)

Lines of credit:
Commercial real estate	$104,884	$13,098	$5,319	$133	$123,434
Consumer real estate	26,757	37,496	33,252	54,481	151,986
Consumer	—	—	—	2,220	2,220
Commercial	235,855	18,364	1,765	3,238	259,222
Letters of credit	43,934	11,602	3,496	—	59,032
Commitments to extend credit	68,213	—	—	—	68,213

Total commercial commitments	$479,643	$80,560	$43,832	$60,072	$664,107

At December 31, 2008, commitments to extend credit included $26.0 million of fixed rate loan commitments. These commitments are due to expire within 30 to 90 days of issuance and have rates ranging from 5.25% to 8.00%. Substantially all of the unused lines of credit are at adjustable rates of interest.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial position or results of operations.

Note 19 —	Leases

The Bank leases a portion of its premises. The leases expire in various years through the year 2029. Future rental commitments under these noncancelable operating leases for the years 2009 through 2013 and thereafter are as follows:

(In thousands)

2009	$1,529
2010	1,451
2011	1,298
2012	1,184
2013	1,197
Thereafter	14,142

$20,801

Rent expense included in occupancy and equipment expense was $2.1 million, $1.3 million, and $1.1 million for the years ended December 31, 2008, 2007, and 2006. Occupancy expense has been reduced by $566,000, $494,000, and $475,000 for the years ended December 31, 2008, 2007, and 2006 due to rental income received on leased premises.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 20 —	Stock Compensation and Restricted Stock Awards

Under the Company’s Stock and Incentive Plan (the “Plan”), officers, directors, and key employees may be granted incentive stock options to purchase the Company’s common stock at no less than 100% of the market price on the date the option is granted. Options can be granted to become exercisable immediately or in installments of 25% a year on each of the first through the fourth anniversaries of the grant date or may be issued subject to performance targets. In all cases, the options have a maximum term of ten years. The Plan also permits the issuance of nonqualified stock options, stock appreciation rights, restricted stock, and restricted stock units. The Plan authorizes a total of 3,900,000 shares for issuance. There are 1,881,507 shares remaining for issuance under the Plan at December 31, 2008. It is the Company’s policy to issue new shares of its common stock in conjunction with the exercise of stock options or grants of restricted stock.

During 2008, 16,500 employee stock options were exercised. Total employee stock options outstanding at December 31, 2008 were 379,371 with exercise prices ranging between $8.83 and $22.03, with a weighted average exercise price of $14.28, and expiration dates between 2009 and 2015. No stock options have been granted since 2005.

Information about option grants follows:

		Weighted Average	Weighted Average
	Number of	Exercise Price	Grant-Date Fair
	Options	Per Share	Value Per Share

Outstanding at December 31, 2005	687,942	$13.83	$4.57
Granted during 2006	—	—	—
Exercised during 2006	(151,894)	13.03	4.26
Forfeited during 2006	(19,000)	18.46	6.82

Outstanding at December 31, 2006	517,048	13.90	4.58
Granted during 2007	—	—	—
Exercised during 2007	(36,443)	10.38	3.19
Forfeited during 2007	(1,453)	15.21	5.57

Outstanding at December 31, 2007	479,152	14.03	4.63
Granted during 2008	—	—	—
Exercised during 2008	(16,500)	10.61	3.01
Forfeited during 2008	(83,281)	13.56	4.17

Outstanding at December 31, 2008	379,371	14.28	4.80

Options exercisable at year end are as follows:

		Weighted Average
	Number of	Exercise Price
	Options	Per Share

2006	475,548	$13.45
2007	451,652	13.70
2008	355,871	13.94

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Options outstanding at December 31, 2008 were as follows:

	Outstanding
		Weighted Average	Exercisable
		Remaining		Weighted Average
Range of Exercise Price	Number	Contractual Life	Number	Exercise Price

$8.83-10.59	157,121	1.57	157,121	$9.66
$10.75-14.90	93,750	1.74	93,750	13.71
$18.34-22.03	128,500	5.33	105,000	20.57

Outstanding at year end	379,371	3.04	355,871	13.94

At December 31, 2008, the aggregate intrinsic value of the options outstanding and exercisable were $1.8 million and $1.7 million, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007, and 2006 was $50,000, $116,000, and $647,000, respectively.

The Company adopted SFAS No. 123(R), “Share-Based Payment,” in the first quarter of 2006 using the modified prospective application. Employee compensation expense for stock options previously granted was recorded in the consolidated income statement based on the grant’s vesting schedule. Forfeitures of stock option grants are estimated for those stock options where the requisite service is not expected to be rendered. The grant-date fair value for each grant was calculated using the Black-Scholes option pricing model, using the following weighted-average assumptions as of grant date. The following table reflects the only grant (those options granted in 2005) included in employee compensation expense.

2005

Fair value	$5.50
Risk-free interest rate	4.05%
Expected option life	5 years
Expected stock price volatility	22.06%

For the years ended December 31, 2008 and 2007, employee compensation expense related to stock options was $19,000 and $22,000, respectively. The total compensation cost related to nonvested stock options not yet recognized was $13,600 at December 31, 2008 and the weighted average period over which this cost is expected to be recognized is 18 months.

Under the Plan, officers, directors, and key employees may also be granted awards of restricted shares of the Company’s common stock. Holders of restricted shares are entitled to receive cash dividends paid to the Company’s common stockholders and have the right to vote the restricted shares prior to vesting. The existing restricted share grants vest over various time periods not exceeding five years and some may be accelerated subject to achieving certain performance targets. Compensation expense for the restricted shares equals the market price of the related stock at the date of grant and is amortized on a straight-line basis over the vesting period assuming certain performance targets are met when applicable. All restricted shares had a grant-date fair value equal to the market price of the underlying common stock at date of grant.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Information about restricted share grants follows:

	Number of	Weighted Average
	Restricted	Grant-Date Fair Value
	Shares	Per Share

Outstanding at December 31, 2005	178,700	$18.97
Granted	347,179	22.61
Vested	(36,000)	18.97
Forfeited	(9,250)	19.43

Outstanding at December 31, 2006	480,629	21.59
Granted	59,700	14.99
Vested	(84,709)	20.85
Forfeited	(7,226)	20.77

Outstanding at December 31, 2007	448,394	20.87
Granted	278,324	9.45
Vested	(42,996)	17.77
Forfeited	(73,821)	16.40

Outstanding at December 31, 2008	609,901	16.42

For the years ended December 31, 2008, 2007, and 2006, the Company recognized $2.9 million, $3.1 million, and $2.2 million, respectively, in compensation expense related to the restricted stock grants. The Company realized a tax benefit of $3,000 and $54,000 for the years ended December 31, 2008 and 2007, respectively. The total fair value of shares outstanding was $10.0 million as of December 31, 2008. The total fair value of shares vested during the years ended December 31, 2008, 2007, and 2006 was $764,000, $1.8 million, and $683,000, respectively. The total compensation cost related to nonvested restricted shares not yet recognized was $4.6 million at December 31, 2008 and the weighted average period over which this cost is expected to be recognized is 37 months.

Note 21 —	Other Employee Benefit Plans

The Company maintains a 401(k) plan covering substantially all employees. Eligible employees may elect to make tax deferred contributions within a specified range of their compensation as defined in the plan. The Company contributes 1% more than the employee’s contribution up to a maximum 5% employer contribution. Contributions to the plan are expensed currently and were $1.2 million, $1.1 million, and $812,000 for the years ended December 31, 2008, 2007, and 2006, respectively.

The Company and various members of senior management have entered into a Supplemental Executive Retirement Plan (“SERP”). The SERP is an unfunded plan that provides for guaranteed payments, based on a percentage of the individual’s final salary, for 15 years after age 65. The benefit amount is reduced if the individual retires prior to age 65.

Effective April 1, 2008, the SERP agreements with employees constituted a pension plan under SFAS No. 87, “Employers’ Accounting for Pensions.” The objective of SFAS No. 87 is to recognize the compensation cost of pension benefits (including prior service cost) over that employee’s approximate service period. The benefit obligation was $6.4 million and $3.5 million as of December 31, 2008 and 2007, respectively, and is included in other liabilities. Expense of $1.8 million, $1.1 million, and $451,000 was recorded for the years ended December 31, 2008, 2007, and 2006, respectively, and has been included in salaries and employee benefits expense in the statements of operations.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of changes in the benefit obligation for the year ended December 31, 2008:

(In thousands)

Beginning balance	$3,477
Service cost	611
Interest cost	224
Amendment(1)	192
Prior service cost	776
Benefits paid	(10)
Actuarial loss	391
Pre-application of SFAS No. 87 expense	742

Ending balance	$6,403

(1)	Reflects acceleration of benefits to a participant.

The following is a summary of the net periodic costs for the year ended December 31, 2008:

(In thousands)

Service cost	$611
Interest cost	224
Amortization of prior service cost	71
Amendment	192
Pre-application of SFAS No. 87 expense	742

Net periodic benefit cost	$1,840

The following are the weighted-average assumptions used to determine the benefit obligation at December 31, 2008:

Discount rate
Net periodic pension cost	6.00%
Benefit obligation	5.75
Rate of compensation increase	4.00

The Company weighted-average assumptions were determined at December 31, 2008, the measurement date, based on common benchmarks used for measuring benefit liabilities, the Moody’s As corporate bond rate and Citigroup pension liability discount rate.

The Company recognized a $477,000 reduction associated with the prior service in accumulated other comprehensive income as of April 1, 2008. The prior service cost amortization expense for 2008 was $44,000, net of tax; $433,000 was unamortized as of December 31, 2008. The prior service cost amortization expense is projected to be $95,000 for 2009. The Company recognized a $240,000 actuarial loss in accumulated other comprehensive income as of December 31, 2008.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(In thousands)

2009	$125
2010	173
2011	280
2012	430
2013	486
Years 2014 — 2018	$4,239

The Company has purchased life insurance policies on various members of management. The Company is the beneficiary of these life insurance policies, which have an aggregate death benefit of approximately $217.0 million at December 31, 2008. In addition, the policies had aggregate cash surrender values of approximately $84.7 million at December 31, 2008 and $81.2 million at December 31, 2007.

Note 22 —	Income Taxes

The provision for income taxes from continuing operations consists of the following:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Current
Federal	$(11,316)	$2,923	$7,307
State	—	—	—
Deferred
Federal	(36,756)	1,903	(4,846)
State	(7,001)	(1,580)	(1,039)

Total (benefit) provision for income taxes	$(55,073)	$3,246	$1,422

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The difference between the provision for income taxes in the consolidated financial statements and amounts computed by applying the current federal statutory income tax rate of 35% to income before income taxes is reconciled as follows:

	Year Ended December 31,
	2008		2007		2006
	(Dollars in thousands)

Income taxes computed at the statutory rate	$(74,671)	35.0%	$7,638	35.0%	$6,709	35.0%
Tax-exempt interest income on securities and loans	(802)	0.4	(771)	(3.5)	(1,171)	(6.1)
General business credits	(661)	0.3	(643)	(2.9)	(665)	(3.5)
State income taxes, net of federal tax benefit due to state operating loss	(4,419)	2.1	(1,027)	(4.7)	(676)	(3.5)
Income tax reserve adjustment	—	—	—	—	(591)	(3.1)
Life insurance cash surrender value increase, net of premiums	(1,195)	0.6	(1,072)	(4.9)	(838)	(4.4)
Dividends received deduction	(642)	0.3	(1,214)	(5.6)	(1,106)	(5.8)
Goodwill impairment	27,733	(13.0)	—	—	—	—
Annuity proceeds	—	—	267	1.2	—	—
Merger related expenses	—	—	—	—	(278)	(1.5)
Stock based compensation, net	—	—	—	—	56	0.3
Nondeductible costs and other, net	(416)	0.2	68	0.3	(18)	(0.0)

Total (benefit) provision for income taxes	$(55,073)	25.8%	$3,246	14.9%	$1,422	7.4%

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The net deferred tax asset, included in other assets and other liabilities in the accompanying consolidated balance sheets, consisted of the following components:

	December 31,
	2008	2007
	(In thousands)

Gross deferred tax assets
Unrealized loss on securities available-for-sale	$911	$8,742
Allowance for loan losses	17,543	10,519
Deferred compensation	4,675	3,116
Net operating loss carryforward	13,446	3,999
Income from partnerships	—	51
Deferred tax credits	1,351	786
Nonaccrual loan interest	—	2,326
Impairment charges	25,816	—
Other	433	—

Total gross deferred tax assets	64,175	29,539

Gross deferred tax liabilities
Depreciation	(612)	(1,087)
FHLB stock dividends	(1,526)	(1,536)
Amortizing intangible assets	(4,729)	(5,960)
Loss from partnerships	(812)	—
Other	—	(810)

Total gross deferred tax liabilities	(7,679)	(9,393)

Net deferred tax asset	$56,496	$20,146

As of December 31, 2008 and 2007, the Company believes it is more likely than not that deferred tax assets will be realized and, therefore, no allowance was considered necessary.

The unrecognized tax benefits at December 31, 2008 were as follows:

	Unrecognized Income
	Tax Benefits
	2008	2007
	(In thousands)

Balance, at beginning of period	$1,122	$1,238
Additions based on tax positions taken in current year	304	481
Additions (reductions) based on tax positions taken in prior year additions	1,835	(168)
Reductions due to statute of limitations	—	(429)

Balance, at end of period	$3,261	$1,122

The Company adopted the provisions of FIN No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” on January 1, 2007. The adoption of this standard did not have an impact on the Company’s consolidated financial position and results of operations. The Company recognizes interest accrued related to unrecognized tax benefits and penalties, if any, in income tax expense. As of the date of adoption, the Company had approximately $20,000 of interest accrued for potential income tax exposures and

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$526,000 of unrecognized tax benefits that, if recognized, would affect the effective tax rate and $429,000 of unrecognized tax benefits that, if recognized, would not affect the effective tax rate. During the year ended December 31, 2007, the Company recognized approximately $20,000 in interest expense. At December 31, 2007, the Company had approximately $40,000 of interest accrued for potential income tax exposures and $729,000 of unrecognized tax benefits that, if recognized, would affect the effective tax rate. During the year ended December 31, 2008, the Company recognized approximately $127,000 in interest expense and $91,000 of penalty. At December 31, 2008, the Company had approximately $167,000 of interest and $91,000 of penalty accrued for potential income tax exposures and $2.1 million of unrecognized tax benefits that, if recognized, would affect the effective tax rate.

On January 3, 2003, the Company purchased Big Foot Financial Corp. As a result of the acquisition, the Company had various unrecognized tax benefits related to the acquisition. These unrecognized tax benefits were recognized in the first quarter of 2007, when the statute of limitations for IRS audit of the final short period return closed. These unrecognized tax benefits, totaling $429,000, were credited to a core deposit intangible created at the acquisition.

The Company is currently being audited by the Illinois Department of Revenue for the years 2003 through 2005. Thus it anticipates that it is reasonably possible within twelve months of December 31, 2008, that significant changes in the balance of the unrecognized tax benefit of up to $1.4 million may occur as a result of settlement of the Illinois income tax audit. The primary issue under exam is fully reserved for and relates to the exclusion from taxable income of interest on certain state-qualified U.S. obligations. The Company does not anticipate any adjustments that would result in a significant change to its financial position. An IRS audit for the years 2002 to 2005 was completed during the second quarter of 2007 and there were no changes made to the reported tax amounts for those years. Years that remain subject to examination include Federal from 2006 to present, Illinois from 2003 to present, 2005 to present for Indiana, and 2005 to present for Federal and Illinois for various acquired entities.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 23 —	Earnings Per Share

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)

Net (loss) income	$(158,273)	$18,577	$17,746
Series A preferred stock dividends	3,342	204	—
Series T preferred stock dividends	318	—	—
Series T discount accretion	68	—	—

Total preferred stock dividends	3,728	204	—
Income allocated to participating securities(2)	—	325	217

Net (loss) income available to common stockholders	$(162,001)	$18,048	$17,529

Basic
Weighted average common shares outstanding	27,854	25,426	23,348

Basic (loss) earnings per share	$(5.82)	$0.71	$0.75

Diluted
Weighted average common shares outstanding	27,854	25,426	23,348
Dilutive effect of stock options(1)	—	98	200
Dilutive effect of restricted stock(1)	—	56	242
Dilutive effect of warrant(1)	—	—	—

Diluted average common shares	27,854	25,580	23,790

Diluted (loss) earnings per share	$(5.82)	$0.71	$0.74

(1)	No dilutive shares from stock options or restricted stock were included in the computation of diluted earnings per share for any period there was a loss.

(2)	No adjustment for unvested restricted shares was included in the computation of loss available to common stockholders for any period there was a loss. See Note 2 — New Accounting Pronouncements.

Options to purchase 379,371 shares at a weighted average exercise price of $14.28 and 117,750 shares at $20.56 were not included in the computation of diluted earnings per share for the years ended December 31, 2008 and 2007, respectively, because the options’ exercise price was greater than the average market price of the common stock and the options were, therefore, anti-dilutive. The warrant to purchase 4,282,020 shares at an exercise price of $2.97 was not included in the computation of diluted earnings per share because the warrant’s exercise price was greater than the average market price of common stock and was, therefore, anti-dilutive. The dilutive effect of the 609,901 shares of restricted stock was not included because of the anti-dilutive effect for the year ended December 31, 2008. Because of the anti-dilutive effect, the shares that would be issued if the Series A noncumulative redeemable convertible perpetual preferred stock were converted are not included in the computation of diluted earnings per share for the years ended December 31, 2008 and 2007.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 24 —	Other Comprehensive Income

Changes in other comprehensive income or loss components and related taxes are as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Unrealized holding losses on securities available-for-sale	$(61,540)	$(12,221)	$(2,063)
Reclassification adjustment for losses(gains) recognized in income	16,747	(32)	153
Reclassification adjustment for impairment losses recognized in income	65,387	—	—
Accretion of unrealized gains on securities transferred from available-for-sale to held-to-maturity	(295)	(7)	(7)

Net unrealized gains (losses)	20,299	(12,260)	2,209
Tax effect	(7,831)	4,616	(876)

Net increase (decrease) in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	12,468	(7,644)	1,333
Prior service cost related to benefit obligation	(776)	—	—
Amortization of prior service cost	71	—	—
Actuarial loss related to the projected benefit obligation	(391)	—	—
Tax effect	423	—	—

Net changes in benefit obligation	(673)	—	—

Other comprehensive income(loss)	$11,795	$(7,644)	$1,333

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 25 —	Parent Company Financial Statements

The following are condensed balance sheets and statements of operations and cash flows for the Company, without subsidiaries:

CONDENSED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands)

ASSETS
Cash and cash equivalents	$43,469	$2,118
Investment in subsidiaries	358,480	501,292
Loan to subsidiary	30,000	—
Other assets	15,820	10,010

Total assets	$447,769	$513,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving note payable	$8,600	$2,500
Subordinated debt	15,000	—
Term note payable	55,000	70,000
Junior subordinated debentures	60,791	60,724
Other liabilities	2,544	5,032

Total liabilities	141,935	138,256
Stockholders’ equity	305,834	375,164

Total liabilities and stockholders’ equity	$447,769	$513,420

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Operating income
Dividends from subsidiaries	$22,311	$4,032	$10,477
Interest from subsidiaries	16	—	—
Fees from subsidiaries	1,103	1,103	1,000
Noninterest income	(51)	(162)	240
Interest expense	(7,519)	(6,645)	(4,741)
Noninterest expense	(8,037)	(3,330)	(5,662)

Income (loss) before income taxes and equity in undistributed income of subsidiaries	7,823	(5,002)	1,314
Income tax benefit	7,599	3,377	3,904
Equity in undistributed income of subsidiaries	(173,695)	20,202	12,528

Net (loss) income	$(158,273)	$18,577	$17,746

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Cash flows from operating activities
Net (loss) income	$(158,273)	$18,577	$17,746
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities
Equity in undistributed income of subsidiaries	173,695	(20,202)	(12,528)
Depreciation	43	70	85
Amortization of stock-based compensation	899	22	2,501
Amortization of intangibles	67	67	34
Change in other assets	(5,794)	2,971	(159)
Change in other liabilities	1,039	(3,766)	3,752

Net cash provided by (used in) operating activities	11,676	(2,261)	11,431

Cash flows from investing activities
Cash paid, net of cash and cash equivalents in acquisition	—	(67,557)	(65,286)
Investment in subsidiaries	(17,000)	(20,000)	—
Loan advances to subsidiary	(30,000)	—	—
Property and equipment expenditures	—	(75)	(17)

Net cash used in continuing investing activities	(47,000)	(87,632)	(65,303)

Cash flows from financing activities
Payments of junior subordinated debentures	—	(15,000)	—
Proceeds from revolving note payable	24,600	75,000	—
Proceeds from term note payable	—	17,500	—
Repayments on revolving note payable	(18,500)	(15,000)	—
Repayments on term note payable	—	(5,000)	—
Cash common dividends paid	(11,076)	(13,003)	(11,439)
Cash preferred dividends paid	(3,342)	(204)	—
Issuance of common stock	35	—	—
Issuance of preferred stock and warrant	84,784	41,441	—
Repurchase of common stock	—	(9,392)	(4,770)
Proceeds from issuance of common and treasury stock under stock option plan	174	378	1,983

Net cash provided by (used in) financing activities	76,675	(76,720)	(14,226)

Increase (decrease) in cash and cash equivalents	41,351	(13,173)	(68,098)
Cash and cash equivalents at beginning of year	2,118	15,291	83,389

Cash and cash equivalents at end of year	$43,469	$2,118	$15,291

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 26 —	Quarterly Results of Operations (Unaudited)

	Three Months Ended,				Year Ended,
2008	March 31	June 30	September 30	December 31	December 31
	(In thousands, except per share data)

Interest income	$50,795	$47,244	$45,888	$43,734	$187,661
Interest expense	28,579	24,479	23,735	23,902	100,695

Net interest income	22,216	22,765	22,153	19,832	86,966
Provision for loan losses	5,400	4,415	41,950	20,000	71,765
Noninterest income (loss)	1,790	4,394	(60,512)	3,732	(50,596)
Noninterest expense	28,609	20,368	103,296	25,678	177,951

(Loss) income before income taxes	(10,003)	2,376	(183,605)	(22,114)	(213,346)
Benefit for income taxes	(4,587)	(52)	(23,891)	(26,543)	(55,073)

Net (loss) income	(5,416)	2,428	(159,714)	4,429	(158,273)
Preferred stock dividends	835	836	835	1,222	3,728
Income allocated to participating securities	—	35	—	69	—

Net (loss) income available to common stockholders	$(6,251)	$1,557	$(160,549)	$3,138	$(162,001)

(Loss) earnings per common share(a)
Basic	$(0.22)	$0.06	$(5.76)	$0.11	$(5.82)
Diluted	(0.22)	0.06	(5.76)	0.11	(5.82)

Certain infrequent items are reflected in the quarterly results of 2008. The Company recognized a non-cash, non-operating, other-than-temporary impairment charge of $47.8 million at September 30, 2008 on certain FNMA and FHLMC preferred equity securities similar to the impairment charge of $17.6 million taken in the first quarter of 2008. In September 2008, the Company sold a portion of its FNMA and FHLMC preferred equity securities recognizing a $16.7 million loss. The income tax benefits related to the first and third quarter 2008 losses on FNMA and FHLMC securities were appropriately recognized as capital losses in those periods. As a result of subsequent law changes, $16.6 million in tax benefits were recognized in the fourth quarter of 2008 for losses reported in the third quarter of 2008.

During the third and fourth quarters of 2008, the Company recorded $42.0 million and $20.0 million in loan loss provision, respectively, reflecting management’s updated assessments of impaired loans and concerns about the continued deterioration of economic conditions. The Company also recognized an impairment charge of $80.0 million on its goodwill intangible asset during the third quarter of 2008 based upon an appraisal by an independent third party. During the first quarter of 2008, the Company incurred a $7.1 million loss on the early extinguishment of debt arising from the prepayment of $130.0 million in FHLB advances and recognized a $15.2 million gain on the sale of real estate.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended,				Year Ended,
2007	March 31	June 30	September 30	December 31	December 31
	(In thousands, except per share data)

Interest income	$44,766	$46,492	$47,174	$55,437	$193,869
Interest expense	25,706	26,523	26,827	32,181	111,237

Net interest income	19,060	19,969	20,347	23,256	82,632
Provision for loan losses	645	1,036	1,800	1,410	4,891
Noninterest income	3,720	3,896	3,700	4,161	15,477
Noninterest expense	17,081	16,644	16,245	21,425	71,395

Income before income taxes	5,054	6,185	6,002	4,582	21,823
Provision for income taxes	642	1,078	1,166	360	3,246

Net income	4,412	5,107	4,836	4,222	18,577
Preferred stock dividends	—	—	—	204	204
Income allocated to participating securities	79	90	85	71	325

Net income available to common stockholders	$4,333	$5,017	$4,751	$3,947	$18,048

Earnings per common share(a)
Basic	$0.18	$0.20	$0.19	$0.14	$0.71
Diluted	0.17	0.20	0.19	0.14	0.71

(a)	Earnings per share for the quarters and fiscal years have been calculated separately. Accordingly, quarterly amounts may not add to the annual amounts because of differences in the average common shares outstanding during each period.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Midwest Banc Holdings, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Midwest Banc Holdings, Inc. and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting under Item 9A. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As described in Note 2 to the consolidated financial statements, the Company changed its accounting for participating securities in the computation of earnings per share to the two-class method.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
March 11, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for participating securities in the computation of earnings per share under the two-class method discussed in Note 2, as to which the date is July 31, 2009.

The Exchange Agent for the Exchange Offer is:

ILLINOIS STOCK TRANSFER COMPANY
209 West Jackson Boulevard
Suite 903
Chicago, IL 60606
Toll Free: (800) 757-5755

The Information Agent for the Exchange Offer is:

MORROW & CO., LLC
470 West Avenue
Stamford, CT 06902
Banks and Brokerage Firms, Please Call: (203) 658-9400
Holders Call Toll Free: (800) 483-1314

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Midwest’s Amended and Restated Certificate of Incorporation (the “Certificate”) and its Amended and Restated Bylaws (the “Bylaws”) provide for indemnification of Midwest’s directors, officers, employees and other agents to the fullest extent not prohibited by Delaware law.

Midwest’s Certificate is consistent with Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which generally permits a company to include a provision limiting the personal liability of a director in the company’s restated certificate of incorporation. With limitations, this provision eliminates the personal liability of Midwest’s directors to Midwest or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate director liability: (1) for breaches of the duty of loyalty to Midwest and its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which a director derives improper personal benefit; or (4) under Section 174 of the Delaware General Corporation Law (“Section 174”). Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While this provision protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in this provision have no effect on claims arising under the federal securities laws.

Article VIII of Midwest’s bylaws provide that:

“The Corporation shall indemnify, to the full extent that it shall have the power under the “DGCL” to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words “liabilities” and “expenses” shall include, without limitations: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys’ fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section 145 of the “DGCL”, as amended.

“The indemnification and advancement of expenses provided by this Bylaw shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any bylaw, statute, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

“The Corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this By-law or otherwise.

“For purposes of this By-law, reference to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation, as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this By-law with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

“The provisions of this By-law shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while this By-law and the relevant provisions of the “DGCL”, as amended, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this By-law shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

“For purposes of this By-law, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.”

Midwest carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Under agreements which may be entered into by us, certain of our controlling persons, directors and officers may be entitled to indemnification by underwriters and agents who participate in the distribution of securities covered by the registration statement against certain liabilities, including liabilities under the Securities Act of 1933.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Registrant’s Form 10-Q for the quarter ended September 30, 2007, File No. 001-13735).
3.2	Certificate of Designation for the Series A Preferred Stock (incorporated by reference to Registrant’s Report on Form 8-K filed December 7, 2007, File No. 001-13735).
3.3	Deposit Agreement, dated December 5, 2007, among the Registrant, Illinois Stock Transfer Company and the holders from time to time of the Depositary Receipts issued pursuant to the Deposit Agreement (incorporated by reference to Registrant’s Report on Form 8-K filed December 7, 2007, File No. 001-13735).
3.4	Amended and Restated By-laws (incorporated by reference to Registrant’s Report on Form 8-K filed July 29, 2009, File No. 001-13735).
3.5	Certificate of Designation for the Series T Preferred Stock (incorporated by reference to Registrant’s Report on Form 8-K filed December 8, 2008, File No. 001-13735).
4.1	Specimen Common Stock Certificate (incorporated by reference to Registrant’s Registration Statement on Form S-1, Registration No. 333-42827).
4.2	Form of Certificate for the Series A Preferred Stock (incorporated by reference to Registrant’s Report on Form 8-K filed December 7, 2007, File No. 001-13735).
4.3	Form of Depositary Receipt for the Depositary Shares (incorporated by reference to Registrant’s Report on Form 8-K filed December 7, 2007, File No. 001-13735).
4.4	Form of Certificate for the Series T Preferred Stock (incorporated by reference to Registrant’s Report on Form 8-K filed December 8, 2008, File No. 001-13735).
4.5	Warrant for Purchase of Shares of Common Stock, Dated December 5, 2008 (incorporated by reference to Registrant’s Report on Form 8-K filed December 8, 2008, File No. 001-13735).
4.6	Certain instruments defining the rights of the holders of long-term debt of the Company and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of the Company and its subsidiaries on a consolidated basis, have not been filed as Exhibits. The Company hereby agrees to furnish a copy of any of these agreements to the SEC upon request.
5.1	Opinion of Vedder Price P.C.

Exhibit Number	Description

8.1	Opinion of Vedder Price P.C.*
9.1	Voting Trust Agreement between the Company and Illinois Stock Transfer Company, as Trustee*
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Vedder Price P.C. (included in Exhibit 5.1 and Exhibit 8.1 filed herewith).
99.1	Form of Letter of Transmittal for Depositary Shares*
99.2	Form of Notice of Withdrawal*
99.3	Letter to brokers regarding Exchange Offer*
99.4	Broker alert regarding Exchange Offer*

*	To be filed by amendment

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, Midwest Banc Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melrose Park, State of Illinois, on August 3, 2009.

MIDWEST BANC HOLDINGS, INC.

By:	/s/ Roberto R. Herencia
Name:     Roberto R. Herencia

Title:	President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Roberto R. Herencia and JoAnn Sannasardo Lilek, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any related registration statement which may be filed under Rule 462(b) of the Securities Act of 1933) to this registration statement on Form S-4 and to file same, with all exhibits thereto and, other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roberto R. Herencia Roberto R. Herencia	President and Chief Executive Officer (Principal Executive Officer)	August 3, 2009

/s/ JoAnn Sannasardo Lilek JoAnn Sannasardo Lilek	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 3, 2009

/s/ Jan R. Thiry Jan R. Thiry	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 3, 2009

/s/ Percy L. Berger Percy L. Berger	Chairman of the Board Director	August 3, 2009

/s/ Barry I. Forrester Barry I. Forrester	Director	August 3, 2009

/s/ Dr. Robert J. Genetski Dr. Robert J. Genetski	Director	August 3, 2009

Signature	Title	Date

/s/ Gerald F. Hartley Gerald F. Hartley	Director	August 3, 2009

/s/ Thomas A. Rosenquist Thomas A. Rosenquist	Director	August 3, 2009

/s/ E.V. Silveri E.V. Silveri	Director	August 3, 2009

/s/ Monsignor Kenneth Velo Monsignor Kenneth Velo	Director	August 3, 2009

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Registrant’s Form 10-Q for the quarter ended September 30, 2007, File No. 001-13735).
3.2	Certificate of Designation for the Series A Preferred Stock (incorporated by reference to Registrant’s Report on Form 8-K filed December 7, 2007, File No. 001-13735).
3.3	Deposit Agreement, dated December 5, 2007, among the Registrant, Illinois Stock Transfer Company and the holders from time to time of the Depositary Receipts issued pursuant to the Deposit Agreement (incorporated by reference to Registrant’s Report on Form 8-K filed December 7, 2007, File No. 001-13735).
3.4	Amended and Restated By-laws (incorporated by reference to Registrant’s Report on Form 8-K filed July 29, 2009, File No. 001-13735).
3.5	Certificate of Designation for the Series T Preferred Stock (incorporated by reference to Registrant’s Report on Form 8-K filed December 8, 2008, File No. 001-13735).
4.1	Specimen Common Stock Certificate (incorporated by reference to Registrant’s Registration Statement on Form S-1, Registration No. 333-42827).
4.2	Form of Certificate for the Series A Preferred Stock (incorporated by reference to Registrant’s Report on Form 8-K filed December 7, 2007, File No. 001-13735).
4.3	Form of Depositary Receipt for the Depositary Shares (incorporated by reference to Registrant’s Report on Form 8-K filed December 7, 2007, File No. 001-13735).
4.4	Form of Certificate for the Series T Preferred Stock (incorporated by reference to Registrant’s Report on Form 8-K filed December 8, 2008, File No. 001-13735).
4.5	Warrant for Purchase of Shares of Common Stock, Dated December 5, 2008 (incorporated by reference to Registrant’s Report on Form 8-K filed December 8, 2008, File No. 001-13735).
4.6	Certain instruments defining the rights of the holders of long-term debt of the Company and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of the Company and its subsidiaries on a consolidated basis, have not been filed as Exhibits. The Company hereby agrees to furnish a copy of any of these agreements to the SEC upon request.
5.1	Opinion of Vedder Price P.C.
8.1	Opinion of Vedder Price P.C.*
9.1	Voting Trust Agreement between the Company and Illinois Stock Transfer Company, as Trustee*
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Vedder Price P.C. (included in Exhibit 5.1 and Exhibit 8.1 filed herewith).
99.1	Form of Letter of Transmittal for Depositary Shares*
99.2	Form of Notice of Withdrawal*
99.3	Letter to brokers regarding Exchange Offer*
99.4	Broker alert regarding Exchange Offer*

*	To be filed by amendment